Exhibit 1

This management proxy circular and the accompanying materials require your immediate attention. If you are in doubt as to how to deal with these documents or the matters to which they refer, please consult a professional advisor.

ARRANGEMENT INVOLVING

OREZONE RESOURCES INC.

AND

IAMGOLD CORPORATION

AND

OREZONE GOLD CORPORATION

NOTICE AND MANAGEMENT PROXY CIRCULAR FOR

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON FEBRUARY 18, 2009

JANUARY 19, 2009

January 19, 2009

Dear Shareholder:

The Board of Directors cordially invites you to attend the special meeting of shareholders of Orezone Resources Inc. (“Orezone”) to be held commencing at 10 a.m. (Toronto time) on February 18, 2009 at the Sheraton Centre, 123 Queen Street West, Toronto, Ontario.

At the special meeting, shareholders will be asked to consider and, if deemed advisable, to pass a special resolution approving a statutory arrangement pursuant to Section 192 of the Canada Business Corporations Act whereby IAMGOLD Corporation (“IAMGOLD”) will acquire all of the outstanding common shares of Orezone, as well as certain related transactions (collectively the “Transaction”). Under the Transaction, shareholders will receive 0.08 of a common share of IAMGOLD, plus 0.125 of a common share of a new public exploration and development company (“New Orezone”) in exchange for each common share of Orezone (each an “Orezone Share”).

The Board of Directors of Orezone, based in part on the unanimous recommendation of the Special Committee of the Board of Directors created to consider the Transaction (the “Special Committee”), has determined that the consideration being offered pursuant to the Transaction is fair to shareholders and that the Transaction is in the best interests of Orezone and recommends that shareholders vote in favour of the special resolution. The recommendation of the Special Committee and the Board of Directors is based on various factors, including the opinion of BMO Capital Markets, financial advisor to Orezone, to the effect that, as of the date of such opinion, the offered consideration of 0.08 of a common share of IAMGOLD plus a pro rata portion of New Orezone for each Orezone Share offered pursuant to the Transaction was fair, from a financial point of view, to shareholders of Orezone, other than IAMGOLD and its affiliates and associates.

To be effective, the Transaction must be approved by a resolution passed by two-thirds of the votes cast at the special meeting. The Transaction is also subject to certain conditions and the approval of the Ontario Superior Court of Justice.

The accompanying Notice of Special Meeting and Management Proxy Circular provide a full description of the Transaction and include certain additional information to assist you in considering how to vote on the Transaction. You are encouraged to consider carefully all of the information in the accompanying Management Proxy Circular including the documents incorporated by reference therein. If you require assistance, you should consult your financial, legal or other professional advisors.

Your vote is important regardless of the number of Orezone Shares you own. If you are a registered holder of Orezone Shares, we encourage you to take the time now to complete, sign, date and return the enclosed form of proxy (printed on white paper) by not later than noon (Toronto time) on February 17, 2009, to ensure that your Orezone Shares will be voted at the meeting in accordance with your instructions, whether or not you are able to attend in person. If you hold your Orezone Shares through a broker or other intermediary, you should follow the instructions provided by your broker or other intermediary to vote your Orezone Shares.

Subject to obtaining court approval and satisfying all other conditions of closing, including obtaining the approval of Orezone’s shareholders, it is anticipated that the Transaction will be completed in late February 2009.

If you have any questions relating to the Transaction, please contact Janet Eastman, Manager of Investor Relations for Orezone, toll free, at 1-888-673-0663.

As the founder of Orezone and on behalf of the Board of Directors, I would like to thank all shareholders for their continued support as we prepare for this important event in the history of Orezone.

Yours very truly,

“Ron Little”

Ron Little

Director and Chief Executive Officer

OREZONE RESOURCES INC.

201-290 Picton Avenue

Ottawa, Ontario

K1Z 8P8

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting (the “Meeting”) of the holders of common shares (the “Orezone Shareholders”) of Orezone Resources Inc. (“Orezone”) will be held at the Sheraton Centre, 123 Queen Street West, Toronto, Ontario, on February 18, 2009, at 10:00 a.m. (Toronto time), for the following purposes:

1.	in accordance with the interim order of the Ontario Superior Court of Justice dated January 19, 2009 (the “Interim Order”), to consider and, if deemed advisable, to pass, with or without variation, a special resolution (the “Special Resolution”) approving an arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act (the “CBCA”), the purpose of which is to effect, among other things, the acquisition of all of the common shares of Orezone by IAMGOLD Corporation (“IAMGOLD”) through the exchange of the outstanding common shares of Orezone (“Orezone Shares”) for common shares of IAMGOLD (“IAMGOLD Shares”) on the basis of 0.08 of an IAMGOLD Share plus 0.125 of a common share of a new public exploration and development company for each Orezone Share, as well as certain related transactions, all as more fully set forth in the accompanying management proxy circular (the “Circular”) of Orezone; and

2.	to transact such further or other business as may properly come before the Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed January 19, 2009 as the record date for determining Orezone Shareholders who are entitled to receive notice of and to vote at the Meeting. Only Orezone Shareholders of record on January 19, 2009 are entitled to receive notice of the Meeting (“Notice of Meeting”) and to attend and vote at the Meeting. This Notice of Meeting is accompanied by the Circular, a form of proxy (printed on white paper) and a letter of transmittal (printed on pink paper).

Registered holders of Orezone Shares who are unable to attend the Meeting in person are requested to complete, date, sign and deposit the enclosed form of proxy with Orezone, c/o Computershare Investor Services Inc., Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 (fax: 416-263-9524), prior to noon (Toronto time) on February 17, 2009, or, if the Meeting is adjourned or postponed, not less than 48 hours prior to the start of such adjourned or postponed meeting. Non-registered holders of Orezone Shares should complete and return the voting instruction form or other authorization provided to them in accordance with the instructions provided therein. Failure to do so may result in your Orezone Shares not being voted at the Meeting. If you have any questions about the information contained in the Circular or require assistance in completing your form of proxy please contact Orezone’s proxy solicitation agent, Georgeson Shareholder Communications Canada Inc., at 1-888-605-7628. If you require assistance in completing your letter of transmittal please contact the Depositary at 1-800-564-6253.

Registered holders of Orezone Shares who validly dissent from the Arrangement will be entitled to be paid the fair value of their Orezone Shares, subject to strict compliance with section 190 of the CBCA, as modified by the provisions of the Interim Order and the Plan of Arrangement. Failure to comply strictly with the requirements set forth in section 190 of the CBCA, as modified by the provisions of the Interim Order, the Final Order and the Plan of Arrangement may result in the loss or unavailability of any right of dissent.

The Circular provides additional information relating to the matters to be dealt with at the Meeting and is deemed to form part of this Notice of Meeting. Any adjourned or postponed meeting resulting from an adjournment or postponement of the Meeting will be held at a time and place to be specified either by Orezone before the Meeting or by the Chair at the Meeting.

DATED at Ottawa, Ontario, January 19, 2009.

BY ORDER OF THE BOARD OF DIRECTORS

“Ron Little”

Ron Little

Director

i

APPENDICES

ii

NOTE TO UNITED STATES SHAREHOLDERS

The securities issuable in connection with the Transaction have not been approved or disapproved by the United States Securities and Exchange Commission or the securities regulatory authorities in any state, nor has the United States Securities and Exchange Commission or the securities regulatory authorities in any state passed on the adequacy or accuracy of this management proxy circular. Any representation to the contrary is a criminal offence.

The IAMGOLD and New Orezone securities to be issued under the Transaction have not been registered under the U.S. Securities Act and are being issued in reliance on the exemption from registration set forth in Section 3(a)(10) thereof on the basis of the approval of the Court as described under “The Transaction – United States Securities Laws Considerations” in this Circular. The solicitation of proxies is not subject to the requirements of Section 14(a) of the U.S. Exchange Act by virtue of an exemption applicable to proxy solicitations by foreign private issuers as defined in Rule 3b-4 under the U.S. Exchange Act. Accordingly, this Circular has been prepared in accordance with applicable Canadian disclosure requirements. Residents of the United States should be aware that such requirements differ from those of the United States applicable to proxy statements under the U.S. Exchange Act.

Likewise, information concerning the properties and operations of Orezone (and after the Effective Date, New Orezone) and IAMGOLD has been prepared in accordance with Canadian standards under applicable Canadian securities laws, and may not be comparable to similar information for United States companies. The terms “Mineral Resource”, “Measured Mineral Resource”, “Indicated Mineral Resource” and “Inferred Mineral Resource” used in this Circular or in the documents incorporated by reference herein are Canadian mining terms as defined in accordance with NI 43-101 under guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Standards on Mineral Resources and Mineral Reserves adopted by the CIM Council on December 11, 2005.

While the terms “Mineral Resource”, “Measured Mineral Resource”, “Indicated Mineral Resource” and “Inferred Mineral Resource” are recognized and required by Canadian securities laws, they are not defined terms under standards of the SEC. As such, certain information contained in this Circular or in the documents incorporated by reference herein concerning descriptions of mineralization and resources under Canadian standards is not comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements of the SEC. An “Inferred Mineral Resource” has a great amount of uncertainty as to its existence and as to its economic and legal feasibility. It cannot be assumed that all or any part of an “Inferred Mineral Resource” will ever be upgraded to a higher category. Under Canadian securities laws, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies. Investors are cautioned not to assume that all or any part of Measured or Indicated Mineral Resources will ever be converted into Mineral Reserves. Investors are also cautioned not to assume that all or any part of an “Inferred Mineral Resource” exists, or is economically or legally mineable.

In addition, the definitions of “Proven Mineral Reserves” and “Probable Mineral Reserves” under CIM standards differ in certain respects from the SEC standards.

Financial statements of Orezone, IAMGOLD and New Orezone included or incorporated by reference herein have been prepared in accordance with Canadian generally accepted accounting principles and are subject to auditing and auditor independence standards in Canada, and thus may not be comparable to financial statements of United States companies. Orezone Shareholders should be aware that the exchange of their Orezone Shares for IAMGOLD Shares and New Orezone Shares as described herein may have tax consequences in both the United States and Canada. Such consequences for Orezone Shareholders who are resident in, or citizens of, the United States may not be described fully herein. See “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations” in this Circular.

The enforcement by Orezone Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that Orezone, IAMGOLD and New Orezone are each incorporated or organized under the laws of Canada, that some or all of their officers and directors and the experts named herein may be residents of Canada, and that all or a substantial portion of the assets of Orezone and those persons are located outside the United States.

The U.S. Securities Act imposes restrictions on the resale of securities received pursuant to the Arrangement by persons who will be “affiliates” of IAMGOLD after the Effective Time or who have been affiliates of IAMGOLD and New Orezone, as applicable, within 90 days before the Effective Time. See “The Transaction – United States Securities Laws Considerations” in this Circular.

See “Certain United States Federal Income Tax Considerations” for certain information concerning the tax consequences of the Arrangement for Orezone Shareholders who are United States taxpayers.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements, other than statements of historical fact, contained or incorporated by reference in this Circular, including any information as to the future financial or operating performance of Orezone, IAMGOLD and New Orezone, constitute “forward-looking statements” within the meaning of certain securities laws, including the “safe harbour” provisions of the Securities Act (Ontario) and the United States Private Securities Litigation Reform Act of 1995 and are based on expectations, estimates and projections as of the date of this Circular.

Forward-looking statements include, without limitation, statements with respect to the future price of gold, copper and silver, the estimation of mineral reserves and resources, the realization of mineral reserve and resource estimates, the timing and amount of estimated future production, costs of production, expected capital expenditures, costs and timing of the development of new deposits, success of exploration activities, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims, limitations on insurance coverage and matters related to the completion of the Transaction.

The words “plans,” “expects,” or “does not expect,” “is expected,” “budget,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates,” or “does not anticipate,” or “believes,” or variations of such words and phrases or statements that certain actions, events or results “may,” “could,” “would,” “might,” or “will be taken,” “occur” or “be achieved” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by Orezone and IAMGOLD as of the date of this Circular, are inherently subject to significant business, economic and competitive uncertainties and contingencies.

The estimates and assumptions of each of Orezone, New Orezone and IAMGOLD include, but are not limited to, the various assumptions set forth in their respective most recent annual information form and management’s discussion and analysis as well as: (1) there being no significant disruptions affecting operations, whether due to labour disruptions, supply disruptions, damage to equipment or otherwise during the balance of 2009; (2) development at the Essakane Project proceeding on a basis consistent with Orezone and IAMGOLD’s current expectations; (3) that the exchange rate between the Canadian dollar, the Euro, the South African Rand and the U.S. dollar will be approximately consistent with current levels; (4) certain price assumptions for silver and gold; (5) prices for diesel, heavy fuel oil, steel, cement, electricity and other key supplies remaining consistent with current levels; (6) the accuracy of current mineral reserve and mineral resource estimates.

Known and unknown factors could cause actual results to differ materially from those projected in the forward-looking statements. Such factors include, but are not limited to: actual results of exploration activities; actual results of reclamation activities; estimation or realization of mineral reserves and resources; timing and amount of estimated future production; costs of production; capital expenditures; costs and timing of the development of new deposits; requirements for additional capital; future prices of metal; possible variations in ore grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities; hedging practices; title disputes; claims limitations on insurance coverage; the timing and possible outcome of pending litigation and the possibility of new litigation; risks associated with international operations; risks related to joint venture operations; risks related to the integration of acquisitions; fluctuations in the currency markets; fluctuations in the spot and forward price of gold or certain other commodities (such as silver, diesel and heavy fuel and electricity); changes in national and local government legislation, taxation, controls, regulations and political or economic developments in Canada, the United States, Burkina Faso, Niger, the British Virgin Islands, French Guiana, Mali, Ecuador or other countries in which Orezone, IAMGOLD or New Orezone carries on or may carry on business in the future; operating or technical difficulties in connection with mining or development activities; the speculative nature of gold exploration and development, including the risks of obtaining necessary licences and permits; diminishing quantities or grades of reserves; and shortages of required supplies and materials. In addition, there are risks and hazards associated with the business of gold exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected geologic formations, pressures, cave-ins, flooding and gold bullion losses (and the risk of inadequate insurance, or inability to obtain insurance, to cover these risks) as well as those factors discussed under “General Development of the Business – Risk Factors” in Orezone’s Annual Information Form for the year ended December 31, 2007 and under “General Development of the Business – Risk Factors” in IAMGOLD’s Annual Information Form for the year ended December 31, 2007. There are also certain risks related to the consummation of the Transaction and the business and operations of Orezone including, but not limited to, the risk that the businesses of Orezone and IAMGOLD may not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the risk that the expected combination benefits may not be fully realized or not realized within the expected time frame; risks associated with realizing the increased earnings and enhanced growth opportunities currently anticipated for IAMGOLD in the future; risks associated with realizing the benefits of IAMGOLD’s growth projects; risks associated with meeting key production and cost estimates by IAMGOLD; construction and technological risks related to IAMGOLD; capital requirements and operating risks associated with the expanded operations of IAMGOLD; the market price of the shares of IAMGOLD and New Orezone; and other risks discussed in this Circular.

These risk factors are not intended to represent a complete list of the risk factors that could affect Orezone, IAMGOLD or New Orezone. Although Orezone has attempted to identify in this Circular important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements in this Circular and the documents incorporated by reference herein, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that the forward-looking statements in this Circular and the documents incorporated by reference herein will prove to be accurate, as actual results and future events could differ materially from those anticipated in such forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements in this Circular, nor in the documents incorporated by reference herein. All of the forward-looking statements made in this Circular are qualified by these cautionary statements. Specific reference is made to the respective most recent annual information form, annual management’s discussion and analysis and other filings with the securities regulators of Canada of each of Orezone and IAMGOLD.

Certain of the forward-looking statements and other information contained herein concerning the mining industry and Orezone and IAMGOLD’s general expectations concerning the mining industry, Orezone, IAMGOLD and New Orezone are based on estimates prepared by Orezone or IAMGOLD using data from publicly available industry sources as well as from market research and industry analysis and on assumptions based on data and knowledge of this industry which Orezone or IAMGOLD believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, these data are inherently imprecise. While neither Orezone nor IAMGOLD is aware of any misstatement regarding any industry data presented herein, the mining industry involves risks and uncertainties that are subject to change based on various factors.

Each of Orezone, New Orezone and IAMGOLD disclaims any intention or obligation to update or revise any of the forward-looking statements in this Circular or incorporated by reference herein, whether as a result of new information, future events or otherwise, or to explain any material difference between subsequent actual events and such forward-looking statements, except to the extent required by applicable law.

See “Information Concerning IAMGOLD” and “Information Concerning New Orezone”, attached as Appendix “B” and Appendix “C” respectively to this Circular.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

Unless otherwise indicated, all references to “U.S.$” or “U.S. dollars” in this Circular refer to United States dollars and all references to “Cdn$” or “Canadian dollars” in this Circular refer to Canadian dollars. Orezone’s financial statements incorporated by reference herein are reported in U.S. dollars and are prepared in accordance with Canadian GAAP. IAMGOLD’s financial statements that are incorporated by reference herein are reported in U.S. dollars and are prepared in accordance with Canadian GAAP.

On December 10, 2008, the last trading day before the announcement of the Transaction, the exchange rate for one U.S. dollar expressed in Canadian dollars, based on the noon buying rates provided by the Bank of Canada, was Cdn$1.2557.

On January 16, 2009, the exchange rate for one U.S. dollar expressed in Canadian dollars, based upon the noon buying rates provided by the Bank of Canada, was Cdn$1.2542.

INFORMATION CONTAINED IN THIS CIRCULAR

The information contained in this Circular is given as at January 19, 2009, except where otherwise noted and except that information in documents incorporated by reference is given as of the dates noted therein.

No person has been authorized to give any information or to make any representation in connection with the Transaction and other matters described herein other than those contained in this Circular and, if given or made, any such information or representation should be considered not to have been authorized by Orezone.

This Circular does not constitute the solicitation of an offer to purchase any securities or the solicitation of a proxy by any person in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation.

Information contained in this Circular should not be construed as legal, tax or financial advice and Orezone Shareholders are urged to consult their own professional advisors in connection therewith.

INFORMATION PERTAINING TO IAMGOLD

Certain information pertaining to IAMGOLD, including forward-looking statements regarding IAMGOLD, included or incorporated by reference herein has been provided by IAMGOLD or is based on publicly available documents and records on file with the Canadian Securities Authorities or the SEC and other public sources. Although Orezone does not have any knowledge that would indicate that any such information is untrue or incomplete, Orezone assumes no responsibility for the accuracy or completeness of such information, nor for the failure by such other persons to disclose events which may have occurred or which may affect the completeness or accuracy of such information but which is unknown to Orezone.

SUMMARY

The following information is a summary of the contents of this Circular. This summary is provided for convenience only and the information contained in this summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial data and statements contained elsewhere in this Circular. Capitalized terms in this summary have the meaning set out in the Glossary of Terms or as set out herein. The full text of the Arrangement Agreement is available on SEDAR at www.sedar.com under Orezone’s profile.

Date, Time and Place of Meeting	The Meeting will be held on February 18, 2009, at 10 a.m. (Toronto time) at the Sheraton Centre, 123 Queen Street West, Toronto, Ontario.

The Record Date	The Record Date for determining the Orezone Shareholders entitled to receive notice of and to vote at the Meeting is as of the close of business on January 19, 2009.

Purpose of the Meeting	At the Meeting, Orezone Shareholders will be asked to consider and, if deemed advisable, to pass, with or without variation, the Special Resolution. The approval of the Special Resolution will require the affirmative vote of two-thirds of the votes cast by Orezone Shareholders present in person or by proxy at the Meeting.

The Transaction	The purpose of the Arrangement is to effect the acquisition by IAMGOLD of all of the outstanding Orezone Shares. If the Special Resolution is approved by the affirmative vote of two-thirds of the votes cast by Orezone Shareholders present in person or by proxy at the Meeting and all other conditions to the closing of the Arrangement are satisfied or waived, the Arrangement will be implemented by way of a court-approved plan of arrangement under the CBCA. As a result of the Arrangement each Orezone Shareholder (other than a Registered Shareholder who exercises Dissent Rights) will receive 0.08 of an IAMGOLD Share and 0.125 of a New Orezone Share for each Orezone Share held. Orezone 1997 Options will be exchanged for economically equivalent IAMGOLD Replacement Options. Orezone 2008 Options and Orezone Warrants will remain outstanding in accordance with their terms.

On completion of the Transaction, Orezone Shareholders will hold approximately 9% of the total outstanding IAMGOLD Shares and Orezone will become a wholly owned subsidiary of IAMGOLD. Orezone Shareholders will own 100% of New Orezone upon completion of the Transaction.

See “The Transaction – The Arrangement” in this Circular.

Recommendation of the Special Committee

The Orezone Board established the Special Committee to, among other things, review and consider the Transaction. On behalf of Orezone, the Special Committee retained BMO Capital Markets to act as its financial advisor. BMO Capital Markets has given an opinion to the effect that as of the date thereof, and based upon and subject to the scope of the review, analysis undertaken and various assumptions, limitations and qualifications set forth in its opinion, the offered consideration of 0.08 of an IAMGOLD Share plus a pro rata portion of New Orezone in exchange for each Orezone Share was fair, from a financial point of view, to Orezone Shareholders (other than IAMGOLD and its affiliates and associates). The Special Committee, having taken into account such BMO Capital Markets opinion and such other matters as it considered relevant, has unanimously determined that the offered consideration under the Transaction is fair to Orezone Shareholders and that the Transaction is in the best interests of Orezone. Accordingly, the Special Committee unanimously recommended that the Orezone Board approve the Transaction and recommended that the Orezone Board recommend that the Orezone Shareholders vote FOR the Special Resolution.

Recommendation of the Orezone Board	After careful consideration, the Orezone Board has unanimously determined that the offered consideration of 0.08 of an IAMGOLD Share plus a pro rata portion of New Orezone in exchange for each Orezone Share under the Transaction is fair to Orezone Shareholders and that the Transaction is in the best interests of Orezone. Accordingly, the Orezone Board unanimously recommends that Orezone Shareholders vote FOR the Special Resolution.

Reasons for the Transaction	In the course of their evaluation of the Transaction, the Special Committee and the Orezone Board consulted with senior management, legal counsel, and BMO Capital Markets, reviewed a significant amount of public information, and considered a number of factors including, among others, the following:

•

Significant Premium to Orezone Shareholders. IAMGOLD has offered Orezone Shareholders a significant premium to the Orezone Share price. The consideration in the form of IAMGOLD Shares to be received by Orezone Shareholders under the Arrangement represented a premium of approximately 90% based on the volume-weighted average price of Orezone Shares on the TSX for the 30 trading days prior to the announcement of the Arrangement.

•	Continued Participation by Orezone Shareholders in the Essakane Project through IAMGOLD and continued participation in Orezone’s exploration projects through New Orezone. Orezone Shareholders, through their ownership of IAMGOLD Shares, will continue to participate in any value increases associated with the development and operation of the Essakane Project. In addition, through their equity holding in New Orezone resulting from the Arrangement, Orezone Shareholders continue to participate in the exploration upside associated with the Bondigui, Séguénéga and Bomboré projects.

•	Participation in a Company with Attractive Projects and Growth Prospects. Following completion of the Arrangement, IAMGOLD will have proven and probable reserves of over 9 million ounces, and expects to have annual production exceeding one million ounces of gold per year by 2011. Former Orezone Shareholders will also benefit from having an equity position in a company with a greater geographic diversity with producing mines and exploration projects in North and South America, as well as Africa. Former Orezone Shareholders may also enjoy further upside in IAMGOLD if it is re-rated as a result of the Arrangement. IAMGOLD currently trades below the average of its peer group and Orezone considers this a positive attribute representing further upside potential for its shareholders.

•	State of Debt and Equity Markets. The Special Committee and the Orezone Board considered the state of debt and equity markets, the difficulty of being able to raise the debt and equity needed to continue the development of the Essakane Project, and the likelihood and effect of having to scale back and/or delay the development of the Essakane Project.

•	Fairness Opinion. The Special Committee and the Orezone Board considered the Fairness Opinion to the effect that, as of the date thereof, and subject to the analyses, assumptions, qualifications and limitations set forth in the Fairness Opinion, the consideration to be received pursuant to the Arrangement was fair, from a financial point of view, to Orezone Shareholders, other than IAMGOLD and its affiliates and associates.

•	The Terms of the Arrangement Agreement. Under the Arrangement Agreement, the Orezone Board remains able to respond, in accordance with its fiduciary duties, to unsolicited proposals that are more favourable to Orezone Shareholders than the Arrangement.

•	Voting Agreements. The directors and officers of Orezone, and another shareholder, who in total held approximately 5.1% of the outstanding Orezone Shares as at December 10, 2008, have entered into voting agreements with IAMGOLD pursuant to which they will vote in favour of the Arrangement.

•	Dissent Rights. Registered Orezone Shareholders who oppose the Arrangement may, upon compliance with certain conditions, exercise their Dissent Rights and receive the fair value of their Orezone Shares in accordance with the Plan of Arrangement.

•	Approval Thresholds. The Orezone Board considered the fact that the Special Resolution must be approved by two-thirds of the votes cast in person or by proxy at the Meeting, to be protective of the rights of Orezone Shareholders. The Arrangement must also be approved by the Court, which will consider the fairness of the Arrangement to all Orezone securityholders.

See “The Transaction – Reasons for the Transaction”.

Voting Agreements	The directors and executive officers and another shareholder of Orezone have entered into Voting Agreements with IAMGOLD pursuant to which they have agreed, on and subject to the terms thereof, among other things, to vote in favour of the Special Resolution. As of January 19, 2009, these directors and officers and shareholder held 4,805,729 Orezone Shares, representing approximately 4.0% of the issued Orezone Shares on such date.

Fairness Opinion of BMO Capital Markets	As at the date of the Fairness Opinion and subject to the scope of the review, analysis undertaken and various assumptions, limitations and qualifications set forth in the Fairness Opinion, BMO Capital Markets has delivered its opinion that the consideration to be received by the Orezone Shareholders pursuant to the Arrangement, other than IAMGOLD and its affiliates or associates, is fair, from a financial point of view.

See “The Transaction – Fairness Opinion of BMO Capital Markets” in this Circular and the full text of the Fairness Opinion describing the assumptions made, procedures followed, information reviewed, matters considered and limitations on the review undertaken by BMO Capital Markets which is attached as Appendix “F” to this Circular. Orezone Shareholders are encouraged to read the Fairness Opinion carefully in its entirety.

New Orezone	New Orezone’s principal business, subsequent to the completion of the Transaction, will be the investigation, acquisition, exploration, development and ultimately operation of resource properties, primarily precious metals. New Orezone’s principal exploration activities after the Transaction will be focussed on the country of Burkina Faso, in West Africa. Prior to the Effective Time, New Orezone will have acquired from Orezone companies that own the rights to the Séguénéga Project, the Bomboré Project and the Bondigui Project.

See “Information Concerning New Orezone” attached as Appendix “C” to this Circular.

Conditions to Completion of the Transaction	The implementation of the Transaction is subject to a number of conditions being satisfied or waived by one or more of Orezone, IAMGOLD or New Orezone at or prior to the Effective Time, including the following:

•	the approval of the Special Resolution by the affirmative vote of two-thirds of the votes cast by Orezone Shareholders present in person or by proxy at the Meeting;

•	receipt of the Final Order;

•	compliance in all material respects by Orezone, IAMGOLD and New Orezone with all covenants required to be performed under the Arrangement Agreement;

•	the representations and warranties of Orezone, IAMGOLD and New Orezone contained in the Arrangement Agreement are true and correct as of the Effective Time;

•	Dissent Rights not having been exercised in respect of more than 5% of the Orezone Shares;

•	the Pre-Acquisition Reorganization transactions shall have been completed; and

•	the TSX having conditionally approved and the NYSE having approved subject to official notice of issuance, respectively, the listing thereon of the IAMGOLD Shares to be issued pursuant to the Arrangement.

See “The Arrangement Agreement – Conditions Precedent to the Arrangement” in this Circular.

No Solicitation/Superior Proposal

In the Arrangement Agreement, Orezone and New Orezone have agreed that they will not, directly or indirectly, solicit or participate in any discussions or negotiations regarding an Acquisition Proposal or potential Acquisition Proposal except under certain conditions. IAMGOLD is entitled to a five Business Day period within which to exercise a right to offer to amend the terms of the Arrangement Agreement. IAMGOLD will be entitled to the Termination Fee if Orezone terminates the Arrangement Agreement in order to enter into a definitive written agreement with respect to a Superior Proposal.

See “The Arrangement Agreement – No Solicitation”, “The Arrangement Agreement – Superior Proposals” and “The Arrangement Agreement – Termination Fee” in this Circular.

Termination of Arrangement Agreement	Orezone, New Orezone and IAMGOLD may agree in writing to terminate the Arrangement Agreement and abandon the Transaction at any time prior to the Effective Time. In addition, Orezone, New Orezone or IAMGOLD may terminate the Arrangement Agreement and abandon the Transaction at any time prior to the Effective Date if certain specific events occur.

See “The Arrangement Agreement – Termination of the Arrangement Agreement” in this Circular.

Termination Fee	The Arrangement Agreement provides that Orezone will pay to IAMGOLD a Termination Fee of Cdn$4 million if the Arrangement Agreement is terminated in certain circumstances.

See “The Arrangement Agreement – Termination Fee” in this Circular.

Exchange of Orezone Share Certificates and Treatment of Fractional Shares	A letter of transmittal is enclosed with this Circular for use by Orezone Shareholders for the purpose of the surrender of Orezone share certificates. The details for the surrender of share certificates to the Depositary and the addresses of the Depositary are set out in the letter of transmittal. Provided that a Registered Shareholder has delivered and surrendered to the Depositary all share certificates, together with a letter of transmittal properly completed and executed in accordance with the instructions of such letter of transmittal, and any additional documents as the Depositary may reasonably require, the Orezone Shareholder will be entitled to receive, and IAMGOLD and New Orezone will cause the Depositary to deliver, certificates representing the number of IAMGOLD Shares and New Orezone Shares, respectively, issuable or deliverable pursuant to the Arrangement in respect of the exchange of Orezone Shares.

No fractional IAMGOLD Shares or New Orezone Shares will be issued to Orezone Shareholders. If an Orezone Shareholder is entitled to a fractional share of either IAMGOLD or New Orezone, the number of IAMGOLD Shares or New Orezone Shares to be issued to that Orezone Shareholder will be rounded down to the nearest whole IAMGOLD Share or New Orezone Share and no compensation will be paid in respect of such fractional share.

See “The Transaction – The Arrangement” in this Circular.

Rights of Dissent

Registered Shareholders are entitled to dissent from the Special Resolution in the manner provided in section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement. A Registered Shareholder who wishes to dissent must ensure that a Dissent Notice is received by Orezone, Attention: Greg Bowes, at its registered office located at 290 Picton Avenue, Suite 201, Ottawa, Ontario K1Z 8P8 on or prior to 5:00 p.m. (Toronto time) on the

Business Day immediately preceding the date of the Meeting. It is important that Registered Shareholders strictly comply with this requirement, which is different from the statutory dissent provisions of the CBCA which would permit a Dissent Notice to be provided at or prior to the Meeting.

See “The Transaction – Dissenting Holders’ Rights” in this Circular.

Income Tax Considerations	Holders of Orezone securities should consult their own tax advisors about the applicable Canadian and/or United States federal, provincial, state and local tax consequences of the Arrangement.

For Canadian federal income tax purposes, an Orezone Shareholder whose Orezone Shares constitute “capital property” for the purposes of the ITA generally will not realize a capital gain or capital loss as a result of the exchange of such shares for IAMGOLD Shares and New Orezone Shares under the Arrangement, provided that the fair market value of the New Orezone Shares received by the shareholder does not exceed the shareholder’s adjusted cost base of the shareholder’s Orezone Shares. A summary of the principal Canadian federal income tax considerations in respect of the proposed Arrangement is included under “Certain Canadian Federal Income Tax Considerations” and the foregoing is qualified in full by the information in such section.

Treatment of the Acquisition (as defined under “United States Federal Income Tax Considerations”) as a tax-deferred reorganization under U.S. tax rules (“Reorganization”) is subject to numerous requirements. Whether or not the Acquisition satisfies these requirements is uncertain as of the date of this Circular. If the Acquisition is treated as a Reorganization and the New Orezone Share Consideration is treated as “boot” in the Acquisition, subject to the application of the PFIC rules, U.S. Holders of Orezone Shares generally would recognize gain for U.S. federal income tax purposes to the extent of the value of New Orezone Share Consideration received, as discussed under “United States Federal Income Tax Considerations.” If the Acquisition fails to qualify as a Reorganization and the New Orezone Share Consideration is treated as additional consideration in exchange for Orezone Shares, subject to application of the PFIC rules, a U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between (i) the fair market value (expressed in U.S. dollars) of the IAMGOLD Shares and New Orezone Share Consideration received in the Acquisition and (ii) the adjusted tax basis (expressed in U.S. dollars) of such U.S. Holder in the Orezone Shares exchanged.

Subject to application of the PFIC rules, to the extent the distribution of New Orezone Shares is treated as a distribution rather than as New Orezone Share Consideration paid for Orezone Shares in the Acquisition, U.S. Holders would be treated as receiving a distribution from Orezone taxable according to rules discussed under “United States Federal Income Tax Considerations.”

The foregoing is a brief summary of the U.S. federal income tax consequences of the Arrangement and is qualified in its entirety by the more detailed discussion under “United States Federal Income Tax Considerations” in this Circular.

Shareholders are urged to consult a tax advisor as the specific consequences of the Arrangement and the ownership of IAMGOLD Shares and New Orezone Shares to them.

Orezone Shareholders should carefully review the tax considerations described in this Information Circular and are urged to consult their own tax advisors in regard to their particular circumstances. See “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations” in this Information Circular, for discussions of certain Canadian federal income tax considerations and certain United States income tax considerations.

Risk Factors	There are risks associated with the completion of the Transaction.

Some of these risks include: (i) the Arrangement Agreement may be terminated by Orezone or IAMGOLD in certain circumstances, in which case the market price for Orezone Shares may be adversely affected; (ii) as Orezone Shareholders will receive IAMGOLD Shares based on a fixed exchange ratio, IAMGOLD Shares received by Orezone Shareholders under the Transaction may have a lower market value than expected; (iii) the closing of the Transaction is conditional on, among other things, the receipt of consents and approvals from governmental bodies that could delay or impede completion of the Transaction or impose conditions on the companies that could adversely affect the business or financial condition of IAMGOLD; and (iv) the issue of IAMGOLD Shares under the Transaction and their subsequent sale may cause the market price of IAMGOLD Shares to decline.

See “Risk Factors” in this Circular.

OREZONE RESOURCES INC.

201-290 Picton Avenue

Ottawa, Ontario

K1Z 8P8

INFORMATION CONCERNING THE MEETING

Purpose of the Meeting

At the Meeting, Orezone Shareholders will be asked to consider and, if deemed advisable, to pass, with or without variation, the Special Resolution. The approval of the Special Resolution will require the affirmative vote of two-thirds of the votes cast by Orezone Shareholders present in person or by proxy at the Meeting.

Date, Time and Place of the Meeting

The Meeting will be held on February 18, 2009, at 10:00 a.m. (Toronto time) at Sheraton Centre, 123 Queen Street West, Toronto, Ontario.

Record Date

The record date for determining persons entitled to receive notice of and vote at the Meeting is January 19, 2009. Shareholders of record as at the close of business on January 19, 2009 will be entitled to attend and vote at the Meeting, or any adjournment or postponement thereof, in the manner and subject to the procedures described in this Circular.

Solicitation of Proxies

This Circular is being furnished in connection with the solicitation of proxies by or on behalf of management of Orezone for use at the Meeting (or any adjournment or postponement thereof) to be held at the time and place and for the purposes set out in the accompanying Notice of Meeting. While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally, by telephone or other electronic means by officers and regular employees of Orezone (for no additional compensation). All costs incurred in connection with the preparation and mailing of this Circular and the accompanying form of proxy and letter of transmittal, as well as the costs of solicitation of proxies will be borne by Orezone. In accordance with the Arrangement Agreement, Orezone has retained Georgeson Shareholder Communications Canada Inc. (“Georgeson”) to solicit proxies from Orezone Shareholders. Georgeson will be paid a proxy solicitation program management fee of Cdn$25,000 and a retail Orezone Shareholder call fee of Cdn$6 per call. In addition, Orezone has agreed to reimburse Georgeson for disbursements and GST where applicable.

Appointment of Proxyholders

The persons named in the accompanying form of proxy are Ron Little and Greg Bowes, each of whom is a member of management of Orezone. Each Orezone Shareholder has the right to appoint a person or company, other than the persons named in the enclosed form of proxy, who need not be an Orezone Shareholder, to attend and act for and on behalf of the Orezone Shareholder at the Meeting. This right may be exercised by inserting such person’s name in the blank space provided in the accompanying form of proxy or by completing another proper form of proxy. A proxy that is in writing, must be dated the date on which it is executed, must be executed by the Orezone Shareholder or his or her attorney authorized in writing or, if the Orezone Shareholder is a corporation, by a duly authorized officer or attorney of that corporation and, if the proxy is to apply to less than all the Orezone Shares registered in the name of the Orezone Shareholder, must specify the number of Orezone Shares to which it is to apply.

Voting by Proxyholder

The Orezone Shares represented by a properly executed proxy will be voted for or against all matters to be voted on at the Meeting in accordance with the instructions of the Registered Shareholder on any vote that may be called for.

In the absence of any instructions to the contrary, the Orezone Shares represented by proxies received by management will be voted FOR the approval of the Special Resolution.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to the matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the date of this Circular, management of Orezone knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice of Meeting. If any other matters do properly come before the Meeting, it is intended that the person appointed as proxy shall vote on such other business in such manner as that person then considers to be proper.

Registered Shareholders

Registered Shareholders may wish to vote by proxy whether or not they attend the Meeting in person. Registered Shareholders who choose to submit a proxy may do so by any of the following options:

(a)	completing, dating and signing the enclosed proxy and returning it to the Transfer Agent by fax from within North America at 1-866-249-7775, or from outside North America at 416-263-9524, or by mail or hand to Computershare Investor Services Inc., 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1;

(b)	using a touch-tone phone to transmit voting choices from within North America at 1-866-732-8683, or from outside North America at 312-588-4290 (Registered Shareholders who choose this option must follow the instructions of the voice response system and refer to the enclosed proxy form for the toll free number, the control number, holder account number and the proxy access number); and

(c)	using the Transfer Agent’s website at www.investorvote.com (Registered Shareholders who choose this option must follow the instructions that appear on the screen and refer to the enclosed proxy form for the the control number, holder account number and the proxy access number);

in all cases ensuring that the proxy is received by noon (Toronto time) on February 17, 2009 or at least 48 hours (excluding Saturdays, Sundays and holidays) before the time to which the Meeting is adjourned or postponed. Failure to complete or deposit a proxy properly may result in its invalidation. The time limit for the deposit of proxies may be waived by the Orezone Board at its discretion.

Beneficial Shareholders

Only Registered Shareholders or the persons they appoint as their proxies are permitted to vote at the Meeting. However, in many cases, Orezone Shares beneficially owned by a person (a “Non-Registered Holder”) are registered either (a) in the name of an Intermediary that the Non-Registered Holder deals with in respect of the shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered registered retirement savings plans, registered retirement income funds, registered education savings plans and similar plans), or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant. In accordance with the requirements of National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer, Orezone will be distributing copies of the Notice of Meeting, this Circular, the form of proxy (or voting information form) and the letter of transmittal (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, Intermediaries will use service companies to forward the Meeting Materials to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive the Meeting Materials will either:

(a)	be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise not completed. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Holder when submitting the proxy. In this case, the Non-Registered Holder who wishes to submit a proxy should otherwise properly complete the form of proxy and deliver it to the Transfer Agent as set out above; or

(b)	more typically, be given a form which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “voting information form”) which the Intermediary must follow.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the shares which they beneficially own. Should a Non-Registered Holder who receives either form of proxy wish to vote at the Meeting in person, the Non-Registered Holder should strike out the persons named in the form of proxy and insert the Non-Registered Holder’s name in the blank space provided. In either case, Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when and where the form of proxy or proxy authorization form is to be delivered.

Revocation of Proxies

A Registered Shareholder executing a proxy has the power to revoke it as to any matter on which a vote shall not already have been cast:

(a)	by depositing an instrument in writing executed by such Orezone Shareholder or by such Orezone Shareholder’s attorney authorized in writing, or, if the Orezone Shareholder is a corporation, by an officer or attorney thereof duly authorized indicating the capacity under which such officer or attorney is signing:

(i)	at the registered office of Orezone located at, 201-290 Picton Ave., Ottawa, Ontario, K1Z 8P8, Attention: Greg Bowes, at any time up to and including the last business day preceding the day of the Meeting, or any adjournments or postponements thereof, or

(ii)	with the Chairman of the Meeting on the day of the Meeting, or any adjournment or postponement thereof; or

(b)	in any other manner permitted by law.

A Non-Registered Holder should contact his or her Intermediary and carefully follow the instructions provided by the Intermediary in order to revoke a voting information form (or a proxy).

Orezone Shares Outstanding and Principal Holders of Orezone Shares

At the close of business on January 16, 2009, 429,869,509 Orezone Shares were issued and outstanding. Each Orezone Shareholder is entitled to one vote per Orezone Share held on all matters to come before the Meeting, including the Special Resolution. Orezone Shares are the only securities of Orezone which have voting rights at the Meeting.

To the knowledge of the directors and executive officers of Orezone, the only shareholder who beneficially owned, directly or indirectly, or exercised control or direction over, Orezone Shares carrying more than 10% of the voting rights attached to all issued Orezone Shares as at January 16, 2009 was IAMGOLD Corporation which held 71,428,571 Orezone Shares representing 16.6% of Orezone Shares outstanding.

THE TRANSACTION

The Transaction will be carried out pursuant to the Arrangement Agreement, the Plan of Arrangement and related documents. A summary of the principal terms of the Arrangement Agreement and the Plan of Arrangement is provided in this section. This summary does not purport to be complete and is qualified in its entirety by reference to the Arrangement Agreement which is available on SEDAR at www.sedar.com and the Plan of Arrangement, which is attached as Appendix “E” to this Circular. Capitalized terms have the meaning set out in the Glossary of Terms, or are otherwise defined herein.

Approval of Special Resolution

At the Meeting, Orezone Shareholders will be asked to approve the Special Resolution, in the form set out in Appendix “A” attached to this Circular. The approval of the Special Resolution will require the affirmative vote of two-thirds of the votes cast by Orezone Shareholders present in person or by proxy at the Meeting.

Background to the Transaction

IAMGOLD initially approached Orezone in mid July, 2008 to discuss the possibility of a financing alternative to complete the development of the Essakane Project, other than Orezone issuing Orezone Shares in combination with closing a project debt facility. Exploratory discussions held included a possible change of control transaction at market prices. In order to expand discussions, Orezone and IAMGOLD agreed that IAMGOLD would first review the Essakane Project in greater detail. Orezone then entered into a confidentiality and standstill agreement with IAMGOLD on July 22, 2008 following which IAMGOLD commenced a preliminary due diligence review of the Essakane Project.

Discussions with IAMGOLD were quiet through August and September. In early October, with a decline in the general equities market and the Orezone share price dropping in comparison to the IAMGOLD share price, IAMGOLD proposed a possible joint venture or amalgamation with Orezone to advance the Essakane Project. Given the renewed interest by IAMGOLD in exploring a possible transaction, on October 14, 2008, the Orezone Board established the Special Committee consisting of Paul Carmel, Michael Halvorson and Alain Krushnisky. On October 16, 2008, on behalf of Orezone, the Special Committee retained BMO Nebitt Burns Inc. (“BMO Capital Markets”) to provide it with financial advice and to conduct a market review of possible alternative transactions to any transaction that could arise with IAMGOLD, as well as to prepare a fairness opinion, should the requirement arise.

During October, 2008, BMO Capital Markets and management contacted a number of industry participants to assess their interest in a potential change of control transaction or strategic financing involving Orezone or their interest in purchasing the Essakane Project. No meaningful expressions of interest were forthcoming from this review. During this time, discussions continued with other potential parties regarding a financing alternative to a change of control transaction, including the possibility of selling a royalty interest on future gold production from the Essakane Project.

Stikeman Elliott LLP was also retained on October 16, 2008 as legal counsel to Orezone and the Special Committee. On this day, Stikeman Elliott LLP provided written advice regarding the duties of directors in potential change of control situations to both the Special Committee and the Orezone Board.

Between October 14, 2008 and December 10, 2008, the Special Committee met on ten separate occasions to receive periodic updates on discussions with IAMGOLD and other financing alternatives. The Special Committee also received periodic progress reports from management of Orezone. The Special Committee was reviewing and receiving information in regards to the IAMGOLD proposal and an alternative transaction until a final decision was made to enter into the Arrangement Agreement on December 10, 2008.

On November 14, 2008, IAMGOLD submitted an expression of interest letter to BMO Capital Markets. The Special Committee met on November 15, 2008 to consider the letter with its advisors. At that meeting, the

Special Committee decided to continue discussing the proposed Arrangement with IAMGOLD based on the proposed terms, noting that certain conditions to the completion of a transaction and the proposed share exchange ratio were key unsettled points.

On December 9, 2008, IAMGOLD submitted a revised expression of interest letter to Mr. Little. A meeting of the Special Committee was held on December 9, 2008 to consider the terms of the revised expression of interest letter from IAMGOLD and an expression of interest regarding the sale of a royalty over the Essakane Project to a third party. A similar meeting of the Orezone Board was held the same day. At their respective meetings on December 9, 2008, the Special Committee and the Orezone Board determined to proceed to settle the outstanding terms with IAMGOLD. The Orezone Board instructed Mr. Little to speak to Mr. Joe Conway, the President and Chief Executive Officer of IAMGOLD, regarding the proposed exchange ratio, and other outstanding terms. The Orezone Board instructed counsel to proceed to settle the form of the Arrangement Agreement and related agreements.

The Special Committee and the Orezone Board reconvened in the late afternoon of December 10, 2008 to consider the final draft form of the Arrangement Agreement and related documents. BMO Capital Markets made its presentation as to the fairness of the consideration to be received pursuant to the Arrangement, and provided its oral opinion to the Special Committee that as of December 10, 2008, the consideration to be received by Orezone Shareholders pursuant to the Arrangement other than IAMGOLD and its affiliates and associates, is fair, from a financial point of view. The Special Committee and the Orezone Board considered the terms of the proposed Arrangement Agreement in light of these and other matters, and the Special Committee determined to recommend to the Orezone Board that it approve the Arrangement, the Arrangement Agreement, and related documents. The Orezone Board subsequently approved the Arrangement and the Arrangement Agreement, and resolved to recommend that Orezone Shareholders vote in favour of the Arrangement.

The Arrangement Agreement was executed on the evening of December 10, 2008 and a press release was issued prior to markets opening on December 11, 2008. An amending agreement was executed on January 12, 2009, which clarifies certain technical terms of the Plan of Arrangement.

Reasons for the Transaction

In the course of their evaluation of the Transaction, the Special Committee and the Orezone Board consulted with senior management, legal counsel, and BMO Capital Markets, reviewed a significant amount of public information, and considered a number of factors including, among others, the following:

•

Significant Premium to Orezone Shareholders.    IAMGOLD has offered Orezone Shareholders a significant premium to the Orezone Share price. The consideration in the form of IAMGOLD Shares to be received by Orezone Shareholders under the Arrangement represented a premium of approximately 90% based on the volume-weighted average price of Orezone Shares on the TSX for the 30 trading days prior to the announcement of the Arrangement.

•

Continued Participation by Orezone Shareholders in the Essakane Project through IAMGOLD and continued participation in Orezone’s exploration projects through New Orezone.    Orezone Shareholders, through their ownership of IAMGOLD Shares, will continue to participate in any value increases associated with the development and operation of the Essakane Project. In addition, through their equity holding in New Orezone resulting from the Arrangement, Orezone Shareholders continue to participate in the exploration upside associated with the Bondigui, Séguénéga and Bomboré projects.

•

Participation in a Company with Attractive Projects and Growth Prospects.    Following completion of the Arrangement, IAMGOLD will have proven and probable reserves of over nine (9) million ounces, and expects to have annual production exceeding one million ounces of gold per year by 2011. Former Orezone Shareholders will also benefit from having an equity position in a company with a greater geographic diversity with producing mines and exploration projects in North and South America, as well as Africa. Former Orezone shareholders may also enjoy further upside in IAMGOLD if it is re-rated as a result of the Arrangement. IAMGOLD currently trades below the average valuation of its peer group and Orezone considers this a positive attribute representing further upside potential for its shareholders.

•

State of Debt and Equity Markets.    The Special Committee and the Orezone Board considered the state of debt and equity markets, the difficulty of being able to raise the debt and equity needed to continue the development of the Essakane Project, and the likelihood and effect of having to scale back and/or delay the development of the Essakane Project.

•

Fairness Opinion.    The Special Committee and the Orezone Board considered the Fairness Opinion to the effect that, as of the date thereof, and subject to the analyses, assumptions, qualifications and limitations set forth in the Fairness Opinion, the consideration to be received pursuant to the Arrangement was fair, from a financial point of view, to Orezone Shareholders, other than IAMGOLD and its affiliates and associates.

•

The Terms of the Arrangement Agreement.    Under the Arrangement Agreement, the Orezone Board remains able to respond, in accordance with its fiduciary duties, to unsolicited proposals that are more favourable to Orezone Shareholders than the Arrangement.

•

Voting Agreements.    The directors and officers of Orezone, and another shareholder, who in total held approximately 5.1% of the outstanding Orezone Shares as at December 10, 2008, have entered into voting agreements with IAMGOLD pursuant to which they will vote in favour of the Arrangement.

•

Dissent Rights.    Registered Orezone Shareholders who oppose the Arrangement may, upon compliance with certain conditions, exercise their Dissent Rights and receive the fair value of their Orezone Shares in accordance with the Plan of Arrangement.

•

Approval Thresholds.    The Orezone Board considered the fact that the Special Resolution must be approved by two-thirds of the votes cast in person or by proxy at the Meeting, to be protective of the rights of Orezone Shareholders. The Arrangement must also be approved by the Court, which will consider the fairness of the Arrangement to all Orezone securityholders.

In the course of their deliberations, the Special Committee and the Orezone Board also identified and considered a variety of risks, including, but not limited to:

•

as Orezone Shareholders will receive IAMGOLD Shares based on the fixed Exchange Ratio, IAMGOLD Shares received by Orezone Shareholders under the Arrangement may have a market value lower than expected; and

•

the risks to Orezone if the Arrangement is not completed, including the costs to Orezone in pursuing the Arrangement and the diversion of management attention away from the conduct of Orezone’s business, and in particular the financing and development of the Essakane Project, along with paying back the outstanding $40 million bridge facility with The Standard Bank of South Africa Limited, set to mature on February 27, 2009.

The foregoing summary of the information and factors considered by the Special Committee and the Orezone Board is not, and is not intended to be, exhaustive. In view of the variety of factors and the amount of information considered in connection with its evaluation of the Arrangement, the Special Committee and the Orezone Board did not find it practical to, and did not, quantify or otherwise attempt to assign any relative weight to each specific factor considered in reaching its conclusion and recommendation. The Special Committee’s and the Orezone Board’s recommendations were made after consideration of all of the above-noted factors and in light of the Special Committee’s and the Orezone Board’s collective knowledge of the business, financial condition and prospects of Orezone, and were also based upon the advice of financial advisors and legal advisors to the Special Committee and the Orezone Board. In addition, individual members of the Special Committee and the Orezone Board may have assigned different weights to different factors.

Recommendation of the Special Committee

The Orezone Board established the Special Committee to, among other things, review and consider the Transaction. On behalf of Orezone, the Special Committee retained BMO Capital Markets to act as exclusive financial advisor to Orezone. BMO Capital Markets has given an opinion that, as at December 10, 2008, the consideration of 0.08 of an IAMGOLD Share plus a pro rata portion of New Orezone to be received by the Orezone Shareholders pursuant to the Arrangement, other than IAMGOLD and its affiliates or associates, in exchange for each Orezone Share is fair, from a financial point of view. The Special Committee, having taken into account such BMO Capital Markets opinion and such other matters as it considered relevant, has unanimously determined that the offered consideration under the Transaction is fair to Orezone Shareholders and that the Transaction is in the best interests of Orezone. Accordingly, the Special Committee unanimously recommended that the Orezone Board approve the Transaction and recommended that the Orezone Board recommend that the Orezone Shareholders vote FOR the Special Resolution.

Recommendation of the Orezone Board

After careful consideration, the Orezone Board has unanimously determined that the offered consideration of 0.08 of an IAMGOLD Share plus a pro rata portion of New Orezone in exchange for each Orezone Share under the Transaction is fair to Orezone Shareholders and that the Transaction is in the best interests of Orezone. Accordingly, the Orezone Board unanimously recommends that Orezone Shareholders vote FOR the Special Resolution.

Fairness Opinion of BMO Capital Markets

The Special Committee of the Orezone Board, retained BMO Capital Markets on October 16, 2008 to act as financial advisor to Orezone and the Orezone Board in connection with various alternatives available to Orezone, including ultimately in connection with the Transaction.

Subsequently, Orezone requested that BMO Capital Markets evaluate the fairness, from a financial point of view, to Orezone Shareholders, of the consideration offered pursuant to the Arrangement. On December 10, 2008, at meetings of the Special Committee and the Orezone Board held to evaluate the Arrangement, BMO Capital Markets delivered an oral opinion, which was subsequently confirmed by delivery of the written Fairness Opinion, to the effect that, as of that date, and based upon and subject to the scope of the review, analysis undertaken and various assumptions, limitations and qualifications set forth in its opinion, the consideration offered pursuant to the Arrangement was fair, from a financial point of view, to Orezone Shareholders (other than IAMGOLD and its affiliates or associates). The full text of the Fairness Opinion describing the assumptions made, procedures followed, information reviewed, matters considered and limitations on the review undertaken by BMO Capital Markets is attached as Appendix “F” hereto and forms part of this Circular. Orezone Shareholders are encouraged to read the Fairness Opinion carefully in its entirety.

The Fairness Opinion addresses the fairness, from a financial point of view, of the consideration offered pursuant to the Arrangement to Orezone Shareholders and does not address any other aspect of the Arrangement or any related transaction, including any tax consequences of the Arrangement to Orezone or Orezone Shareholders. The Fairness Opinion was provided for the exclusive use of the Orezone Board and may not be relied upon by any other person. The Fairness Opinion does not address the relative merits of the Arrangement or any related transaction as compared to other business strategies or transactions that might be available to Orezone or the underlying business decision of Orezone to effect the Arrangement or any related transaction. The Fairness Opinion does not constitute a recommendation to any Orezone Shareholder as to how such Orezone Shareholder should vote on the Special Resolution, or how to act with respect to any matters relating to the Arrangement.

The Fairness Opinion was rendered on the basis of the securities market, economic and general business and financial conditions prevailing as at December 10, 2008 and on information relating to the subject matter thereof as represented to BMO Capital Markets. As set forth in the Fairness Opinion, BMO Capital Markets has relied upon, and assumed the completeness, accuracy and fair presentation of all financial information, business plans, forecasts, and other information, data, advice, opinions, and representations obtained by BMO Capital Markets from public sources or provided by or on behalf of Orezone. BMO Capital Markets was not asked to prepare, and has not prepared, a formal valuation of Orezone or any of its respective assets or securities.

The Fairness Opinion and the financial analyses of BMO Capital Markets were only one of many factors considered by the Special Committee and the Orezone Board in their evaluation of the Arrangement and should not be viewed as determinative of the views of the Orezone Board or the Special Committee with respect to the Arrangement or the consideration provided for in the Arrangement.

Under the terms of BMO Capital Markets’ engagement, Orezone has agreed to pay BMO Capital Markets a fee for delivery of the Fairness Opinion and a fee on successful completion of the Arrangement. In addition, Orezone has agreed to reimburse BMO Capital Markets for its reasonable out-of-pocket expenses, and to indemnify BMO Capital Markets and related parties against liabilities relating to, or arising out of, its engagement.

BMO Capital Markets was selected as financial advisor in connection with the Arrangement because it is an internationally recognized investment banking firm with substantial experience in similar transactions in the resource sector and has familiarity with each of Orezone and IAMGOLD. BMO Capital Markets has been a financial advisor in a significant number of transactions involving public and private companies and has extensive experience in preparing fairness opinions.

BMO Capital Markets has acted previously for Orezone as disclosed in the Fairness Opinion.

Voting Agreements

Each of the directors and the executive officers of Orezone have entered into a Voting Agreement with IAMGOLD pursuant to which they have agreed, on and subject to the terms thereof, among other things, to vote in favour of the Special Resolution, not to sell or transfer any of their Orezone Shares or other Orezone securities to any person other than IAMGOLD, and not to grant a security interest over their Orezone Shares.

A director or officer, when not in default in the performance of his obligations under the Voting Agreement, may, without prejudice to any other rights he may hold, terminate the Voting Agreement by notice in writing to IAMGOLD if any of the representations and warranties of IAMGOLD under the Voting Agreement are not true and correct in all material respects, if IAMGOLD shall have amended the Arrangement Agreement to provide for lesser consideration without the prior written consent of the officer or director or if IAMGOLD shall not have complied with its covenants to the officer or director contained in the Voting Agreement in all materials respects. IAMGOLD, when not in default in the performance of its obligations under the Voting Agreements, may without prejudice to any other rights it may hold, terminate the Voting Agreements by notice in writing to the directors and officers if any of the representations and warranties of the directors and officers under the Voting Agreements are not true and correct in all material respects or if the director or officer has not complied with its covenants to IAMGOLD in all material respects.

The Voting Agreements shall automatically terminate on the Termination Deadline, unless extended by mutual agreement of the locked-up shareholders and IAMGOLD and in the event that the Arrangement Agreement is terminated by any party thereto in accordance with its terms.

The Arrangement

The following description is a summary of the Plan of Arrangement and is qualified in its entirety by reference to the full text of the Plan of Arrangement, which is attached as Appendix “E” to this Circular. At the Effective Time, the following transactions will occur and will be deemed to occur in the order set out in the Plan of Arrangement:

(a)	The holders of the Orezone 2008 Options, the Orezone Convertible Debenture and the Orezone Warrants will not be entitled to receive Orezone Shares upon exercise.

(b)	Each Orezone 2008 Option outstanding immediately prior to the Effective Time, whether vested or not, will remain outstanding in accordance with its terms which provide that each such Orezone 2008 Option may be exercised by the holder at any time up to and including the date that is 30 days after the Effective Time.

(c)	If the Orezone Warrants are outstanding immediately prior to the Effective Time they will remain outstanding in accordance with their terms.

(d)	The Orezone Convertible Debenture, if outstanding immediately prior to the Effective Time, will be terminated and the Debentureholder will receive from IAMGOLD 50% of the principal and interest owing in cash and the remaining 50% in IAMGOLD Shares on the terms and conditions set out in the Convertible Debenture Waiver Agreement.

(e)	Orezone will undergo a reorganization of capital within the meaning of section 86 of the Tax Act and taking place in the following order whereby (i) the Orezone Shares will be re-designated as class B shares (the “Orezone Class B Shares”) and an unlimited number of class A shares (the “Orezone Class A Shares”) will be created; (ii) each Class B Share other than the Class B Shares held by a Dissenting Shareholder, will be exchanged by Orezone for one (1) Class A Share and 0.125 of a New Orezone Share; and (iii) the stated capital of Orezone for the outstanding Class A Shares will be an amount equal to the paid up capital (within the meaning of the Tax Act) of Orezone for the Class B Shares, less the paid up capital (within the meaning of the Tax Act) of Orezone that is attributable to each issued Class B Share held by Dissenting Shareholders described herein, and less the fair market value of the New Orezone Shares distributed to Orezone Shareholders.

(f)	Each Class B Share held by a Dissenting Shareholder will be acquired by IAMGOLD pursuant to the Dissent Procedures.

(g)	All of the Class B Shares will be cancelled.

(h)	Each Class A Share will be transferred to IAMGOLD based on the Exchange Ratio.

(i)	The holders of the Orezone 1997 Options will not be entitled to receive Orezone Shares upon their exercise and each Orezone 1997 Option outstanding immediately prior to the Effective Time, whether vested or not, will be exchanged for an IAMGOLD Replacement Option to acquire that number of IAMGOLD Shares equal to: the product of (A) the number of Orezone Shares subject to an Orezone 1997 Option immediately before the Effective Time and (B) the Exchange Ratio. The exercise price per IAMGOLD Share subject to any IAMGOLD Replacement Option will be equal to: the quotient of (A) the exercise price per Orezone Share subject to such Orezone 1997 Option immediately before the Effective Time divided by (B) the Exchange Ratio. Except as set out above, the terms of IAMGOLD Replacement Options shall be the same as the terms of the options of IAMGOLD issuable under the share incentive plan of IAMGOLD as amended and restated on April 11, 2007.

(j)	Orezone will be amalgamated with a wholly-owned subsidiary of IAMGOLD (“IAMGOLD Subco”) to form a new entity (“IAMGOLD Amalco”) and continue as one corporation under the CBCA on the terms prescribed in the Plan of Arrangement and, as a result, the property and liabilities of Orezone and IAMGOLD Subco will become the property and liabilities of IAMGOLD Amalco.

(k)	Following the amalgamation of Orezone and IAMGOLD Subco, among other things,:

(i)	IAMGOLD Amalco will (A) own and hold all property of Orezone and IAMGOLD Subco, (B) will continue to be liable for the obligations of Orezone and IAMGOLD Subco, and (C) will be liable for the obligations of Orezone and IAMGOLD Subco, including civil, criminal and quasi-criminal liabilities and all contracts, disabilities, options, warrants and debts of each of Orezone and IAMGOLD Subco;

(ii)	all rights, contracts, permits and interests of Orezone and IAMGOLD Subco will continue as rights, contracts, permits and interests of IAMGOLD Amalco as if Orezone and IAMGOLD Subco continued;

(iii)	the name of IAMGOLD Amalco will be changed and IAMGOLD Amalco will be authorized to issue an unlimited number of common shares;

(iv)	all outstanding Class A Shares will be cancelled; and

(v)	all outstanding common shares of IAMGOLD Subco will be cancelled and IAMGOLD will receive on the amalgamation one common share of IAMGOLD Amalco for the one common share of IAMGOLD Subco previously held by IAMGOLD.

Effect of the Arrangement

On completion of the Arrangement:

(a)	Assuming that at the Effective Time there are:

(i)	429,869,509 Orezone Shares outstanding;

(ii)	outstanding Orezone 2008 Options and Orezone 1997 Options exercisable for 6,368,200 Orezone Shares;

(iii)	outstanding Orezone Warrants exercisable for 2,000,000 Orezone Shares; and

(iv)	based on the closing price of the IAMGOLD Shares on January 16, 2009, the Orezone Convertible Debenture is terminated pursuant to the Convertible Debenture Waiver Agreement for 694,274 IAMGOLD Shares,

IAMGOLD will issue approximately 28,675,275 IAMGOLD Shares to acquire the Orezone Shares and 694,274 IAMGOLD Shares pursuant to the termination of the Orezone Convertible Debenture, provided that the final number of IAMGOLD Shares to be issued upon the termination of the Orezone Convertible Debenture will be determined, in accordance with the Convertible Debenture Waiver Agreement, on the Effective Date based on the trading price of the IAMGOLD Shares on the TSX, and will reserve approximately 669,456 IAMGOLD Shares for issuance upon the exercise of IAMGOLD Replacement Options, Orezone 2008 Options and Orezone Warrants that will become exercisable for IAMGOLD Shares after the Effective Time. On completion of the Arrangement there will be approximately 325,162,484 IAMGOLD Shares outstanding.

(b)	Orezone Shareholders will hold approximately 9% of the total outstanding IAMGOLD Shares and will hold 100% of the total outstanding New Orezone Shares.

Effective Date of the Arrangement

If the Special Resolution is passed, the Final Order is obtained, every other requirement of the CBCA relating to the Arrangement is complied with and all other conditions disclosed below under “The Arrangement Agreement – Conditions Precedent to the Arrangement” are satisfied or waived, the Arrangement will become effective on the Effective Date. IAMGOLD and Orezone currently expect that the Effective Date will be in late February 2009.

Letter of Transmittal

A letter of transmittal is enclosed with this Circular for use by Orezone Shareholders for the purpose of the surrender of share certificates representing Orezone Shares. The details for the surrender of share certificates to the Depositary and the addresses of the Depositary are set out in the letter of transmittal. Provided that a Registered Shareholder has delivered and surrendered to the Depositary all share certificates, together with a letter of transmittal properly completed and executed in accordance with the instructions of such letter of transmittal, and any additional documents as the Depositary may reasonably require, the Orezone Shareholder will be entitled to receive, and IAMGOLD and New Orezone will cause the Depositary to deliver, to the Orezone Shareholders, certificates representing the number of IAMGOLD Shares and New Orezone Shares, respectively, issuable or deliverable pursuant to the Arrangement in respect of the exchange of Orezone Shares.

Lost Certificates

An Orezone Shareholder who has lost or misplaced its share certificates should complete the letter of transmittal as fully as possible and forward it, together with a letter explaining the loss or misplacement to the Depositary. The Depositary will assist in making arrangements for the necessary affidavit (which will include a bonding requirement) for payment of the consideration in accordance with the Arrangement.

Cancellation of Rights after Six Years

Any certificate which immediately before the Effective Date represented Orezone Shares and which has not been surrendered, with all other documents required by the Depositary, on or before the sixth anniversary of the Effective Date, will cease to represent any claim against or interest of any kind or nature in Orezone, IAMGOLD, New Orezone or the Depositary. Accordingly, persons who tender certificates for Orezone Shares after the sixth anniversary of the Effective Date will not receive IAMGOLD Shares or New Orezone Shares, will not own any interest in IAMGOLD or New Orezone, and will not receive any securities or be paid any cash or other compensation.

Fractional Shares

No fractional IAMGOLD Shares or New Orezone Shares will be issued to Orezone Shareholders. If an Orezone Shareholder is entitled to a fractional share of either IAMGOLD or New Orezone, the number of IAMGOLD Shares or New Orezone Shares to be issued to that Orezone Shareholder will be rounded down to the nearest whole IAMGOLD Share or New Orezone Share and no compensation will be paid in respect of such fractional share.

Delivery Requirements

The method of delivery of share certificates, the letter of transmittal and all other required documents is at the option and risk of the Orezone Shareholder surrendering them. Orezone recommends that such documents be delivered by hand to the Depositary, at the office noted in the letter of transmittal, and a receipt obtained therefor or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained. Orezone Shareholders holding Orezone Shares which are registered in the name of an intermediary (such as a bank, trust company securities dealer or broker, or the trustee or administrator of a self-administered registered retirement savings plan, registered education savings plan or similar plan) must contact such intermediary to arrange for the surrender of their share certificates.

Interests of Senior Management and Others in the Transaction

In considering the recommendations of the Special Committee and the Orezone Board with respect to the Transaction, Orezone Shareholders should be aware that certain members of Orezone’s senior management and the Orezone Board have certain interests in connection with the Transaction that may present them with actual or potential conflicts of interest in connection with the Transaction. The Special Committee and the Orezone Board are aware of these interests and considered them along with other matters described above in “The Transaction – Reasons for the Transaction”.

The executive officers and directors of Orezone beneficially own, directly or indirectly, or exercise control or direction over, in the aggregate, 4,805,729 Orezone Shares, representing approximately 4% of the Orezone Shares outstanding as of the close of business on January 16, 2009. All of the Orezone Shares held by the executive officers and directors of Orezone will be treated in the same fashion under the Transaction as Orezone Shares held by any other Orezone Shareholder.

Orezone Options

The executive officers and directors of Orezone beneficially own, directly or indirectly, or exercise control or direction over, in the aggregate, 6,368,200 Orezone Options to acquire the same number of Orezone Shares as of the close of business on January 16, 2009. All of the Orezone Options held by the executive officers and directors of Orezone will be treated in the same manner under the Transaction as Orezone Options held by every other holder of Orezone Options.

Executive Employment Agreements

Reference is made to Orezone’s management information circular dated April 24, 2008 (the “MIC”), which is incorporated by reference in this Circular.

The MIC sets out a summary compensation table for four “Named Executive Officers” (as defined in the MIC) of Orezone. The Named Executive Officers (except Jimena Martinez who resigned April 4, 2008) along with Greg Bowes (Chief Financial Officer), and Sean Homuth (Vice President, Finance and Administration) (collectively, the “Executive Officers” each an “Executive Officer”) have each entered into written employment agreements (the “Employment Agreements”) with Orezone.

The Employment Agreements provide that if an Executive Officer is terminated within 60 days before or 180 days after a Change in Control (as defined in the Employment Agreements), then the Executive Officer shall be entitled to receive in a lump sum an amount equal to the base salary and benefits the Executive Officer would have been entitled to receive for a period of twelve months plus two months salary for each full year of service, to a maximum of two years after such termination had the Change of Control not occurred (except for Ron Little who is entitled to receive an amount equal to the base salary and benefits he would have been entitled to receive for a period of twelve months plus two months salary for each full year of service to a maximum of three years).

The Orezone Options granted to the Executive Officer pursuant to the Orezone Stock Option Plans shall become immediately exercisable and vested and shall remain exercisable for a period of two months from the date of the termination of the Executive Officer if there is a Change of Control. Notwithstanding the foregoing, under no circumstances will an option remain exercisable for more than the date of termination upon which it was granted.

It is expected that each Executive Officer will be terminated upon completion of the Transaction.

Indemnification and Insurance

IAMGOLD has agreed that in order to maintain all current rights to indemnification or exculpation in favour of the current and former directors and officers of Orezone. Prior to the Effective Date, Orezone may, at its

expense, take all action deemed appropriate or necessary, prior to the Effective Date for the continuance (or replacement with substantially equivalent coverage from another provider) of such rights (either directly or via run-off insurance or insurance provided by an alternative provider) for a period of up to six years from the Effective Time.

Regulatory Matters

Canada – Competition Act

On January 6, 2009, IAMGOLD filed a request for an advance ruling certificate (“ARC”) with the Commissioner. An ARC was issued by the Commissioner on January 12, 2009.

In general, the Commissioner will issue an ARC where she is satisfied that she would not have sufficient grounds to apply to the Competition Tribunal in respect of a transaction under the merger provisions of the Competition Act. If an ARC is issued, the parties to the transaction are not required to file a pre-merger notification pursuant to Part IX of the Competition Act, even where the parties to a transaction meet the applicable financial thresholds that trigger the requirement to file such a pre-merger notification.

If a transaction in respect of which an ARC is issued is completed within one year after the ARC is issued, the Commissioner cannot apply to the Competition Tribunal under the merger provisions of the Competition Act in respect of the transaction solely on the basis of information that is the same or substantially the same as the information that led to the issuance of the ARC.

The Arrangement Agreement provides that the obligations of the parties to complete the transactions contemplated by the Arrangement Agreement are subject, among other things, to the receipt of all consents, waivers, permits, exemptions, orders and approvals of, any registrations and filings with, any Governmental Entity and the expiry, waiver or termination of any waiting periods, in connection with, or required to permit, the completion of the transactions contemplated in the Arrangement Agreement including, among other things, pursuant to the Competition Act. See “The Arrangement Agreement – Conditions Precedent to the Arrangement” in this Circular. This issuance of the ARC satisfies this condition with respect to the Canadian Competition Bureau.

Canadian Securities Laws Considerations

The IAMGOLD Shares and the New Orezone Shares and other securities to be issued under the Arrangement will be issued in reliance on exemptions from prospectus and registration requirements of applicable Canadian securities laws. The IAMGOLD Shares and New Orezone Shares will generally be “freely tradeable” (other than pursuant to certain “control distributions”) under applicable Canadian securities laws.

United States Securities Laws Considerations

Exemption from the Registration Requirements of the U.S. Securities Act

The securities to be issued by IAMGOLD, Orezone and New Orezone pursuant to the Arrangement will not be registered under the U.S. Securities Act or the securities laws of any state of the United States and will be effected in reliance on Section 3(a)(10) thereof and exemptions provided under the securities laws of each state of the United States in which Orezone Shareholders reside. Section 3(a)(l0) of the U.S. Securities Act exempts from registration securities which are issued in exchange for outstanding securities where the terms and conditions of such issue and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court or governmental authority expressly authorized by law to grant such approval. The SEC generally recognizes exchanges effected under a Canadian plan of arrangement as qualifying for the Section 3(a)(10) Exemption. Accordingly, the Final Order, if granted, will constitute a basis for the exemption from the registration requirements of the U.S. Securities Act with respect to the IAMGOLD securities, Orezone securities and New Orezone securities issued in connection with the Arrangement.

Resales of IAMGOLD Shares and New Orezone Shares Issued to Orezone Shareholders at the Effective Time

The restrictions on resale of the IAMGOLD Shares and New Orezone Shares issued to Orezone Shareholders at the Effective Time imposed by the U.S. Securities Act will depend on whether the Orezone Shareholder is an “affiliate” of IAMGOLD or New Orezone, as applicable, after the Effective Time or was an “affiliate” of IAMGOLD or New Orezone, as applicable, within 90 days prior to the Effective Time. As defined in Rule 144 under the U.S. Securities Act, an “affiliate” of an issuer is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer. Typically, persons who are executive officers, directors or 10% or greater shareholders of an issuer are considered to be its “affiliates”. The resale rules applicable to Orezone Shareholders are summarized below.

Orezone Shareholders who are not affiliates of IAMGOLD or New Orezone, as applicable, within 90 days before the Effective Time and who will not be affiliates of IAMGOLD or New Orezone, as applicable, after the Effective Time may resell the IAMGOLD Shares and New Orezone Shares issued to them upon closing of the Arrangement in the United States without restriction under the U.S. Securities Act.

Orezone Shareholders who are or have been affiliates of IAMGOLD or New Orezone, as applicable, within 90 days before the Effective Time or who will be affiliates of IAMGOLD or New Orezone, as applicable, after the Effective Time will be subject to restrictions on resale imposed by the U.S. Securities Act with respect to IAMGOLD Shares and New Orezone Shares issued at the Effective Time. These affiliates may not resell their IAMGOLD Shares or New Orezone Shares unless such shares are registered under the U.S. Securities Act or an exemption from registration is available. Affiliates may resell their IAMGOLD Shares or New Orezone Shares in accordance with the provisions of Rule 144 under the U.S. Securities Act, including compliance with the current public information requirements, the applicable holding period, and the volume and manner of sale limitations.

Subject to certain limitations, at any time that IAMGOLD or New Orezone, as applicable, is a “foreign private issuer” (as defined in Rule 405 under the U.S. Securities Act), Orezone Shareholders who are affiliates of IAMGOLD or New Orezone, as applicable, after the Effective Time or within 90 days before the Effective Time may immediately resell the IAMGOLD Shares or New Orezone Shares they receive at the Effective Time outside the United States without registration under the U.S. Securities Act pursuant to Regulation S under the U.S. Securities Act. Generally, such persons may resell such securities in an “offshore transaction” if (i) no offer is made to a person in the United States, (ii) at the time the buyer’s buy order is originated, the buyer is outside the United States, or the seller and any person acting on its behalf reasonably believes that the buyer is outside the United States, and (iii) neither the seller, any affiliate of the seller or any person acting on any of their behalves engages in any “directed selling efforts” in the United States. Additional restrictions will apply if there is “substantial U.S. market interest” in the IAMGOLD Shares or the New Orezone Shares, as applicable.

For the purposes of Regulation S, “directed selling efforts” means “any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the securities being offered” in the resale transaction. “Substantial U.S. market interest” with respect to a class of an issuer’s equity securities means: (i) the securities exchanges and inter-dealer quotation systems in the United States in the aggregate constituted the single largest market for such class of securities in the shorter of the issuer’s prior fiscal year or the period since the issuer’s incorporation; or (ii) 20 percent or more of all trading in such class of securities took place in, on or through the facilities of securities exchanges and inter-dealer quotation systems in the United States and less than 55 percent of such trading took place in, on or through the facilities of securities markets of a single foreign country in the shorter of the issuer’s prior fiscal year or the period since the issuer’s incorporation.

Subject to certain limitations, at any time that IAMGOLD or New Orezone, as applicable, is a “foreign private issuer” (as defined in Rule 405 under the U.S. Securities Act), Orezone Shareholders who are affiliates of IAMGOLD or New Orezone, as applicable, after the Effective Time or within 90 days before the Effective Time by virtue of his or her status as an officer or director of the applicable entity may immediately resell the IAMGOLD Shares or New Orezone Shares they receive at the Effective Time outside the United States without registration under the U.S. Securities Act pursuant to Regulation S. Generally, such persons may resell such securities in an “offshore transaction” if (i) no offer is made to a person in the United States, (ii) either (A) at the time the buyer’s buy order is originated, the buyer is outside the United States, or the seller and any person acting on its behalf reasonably believes that the buyer is outside the United States, or (B) the transaction is executed in, on or through a “designated offshore securities market” (which would include a sale through the TSX) if neither the seller nor any person acting on its behalf knows that the transaction has been pre-arranged with a buyer in the United States, (iii) neither the seller, any affiliate of the seller or any person acting on any of their behalves engages in any “directed selling efforts” in the United States, and (iv) no selling concession, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing the transaction as agent.

IAMGOLD and New Orezone are under no obligation to remain foreign private issuers.

Resales of IAMGOLD Replacement Options after the Completion of the Arrangement

The IAMGOLD Replacement Options issuable in connection with the Arrangement are not transferable, in accordance with their terms, other than by will or the laws of succession and distribution.

Issuance of IAMGOLD Shares upon Exercise of the IAMGOLD Replacement Options

The IAMGOLD Shares issuable upon exercise of the IAMGOLD Replacement Options received upon exchange of the Orezone 1997 Options have not been registered under the U.S. Securities Act or under applicable state securities laws. As a result, these IAMGOLD Replacement Options may not be exercised by or on behalf of a person in the United States or a U.S. person, and the IAMGOLD Shares issuable upon exercise thereof in the United States or by a U.S. person may not be offered or resold, unless such securities have been registered under the U.S. Securities Act and the securities laws of all applicable states of the United States or an exemption from such registration requirements is available.

Stock Exchange De-Listings and Reporting Issuer Status

Orezone and IAMGOLD are reporting issuers (or the equivalent) in each province and territory of Canada. The Orezone Shares are listed on the TSX and Alternext. Following the Effective Date of the Transaction, the Orezone Shares will be delisted from the TSX and Alternext. IAMGOLD Shares are listed on the TSX and the NYSE, as well as the Botswana Stock Exchange. It is a condition of the Transaction that the IAMGOLD Shares issued pursuant to the Transaction and which are reserved for issue upon exercise of the IAMGOLD Replacement Options, the Orezone 2008 Options, the Orezone Warrants and Orezone Convertible Debenture be listed on the TSX.

The TSX has conditionally approved the listing of the IAMGOLD Shares to be issued in connection with the Transaction, upon exercise of the IAMGOLD Replacement Options, the Orezone 2008 Options and the Orezone Warrants and upon the termination of the Orezone Convertible Debenture, subject to satisfaction of the customary listing requirements of the TSX. In addition IAMGOLD will be required to make certain filings with the NYSE in respect of the Transaction.

Shareholder Approval of the Transaction

The approval of the Special Resolution will require the affirmative vote of two-thirds of the votes cast by Orezone Shareholders present in person or by proxy at the Meeting.

The complete text of the Special Resolution to be presented to the Meeting is set forth in Appendix “A” to this Circular.

Court Approval of the Transaction

An arrangement under the CBCA requires court approval. Prior to the mailing of this Circular, Orezone obtained the Interim Order, which provides for the calling and holding of the Meeting, the Dissent Rights and other procedural matters. A copy of the Interim Order is attached as Appendix “G” to this Circular.

Subject to approval of the Special Resolution by Orezone Shareholders at the Meeting, the hearing in respect of the Final Order is currently scheduled to take place on February 20, 2009 at 10:00 a.m. (Toronto time) in the Court at 330 University Avenue, Toronto, Ontario. Any Orezone securityholder or other person who wishes to appear, or to be represented, and to present evidence or arguments must serve and file a notice of appearance (a “Notice of Appearance”) as set out in the Notice of Application for the Final Order and satisfy any other requirements of the Court. The Court will consider, among other things, the fairness and reasonableness of the Arrangement. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with any terms and conditions, if any, as the Court deems fit. In the event that the hearing is postponed, adjourned or re-scheduled then, subject to further order of the Court, only those persons having previously served a Notice of Appearance in compliance with the Notice of Application and the Interim Order will be given notice of the postponement, adjournment or re-scheduled date. A copy of the Notice of Application for the Final Order is attached as Appendix “H” to this Circular.

The Court’s approval is required for the Arrangement to become effective and the Court has been informed that approval, if obtained, will constitute the basis for the Section 3(a)(10) exemption under the U.S. Securities Act with respect to, among other things, IAMGOLD securities, Orezone securities and New Orezone securities to be issued pursuant to the Arrangement as described above under “The Transaction – United States Securities Laws Considerations”.

Assuming the Final Order is granted and the other conditions to closing contained in the Arrangement Agreement are satisfied or waived to the extent legally permissible, then the Articles of Arrangement will be filed with the Director and the Arrangement will become effective following the issuance of a Certificate of Arrangement thereafter.

Dissenting Holders’ Rights

If you are a Registered Shareholder, you are entitled to dissent from the Special Resolution in the manner provided in section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement (“Dissent Rights”).

This section summarizes the provisions of section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement. If you are a Registered Shareholder and wish to dissent, you should obtain your own legal advice and carefully read the provisions of the Plan of Arrangement, the provisions of section 190 of the CBCA and the Interim Order which are attached at Appendix “E”, Appendix “I” and Appendix “G”, respectively.

Anyone who is a beneficial owner of Orezone Shares registered in the name of an Intermediary and who wishes to dissent should be aware that only Registered Shareholders are entitled to exercise Dissent Rights. A Registered Shareholder who holds Orezone Shares as nominee for one or more beneficial owners, one or more of whom wish to exercise Dissent Rights, must exercise such Dissent Rights on behalf of such holder(s). In such case, the Dissent Notice should specify the number of Orezone Shares covered by it. A Dissenting Shareholder may only dissent with respect to all the Orezone Shares held on behalf of any one beneficial owner and registered in the name of the Dissenting Shareholder.

Any Dissenting Shareholder will be entitled, in the event that the Arrangement becomes effective, to be paid the fair value of the Dissent Shares held by such Dissenting Shareholder, determined as at the close of business on the day immediately preceding the Meeting, and will not be entitled to any other payment or consideration. There can be no assurance that a Dissenting Shareholder will receive consideration for its Dissent Shares of equal value to the consideration that such Dissenting Shareholder would have received upon completion of the Arrangement.

A Registered Shareholder who wishes to dissent must ensure that a Dissent Notice is received by the Corporate Secretary of Orezone at its registered office located at 201-290 Picton Avenue, Ottawa, Ontario K1Z 8P8 on or prior to 5:00 p.m. (Toronto time) on the Business Day immediately preceding the date of the Meeting. It is important that Registered Shareholders strictly comply with this requirement, which is different from the statutory dissent provisions of the CBCA which would also permit a Dissent Notice to be provided at the Meeting.

The filing of a Dissent Notice does not deprive a Registered Shareholder of the right to vote; however, a Registered Shareholder who has submitted a Dissent Notice and who votes in favour of the Special Resolution will no longer be considered a Dissenting Shareholder with respect to Orezone Shares voted in favour of the Special Resolution. If such Dissenting Shareholder votes in favour of the Special Resolution in respect of a portion of the Orezone Shares registered in his, her or its name and held by same on behalf of any one beneficial owner, such vote approving the Special Resolution will be deemed to apply to the entirety of Orezone Shares held by such Dissenting Shareholder in the name of that beneficial owner, given that section 190 of the CBCA provides there is no right of partial dissent. The CBCA does not provide that a vote against the Special Resolution will, and a vote against the Special Resolution will not, constitute a Dissent Notice.

Within 10 days after the approval of the Special Resolution, Orezone is required to notify each Dissenting Shareholder that the Special Resolution has been approved. Such notice is however not required to be sent to a Registered Shareholder who voted for the Special Resolution or who has withdrawn a Dissent Notice previously filed.

A Dissenting Shareholder must, within 20 days after the Dissenting Shareholder receives notice that the Special Resolution has been approved or, if the Dissenting Shareholder does not receive such notice, within 20 days after the Dissenting Shareholder learns that the Special Resolution has been approved, send a Demand for Payment containing the Dissenting Shareholder’s name and address, the number of Dissent Shares held by the Dissenting Shareholder, and a Demand for Payment of the fair value of such Dissent Shares. Within 30 days after sending a Demand for Payment, the Dissenting Shareholder must send to the Corporate Secretary of Orezone at its registered office located at 290 Picton Street, Suite 210, Ottawa, Ontario K1Z 8P8 or to Computershare Investor Services Inc., the registrar and transfer agent of Orezone, located at 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, the certificates representing the Dissent Shares. A Dissenting Shareholder who fails to send the certificates representing the Dissent Shares forfeits its right to make a claim under section 190 of the CBCA. Orezone or Computershare will endorse on Orezone Share certificates received from a Dissenting Shareholder a notice that the holder is a Dissenting Shareholder under section 190 of the CBCA and will forthwith return the Orezone Share certificates to the Dissenting Shareholder.

On the filing of a Demand for Payment (and in any event upon the Effective Date), a Dissenting Shareholder ceases to have any rights in respect of its Dissent Shares, other than the right to be paid the fair value of its Dissent Shares as determined pursuant to section 190 of the CBCA and the Interim Order, except where, prior Effective Date: (i) the Dissenting Shareholder withdraws its Demand for Payment before Orezone makes an Offer to Pay to the Dissenting Shareholder; (ii) an Offer to Pay is not made and the Dissenting Shareholder withdraws its Demand for Payment; or (iii) the Orezone Board revokes the Special Resolution, in which case Orezone will reinstate the Dissenting Shareholder’s rights in respect of its Dissent Shares as of the date the Demand for Payment was sent, all subject to the terms of the Interim Order which provides that Registered Shareholders who exercise the rights of dissent as set out in the CBCA as modified by the Interim Order will be deemed to have transferred their Dissent Shares to IAMGOLD, free and clear of any liens, as of the Effective Date, and if they (a) ultimately are entitled to be paid fair value for their Dissent Shares, shall be deemed to have transferred such Orezone Shares (or Class B Shares) to IAMGOLD in consideration for a debt claim against IAMGOLD to be paid fair value of such Orezone Shares, and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement in respect of such Orezone Shares had such holders not exercised their Dissent Right, or (b) are ultimately not entitled, for any reason, to be paid fair value for their Dissent Shares, will be deemed to have participated in the Arrangement as of the Effective Time on the same terms and at the same time as non-Dissenting Shareholders and shall only be issued the same consideration which an Orezone Shareholder is entitled to receive under the Arrangement. Pursuant to the Plan of Arrangement, in no case will IAMGOLD, Orezone, New Orezone or any other Person be required to recognize any Dissenting Shareholder as an Orezone Shareholder after the Effective Date, and the names of such Dissenting Shareholders will be deleted from the list of Registered Shareholders at the Effective Date. In addition to any other restrictions under section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of the Orezone Options, the Orezone Warrants or the Orezone Convertible Debentures and (ii) holders of Orezone Shares who vote or have instructed a proxyholder to vote such Orezone Shares in favour of the Special Resolution (but only in respect of such Orezone Shares).

No later than seven days after the later of the Effective Date and the date on which, as applicable, a Demand for Payment of a Dissenting Shareholder is received, each Dissenting Shareholder who has sent a Demand for Payment must be sent a written Offer to Pay for its Dissent Shares in an amount considered by the Orezone Board to be the fair value thereof, accompanied by a statement showing how the fair value was determined. Every Offer to Pay in respect of Orezone Shares must be on the same terms as every other Offer to Pay in respect of Orezone Shares.

Payment for the Dissent Shares of a Dissenting Shareholder must be made within 10 days after an Offer to Pay has been accepted by a Dissenting Shareholder, but any such Offer to Pay lapses if an acceptance thereof is not received within 30 days after the Offer to Pay has been made. If an Offer to Pay for the Dissent Shares of a Dissenting Shareholder is not made, or if a Dissenting Shareholder fails to accept an Offer to Pay that has been made, Orezone may apply to a court to fix a fair value for the Dissent Shares of Dissenting Shareholders may be made within 50 days after the Effective Date or within such further period as a court may allow. If no such application is made, a Dissenting Shareholder may apply to the Court for the same purpose within a further period of 20 days or within such further period as a court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

Upon an application to the Court, all Dissenting Shareholders whose Dissent Shares have not been purchased will be joined as parties and bound by the decision of the Court, and each affected Dissenting Shareholder shall be notified of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel. Upon any such application to the Court, the Court may determine whether any other Person is a Dissenting Shareholder who should be joined as a party, and the court will then fix a fair value for the Dissent Shares of all such Dissenting Shareholders. The final order of the Court will be rendered against Orezone in favour of each Dissenting Shareholder joined as a party and for the amount of the Dissent Shares as fixed by the Court. The Court may, in its discretion, allow a reasonable rate of interest on the amount payable to each such Dissenting Shareholder from the Effective Date until the date of payment. Registered Shareholders who are considering exercising Dissent Rights should be aware that there can be no assurance that the fair value of their Orezone Shares as determined under the applicable provisions of the CBCA (as modified by the Plan of Arrangement and the Interim Order) will be more than or equal to the Share Consideration under the Arrangement. In addition, any judicial determination of fair value will result in delay of receipt by a Dissenting Shareholder of consideration for such Dissenting Shareholder’s Dissent Shares.

The above is only a summary of the provisions of the CBCA pertaining to Dissent Rights, as modified by the Interim Order and the Plan of Arrangement, which are technical and complex. If you are a Registered Shareholder and wish to exercise Dissent Rights, you should seek your own legal advice as failure to strictly comply with the provisions of the CBCA, as modified by the Interim Order and the Plan of Arrangement, may prejudice your Dissent Rights.

For a general summary of certain income tax implications to a Dissenting Shareholder, see “Certain Canadian Federal Income Tax Considerations”.

Treatment of Orezone Options, the Orezone Warrant and the Orezone Convertible Debenture

Orezone Options

Pursuant to the Arrangement, all Orezone 1997 Options will be exchanged for IAMGOLD Replacement Options to acquire the number of IAMGOLD Shares equal to the product of: (A) the number of Orezone Shares subject to the Orezone 1997 Option immediately before the Effective Time and, (B) the Exchange Ratio, provided that if the foregoing would result in the issuance of a fraction of an IAMGOLD Share, then the number of IAMGOLD Shares that would otherwise be issued shall be rounded down to the nearest whole number of IAMGOLD Shares. The exercise price per IAMGOLD Share subject to any such IAMGOLD Replacement Option shall be an amount equal to the quotient of (A) the exercise price per Orezone Share subject to such Orezone 1997 Option immediately before the Effective Time divided by (B) the Exchange Ratio. Except as set out above, the terms of each IAMGOLD Replacement Option shall be substantially the same as the terms of the Orezone 1997 Option exchanged therefor and will be issued under the current IAMGOLD stock option plan.

Each Orezone 2008 Option outstanding immediately prior to the Effective Time, whether vested or not, will remain outstanding in accordance with its terms which provide that such Orezone 2008 Option may be exercised by the holder thereof at any time up to and including (but not after) the date that is 30 days after the Effective Time and will entitle the holder thereof to receive, upon exercise in accordance with the terms thereof, in lieu of the number of Orezone Shares otherwise issuable upon exercise thereof, the number of IAMGOLD Shares and New Orezone Shares which the holder would have been entitled to receive as a result of the Arrangement and the other transactions contemplated herein if, immediately prior to the Effective Time, such holder had been the registered holder of the number of Orezone Shares to which such holder was entitled upon such exercise.

Orezone Warrants

The Orezone Warrants, if outstanding immediately prior to the Effective Time, will remain outstanding in accordance with their terms and will entitle the holder thereof to receive, upon exercise in accordance with the terms thereof, in lieu of the number of Orezone Shares otherwise issuable upon exercise thereof, the number of IAMGOLD Shares and New Orezone Shares which the holder would have been entitled to receive as a result of the Arrangement and the other transactions contemplated herein if, immediately prior to the Effective Time, such holder had been the registered holder of the number of Orezone Shares to which such holder was entitled upon such exercise.

Orezone Convertible Debenture

The Orezone Convertible Debenture, if outstanding immediately prior to the Effective Time, will be terminated in accordance with the terms of the Convertible Debenture Waiver Agreement.

Fees, Costs and Expenses

All expenses incurred in connection with the Arrangement Agreement and the transactions contemplated by the Arrangement Agreement will be paid by the party incurring those expenses. See “The Arrangement Agreement – Expense Reimbursement”.

Orezone estimates that it will incur fees and related expenses in the aggregate amount of approximately Cdn$4.5 million if the Transaction is completed including, without limitation, financial advisors’ fees, legal and accounting fees, severance payments, filing fees, proxy solicitation fees and the costs of preparing, printing and mailing this Circular.

THE ARRANGEMENT AGREEMENT

The following description of certain material provisions of the Arrangement Agreement is a summary only, is not comprehensive and is qualified in its entirety by reference to the full text of the Arrangement Agreement, a copy of which is available on SEDAR at www.sedar.com under Orezone’s profile.

Pursuant to the Arrangement Agreement, the parties thereto agreed to carry out the Arrangement on the terms set out in the Plan of Arrangement. The provisions of the Arrangement Agreement are the result of arm’s length negotiations conducted between representatives of Orezone and IAMGOLD.

Support for the Arrangement

Orezone has represented to IAMGOLD in the Arrangement Agreement that the Orezone Board has, as at the date of the Arrangement Agreement: (i) unanimously approved the Arrangement and the other transactions contemplated in the Arrangement Agreement and authorized the entering into of the Arrangement Agreement, the execution thereof, and the performance of its provisions by Orezone; (ii) determined, based in part on the Fairness Opinion, that the Arrangement is fair to the Orezone Shareholders and that the Arrangement is in the best interests of Orezone; and (iii) recommended that the Orezone Shareholders vote in favour of the Special Resolution.

Covenants of Orezone and New Orezone

Orezone and New Orezone have covenanted in favour of IAMGOLD that they each will, and will cause the Orezone Subsidiaries to, among other things, carry on business in the ordinary course, not pay dividends, not amend its articles or by-laws, not issue any shares (except under existing options, warrants and convertible securities), not amend its stock option plans, not sell, pledge, lease, encumber or otherwise dispose of the Orezone Assets (as defined in the Arrangement Agreement), the Essakane Property or any interest therein, not enter into new contracts or modify existing ones except in the ordinary course, not commit or make any investment or capital expenditures unless in the ordinary course, not amend any of its employment agreements without the consent of IAMGOLD, not settle any outstanding claims, keep its insurance policies in place, not grant or enter into any agreement respecting any royalty or similar arrangement or issue any instrument having the same economic effect as a royalty on the Essakane Property, not pay any exceptional amount or create/modify obligations to officers, directors, employees or consultants of Orezone, not adopt or amend or make any contribution to any profit sharing, option, deferred compensation, incentive compensation, other compensation or other similar plan, agreement trust, fund or arrangements for the benefit of employees except in the ordinary course, and not enter into any agreements with its directors or officers or their respective affiliates or associates.

Orezone and New Orezone each agree to (i) carry out such terms of the Interim Order as are required to be carried out by it, in a timely and expeditious manner; and (ii) take actions necessary for and cooperate fully with IAMGOLD in connection with the pre-acquisition reorganization of New Orezone, including using its best efforts to obtain all necessary consents, approvals or waivers necessary to give effect thereto.

Conditions Precedent to the Arrangement

Mutual Conditions Precedent

The Arrangement Agreement provides that the obligations of the parties to complete the transactions contemplated by the Arrangement Agreement are subject to the fulfillment, on or before the Effective Time, of a number of conditions precedent, each of which may only be waived, in whole or in part, by mutual consent of Orezone, New Orezone and IAMGOLD, including:

(a)	the Interim Order and the Final Order shall each have been granted in form and substance satisfactory to the parties acting reasonably, and neither shall have been set aside or modified in a manner unacceptable to the parties acting reasonably, on appeal or otherwise;

(b)	the Special Resolution shall have been approved at the Meeting in accordance with the provisions of the Interim Order;

(c)	the pre-acquisition reorganization transactions shall have been completed;

(d)	the New Orezone Shares shall have been conditionally approved to be listed on either the TSX or the TSX Venture Exchange;

(e)	the TSX shall have conditionally approved and the NYSE shall have authorized, subject to official notice of issuance, respectively, the listing thereon of the IAMGOLD Shares to be issued pursuant to the Arrangement as of the Effective Date, or as soon as possible thereafter;

(f)	the parties shall have each filed all notices and information required or desirable, in the parties’ joint discretion, acting reasonably and (i) the Commissioner shall have issued an advance ruling certificate pursuant to section 102 of the Competition Act; or (ii)(A) the waiting period under section 123 of the Competition Act shall have expired, been terminated or waived pursuant to section 113(c) of the Competition Act and (B) the Commissioner shall have advised IAMGOLD, in writing, that she has no intention to file an application under Part VIII of the Competition Act in connection with the Arrangement and the other transactions contemplated by the Arrangement Agreement; and

(g)	the Arrangement Agreement shall not have been terminated.

Additional Conditions Precedent to the Obligations of IAMGOLD

The Arrangement Agreement further provides that the obligation of IAMGOLD to complete the transactions contemplated by the Arrangement Agreement is also subject to the fulfillment of a number of additional conditions precedent, each of which is for IAMGOLD’s sole benefit and may be waived by IAMGOLD, including:

(a)	there shall not have been any event, change, occurrence or state of facts that, either individually or in the aggregate, have or could reasonably be expected to have a Material Adverse Effect on Orezone;

(b)	the representations and warranties made by Orezone and New Orezone in the Arrangement Agreement and with respect to the Essakane Property that are qualified by the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct as of the Effective Time, or such earlier date that any particular representation or warranty requires, as if made on and as of such date, and all other representations and warranties made by Orezone and New Orezone in this Agreement that are not so qualified shall be true and correct in all material respects as of the Effective Date, or such earlier date that any particular representation or warranty requires, as if made on and as of such date, in either case, except where any failures or breaches of representations and warranties would not, either individually or in the aggregate, in the reasonable judgment of IAMGOLD, have a Material Adverse Effect on, or constitute a Material Adverse Change in respect of, Orezone or New Orezone, and each of Orezone and New Orezone shall have provided to IAMGOLD a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect or Material Adverse Change as at the Effective Time;

(c)	Orezone and New Orezone shall have complied in all material respects with their respective covenants under the Arrangement Agreement;

(d)	Orezone Shareholders holding no more than 5% of the outstanding Orezone Shares shall have exercised their Dissent Rights (and not withdrawn such exercise) and IAMGOLD shall have received a certificate dated the day immediately preceding the Effective Time of two officers of Orezone to such effect;

(e)	the Lock-up Agreements shall not have been terminated;

(f)	the Kossa Gold Rights Agreement shall have been entered into in form and substance acceptable to IAMGOLD;

(g)	the Convertible Debenture Waiver Agreement shall have been approved by the TSX and shall not have been terminated;

(h)	each of the Bridge Loan Documents shall be valid and subsisting, in full force and effect and unamended, except as may be amended from time to time to extend the time for repayment thereunder, no Event of Default (as defined in the Bridge Facility Agreement) or Default (as defined in the Bridge Facility Agreement) shall have occurred or be continuing and no other material default shall exist in respect of any Bridge Loan Document on the part of any party thereto, the Closing Date (as defined in the Bridge Facility Agreement) shall have occurred and, prior to the Effective Date, Orezone shall have obtained all consents, approvals, waivers and acknowledgements of The Standard Bank of South Africa Limited with respect to the Bridge Loan Documents reasonably requested by, and all in a form, and containing provisions, acceptable to IAMGOLD;

(i)	IAMGOLD shall have obtained title opinions, in form and substance satisfactory to IAMGOLD, acting reasonably, addressed to IAMGOLD relating to the Essakane Property and the Kossa Permit and the legal and binding nature of the Essakane Contracts;

(j)	all (i) consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Entity and the expiry of any waiting periods, in connection with, or required to permit, the completion of the Arrangement, and (ii) third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments, supplements and modifications to agreements, indentures or arrangements, in each case considered necessary or desirable by IAMGOLD, acting reasonably, shall have been obtained or received on terms that are reasonably satisfactory to IAMGOLD; and

(k)	there shall have been no action taken under any Applicable Law or by any Governmental Entity which (i) makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the completion of the Arrangement, or (ii) results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Arrangement which has, or could have, a Material Adverse Effect on IAMGOLD, the Essakane Property or on New Orezone, subsequent to the Effective Date.

Additional Conditions Precedent to the Obligations of Orezone

The Arrangement Agreement provides that the obligations of Orezone and New Orezone to complete the transactions contemplated by the Arrangement Agreement are also subject to a number of additional conditions precedent, each of which are for the sole benefit of Orezone and New Orezone and may be waived by Orezone and New Orezone, including:

(a)	there shall not have been any event, change, occurrence or state of facts that, either individually or in the aggregate, have or could reasonably be expected to have a Material Adverse Effect on IAMGOLD;

(b)	the representations and warranties made by IAMGOLD in the Arrangement Agreement that are qualified by the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct as of the Effective Time, or such earlier date that any particular representation or warranty requires, as if made on and as of such date, and all other representations and warranties made by IAMGOLD in this Agreement shall be true and correct in all material respects as of the Effective Time, or such earlier date that any particular representation or warranty requires, as if made on and as of such date, in either case, except where any failures or breaches of representations and warranties would not, either individually or in the aggregate, in the reasonable judgment of Orezone or New Orezone, have a Material Adverse Effect on, or constitute a Material Adverse Change in respect of, IAMGOLD, and IAMGOLD shall have provided to Orezone and New Orezone a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect or Material Adverse Change on the Effective Date;

(c)	IAMGOLD shall have complied in all material respects with its covenants under the Arrangement Agreement and IAMGOLD shall have provided to Orezone and New Orezone a certificate of two officers thereof, certifying that, as of the Effective Time, it has so complied with such covenants therein;

(d)	all (i) consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Entity and the expiry of any waiting periods, in connection with, or required to permit, the completion of the Arrangement, and (ii) third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements, indentures or arrangements, the failure of which to obtain or the non-expiry of which, either individually or in the aggregate would, or could reasonably be expected to have, a Material Adverse Effect on IAMGOLD or materially impede the completion of the Arrangement, shall have been obtained or received on terms that are reasonably satisfactory to each of Orezone and New Orezone; and

(e)	there shall have been no action taken under any Applicable Law or by any Governmental Entity which (i) makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the completion of the Arrangement, or (ii) results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Arrangement which has, or could have, a Material Adverse Effect on IAMGOLD, Orezone, or on New Orezone subsequent to the Effective Date.

Representations and Warranties

The Arrangement Agreement contains customary representations and warranties of Orezone and New Orezone relating to matters that include, among other things: organization, corporate authority, capitalization and options, listing status of the Orezone shares, accuracy of public disclosure, absence of changes, financial statement accuracy, no conflict or violation, no contracts or commitments, commissions, compliance with laws, litigation, no insolvency proceedings, books and records, the Essakane Property, mineral reserves and resources, operational, environmental and tax matters, pension and employee benefits, Orezone Board approvals, consents, insurance, residency, ownership of IAMGOLD Shares, no encumbrances, no option on assets, place of principal offices, foreign private issuer and investment company status, location of assets, and shareholder approvals of the Arrangement.

The Arrangement Agreement also contains customary representations and warranties of IAMGOLD relating to matters that include: organization, corporate authority, capitalization, listing status of the IAMGOLD Shares, accuracy of public disclosure, absence of changes, financial statement accuracy, no conflict or violation, compliance with laws, litigation, no insolvency, consents, residency, issuance of IAMGOLD Shares, ownership of Orezone shares, foreign private issuer and investment company status, place of principal offices and shareholder approval of the Arrangement.

No Solicitation

The Arrangement Agreement defines an “Acquisition Proposal” as being, other than from or with IAMGOLD or an IAMGOLD Subsidiary, any merger, amalgamation, statutory arrangement, recapitalization, take-over bid, sale of material properties or assets (including the Essakane Property), any lease, long-term supply agreement or other arrangement having the same economic effect as a sale of any such material properties or assets, any sale or grant of a royalty or similar type transaction with respect to the Essakane Property (excluding the Permitted Royalty Discussions), any liquidation, winding-up, sale or redemption of a material number of shares or rights or interests therein or thereto or any similar transaction involving Orezone or any of the Orezone Subsidiaries, or any other similar transaction which would, or could, impede the completion of the Arrangement or any of the other transactions contemplated in the Arrangement Agreement or a written inquiry or proposal to do so, excluding the Arrangement and the other transactions contemplated by the Arrangement Agreement.

The Arrangement Agreement defines a “Superior Proposal” as being any bona fide written Acquisition Proposal, other than the Arrangement, that the Orezone Board determines in good faith (based upon the oral or written advice of the Financial Advisor and after consultation with outside legal counsel) (i) is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the Person making such proposal, (ii) is not subject to a due diligence condition, (iii) is made to all Orezone Shareholders in compliance with Applicable Securities Laws, (iv) is not conditional on obtaining financing, and (v) would, if completed in accordance with its terms, result in a transaction more favourable to Orezone Shareholders, from a financial point of view, than the Arrangement.

Orezone and New Orezone have agreed that they will not, and will direct their representatives and the Orezone Subsidiaries to not, directly or indirectly: (i) make, solicit, initiate, encourage, entertain, promote or facilitate any inquiries or the making of any proposal which does or could constitute an Acquisition Proposal or potential Acquisition Proposal; (ii) participate, directly or indirectly, in any discussions or negotiations regarding any Acquisition Proposal or potential Acquisition Proposal; (iii) withdraw, modify, qualify or change in a manner adverse to IAMGOLD, or publicly state that it intends to withdraw, modify, qualify or change in a manner adverse to IAMGOLD, the approval or recommendation of the Orezone Board of the Arrangement; (iv) approve or recommend any Acquisition Proposal; or (v) enter into any agreement, written or verbal, related to any Acquisition Proposal or requiring Orezone or New Orezone to abandon, terminate or fail to consummate the Arrangement or any other transaction contemplated in the Arrangement Agreement or providing for the payment of any break, termination or other fee or expense to any Person in the event that Orezone, New Orezone or any of the Orezone Subsidiaries completes the Arrangement and the other transactions contemplated in the Arrangement Agreement or any other transaction with IAMGOLD or any of the IAMGOLD Subsidiaries agreed to prior to the termination of the Arrangement Agreement.

None of Orezone, New Orezone or any Orezone Subsidiary shall, directly or indirectly, consider, discuss, negotiate, accept, approve or recommend an Acquisition Proposal or provide information to any Person proposing an Acquisition Proposal, in each case after the date of the approval of the Special Resolution by the Orezone Shareholders. However, the Orezone Board may, prior to the approval of the Special Resolution by the Orezone Shareholders, consider and participate, directly or indirectly, in any discussions or negotiations with, or provide information to, or permit any visit to the properties or facilities of Orezone, New Orezone or any of the Orezone Subsidiaries by, any person who has delivered a bona fide written Acquisition Proposal: (i) which was not solicited or encouraged after the date of the Arrangement Agreement; (ii) did not otherwise result from a breach of the Arrangement Agreement; and (iii) that the Orezone Board determines in good faith, after consultation with the Financial Advisor and outside legal counsel, is or would, if completed, reasonably be expected to constitute, a Superior Proposal. However, prior to taking any such action, Orezone must (A) give notice to IAMGOLD of such Acquisition Proposal in accordance with the Arrangement Agreement; and (B) obtain a confidentiality agreement from the Person making such Acquisition Proposal that is substantively the same as the Confidentiality Agreement, and containing terms no more favourable to such Person than the Confidentiality Agreement including a standstill provision at least as stringent as that contained in the Confidentiality Agreement.

If Orezone, New Orezone or any of the Orezone Subsidiaries receives a request for material non-public information from a Person who has made an unsolicited bona fide written Acquisition Proposal and Orezone is permitted under the Arrangement Agreement to consider and participate, directly or indirectly, in any discussions or negotiations with, or provide information to, or permit any visit to the properties or facilities of Orezone, New Orezone or any of the Orezone Subsidiaries, subject to the execution by such person of the confidentiality agreement as described above, Orezone may provide such Person with such information and access. However, Orezone must send a copy of any such confidentiality agreement to IAMGOLD promptly upon its execution and must provide IAMGOLD with a list of, and a copy of, the information provided to such Person (if not previously provided with such information) and immediate access to similar information to which such Person is provided (if not previously provided with such access).

Under the Arrangement Agreement, Orezone is required to promptly (and in any event within 24 hours) notify IAMGOLD of any inquiry, proposal or offer relating to or constituting an Acquisition Proposal, or any request for non-public information relating to Orezone, New Orezone or any of the Orezone Subsidiaries.

Nothing in the Arrangement Agreement shall prohibit the Orezone Board from withdrawing, modifying, qualifying or changing in a manner adverse to IAMGOLD, or publicly stating that it intends to withdraw, modify, qualify or change in a manner adverse to IAMGOLD, the approval or recommendation of the Orezone Board of the Arrangement, if the Orezone Board determines, in good faith (after consultation with outside legal counsel) that such action or inaction is necessary for the Orezone Board to act in a manner consistent with its fiduciary duties or Applicable Laws, provided that Orezone may not proceed with the announcement of such decision before giving written notice of such decision to IAMGOLD. The foregoing shall not relieve Orezone from its obligation to proceed to call and hold the Meeting and to hold a vote of the Orezone Shareholders on the Special Resolution, except in circumstances where the Arrangement Agreement is terminated in accordance with its terms prior to the date of the Meeting.

Superior Proposals

If Orezone, New Orezone and the Orezone Subsidiaries have complied with the non-solicitation covenants of the Arrangement Agreement, Orezone may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal prior to the approval of the Special Resolution by the Orezone Shareholders and terminate the Arrangement Agreement if, and only if:

(a)	Orezone has provided IAMGOLD with a copy of the document containing the Superior Proposal;

(b)	five Business Days have elapsed from the later of (A) the date IAMGOLD received written notice (a “Superior Proposal Notice”) advising IAMGOLD that the Orezone Board has resolved in accordance with the Arrangement Agreement to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (B) the date IAMGOLD received a copy of the document containing such Superior Proposal;

(c)	the Orezone Board has determined in good faith (after consultation with outside legal counsel) that it is necessary for the Orezone Board to take such action in order to discharge properly its fiduciary duties;

(d)	such Superior Proposal does not provide for the payment of any break, termination or other fee or expense to the person making the Superior Proposal in the event that Orezone, New Orezone or any of the Orezone Subsidiaries completes the Arrangement and the other transactions contemplated in the Arrangement Agreement or any other transaction with IAMGOLD or any of the IAMGOLD Subsidiaries agreed to prior to the termination of the Arrangement Agreement;

(e)	taking into account any revised proposal made by IAMGOLD since receipt of the Superior Proposal Notice, such Superior Proposal remains a Superior Proposal; and

(f)	Orezone has previously or concurrently paid or caused to be paid to IAMGOLD the Termination Fee payable under the Arrangement Agreement.

In the event that Orezone provides IAMGOLD with a Superior Proposal Notice on a date that is less than 5 Business Days prior to the Meeting, Orezone shall adjourn the Meeting to a date that is not less than 5 Business Days and not more than 10 Business Days after the date of receipt by IAMGOLD of the Superior Proposal Notice.

During the 5 Business Day period referred to above, IAMGOLD shall have the right, but not the obligation, to offer to amend the terms of the Arrangement Agreement. The Orezone Board will review any proposal by IAMGOLD to amend the terms of the Arrangement Agreement in good faith in order to determine whether IAMGOLD’s amended proposal upon acceptance by Orezone would result in such Superior Proposal ceasing to be a Superior Proposal. If the Orezone Board so determines, Orezone shall enter into an amended agreement with IAMGOLD reflecting IAMGOLD’s amended proposal. If the Orezone Board continues to believe, in good faith and after consultation with the Financial Advisor and outside legal counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects IAMGOLD’s amended proposal, Orezone may, on termination of the Arrangement Agreement in accordance with its terms and payment of the Termination Fee as required pursuant to the Arrangement Agreement, accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Proposal.

Termination of the Arrangement Agreement

The Arrangement Agreement may be terminated at any time prior to the Effective Date:

(a)	by the mutual written consent and agreement of Orezone, New Orezone and IAMGOLD;

(b)	by IAMGOLD if (i) the Orezone Board shall have withdrawn or modified in a manner adverse to IAMGOLD its approval or recommendation of the Arrangement or (ii) the Orezone Board shall have approved or recommended an Acquisition Proposal;

(c)	by Orezone in order to enter into a definitive written agreement with respect to a Superior Proposal;

(d)	by Orezone, New Orezone or IAMGOLD if the Orezone Shareholders shall not have approved the Arrangement at the Meeting;

(e)	by IAMGOLD if Orezone shall have failed to hold the Meeting on or before March 31, 2009, unless such failure results from (i) delays in obtaining all required regulatory approvals that are beyond the control of Orezone, or (ii) an adjournment or postponement of the Meeting for not more than 10 Business Days in the circumstances contemplated by the provisions in the Arrangement Agreement dealing with a Superior Proposal;

(f)	by IAMGOLD if there is a breach by Orezone, New Orezone or any of the Orezone Subsidiaries or any of their respective directors, officers, agents or any other representative thereof of any of the covenants relating to non-solicitation prior to the Effective Date; or

(g)	if any of the conditions precedent to the Arrangement for the benefit of the terminating party is not satisfied or waived in accordance with those sections.

If the Effective Date does not occur on or before the Termination Deadline, the Arrangement Agreement will terminate on notice by any party to the other parties. The right to terminate the Arrangement Agreement under this provision shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Date to occur on or before the Termination Deadline and such action or failure to act constitutes a breach of the Arrangement Agreement. Notwithstanding the foregoing, IAMGOLD has the right, in its sole discretion, upon written notice to Orezone and New Orezone three Business Days prior to the Termination Deadline, to extend the Termination Deadline for a period of 30 days beyond the Termination Deadline (the “Revised Termination Deadline”) and neither Orezone nor New Orezone shall be entitled to terminate the Arrangement Agreement based on expiration of the Termination Deadline until the expiration of such Revised Termination Deadline.

Expense Reimbursement

With the exception of payment of the Termination Fee (as described below), if any, the parties agree that each party shall be responsible for its own fees and expenses relating to the Arrangement and the other transactions contemplated in the Arrangement Agreement, including, without limitation, regulatory fees and fees of professional advisers, including legal counsel and auditors.

Termination Fee

Orezone shall pay or cause to be paid to IAMGOLD a termination fee (the “Termination Fee”) of Cdn$4,000,000 in the following situations:

(a)	IAMGOLD terminates the Arrangement Agreement because (i) the Orezone Board shall have withdrawn or modified in a manner adverse to IAMGOLD its approval or recommendation of the Arrangement or (ii) the Orezone Board shall have approved or recommended an Acquisition Proposal;

(b)	Orezone terminates the Arrangement Agreement in order to enter into a definitive written agreement with respect to a Superior Proposal;

(c)	either Orezone or IAMGOLD terminates the Arrangement Agreement because the Special Resolution has not received the required Orezone Shareholders approval at the Meeting and (i) a bona fide Acquisition Proposal has been publicly announced or made by any person other than IAMGOLD prior to the Meeting and not publicly withdrawn more than 5 Business Days prior to the Meeting, and (ii) Orezone enters into an agreement with respect to such Acquisition Proposal, or such Acquisition Proposal is completed, after the date of this Agreement and prior to the expiration of 12 months following the termination of the Arrangement Agreement;

(d)	IAMGOLD terminates the Arrangement Agreement because Orezone failed to hold the Meeting on or before March 31, 2009, unless such failure results from (i) delays in obtaining all required regulatory approvals that are beyond the control of Orezone, or (ii) an adjournment or postponement of the Meeting for not more than 10 Business Days in the circumstances contemplated by the provisions in the Arrangement Agreement dealing with a Superior Proposal; or

(e)	IAMGOLD terminates the Arrangement Agreement because there is a breach by Orezone, New Orezone or any of the Orezone Subsidiaries or any of their respective directors, officers, agents or any other representative thereof of any of the covenants relating to non-solicitation prior to the Effective Date.

In the circumstances set forth in (a), (b), (d) or (e) above, the Termination Fee shall be payable at the time of termination and, in the circumstances set forth in (c) above, the Termination Fee shall be payable within 3 Business Days following the earlier of the date on which Orezone enters into an agreement in respect of an Acquisition Proposal or the date on which Orezone consummates an Acquisition Proposal. Orezone shall not be obligated to make more than one Termination Fee payment.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Stikeman Elliott LLP, Canadian counsel to Orezone, the following summary fairly describes the principal Canadian federal income tax considerations under the Tax Act relating to the Arrangement generally applicable to Orezone Shareholders who, for purposes of the Tax Act (i) hold their Orezone Shares, and will hold their IAMGOLD Shares and New Orezone Shares, as capital property, (ii) deal at arm’s length with Orezone, IAMGOLD, and New Orezone, and (iii) are not affiliated with Orezone, IAMGOLD, or New Orezone.

Orezone Shares, IAMGOLD Shares and New Orezone Shares will generally be considered to be capital property to a holder thereof, unless the shares are held in the course of carrying on a business or were acquired in a transaction considered to be an adventure in the nature of trade. Certain shareholders who are resident in Canada and who might not otherwise be considered to hold such shares as capital property may be entitled, in certain circumstances, to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have such shares and all other “Canadian securities” as defined in the Tax Act owned by such shareholder in the taxation year in which the election is made, and in all subsequent taxation years, deemed to be capital property. Any person contemplating making a subsection 39(4) election should consult their tax advisor for advice as to whether the election is available or advisable in their particular circumstances.

This summary is not applicable to an Orezone Shareholder (i) that is a “financial institution” as defined in the Tax Act for the purposes of the mark-to-market rules, (ii) that is a “specified financial institution” as defined in the Tax Act, (iii) an interest in which is a “tax shelter investment” as defined in the Tax Act, (iv) who has acquired Orezone Shares upon the exercise of an employee stock option, or (v) who has made an election under subsection 261(4) of the Tax Act to report its Canadian tax results in a currency other than Canadian currency.

This summary is based upon the current provisions of the Tax Act, the regulations thereunder (the “Regulations”), and counsel’s understanding of the current published administrative practices and policies of the Canada Revenue Agency (the “CRA”). This summary also takes into account all specific proposals to amend the Tax Act and Regulations (the “Proposed Amendments”) announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and assumes that all Proposed Amendments will be enacted in their present form. However, there can be no assurance that the Proposed Amendments will be enacted in the form proposed, or at all. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law, whether by legislative, governmental, or judicial action or decision, nor does it take into account provincial, territorial or foreign income tax considerations, which may differ from the Canadian federal income tax considerations discussed below.

This summary is of a general nature only, and is not exhaustive of all possible Canadian federal income tax considerations. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any Orezone Shareholder. Accordingly, Orezone Shareholders should consult their own tax advisors for advice as to the income tax consequences to them of the Arrangement in their particular circumstances.

Shareholders Resident in Canada

The following portion of the summary is applicable to an Orezone Shareholder who is resident, or deemed to be resident, in Canada for purposes of the Tax Act (a “Resident Shareholder”).

Redesignation of Orezone Shares as Orezone Class B Shares

Resident Shareholders will not realize a capital gain or a capital loss as a result of the redesignation of their Orezone Shares as Orezone Class B Shares under the Arrangement. The aggregate adjusted cost base of Orezone Class B Shares to a Resident Shareholder will be equal to the aggregate adjusted cost base of Orezone Shares to such Shareholder immediately prior to redesignation.

Exchange of Orezone Class B Shares for Orezone Class A Shares and New Orezone Shares

If, at the time the Orezone Class B Shares are exchanged for Orezone Class A Shares and New Orezone Shares under the Arrangement, the fair market value of all New Orezone Shares transferred to Orezone Shareholders on such exchange were to exceed the paid-up capital of all exchanged Orezone Class B Shares immediately before the exchange (which is not expected to be the case), Orezone would be deemed to have paid a dividend on the Orezone Class B Shares equal to the amount of such excess, and each Resident Shareholder would be deemed to have received a pro rata portion of such dividend, based on the proportion of Orezone Class B Shares held. However, Orezone has informed counsel that the fair market value of all New Orezone Shares at the time of such exchange is expected to be substantially lower than the amount that will be the aggregate paid-up capital of all exchanged Orezone Class B Shares immediately before such exchange. Accordingly, Orezone is not expected to be deemed to have paid a dividend as a result of the exchange.

Assuming that the fair market value of all New Orezone Shares at the time of the exchange does not exceed the aggregate paid-up capital of all exchanged Orezone Class B Shares immediately before the exchange, a Resident Shareholder whose Orezone Class B Shares are exchanged for Orezone Class A Shares and New Orezone Shares will be considered to have disposed of the Orezone Class B Shares for proceeds of disposition equal to the greater of the adjusted cost base to the Resident Shareholder of the Orezone Class B Shares immediately before the exchange (which will equal the adjusted cost base to the shareholder of the Orezone Shares immediately before their redesignation) and the fair market value of the New Orezone Shares at the time of the exchange. Consequently, the Resident Shareholder will realize a capital gain only if, and to the extent that, the fair market value of the New Orezone Shares received by such shareholder on the exchange exceeds the adjusted cost base of such shareholder’s Orezone Class B Shares. If the fair market value of all New Orezone Shares at the time of the exchange were to exceed the aggregate paid-up capital of all exchanged Orezone Class B Shares immediately before the exchange (which is not expected to be the case), the proceeds of disposition of a Resident Shareholder’s Orezone Class B Shares would generally be reduced by the amount of the deemed dividend that such shareholder would be deemed to have received, as described in the immediately preceding paragraph. In some circumstances, any such dividend deemed to be received by a Resident Shareholder that is a corporation may be deemed by subsection 55(2) of the Tax Act to instead be proceeds of disposition for the Orezone Class B Shares. See “Taxation of Capital Gains and Capital Losses” below for a general description of the treatment of capital gains and capital losses under the Tax Act.

The aggregate cost to a Resident Shareholder of Orezone Class A Shares acquired on the exchange will be equal to the amount, if any, by which the adjusted cost base to the Resident Shareholder of such shareholder’s Orezone Class B Shares immediately before the exchange (which will equal the adjusted cost base to the shareholder of the Orezone Shares immediately before the redesignation) exceeds the fair market value at the time of the exchange of the New Orezone Shares acquired by such shareholder on the exchange. The cost to a Resident Shareholder of New Orezone Shares acquired on the exchange will be equal to the fair market value of the New Orezone Shares at the time of the exchange.

Exchange of Orezone Class A Shares for IAMGOLD Shares

A Resident Shareholder whose Orezone Class A Shares are exchanged for IAMGOLD Shares under the Arrangement will (unless the shareholder chooses otherwise, as discussed in the next paragraph) be deemed to have disposed of the Orezone Class A Shares for proceeds of disposition equal to the adjusted cost base to the shareholder of those shares immediately before the exchange. Consequently, the shareholder will realize neither a capital gain nor a capital loss as a result of the exchange. The Resident Shareholder will be deemed to have acquired the IAMGOLD Shares at a cost equal to the proceeds of disposition of the Orezone Class A Shares. If the shareholder owns any other IAMGOLD Shares as capital property at the time of the exchange, the cost of all IAMGOLD Shares owned by the shareholder immediately after the exchange will be determined by averaging the cost of the IAMGOLD Shares acquired on the exchange with the shareholder’s adjusted cost base of those other IAMGOLD Shares.

The tax consequences discussed in the previous paragraph will not apply to a Resident Shareholder who chooses to report, in the shareholder’s return of income for the taxation year in which the exchange occurs, a capital gain or capital loss in respect of the disposition of the shareholder’s Orezone Class A Shares. In this case, the Resident Shareholder will realize a capital gain (or capital loss) equal to the amount by which the fair market value of the IAMGOLD Shares received on the exchange exceeds (or is exceeded by) the adjusted cost base to the shareholder of the Orezone Class A Shares immediately before the exchange. Under the current provisions of the Tax Act, the recognition of a capital loss so realized may be deferred if the shareholder is a corporation, trust or partnership. However, under the Proposed Amendments, the recognition of a capital loss so realized may not be deferred. See “Taxation of Capital Gains and Capital Losses” below for a general description of the treatment of capital gains and capital losses under the Tax Act. If the shareholder chooses to report a capital gain or capital loss, the cost to the shareholder of IAMGOLD Shares acquired by the shareholder on the exchange will equal the fair market value of the Orezone Class A Shares at the time of the exchange, subject to the averaging rules discussed above where the shareholder owns other IAMGOLD Shares as capital property at the time of the exchange.

Dividends on Orezone Class B Shares, IAMGOLD Shares and New Orezone Shares

In the case of a Resident Shareholder who is an individual, dividends received or deemed to be received on Orezone Class B Shares, IAMGOLD Shares or New Orezone Shares will be included in computing the individual’s income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit in respect of dividends that are designated as “eligible dividends”.

In the case of a Resident Shareholder that is a corporation, dividends received or deemed to be received on Orezone Class B Shares, IAMGOLD Shares or New Orezone Shares will be included in computing the corporation’s income and will generally be deductible in computing its taxable income. A “private corporation” (as defined in the Tax Act) or any other corporation controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on such shares to the extent that such dividends are deductible in computing the corporation’s taxable income.

Disposition of IAMGOLD Shares and New Orezone Shares

A Resident Shareholder who disposes or is deemed to dispose of IAMGOLD Shares or New Orezone Shares will generally realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the Resident Shareholder of those shares immediately before the disposition. See “Taxation of Capital Gains and Capital Losses” below for a general description of the treatment of capital gains and capital losses under the Tax Act.

Taxation of Capital Gains and Capital Losses

One-half of any capital gain (a “taxable capital gain”) realized by a Resident Shareholder in a taxation year will be included in the Resident Shareholder’s income for the year. One-half of any capital loss (an “allowable capital loss”) realized by a Resident Shareholder in a taxation year may be deducted against taxable capital gains realized in that taxation year. Any excess of allowable capital losses over taxable capital gains in a taxation year may be carried back up to three taxation years and carried forward indefinitely and deducted against net taxable capital gains in those other years, to the extent and in the circumstances specified in the Tax Act.

If the Resident Shareholder is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of an Orezone Class A Share, an IAMGOLD Share or a New Orezone Share may be reduced by the amount of certain dividends received or deemed to be received by the corporation on the share, to the extent and under circumstances specified by the Tax Act. Analogous rules apply to a partnership or trust of which a corporation, trust or partnership is a member or beneficiary.

Capital gains realized by individuals and certain trusts may give rise to a liability for alternative minimum tax under the Tax Act.

A Resident Shareholder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including amounts in respect of net taxable capital gains and dividends or deemed dividends not deductible in computing taxable income.

Dissenting Shareholders

A Resident Shareholder who, as a result of the exercise of Dissent Rights, disposes of Orezone Class B Shares (the redesignated Orezone Shares) to IAMGOLD in consideration for a cash payment from IAMGOLD, will be considered to have disposed of the Orezone Class B Shares for proceeds of disposition equal to the cash payment (other than any portion of the payment that is interest awarded by the court). Such Dissenting Shareholder will realize a capital gain (or capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to such Dissenting Shareholder of the Orezone Class B Shares immediately before the disposition (which will equal the adjusted cost base to the Dissenting Shareholder of the Dissenting Shareholder’s Orezone Shares immediately before their redesignation). See “Taxation of Capital Gains and Capital Losses” above for a general description of the treatment of capital gains and capital losses under the Tax Act.

Interest awarded by a court to a Resident Shareholder who is a Dissenting Shareholder will be included in such shareholder’s income for purposes of the Tax Act.

Eligibility for Investment

The Orezone Class A Shares will, while held by Resident Shareholders pursuant to the Arrangement, be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, registered disability savings plans, deferred profit sharing plans, registered education savings plans and tax-free savings accounts (“Registered Plans”).

The IAMGOLD Shares will be qualified investments under the Tax Act for Registered Plans at a particular time, provided that, at that time, the shares are listed on a designated stock exchange (which includes the TSX) or, for Registered Plans other than tax-free savings accounts, IAMGOLD is a “public corporation” as defined in the Tax Act.

The New Orezone Shares will be qualified investments under the Tax Act for Registered Plans at a particular time, provided that, at that time, the shares are listed on a designated stock exchange at that time or, for Registered Plans other than tax-free savings accounts, New Orezone is a “public corporation” as defined in the Tax Act. If the New Orezone Shares are not listed on a designated stock exchange at the time they are issued pursuant to the Arrangement, but they become listed on a designated stock exchange in Canada before the due date for New Orezone’s first income tax return and New Orezone makes the appropriate election in that return, the New Orezone Shares will be considered to be a qualified investment for Registered Plans (other than tax-free savings accounts) from their date of issue.

Shareholders Not Resident in Canada

The following portion of the summary is applicable to an Orezone Shareholder who (i) has not been, is not, and will not be resident or deemed to be resident in Canada for purposes of the Tax Act, and (ii) does not and will not use or hold, and is not and will not be deemed to use or hold, Orezone Shares, IAMGOLD Shares or New Orezone Shares in connection with carrying on a business in Canada (a “Non-Resident Shareholder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Shareholder that is an insurer carrying on business in Canada and elsewhere.

Redesignation of Orezone Shares as Orezone Class B Shares

The discussion above under “Shareholders Resident in Canada – Redesignation of Orezone Shares as Orezone Class B Shares” also applies to a Non-Resident Shareholder.

Receipt of New Orezone Shares

The discussion above, under “Shareholders Resident in Canada – Exchange of Orezone Class B Shares for Orezone Class A Shares and New Orezone Shares”, of the deemed dividend potentially resulting from the distribution of New Orezone Shares also applies to a Non-Resident Shareholder. As noted in the above discussion, based on the information provided by Orezone, Orezone is not expected to be deemed to have paid a dividend as a result of the exchange of the Orezone Class B Shares for Orezone Class A Shares and New Orezone Shares. In the event that Orezone was deemed to have paid a dividend, the portion of the dividend deemed to have been received by a Non-Resident Shareholder would be subject to withholding tax under the Tax Act at the rate of 25% of the gross amount of the dividend, subject to reduction under an applicable income tax convention or treaty.

Share Exchanges and Subsequent Dispositions of Shares

A Non-Resident Shareholder who participates in the Arrangement will not be subject to tax under the Tax Act on any capital gain realized on the exchange of Orezone Class B Shares (the redesignated Orezone Shares) for Orezone Class A Shares and New Orezone Shares, or on the exchange of Orezone Class A Shares for IAMGOLD Shares, provided that (i) the shares disposed are not “taxable Canadian property” of the Non-Resident Shareholder at the time of the applicable exchange, or (ii) the Non-Resident Shareholder is exempt from taxation in Canada on the disposition of such shares under the terms of an applicable income tax convention or treaty.

Similarly, any capital gain realized by a Non-Resident Shareholder on the disposition or deemed disposition of IAMGOLD Shares or New Orezone Shares acquired pursuant to the Arrangement will not be subject to tax under the Tax Act provided that (i) the shares disposed of are not “taxable Canadian property” of the Non-Resident Shareholder at the time of the disposition, or (ii) the Non-Resident Shareholder is exempt from taxation in Canada on the disposition of such shares under the terms of an applicable income tax convention or treaty.

Generally, a share of a corporation owned by a Non-Resident Shareholder will not be taxable Canadian property of the Non-Resident Shareholder at a particular time provided that (i) the share is listed on a designated stock exchange (which includes the TSX), (ii) neither the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder does not deal at arm’s length, nor the Non-Resident Shareholder together with all such persons has owned 25% or more of the shares of any class or series of the corporation within the previous five years, and (iii) the share was not acquired in a transaction as a result of which the share was deemed to be taxable Canadian property of the Non-Resident Shareholder. Orezone has informed counsel that the Orezone Class A Shares and the Orezone Class B Shares will be listed on the TSX at the time such shares are exchanged pursuant to the Arrangement.

In the case of a Non-Resident Shareholder that is a resident of the United States and that is a “qualifying person” for purposes of the Canada-United States Income Tax Convention (the “U.S. Treaty”), any gain realized by the Non-Resident Shareholder on a disposition of Orezone Class B Shares, Orezone Class A Shares, IAMGOLD Shares, or New Orezone Shares that would otherwise be subject to tax under the Tax Act will be exempt from tax pursuant to the U.S. Treaty provided that the value of such shares is not derived principally from real property situated in Canada.

In the event that an Orezone Class B Share, Orezone Class A Share, IAMGOLD Share, or New Orezone Share constitutes taxable Canadian property of a Non-Resident Shareholder and any capital gain that would be realized on the exchange or disposition of the share is not exempt from tax under the Tax Act pursuant to an applicable income tax convention or treaty, then the tax consequences discussed above for Orezone Shareholders who are resident in Canada, under “Exchange of Orezone Class B Shares for Orezone Class A Shares and New Orezone Shares”, “Exchange of Orezone Class A Shares for IAMGOLD Shares”, and “Disposition of IAMGOLD Shares and New Orezone Shares”, as applicable, and under “Taxation of Capital Gains and Capital Losses”, will generally apply.

Reporting and withholding obligations under section 116 of the Tax Act apply when a person who is not resident in Canada for purposes of the Tax Act disposes of taxable Canadian property, other than “excluded property”. “Excluded property” includes shares of a class of shares of a corporation, if the class of shares is listed on a designated stock exchange. The Orezone Shares are listed on the TSX. Moreover, as noted above, Orezone has informed counsel that it intends to make an application to the TSX to list the Orezone Class A Shares and the Orezone Class B Shares on the TSX at the time such shares are exchanged pursuant to the Arrangement. In that case the reporting and withholding obligations will not apply with respect to the redesignation of the Orezone Shares as Orezone Class B Shares or on the exchange of a Non-Resident Shareholder’s Orezone Class B Shares or Orezone Class A Shares that are taxable Canadian property.

Dividends on IAMGOLD Shares and New Orezone Shares

Dividends paid, deemed to be paid, or credited on IAMGOLD Shares or New Orezone Shares to a Non-Resident Shareholder will be subject to withholding tax under the Tax Act at a rate of 25% of the gross amount of the dividend unless the rate is reduced by an applicable income tax convention or treaty. In the case of a beneficial owner of dividends that is a resident of the United States, that is a “qualifying person” for purposes of the U.S. Treaty and that owns less than 10% of the voting stock of IAMGOLD or New Orezone, as the case may be, the rate of withholding tax on dividends will be reduced to 15%.

Dissenting Shareholders

A Non-Resident Shareholder who, as a result of the exercise of Dissent Rights, disposes of Orezone Class B Shares (the redesignated Orezone Shares) to IAMGOLD in consideration for a cash payment from IAMGOLD, will be considered to realize a capital gain or capital loss as discussed above under “Shareholders Resident in Canada – Dissenting Shareholders”. The same general considerations apply as discussed above under “Share Exchanges and Subsequent Dispositions of Shares” in determining whether a capital gain will be subject to tax under the Tax Act.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Introduction

The following is a discussion of certain U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from the Arrangement, and the acquisition, ownership and disposition of IAMGOLD Shares and New Orezone Shares received pursuant to the Arrangement. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the Arrangement or the acquisition, ownership and disposition of IAMGOLD Shares and New Orezone Shares received pursuant to the Arrangement. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax considerations applicable to a U.S. Holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Moreover, this summary is not binding on the Internal Revenue Service (the “IRS”) or the U.S. courts, and no assurance can be provided that the conclusions reached in this summary will not be challenged by the IRS or will be sustained by a U.S. court if so challenged. Neither Orezone nor IAMGOLD have requested, and do not intend to request, a ruling from the IRS or an opinion from legal counsel regarding any of the U.S. federal income tax consequences of the Arrangement, and the acquisition, ownership and disposition of IAMGOLD Shares and New Orezone Shares received pursuant to the Arrangement. Each U.S. Holder should consult its own tax advisor regarding the Arrangement, and the acquisition, ownership and disposition of IAMGOLD Shares and New Orezone Shares received pursuant to the Arrangement.

To ensure compliance with U.S. Treasury Department Circular 230, U.S. Holders are hereby notified that: (a) any discussion of U.S. federal tax issues in this document is not intended or written to be relied upon, and cannot be relied upon, by a U.S. Holder for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code; (b) this summary was written in connection with the promotion or marketing of the transactions or matters addressed in this document; and (c) each U.S. Holder should seek advice based on such U.S. Holder’s particular circumstances from an independent tax advisor.

Scope of this Disclosure

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (final, temporary, and proposed), U.S. court decisions, published IRS rulings and published administrative positions of the IRS, that are applicable and, in each case, as in effect and available, as of the date of this Information Circular. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis and could affect the U.S. federal income tax considerations described in this summary.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is an owner of Orezone Shares at the time of the Arrangement and who receives IAMGOLD Shares and New Orezone Shares pursuant to the Arrangement, that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders

For purposes of this summary, a “Non-U.S. Holder” is an owner of Orezone Shares at the time of the Arrangement that is not a U.S. Holder and is not a partnership for U.S. federal income tax purposes. This summary does not address the U.S. federal income tax considerations applicable to Non-U.S. Holders arising from the Arrangement or the acquisition, ownership and disposition of IAMGOLD Shares and New Orezone Shares received pursuant to the Arrangement. Accordingly, a Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any tax treaties) of the Arrangement, and the acquisition, ownership and disposition of IAMGOLD Shares and New Orezone Shares received pursuant to the Arrangement.

Transactions Not Addressed

Except as expressly discussed below, this summary does not address the U.S. federal income tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Arrangement (whether or not any such transactions are undertaken in connection with the Arrangement), including, without limitation, the following:

•	tax consequences to IAMGOLD, IAMGOLD Subco, Orezone, or New Orezone;

•	any exercise, conversion, assumption, disposition, exchange, or other transaction involving Orezone Warrants;

•	any conversion into Orezone Shares of any Orezone notes, debentures or other debt instruments;

•	any vesting, conversion, assumption, disposition, exercise, exchange, or other transaction involving any rights to acquire Orezone Shares, including the Orezone Options;

•	any transaction involving the Orezone Convertible Debenture, including the Convertible Debenture Waiver Agreement; and

•	any transaction, other than the Arrangement, in which New Orezone Shares or IAMGOLD Shares are acquired.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations of the Arrangement or the acquisition, ownership and disposition of IAMGOLD Shares and New Orezone Shares received pursuant to the Arrangement to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (c) U.S. Holders that have a “functional currency” other than the U.S. dollar; (d) U.S. Holders that own Orezone Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (e) U.S. Holders that acquired Orezone Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (f) U.S. Holders that hold Orezone Shares other than as a capital asset within the meaning of Section 1221 of the Code; (g) U.S. Holders who are U.S. expatriates or former long term residents of the United States; and (h) U.S. Holders that own, or will own after the Effective Time, directly, indirectly, or by attribution, 5% or more, by voting power or value, of the outstanding IAMGOLD Shares or Orezone Shares. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the Arrangement, and the acquisition, ownership and disposition of IAMGOLD Shares and New Orezone Shares received pursuant to the Arrangement.

If an entity that is classified as partnership for U.S. federal income tax purposes holds Orezone Shares, the U.S. federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners (or owners). Partners of entities that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences of the Arrangement, and the acquisition, ownership and disposition of IAMGOLD Shares and New Orezone Shares received pursuant to the Arrangement.

Tax Consequences Other than U.S. Federal Income Tax Consequences Not Addressed

This summary does not address the state, local, alternative minimum, estate and gift, or foreign tax consequences to U.S. Holders of the Arrangement, and the acquisition, ownership and disposition of IAMGOLD Shares and New Orezone Shares received pursuant to the Arrangement. Each U.S. Holder should consult its own tax advisors regarding the state, local, estate and gift, and foreign tax consequences to them of the Arrangement, and the acquisition, ownership and disposition of IAMGOLD Shares and New Orezone Shares received pursuant to the Arrangement.

U.S. Federal Income Tax Consequences of the Arrangement

Characterization of the Arrangement for U.S. Federal Income Tax Purposes

The exchange of Orezone Shares for IAMGOLD Shares (the “Exchange”) and the amalgamation of Orezone and IAMGOLD Subco (the “Amalgamation,” and together with the Exchange, the “Acquisition”) may be viewed either as separate transactions or treated as a single integrated transaction for U.S. federal income tax purposes (and to the extent that New Orezone Shares are treated as consideration paid by IAMGOLD for Orezone Shares as discussed below, the distribution of such New Orezone Shares to Orezone Shareholders would also be treated as part of the Acquisition). Qualification of the Acquisition as a tax-deferred “reorganization” under Section 368(a)(1) of the Code (a “Reorganization”) depends on the Acquisition being a single integrated transaction for U.S. federal income tax purposes and otherwise is subject to numerous requirements, among them, the Substantially All Assets Requirement discussed below. Whether any of such requirements for Reorganization treatment will be satisfied will not be known until after the Effective Date, and thus, qualification of the Acquisition as a Reorganization is uncertain as of the date of this Circular. Neither Orezone nor IAMGOLD has sought or obtained a ruling from the IRS or an opinion of counsel regarding any of the tax consequences of the Arrangement, including whether the Exchange and Amalgamation would be viewed separately or as a single integrated transaction and whether the Acquisition qualifies as a Reorganization under U.S. federal income tax rules. U.S. Holders should consult their own U.S. tax advisors regarding the proper tax reporting of the Arrangement.

There are many requirements for a transaction to qualify as a Reorganization for U.S. federal income tax purposes. Among them is the requirement that IAMGOLD Amalco must acquire “substantially all” of the assets of Orezone (the “Substantially All Assets Requirement”) in order for tax-deferred treatment to apply. In determining whether IAMGOLD Amalco will acquire the requisite amount of Orezone’s assets, certain assets will not be considered as Orezone assets acquired by IAMGOLD Amalco, including, without limitation, the New Orezone Shares distributed to Orezone Shareholders, the transfer of Kossa Gold Rights by Orezone Inc. to IAMGOLD as part of the Arrangement and any cash or other assets directly or indirectly paid or otherwise transferred by Orezone to any Orezone Shareholder. For ruling purposes, the IRS defines “substantially all” as 70% of the gross assets and 90% of the net assets of the Orezone. Thus, if the fair market value of the New Orezone Shares distributed to Orezone Shareholders is significant, the Acquisition may fail to qualify as a Reorganization with respect to Orezone solely by reason of failure to satisfy the Substantially All Assets Requirement, in which case it would constitute a taxable transaction for U.S. Holders of Orezone Shares (See “Tax Consequences if the Acquisition is a Taxable Transaction” below). The Acquisition may fail to qualify as a Reorganization for other reasons besides a failure to satisfy the Substantially All Assets Requirement. In addition, the Arrangement will be effected under applicable provisions of Canadian corporate law which are technically different from analogous provisions of U.S. corporate law and this increases the level of uncertainty regarding the treatment of the Arrangement under U.S. tax principles.

This summary assumes that the renaming and redesignation of the Orezone Shares as Orezone Class B Shares and the exchange by the Orezone Shareholders of the Orezone Class B Shares for Orezone Class A Shares and New Orezone Shares will properly be treated, under the step-transaction doctrine or otherwise, as a distribution by Orezone of the New Orezone Shares. As discussed below, to the extent that the value of the New Orezone Shares distributed to U.S. Holders is attributable to the historic assets of IAMGOLD, although the matter is not clear, this summary assumes that such New Orezone Shares will be treated as consideration paid by IAMGOLD to U.S. Holders for their Orezone Shares in the Acquisition. There can be no assurance that the IRS will not challenge this view of the restructuring of the share capital of Orezone or that a U.S. court would not agree with the IRS if this treatment were challenged. Each U.S. Holder should consult its own tax advisor regarding the proper U.S. federal income tax treatment of the receipt of New Orezone Shares in connection with the Arrangement.

Tax Consequences if the Acquisition Qualifies as a Reorganization

If the Acquisition qualifies as a Reorganization, subject to the “passive foreign investment company” (or “PFIC”) rules discussed below, then the following U.S. federal income tax consequences will result for U.S. Holders as a result of the Acquisition:

(a)	gain (but not loss) will be recognized in an amount equal to the lesser of (a) the excess, if any, of (i) the sum of (x) the fair market value of the IAMGOLD Shares and (y) the fair market value of the New Orezone Shares received in the Acquisition that are attributable to the historic assets of IAMGOLD (without reduction for any Canadian income tax withheld) (“New Orezone Share Consideration”), over (ii) the tax basis of such U.S. Holder in the Orezone Shares exchanged pursuant to the Acquisition, or (b) the fair market value of such New Orezone Share Consideration received in the Acquisition (without reduction for any Canadian income tax withheld);

(b)	the aggregate tax basis of IAMGOLD Shares received by a U.S. Holder in the Acquisition will be equal to the aggregate tax basis of Orezone Shares surrendered in exchange therefor, increased by the amount of gain recognized and decreased by the fair market value of such New Orezone Share Consideration received in the Acquisition;

(c)	the holding period of a U.S. Holder for the IAMGOLD Shares acquired in exchange for Orezone Shares pursuant to the Acquisition will include such U.S. Holder’s holding period for Orezone Shares;

(d)	U.S. Holders that own at least 1% by vote or value of Orezone who exchange Orezone Shares for IAMGOLD Shares pursuant to the Acquisition generally will be required to report certain information to the IRS on their U.S. federal income tax returns for the taxable year in which the Acquisition occurs, and to retain certain records related to the Acquisition; and

(e)	U.S. Holders that own, directly, indirectly, or by attribution, 5% or more, by voting power or value, of the outstanding IAMGOLD Shares after the Effective Time will be required to enter into a “gain recognition agreement” within the meaning of Section 1.367(a)-8T(b) of the temporary Treasury Regulations in order to benefit from Reorganization treatment. If such a U.S. Holder does not enter into a “gain recognition agreement,” the transaction will be a taxable transaction with respect to such U.S. Holder with the consequences described in “Tax Consequences if the Acquisition is a Taxable Transaction” below.

It is possible that gain recognized by a U.S. Holder due to the receipt of New Orezone Share Consideration may be treated as a dividend, as described in the paragraph below. Subject to the PFIC rules discussed below, any recognized gain not treated as a dividend, generally should be treated as capital gain, which will be long-term capital gain if the Orezone Shares with respect to which the distribution of New Orezone Share Consideration is received have been held for more than one year. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation.

If the receipt of the New Orezone Share Consideration in the Acquisition has the effect of a distribution of a dividend to a U.S. Holder for U.S. federal income tax purposes under Sections 356 and 302 of the Code, applying such principles as if IAMGOLD had issued additional IAMGOLD Shares and then redeemed such IAMGOLD Shares for the applicable portion of the distribution of New Orezone Shares (see the discussion below under the heading “Dispositions of IAMGOLD Shares and New Orezone Shares”), the recognized gain generally would be treated as a dividend to the extent of the accumulated “earnings and profits” (as determined under the Code) of IAMGOLD (or, possibly, the combined current or accumulated “earning and profits” of Orezone and IAMGOLD).

The IRS could challenge a U.S. Holder’s treatment of the Acquisition as a Reorganization. If this treatment were successfully challenged, then the Acquisition would be treated as a taxable transaction, with the consequences to U.S. Holders discussed immediately below (including the recognition of any realized gain).

Tax Consequences if the Acquisition is a Taxable Transaction

If the Acquisition does not qualify as a Reorganization for U.S. federal income tax purposes, subject to the PFIC rules discussed below, then the following U.S. federal income tax consequences would result for U.S. Holders as a result of the Acquisition:

(a)	a U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between (i) the fair market value (expressed in U.S. dollars) of the IAMGOLD Shares and New Orezone Share Consideration received in the Acquisition and (ii) the adjusted tax basis (expressed in U.S. dollars) of such U.S. Holder in the Orezone Shares exchanged;

(b)	the tax basis of a U.S. Holder in the IAMGOLD Shares and in the New Orezone Share Consideration received in the Acquisition would be the fair market value of such shares on the date of receipt; and

(c)	the holding period of a U.S. Holder for the IAMGOLD Shares and New Orezone Share Consideration received in the Acquisition would begin on the day after the date of receipt.

Subject to the PFIC rules discussed below, any gain or loss described in clause (a) immediately above generally would be capital gain or loss, which would be long-term capital gain or loss if such Orezone Shares are held for more than one year. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to limitations under the Code.

Tax Consequences of the Distribution of New Orezone Shares if the Acquisition Qualifies as a Reorganization

Because of the form of the distribution of New Orezone Shares and the fact that the assets of New Orezone will consist, in part, of historic IAMGOLD assets, the treatment of the distribution of New Orezone Shares with regard to U.S. Holders receiving such shares is not clear. Specifically, in the event that the Acquisition qualifies as a Reorganization, upon the receipt of the distribution of New Orezone Shares, U.S. Holders receiving such shares may be treated as receiving: (a) “boot” with respect to a Reorganization under Section 356 of the Code to the extent that the value of the New Orezone Shares is attributable to the historic assets of IAMGOLD, with the remaining value of such New Orezone Shares treated as a taxable distribution under Section 302(b)(2) or under Section 301 of the Code; (b) “boot” with respect to a Reorganization under Section 356 of the Code to the extent of the entire value of the New Orezone Shares or (c) a taxable distribution under Section 302(b)(2) or under Section 301 of the Code (because the distribution would not qualify as a tax-free spin-off under Section 355 of the Code). Although the matter is unclear, to the extent that the value of the New Orezone Shares distributed to U.S. Holders is attributable to the historic assets of IAMGOLD, this summary assumes that such New Orezone Shares will be treated as consideration paid by IAMGOLD to U.S. Holders for their Orezone Shares in the Acquisition. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal income tax consequences of the receipt of New Orezone Shares in connection with the Acquisition.

To the extent that the distribution of New Orezone Shares is treated as “boot”, the U.S. federal income tax consequences would be as described above under the heading “Tax Consequences if the Acquisition Qualifies as a Reorganization.”

To the extent that all or a portion of the distribution of New Orezone Shares is not treated as boot payment, but is instead treated as a distribution under Section 302(b)(2) of the Code, a U.S. Holder of Orezone Shares will be treated as if it had sold or exchanged a portion of its Orezone Shares for the distributed New Orezone Shares.

To the extent that all or a portion of the distribution of New Orezone Shares is not treated as a boot payment, but is instead treated as a taxable distribution under Section 301 of the Code, a U.S. Holder of Orezone Shares would be treated as receiving a distribution from Orezone in an amount equal to the fair market value of the New Orezone Shares received (without reduction for any Canadian income tax withheld). This distribution would be treated as a dividend to a U.S. Holder of Orezone Shares to the extent of Orezone’s current or accumulated “earnings and profits” (as determined under the Code). To the extent that this distribution exceeds Orezone’s current or accumulated “earnings and profits”, this distribution would be treated (a) first, as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Orezone Shares, and (b) thereafter, as gain from the sale or exchange of the Orezone Shares.

Subject to the “PFIC” rules discussed below, such gain generally would be a capital gain, which would be long-term capital gain or loss if such Orezone Shares have been held for more than one year. Such distribution would not be eligible for the “dividends received deduction” under the Code. Additionally, because Orezone believes that based on current business plans and financial projections, it will likely constitute a PFIC during the current taxable year, the dividend will not be eligible for taxation at the preferential tax rates applicable to qualified dividend income described under “Ownership of IAMGOLD Shares and New Orezone Shares – Distributions With Respect to IAMGOLD Shares and New Orezone Shares” for U.S. Holders who are individuals, estates or trusts.

In either case, the tax basis of a U.S. Holder in each of the New Orezone Shares should be equal to the fair market value of the New Orezone Shares on the date of receipt, and the holding period of a U.S. Holder in the New Orezone Shares should begin on the day after the date of receipt.

Tax Consequences of the Distribution of New Orezone Shares if the Acquisition Fails to Qualify as a Reorganization

For the reasons described above, the proper U.S. Federal income tax treatment of the distribution of New Orezone Shares is not clear. In the event that the Acquisition does not qualify as a Reorganization, upon the receipt of the distribution of New Orezone Shares, a U.S. Holder of Orezone Shares may either be treated as receiving: (a) additional consideration paid by IAMGOLD to U.S. Holders in the Acquisition to the extent that the value of the New Orezone Shares is attributable to the historic assets of IAMGOLD, with the remaining value of such New Orezone Shares treated as a taxable distribution under Section 302(b)(2) or under Section 301 of the Code; (b) additional consideration in exchange for Orezone Shares to the extent of the entire value of the New Orezone Shares or (c) a taxable distribution under Section 302(b)(2) or under Section 301 of the Code. Although the matter is unclear, to the extent that the value of the New Orezone Shares distributed to U.S. Holders is attributable to the historic assets of IAMGOLD, this summary assumes that such New Orezone Shares will be treated as consideration paid by IAMGOLD to U.S. Holders for their Orezone Shares in the Acquisition. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal income tax consequences of the receipt of New Orezone Shares in connection with the Acquisition.

To the extent that all or a portion of the distribution of New Orezone Shares is treated as additional consideration in exchange for Orezone Shares or a taxable distribution under Section 302(b)(2) of the Code, the tax consequences to U.S. Holders of the distribution of New Orezone Shares received are discussed above under the heading “Tax Consequences if the Acquisition is a Taxable Transaction.”

To the extent that all or a portion of the distribution of New Orezone Shares is treated as a taxable distribution under Section 301 of the Code, the tax consequences are discussed above under the heading “Tax Consequences of the Distribution of New Orezone Shares if the Acquisition Qualifies as a Reorganization.”

Tax Consequences of the Arrangement if Orezone Is Classified as a PFIC

A U.S. Holder of Orezone Shares would be subject to special, adverse tax rules in respect of the Arrangement if Orezone was classified as a PFIC for any taxable year during which such U.S. Holder holds or held Orezone Shares.

PFIC Status of Orezone

Orezone believes that it likely constituted a PFIC during one or more prior taxable years, and based on current business plans and financial projections, believes that it will likely constitute a PFIC during the current taxable year.

PFIC classification is factual in nature, and generally cannot be determined until the close of the taxable year in question. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Consequently, there can be no assurances regarding the PFIC status of Orezone during the current or any prior taxable year.

Tax Consequences of the Acquisition if Orezone is or has been a PFIC

Subject to certain exceptions discussed below, if Orezone is classified as a PFIC for any taxable year during which a U.S. Holder holds Orezone Shares, special rules may increase such U.S. Holder’s U.S. federal income tax liability with respect to the Acquisition. Under the default PFIC rules:

•	the Acquisition would be treated as a taxable transaction even if such transaction qualifies as a Reorganization;

•	any gain realized pursuant to the Acquisition would be allocated ratably over such U.S. Holder’s holding period;

•	the amount allocated to the current taxable year and any year prior to the first year in which Orezone was classified as a PFIC would be taxed as ordinary income in the current year;

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year; and

•

an interest charge for a deemed deferral benefit would be imposed with respect to the resulting tax attributable to each of the other taxable years, which interest charge is not deductible by non-corporate U.S. Holders.

A U.S. Holder that has made a “mark-to-market” election under Section 1296 of the Code (a “Mark-to-Market Election”) generally may not be subject to the PFIC rules described above, and may be able to mitigate potentially adverse PFIC tax consequences in the future. A U.S. Holder that has made a timely and effective election to treat Orezone as a “qualified electing fund” under Section 1295 of the Code (a “QEF Election”) generally would not be subject to the PFIC rules described above. U.S. Holders are urged to consult with their own tax advisors regarding the potential application of the PFIC rules or any Mark-to-Market or QEF Election. The impact of and requirements for making the Mark-to-Market and QEF Elections are discussed more fully under “Passive Foreign Investment Company Rules Relating to the Ownership of IAMGOLD Shares and New Orezone Shares – QEF Election” and “ – Mark-to-Market Election.”

However, notwithstanding the foregoing, if (i) the Acquisition qualifies as a Reorganization (and the U.S. Holder does not dissent from the Arrangement), (ii) Orezone was classified as a PFIC for any taxable year during which a U.S. Holder holds or held Orezone Shares and (iii) IAMGOLD also qualifies as a PFIC for the taxable year that includes the day after the Effective Date of the Acquisition, then proposed Treasury Regulations generally provide for the nonrecognition treatment of a Reorganization to apply to such U.S. Holder’s participation in the exchange of Orezone Shares for IAMGOLD Shares pursuant to the Acquisition (for a discussion of the general nonrecognition treatment of a Reorganization, see discussion below under the heading “Tax Consequences if the Acquisition Qualifies as a Reorganization”). This exception is generally referred to as the “PFIC-for-PFIC Exception.” In addition, in order to qualify for this exception, proposed Treasury Regulations require a U.S. Holder to report certain information to the IRS on Form 8621 together with such U.S. Holder’s U.S. federal income tax return for the taxable year in which the Acquisition occurs.

As discussed below under the heading “Passive Foreign Investment Company Rules Relating to the Ownership of IAMGOLD Shares and New Orezone Shares”, IAMGOLD based on current business plans and financial projections, does not expect that it will be a PFIC for the taxable year that includes the day after the Effective Date of the Arrangement, although there can be no assurance in this regard. If IAMGOLD is not a PFIC for the taxable year that includes the day after the Effective Date of the Arrangement, the “PFIC for PFIC Exception” discussed above would not apply. PFIC classification is factual in nature, and generally cannot be determined until the close of the taxable year in question. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules that are subject to differing interpretations. Consequently, there can be no assurances regarding the PFIC status of IAMGOLD during the current or any future taxable year. If IAMGOLD is a PFIC for the taxable year that includes the day after the Arrangement, the PFIC-for-PFIC Exception may be available to qualifying U.S. Holders that comply with certain reporting requirements discussed above. The availability of such nonrecognition treatment provided by the PFIC-for-PFIC Exception is subject to numerous restrictions and limitations. Each U.S. Holder should consult its own tax advisors regarding the potential application of the PFIC rules to the Arrangement, and the information reporting responsibilities under the proposed Treasury Regulations in connection with such transactions.

Tax Consequences of the Distribution of the New Orezone Shares if Orezone is or has been a PFIC

If Orezone is a PFIC or was a PFIC at any time during a U.S. Holder’s holding period for the Orezone Shares, the effect of the PFIC rules to U.S. Holders as a result of the distribution of New Orezone Shares will depend on a variety of factors that are not certain at the time of this Circular, including (i) whether the Acquisition qualifies as a Reorganization, (ii) whether the “PFIC-for-PFIC Exception” (as discussed above) is applicable, (iii) whether the distribution of New Orezone Shares is treated as additional consideration in exchange for a U.S. Holder’s Orezone Shares in the Acquisition and/or a taxable distribution under Section 301 of the Code, and (iv) whether such U.S. Holder has made a timely and effective QEF Election or a Mark-to-Market Election.

For purposes of this discussion regarding the tax consequences of the distribution of New Orezone Shares if Orezone is or has been a PFIC, it will be assumed that the “PFIC-for-PFIC Exception” (discussed above) will not be applicable to the Arrangement.

For purposes of this summary, a U.S. Holder that has made a timely and effective QEF Election or Mark-to-Market Election is referred to as an “Electing Shareholder” and a U.S. Holder that has not made a timely and effective QEF Election or Mark-to-Market Election is referred to as a “Non-Electing Shareholder.” If either of these elections were successfully made, Electing Shareholders generally would not be subject to the rules of Section 1291 of the Code discussed below upon the receipt of the New Orezone Shares pursuant to the Arrangement.

A U.S. Holder that has made a timely and effective QEF Election would generally be subject to the same rules as those discussed below under the section entitled “Passive Foreign Investment Company Rules Relating to the Ownership of IAMGOLD Shares and New Orezone Shares – QEF Election” (substituting “Orezone” for “New Orezone,” where applicable) with respect to the distribution of New Orezone Shares pursuant to the

Arrangement, including being taxed on its share of the gain recognized by Orezone (i) on its distribution of New Orezone and (ii) otherwise in connection with the Arrangement, which gain may be substantial. In the event it is a PFIC, Orezone will make available to U.S. Holders, upon request, the information described under “Passive Foreign Investment Company Rules Relating to the Ownership of IAMGOLD Shares and New Orezone Shares – QEF Election” that such a holder would need to make a QEF election with respect to its shares in Orezone for taxable year 2008 and the portion of 2009 attributable to its final tax year ending on the Effective Date pursuant to U.S. tax law. No information will be provided with respect to a U.S. Holder’s indirect interest in Amalco.

A U.S. Holder that has properly made a Mark-to-Market Election would generally be subject to the same rules as those discussed below under the section entitled “Passive Foreign Investment Company Rules Relating to the Ownership of IAMGOLD Shares and New Orezone Shares – Mark-to-Market Election” (substituting “Orezone” for “IAMGOLD” or “New Orezone,” where applicable) with respect to the distribution of New Orezone Shares pursuant to the Arrangement.

With respect to a Non-Electing Shareholder, to the extent that the distribution of New Orezone Shares is treated as additional consideration for a U.S. Holder’s Orezone Shares, the U.S. federal income tax consequences for U.S. Holders will be as described above under the heading “Tax Consequences of the Acquisition if Orezone is or has been a PFIC.”

To the extent that the distribution of New Orezone Shares is treated as a taxable distribution under Section 302(b)(2) or under Section 301 of the Code, a Non-Electing U.S. Holder receiving New Orezone Shares pursuant to the Arrangement would also be subject to the default PFIC rules, discussed under “Passive Foreign Investment Company Rules Relating to the Ownership of IAMGOLD Shares and New Orezone Shares –Default Rules under Section 1291 of the Code”, with respect to any gain recognized as a result of exchange treatment as a result of Section 302(b)(2) or a deemed disposition of Orezone Shares as result of Section 301(c)(3) (i.e., the result of a distribution in excess of Orezone’s current or accumulated “earnings and profits”, treated (a) first, as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Orezone Shares, and (b) thereafter, as gain from the sale or exchange of the Orezone Shares). In addition, the default PFIC rules would also apply to the distribution of New Orezone Shares if such distribution constituted an “excess distribution” under the meaning of the PFIC rules. As discussed more fully under “Passive Foreign Investment Company Rules Relating to the Ownership of IAMGOLD Shares and New Orezone Shares – Default Rules under Section 1291 of the Code,” a distribution generally would be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current taxable year) exceeds 125% of the average distributions received during the three preceding taxable years (or during a U.S. Holder’s holding period for the Orezone Shares, if shorter).

In addition, the distribution of the New Orezone Shares pursuant to the Arrangement may be treated, under proposed Treasury Regulations, as an “indirect disposition” by a Non-Electing Shareholder of such Non-Electing Shareholder’s indirect interest in New Orezone, which generally would be subject to the default PFIC rules discussed below under “Passive Foreign Investment Company Rules Relating to the Ownership of IAMGOLD Shares and New Orezone Shares – Default Rules under Section 1291 of the Code.”

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the Arrangement. In particular, each U.S. Holder should consult its own tax advisor regarding the availability of and procedure for making, a QEF Election or a Mark-to-Market Election.

U.S. Holders Exercising Dissent Rights

A U.S. Holder of Orezone Shares that exercises dissent rights in connection with the Arrangement and is paid cash in exchange for all of such U.S. Holder’s Orezone Shares generally will recognize gain or loss in an amount equal to the difference, if any, between (a) the amount of cash received by such U.S. Holder in exchange for the Orezone Shares (other than amounts, if any, that are or are deemed to be interest for U.S. federal income tax purposes, which amounts would be taxed as ordinary income and (b) the tax basis of such U.S. Holder in such Orezone Shares surrendered. Subject to the PFIC rules discussed above, such gain or loss generally will be capital gain or loss, which would be long-term capital gain or loss if such Orezone Shares are held for more than one year. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. Deductions for capital losses are subject to limitations under the Code. U.S. Holders that receive Canadian currency as a result of exercising dissent rights should read the section below under the heading “Receipt of Canadian Currency.”

However, notwithstanding the foregoing, a U.S. Holder of Orezone Shares that exercises dissent rights in the Arrangement would be subject to special, adverse tax rules if Orezone was classified as a PFIC for any taxable year during which such U.S. Holder holds or held Orezone Shares. If Orezone was classified as a PFIC for any taxable year during which a U.S. Holder holds or held Orezone Shares, a U.S. Holder that exercises dissent rights and is paid cash in exchange for all of such U.S. Holder’s Orezone Shares generally would be subject to the default PFIC rules discussed below under “Passive Foreign Investment Company Rules Relating to the Ownership of IAMGOLD Shares and New Orezone Shares –Default Rules under Section 1291 of the Code.”

Ownership of IAMGOLD Shares and New Orezone Shares

Distributions With Respect to IAMGOLD Shares and New Orezone Shares

Subject to the discussion below under the heading “Passive Foreign Investment Company Rules Relating to the Ownership of IAMGOLD Shares and New Orezone Shares,” a U.S. Holder that receives a distribution (including a constructive distribution, but excluding certain pro rata distributions of stock described in Section 305 of the Code) with respect to the IAMGOLD Shares or New Orezone Shares would be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of IAMGOLD or New Orezone, as applicable, determined under U.S. federal income tax rules. To the extent that a distribution exceeds the current or accumulated “earnings and profits” of IAMGOLD or New Orezone, as applicable, such distribution would be treated (a) first, as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the IAMGOLD Shares or New Orezone Shares, and (b) thereafter, as gain from the sale or exchange of such shares. Dividends paid on the IAMGOLD Shares and New Orezone Shares generally will not be eligible for the “dividends received deduction” generally available to U.S. corporate shareholders receiving dividends from U.S. corporations.

For taxable years beginning before January 1, 2011, a dividend paid by IAMGOLD or New Orezone generally would be taxed at the preferential tax rates applicable to long-term capital gains if (a) IAMGOLD or New Orezone is a “qualified foreign corporation” (as defined below), (b) the U.S. Holder receiving such dividend is an individual, estate, or trust, and (c) such dividend is paid on IAMGOLD Shares or New Orezone Shares that have been held by such U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the “ex-dividend date” (i.e., the first date that a purchaser of such IAMGOLD Shares or New Orezone Shares would not be entitled to receive such dividend). IAMGOLD or New Orezone generally will be a “qualified foreign corporation” under Section 1(h)(11) of the Code (a “QFC”) if (a) such corporation is eligible for the benefits of the Canada-U.S. Tax Convention, or (b) the IAMGOLD Shares or New Orezone Shares are readily tradable on an established securities market in the U.S. However, even if IAMGOLD or New Orezone satisfies one or more of such requirements, IAMGOLD or New Orezone would not be treated as a QFC if either corporation is a PFIC for the taxable year during which IAMGOLD or New Orezone pays a dividend or for the preceding taxable year.

As discussed below, under the heading “Passive Foreign Investment Company Rules Relating to the Ownership of IAMGOLD Shares and New Orezone Shares”, based on current business plans and financial projections, IAMGOLD does not expect that it will be a PFIC for the taxable year that includes the day after the Effective Date of the Arrangement, although there can be no assurance in this regard.

As discussed below under the heading “Passive Foreign Investment Company Rules Relating to the Ownership of IAMGOLD Shares and New Orezone Shares”, based on current business plans and financial projections, New Orezone expects that it will be a PFIC for the taxable year that includes the day after the Effective Date of the Arrangement.

However, PFIC classification is factual in nature, and generally cannot be determined until the close of the taxable year in question. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Consequently, there can be no assurances regarding the PFIC status of IAMGOLD or New Orezone during any current, prior, or future taxable year. The tax consequences of a dividend paid by IAMGOLD or New Orezone to a U.S. Holder if IAMGOLD or New Orezone is a PFIC are discussed below under the heading “Passive Foreign Investment Company Rules Relating to the Ownership of IAMGOLD Shares and New Orezone Shares – Default PFIC Rules under Section 1291 of the Code.” If IAMGOLD or New Orezone is not a PFIC, but the dividend otherwise fails to qualify under the tests described above, a dividend paid by such corporation to a U.S. Holder generally would be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). The dividend rules are complex, and each U.S. Holder should consult its own tax advisors regarding the dividend rules.

Dispositions of IAMGOLD Shares and New Orezone Shares

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of IAMGOLD Shares or New Orezone Shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the IAMGOLD Shares or New Orezone Shares sold or otherwise disposed of. Subject to the PFIC rules discussed below, any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the IAMGOLD Shares or New Orezone Shares are held for more than one year.

Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to limitations under the Code.

Passive Foreign Investment Company Rules Relating to the Ownership of IAMGOLD Shares and New Orezone Shares

If IAMGOLD or New Orezone is a PFIC, the preceding sections of this summary may not describe the U.S. federal income tax consequences to U.S. Holders of the acquisition, ownership and disposition of IAMGOLD Shares or New Orezone Shares received pursuant to the Arrangement.

Passive Foreign Investment Company Status of IAMGOLD and New Orezone

A foreign (non-U.S.) corporation generally would be considered a PFIC under Section 1297 of the Code if, for a taxable year, (a) 75% or more of the gross income of such corporation for such taxable year is passive income or (b) 50% or more of the assets held by such corporation either produce passive income or are held for the production of passive income, based on the fair market value of such assets (or on the adjusted tax basis of such assets, if such corporation is not publicly traded and either is a “controlled foreign corporation” or makes an election). With respect to sales by a company, “gross income” generally means sales revenues less cost of goods sold. “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

For purposes of the PFIC income test and assets test described above, if a corporation owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another foreign corporation, such corporation will be treated as if it (a) held a proportionate share of the assets of such other foreign corporation and (b) received directly a proportionate share of the income of such other foreign corporation. In addition, “passive income” does not include any interest, dividends, rents, or royalties that are received or accrued by a corporation from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

In addition, if IAMGOLD or New Orezone is a PFIC and owns shares of another foreign corporation that also is a PFIC (a “Subsidiary PFIC”), under certain indirect ownership rules, a disposition of the shares of the

Subsidiary PFIC or a distribution received from the Subsidiary PFIC generally would be treated as an indirect disposition by a U.S. Holder or an indirect distribution received by a U.S. Holder, subject to the rules of Section 1291 of the Code discussed below. To the extent that gain recognized on the actual disposition by a U.S. Holder of the IAMGOLD Shares or New Orezone Shares or income recognized by a U.S. Holder on an actual distribution received on the IAMGOLD Shares or New Orezone Shares was previously subject to U.S. federal income tax under these indirect ownership rules, such amount generally should not be subject to U.S. federal income tax.

Based on current business plans and financial projections, IAMGOLD does not expect that it will be a PFIC for the taxable year that includes the day after the Effective Date of the Arrangement, although there can be no assurance in this regard.

However, based on current business plans and financial projections, New Orezone expects that it will be a PFIC for the taxable year that includes the day after the Effective Date of the Arrangement.

PFIC classification is factual in nature, and generally cannot be determined until the close of the taxable year in question. Additionally, the determination of PFIC status depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Consequently, there can be no assurances regarding the PFIC status of IAMGOLD or New Orezone during any current, prior or future taxable year. Each U.S. Holder should consult its own tax advisors regarding the PFIC status of IAMGOLD and New Orezone.

Default PFIC Rules Under Section 1291 of the Code

If IAMGOLD or New Orezone is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of IAMGOLD Shares or New Orezone Shares will depend on whether such U.S. Holder makes a QEF Election to treat IAMGOLD or New Orezone as a “qualified electing fund” or “QEF” under Section 1295 of the Code or a Mark-to-Market Election under Section 1296 of the Code. A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder would be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of IAMGOLD Shares or New Orezone Shares and (b) any excess distribution paid on the IAMGOLD Shares or New Orezone Shares. A distribution generally would be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current taxable year) exceeds 125% of the average distributions received during the three preceding taxable years (or during a U.S. Holder’s holding period for the IAMGOLD Shares or New Orezone Shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of IAMGOLD Shares or New Orezone Shares, and any excess distribution paid on such IAMGOLD Shares or New Orezone Shares, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the IAMGOLD Shares or New Orezone Shares. The amount of any such gain or excess distribution allocated to prior years of such Non-Electing U.S. Holder’s holding period for the IAMGOLD Shares or New Orezone Shares will be subject to U.S. federal income tax at the highest tax applicable to ordinary income in each such prior year. A Non-Electing U.S. Holder will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year. Such a Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible. The amount of any such gain or excess distribution allocated to the current year of such Non-Electing U.S. Holder’s holding period for the IAMGOLD Shares or New Orezone Shares will be treated as ordinary income in the current year, and no interest charge will be incurred with respect to the resulting tax liability for the current year.

If IAMGOLD or New Orezone is a PFIC for any taxable year during which a Non-Electing U.S. Holder holds IAMGOLD Shares or New Orezone Shares, such corporation will continue to be treated as a PFIC with respect to the Non-Electing U.S. Holder, regardless of whether such corporation ceases to meet the PFIC income and asset test in one or more subsequent years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which would be taxed under the rules of Section 1291 of the Code discussed above) as if such IAMGOLD Shares or New Orezone Shares were sold on the last day of the last taxable year for which IAMGOLD or New Orezone was a PFIC.

QEF Election

A U.S. Holder that is eligible to and makes a QEF Election generally would not be subject to the rules of Section 1291 of the Code discussed above. However, in the event IAMGOLD is a PFIC, IAMGOLD does not intend to provide to U.S. Holders of IAMGOLD Shares information that a U.S. Holder making a QEF Election is required to obtain for U.S. federal income tax purposes, and, therefore, such U.S. Holders will not be able to make a QEF Election with respect to IAMGOLD.

A U.S. Holder that makes an effective QEF Election would be subject to U.S. federal income tax on such U.S. Holder’s pro rata portion of (a) the net capital gain of New Orezone, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of New Orezone, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes an effective QEF Election would be subject to U.S. federal income tax on such amounts for each taxable year in which New Orezone is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by New Orezone. However, a U.S. Holder that makes a QEF Election may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes an effective QEF Election generally (a) may receive a tax-free distribution from New Orezone to the extent that such distribution represents “earnings and profits” of New Orezone that were previously included in income by the U.S. Holder because of such QEF Election and (b) would adjust such U.S. Holder’s tax basis in the New Orezone Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally would recognize capital gain or loss on the sale or other taxable disposition of New Orezone Shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election would be treated as “timely” if such QEF Election is made for the first year in the U.S. Holder’s holding period for the New Orezone Shares in which New Orezone was a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such first year. A QEF Election will apply to the taxable year for which such QEF Election is made and to all subsequent taxable years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election with respect to New Orezone and, in a subsequent taxable year, New Orezone ceases to be a PFIC, the QEF Election will remain in effect (although it would not be applicable) during those taxable years in which New Orezone is not a PFIC. Accordingly, if New Orezone becomes a PFIC in another subsequent taxable year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any such subsequent taxable year in which New Orezone qualifies as a PFIC. In addition, the QEF Election will remain in effect (although it would not be applicable) with respect to a U.S. Holder even after such U.S. Holder disposes of all of such U.S. Holder’s direct and indirect interest in the New Orezone Shares. Accordingly, if such U.S. Holder reacquires an interest in New Orezone, such U.S. Holder would be subject to the QEF rules described above for each taxable year in which New Orezone is a PFIC.

As discussed above, U.S. Holders of IAMGOLD Shares will not be able to make QEF Elections.

New Orezone will make available to U.S. Holders, upon written request, timely and accurate information as to its status as a PFIC and the status of any Subsidiary PFIC in which New Orezone owns more than 50% of such subsidiary’s total aggregate voting power as a PFIC and will use commercially reasonable efforts to provide to U.S. Holder of New Orezone Shares all information that a U.S. Holder making a QEF Election is required to obtain for U.S. federal income tax purposes as requested. Because New Orezone may not acquire or own more than 50% of the aggregate voting power of one or more Subsidiary PFICs, U.S. Holders should be aware that, with respect to any Subsidiary PFIC, there can be no assurance that New Orezone will satisfy record keeping requirements that apply to a QEF, or that New Orezone will supply U.S. Holders with information that such U.S. Holders require to report under the QEF rules, in the event that New Orezone is a PFIC and a U.S. Holder wishes to make a QEF Election with respect to such Subsidiary PFIC. With respect to Subsidiary PFICs for which New Orezone does not obtain the required information, U.S. Holders will continue to be subject to the rules discussed above with respect to the taxation of gains and excess distributions. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a QEF Election with respect to New Orezone and any Subsidiary PFIC.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election with respect to IAMGOLD or New Orezone only if the IAMGOLD Shares or New Orezone Shares, as applicable, are marketable stock. The IAMGOLD Shares and New Orezone Shares generally would be “marketable stock” if such shares are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange ensure active trading of listed stocks. IAMGold shares are currently listed on NYSE (as well as TSX), which would qualify such shares as “marketable stock,” but there can be no guarantee that such listing will continue into the future. It is unclear whether a listing of the New Orezone Shares on the TSX or TSXV, as the case may be, would qualify such shares as “marketable stock,” and each U.S. Holder should consult its own tax advisors in this regard.

A U.S. Holder that makes a Mark-to-Market Election generally would not be subject to the rules of Section 1291 of the Code discussed above. However, if a U.S. Holder makes a Mark-to-Market Election after the beginning of such U.S. Holder’s holding period for the IAMGOLD Shares or New Orezone Shares and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above would apply to certain dispositions of, and distributions on, the IAMGOLD Shares or New Orezone Shares.

A U.S. Holder that makes a Mark-to-Market Election would include in ordinary income, for each taxable year in which IAMGOLD or New Orezone is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the IAMGOLD Shares or New Orezone Shares, as applicable, as of the close of such taxable year over (b) such U.S. Holder’s tax basis in the respective shares. A U.S. Holder that makes a Mark-to-Market Election would be allowed a deduction in an amount equal to the lesser of (a) the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in the IAMGOLD Shares or New Orezone Shares, as applicable, over (ii) the fair market value of the respective shares as of the close of such taxable year or (b) the excess, if any, of (i) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (ii) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years.

A U.S. Holder that makes a Mark-to-Market Election generally also would adjust such U.S. Holder’s tax basis in the IAMGOLD Shares or New Orezone Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of

IAMGOLD Shares or New Orezone Shares, a U.S. Holder that makes a Mark-to-Market Election would recognize ordinary income or loss (such loss not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years, and any excess loss not treated as ordinary would be treated as capital loss).

A Mark-to-Market Election applies to the taxable year in which such Mark-to-Market Election is made and to each subsequent taxable year, unless the IAMGOLD Shares or New Orezone Shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of IAMGOLD Shares or New Orezone Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which IAMGOLD Shares or New Orezone Shares are transferred.

Certain additional adverse rules will apply with respect to a U.S. Holder if IAMGOLD or New Orezone is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example under Section 1298(b)(6) of the Code, a U.S. Holder that uses IAMGOLD Shares or New Orezone Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Orezone Shares. In addition, a U.S. Holder who acquires IAMGOLD Shares or New Orezone Shares from a decedent will not receive a “step up” in tax basis of such IAMGOLD Shares or New Orezone Shares to fair market value.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences to the Holder of the acquisition, ownership, and disposition of IAMGOLD Shares and/or New Orezone Shares.

Other Considerations

Foreign Tax Credit

A U.S. Holder that pays (whether directly or through withholding) Canadian income tax in connection with the Arrangement or in connection with the ownership of IAMGOLD Shares or New Orezone Shares may be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a foreign corporation are treated as foreign source for this purpose and gains recognized on a sale of stock of a foreign corporation by a U.S. Holder should be U.S. source, except as otherwise provided in an applicable income tax treaty and if an election is properly made under the Code. The Canada-United States Income Tax Convention provides for tax credits for Canadian taxes incurred with respect to gains in accordance with the limitations under the Code. However, the amount of a distribution with respect to the IAMGOLD Shares or New Orezone Shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, potentially resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income.

If a corporate U.S. Holder claims indirect foreign tax credits under Section 902 of the Code with respect to Orezone, and Orezone is treated as having undistributed “boot” as a result of the cash contribution by IAMGOLD to Orezone, then such “boot” may increase the amount of Orezone’s accumulated earnings and profits and reduce the indirect foreign tax credit allowance for such U.S. Holder.

The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Receipt of Canadian Currency

The amount of any distribution or proceeds paid in Canadian dollars to a U.S. Holder in connection with the Arrangement (including any Canadian dollars received as a result of Orezone Shareholders exercising dissent rights under the Arrangement), the receipt of taxable dividends with respect to IAMGOLD Shares or New Orezone Shares, or the sale, exchange, or other taxable disposition of IAMGOLD Shares or New Orezone Shares, generally would be equal to the U.S. dollar value of such Canadian dollars based on the exchange rate applicable on the date of actual or constructive receipt (regardless of whether such Canadian dollars are converted into U.S. dollars at that time). If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder would have a basis in the Canadian dollars equal to its U.S. dollar value on the date of receipt a U.S. Holder that receives Canadian dollars and converts such Canadian dollars into U.S. dollars at a conversion rate other than the rate in effect on the date of receipt may have a foreign currency exchange gain or loss, which generally would be treated as U.S. source ordinary income or loss for foreign tax credit purposes.

Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of Canadian dollars.

Information Reporting; Backup Withholding Tax

Taxable payments of cash or property made to U.S. Holders under the Arrangement, and payments of cash or property made to U.S. Holders relating to dividends on, or proceeds arising from the sale or other taxable disposition of IAMGOLD Shares or New Orezone Shares, generally would be subject to U.S. federal information reporting and may be subject to backup withholding tax, currently at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9); or (b) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup-withholding tax. However, U.S. Holders that are corporations generally are excluded from these information-reporting and backup-withholding tax rules. Backup withholding is not an additional U.S. federal income tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded to the extent it exceeds such liability, if such U.S. Holder furnishes required information to the IRS. A U.S. Holder that does not provide a correct U.S. taxpayer identification number may be subject to penalties imposed by the IRS. Each U.S. Holder should consult its own U.S. tax advisor regarding the information reporting and backup withholding tax rules.

INFORMATION CONCERNING OREZONE

Incorporation

Orezone is a corporation governed by the CBCA. Orezone’s head office and registered office is located at 201-290 Picton Avenue, Ottawa, Ontario, K1Z 8P8.

Available Information

Orezone files reports and other information with Canadian provincial securities commissions. These reports and information are available to the public free of charge on SEDAR at www.sedar.com.

Interest of Experts

The following individuals are the qualified persons as defined by NI 43-101 in connection with the mineral reserve and mineral resource estimates contained in the Annual Information Form of Orezone for the year ended December 31, 2007, which is incorporated by reference in this Circular:

•

L. Gignac (G Mining Services Inc.), I.M Glacken (Snowden Mining Industry Consultants Pty Ltd.), J. Hawkby (GRD Minproc (Pty) Ltd.), L. P. Gignac (G Mining Services Inc.), and P. Bedell (Golder Associates Ltd.) prepared the report entitled “Orezone Resources Inc.: Updated Feasibility Study – Essakane Gold Project, Burkina Faso” dated June 2008.

•	Y. A. Buro and G. Saucier (Met-Chem Canada Inc.) prepared the report entitled “Technical Report on Mineral Resource Estimation of the Séga (Tiba) Gold Project” dated October 2007.

•	G. Cole and D. El-Rassi (SRK Consulting (Canada) Inc.) prepared the report entitled “Technical Report on the Bomboré Gold Project in Burkina Faso, West Africa” dated November 2008.

•	Y. A. Buro and G. Saucier (Met-Chem Canada Inc.) prepared the report entitled “Technical Report on the Mineral Resource of the Bondigui Gold Project” dated March 2008.

Each of such reports is available on SEDAR at www.sedar.com.

The audited consolidated financial statements of Orezone as at December 31, 2007 and December 31, 2006 and for the years then ended incorporated by reference in this Circular, have been so incorporated by reference upon the report of Deloitte & Touche LLP, independent chartered accountants. Deloitte & Touche LLP is independent of Orezone within the meaning of the applicable rules of professional conduct in Ontario.

PricewaterhouseCoopers, LLP, were Orezone’s auditors for the fiscal year ended December 31, 2005, and were independent of Orezone in accordance with the auditor rules of professional conduct in the Province of Ontario.

COMPARATIVE MARKET PRICES OF OREZONE

The Orezone Shares are listed and posted for trading on the TSX and the Alternext under the symbol “OZN”. The following tables set forth information relating to the trading of the Orezone Shares on the TSX and on the Alternext for the months indicated.

TSX

	High	Low	Volume
Month	(Cdn$)	(Cdn$)
February 2008	1.80	1.39	11,721,446
March 2008	1.77	1.23	10,159,838
April 2008	1.61	1.17	16,303,860
May 2008	1.49	1.15	6,055,015
June 2008	1.46	0.96	13,090,136
July 2008	1.31	0.75	19,133,199
August 2008	1.06	0.86	14,623,427
September 2008	1.09	0.47	28,120,059
October 2008	0.52	0.15	25,360,373
November 2008	0.35	0.15	20,347,894
December 2008	0.59	0.14	79,682,356
January 2009 (to January 16, 2009)	0.63	0.52	9,564,614

The price of the Orezone Shares as reported by the TSX at the close of business on December 10, 2008, the last trading day immediately before the announcement of the Transaction, was Cdn$0.18.

The price of the Orezone Shares as reported by the TSX at the close of business on January 16, 2009 was Cdn$0.63.

Alternext

	High	Low	Volume
Month	(U.S.$)	(U.S.$)
February 2008	1.83	1.37	4,139,036
March 2008	1.84	1.20	6,426,661
April 2008	1.64	1.15	5,299,229
May 2008	1.45	1.16	4,037,389
June 2008	1.46	0.94	5,666,881
July 2008	1.29	0.74	4,657,170
August 2008	1.15	0.82	4,406,248
September 2008	1.10	0.45	21,367,500
October 2008	0.50	0.10	17,463,228
November 2008	0.34	0.12	19,659,933
December 2008	0.49	0.10	32,092,681
January 2009 (to January 16, 2009)	0.51	0.42	5,005,957

The price of the Orezone Shares as reported by the Alternext at the close of business on December 10, 2008, the last trading day immediately before the announcement of the Transaction, was U.S.$0.115.

The price of the Orezone Shares as reported by the Alternext at the close of business on January 16, 2009 was U.S.$0.51.

INFORMATION CONCERNING NEW OREZONE

Upon completion of the Arrangement, each Orezone Shareholder will become a shareholder of New Orezone. Information relating to New Orezone after the Arrangement is contained in Appendix “C”.

INFORMATION CONCERNING IAMGOLD

Upon completion of the Arrangement, each Orezone Shareholder (other than IAMGOLD) will become a shareholder of IAMGOLD. Information relating to IAMGOLD is contained in Appendix “B”.

RISK FACTORS

In assessing the Transaction, Orezone Shareholders should carefully consider the risks described in Orezone’s annual information form dated March 31, 2008 for the year ended December 31, 2007, Orezone’s management’s discussion and analysis dated November 14, 2008 for the three and nine month periods ended September 30, 2008, IAMGOLD’s annual information form dated March 28, 2008 for the year ended December 31, 2007 and IAMGOLD’s management’s discussion and analysis dated November 5, 2008 for the three and nine month periods ended September 30, 2008, together with the other information contained in, or incorporated by reference in this Circular, including the disclosure under Appendix “B” “Information Concerning IAMGOLD” to this Circular and under Appendix “C” “Information Concerning New Orezone”, both specifically under “Risk Factors”. Additional risks and uncertainties, including those currently unknown to or considered immaterial by Orezone, may also adversely affect the business of IAMGOLD and New Orezone going forward. In particular, the Transaction and the operations of IAMGOLD and New Orezone are subject to certain risks including the following risks.

Risks Related to the Transaction

The Arrangement Agreement may be terminated by Orezone or IAMGOLD in certain circumstances, in which case the market price for Orezone Shares may be adversely affected.

Each of Orezone and IAMGOLD has the right to terminate the Arrangement Agreement in certain circumstances. Accordingly, there is no certainty, nor can Orezone provide any assurance, that the Arrangement Agreement will not be terminated by either Orezone or IAMGOLD before the completion of the Transaction. In addition, the completion of the Transaction is subject to a number of conditions precedent, certain of which are outside the control of Orezone or IAMGOLD, including Orezone Shareholders approving the Transaction, Court approval and required regulatory approvals being obtained. There is no certainty, nor can Orezone provide any assurance, that these conditions will be satisfied. If for any reason the Transaction is not completed, the market price of Orezone Shares may be adversely affected. Moreover, if the Arrangement Agreement is terminated, there is no assurance that the Orezone Board will be able to find a party willing to pay an equivalent or a more attractive price for the Orezone Shares than the price to be paid pursuant to the terms of the Arrangement Agreement.

Under the Transaction, Orezone Shareholders will receive IAMGOLD Shares based on a fixed exchange ratio that will not be adjusted to reflect market fluctuations. Consequently, IAMGOLD Shares received by Orezone Shareholders under the Transaction may have a lower market value than expected.

Orezone Shareholders will receive a fixed number of IAMGOLD Shares under the Transaction, rather than IAMGOLD Shares with a fixed market value. Because this Exchange Ratio will not be adjusted to reflect any change in the market value of the IAMGOLD Shares, the market value of IAMGOLD Shares received under the Transaction may vary significantly from the market value at the dates referenced in this Circular.

The closing of the Transaction is conditional on, among other things, the receipt of consents and approvals from governmental bodies that could delay or impede completion of the Transaction or impose conditions on the companies that could adversely affect the business or financial condition of IAMGOLD.

Completion of the Transaction is conditional upon receiving certain regulatory approvals. A substantial delay in obtaining satisfactory approvals or the imposition of unfavourable terms or conditions in the regulatory approvals could adversely affect the business, financial condition or results of operations of IAMGOLD after the Transaction or result in the Transaction not being completed.

Certain jurisdictions may claim jurisdiction under their competition or antitrust laws in respect of acquisitions or mergers that may potentially affect their domestic marketplace. Although Orezone does not currently anticipate that there will be any investigation or proceeding in any jurisdiction that would have a material impact on the completion of the Transaction or the operations of IAMGOLD after the Transaction, there is no assurance that such investigation or proceeding, whether by governmental authority or private party, will not be initiated nor, if initiated, will not materially adversely affect the completion of the Transaction or the operations of IAMGOLD after the Transaction.

The issue of IAMGOLD Shares under the Transaction and their subsequent sale may cause the market price of IAMGOLD Shares to decline.

As of January 16, 2009, 295,792,935 IAMGOLD Shares were outstanding and an aggregate of 6,372,047 IAMGOLD Shares were subject to outstanding options and warrants to purchase or acquire IAMGOLD Shares. IAMGOLD currently expects that in connection with the Transaction it will issue approximately 28,675,275 IAMGOLD Shares (calculated based on the issued Orezone Shares as at January 16, 2009) and reserve approximately 1,363,730 IAMGOLD Shares for issue on exercise or conversion of IAMGOLD Replacement Options, the Orezone 2008 Options, the Orezone Warrants and the termination of the Orezone Convertible Debenture. The issue of these new IAMGOLD Shares and their sale and the sale of additional IAMGOLD Shares that may become eligible for sale in the public market from time to time could depress the market price for IAMGOLD Shares.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Except as disclosed under “The Transaction – Interests of Senior Management and Others in the Transaction”, no informed person of Orezone, or any associate or affiliate of any informed person, has had any material interest in any transaction, or proposed transaction, which has materially affected or would materially affect Orezone or any of its subsidiaries since the commencement of the most recently completed financial year of Orezone.

AUDITORS

Orezone’s auditors are Deloitte & Touche LLP, Chartered Accountants, 181 Bay Street, Suite 1400, Toronto, Ontario, M5J 2V1.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents listed below and filed by Orezone with the Canadian Securities Authorities and with the SEC, are specifically incorporated by reference into, and form an integral part of, this Circular:

(a)	the Annual Information Form of Orezone dated March 31, 2008 for the fiscal year ended December 31, 2007;

(b)	the annual audited consolidated financial statements of Orezone as at December 31, 2007 and 2006 and for each of the years in the three year period ended December 31, 2007 together with the auditors reports thereon and the notes thereto;

(c)	management’s discussion and analysis of the financial condition and results of operations of Orezone for the fiscal year ended December 31, 2007;

(d)	the unaudited interim consolidated financial statements of Orezone for the three and nine month periods ended September 30, 2008;

(e)	management’s discussion and analysis of financial condition and results of operations of Orezone for the three and nine month periods ended September 30, 2008;

(f)	the management proxy circular of Orezone dated April 24, 2008 distributed in connection with the annual and special meeting of shareholders held on May 29, 2008;

(g)	the material change report of Orezone dated June 2, 2008;

(h)	the material change report of Orezone dated September 5, 2008;

(i)	the material change report of Orezone dated December 18, 2008;

(j)	the Arrangement Agreement among IAMGOLD Corporation, Orezone Resources Inc. and 7086130 Canada Inc. (now Orezone Gold Corporation) dated December 10, 2008; and

(k)	the Amendment No. 1 to the Plan of Arrangement and Arrangement Agreement among IAMGOLD Corporation, Orezone Resources Inc. and Orezone Gold Corporation dated January 12, 2009.

Copies of the Orezone documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary at 201-290 Picton Avenue, Ottawa, Ontario, K1Z 8P8 (Telephone: 613-241-3699). These documents are also available through the Internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) which can be accessed at www.sedar.com. For the purposes of the Province of Québec, this Circular contains information to be completed by consulting the permanent information records for Orezone. A copy of the Orezone permanent information record may be obtained without charge from the Corporate Secretary of Orezone at the above mentioned addresses and telephone numbers.

Any documents of the type referred to in Section 11.1 of Form 44-101F1 – Short Form Prospectuses filed by Orezone with the Canadian Securities Authorities after the date of this Circular and before the Meeting are deemed to be incorporated by reference into this Circular.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained in this Circular or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Circular, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Making such a modifying or superseding statement shall not be deemed to be an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, untrue statement of a material fact, nor an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

AVAILABLE INFORMATION

Orezone files reports and other information with Canadian provincial securities commissions. These reports and information are available to the public free of charge on SEDAR at www.sedar.com. Orezone Shareholders may contact Orezone at its head office, at the following address, to request copies of Orezone’s financial statements and management discussion and analysis for its most recently completed financial year ended December 31, 2007: 201-290 Picton Avenue, Ottawa, Ontario, K1Z 8P8 (Telephone: 613-241-3699). Financial information of Orezone is provided in the comparative financial statements and management discussion and analysis for its most recently completed financial year ended December 31, 2007.

Orezone is subject to the reporting requirements of the U.S. Exchange Act, and in accordance therewith files periodic reports and other information with the SEC. Reports and other information filed by Orezone with the SEC may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the SEC’s Public Reference Room located at 100 F. Street NE, Washington, D.C. 20549 and are available for viewing at the SEC website at www.sec.gov. Prospective investors may call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities or visit the SEC’s website at www.sec.gov.

LEGAL MATTERS

Certain legal matters relating to the Transaction and to the IAMGOLD Shares to be distributed pursuant to the Transaction will be reviewed on behalf of Orezone by Stikeman Elliott LLP and certain U.S. legal matters relating to the Transaction will be reviewed on behalf of Orezone by Dorsey & Whitney LLP. As of the date hereof, the partners and associates of Stikeman Elliott LLP and Dorsey & Whitney LLP, as a group, beneficially owned, directly or indirectly, less than 1% of the issued Orezone Shares.

APPROVAL OF THE BOARD OF DIRECTORS

The contents and the sending of the Notice of Meeting and this Circular have been approved by the Orezone Board.

DATED this 19th day of January, 2009

BY ORDER OF THE BOARD OF DIRECTORS

“Ron Little”

Ron Little

Director

GLOSSARY OF TERMS

In this Circular, the following capitalized words and terms shall have the following meanings:

“Acquisition Proposal” means, other than from or with IAMGOLD or an IAMGOLD Subsidiary, any merger, amalgamation, statutory arrangement, recapitalization, take-over bid, sale of material properties or assets (including, without limitation, the sale of all or any part of the Orezone Assets (as defined in the Arrangement Agreement) or the Essakane Property), any lease, long-term supply agreement or other arrangement having the same economic effect as a sale of any such material properties or assets, any sale or grant of a royalty or similar type transaction with respect to the Essakane Property (excluding the Permitted Royalty Discussions), any liquidation, winding-up, sale or redemption of a material number of shares or rights or interests therein or thereto or any similar transaction involving Orezone or any of the Orezone Subsidiaries, or any other similar transaction which would, or could, impede the completion of the Arrangement or any of the other transactions contemplated in the Arrangement Agreement or a written inquiry or proposal to do so, excluding the Arrangement, the Private Placement and the other transactions contemplated in the Arrangement Agreement;

“Alternext” means the NYSE Alternext U.S., LLC;

“Applicable Laws” means any domestic or foreign statute, law, ordinance, rule, regulation, restriction, published and legally binding regulatory policy or guideline, by-law (zoning or otherwise), or order or any consent, exemption, approval or licence of any domestic or foreign Governmental Entity that applies in whole or in part to the Parties hereto, as the context requires, or to their respective businesses, undertakings, properties or securities including, without limitation, Applicable Securities Laws;

“Applicable Securities Laws” means Canadian Securities Acts and United States Securities Laws as applicable in the circumstances;

“Arrangement” means the arrangement under the provisions of Section 192 of the CBCA on the terms set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Arrangement Agreement” means the Arrangement Agreement dated December 10, 2008 among IAMGOLD, Orezone and New Orezone, as amended on January 12, 2009, to which the Plan of Arrangement is attached as Schedule A, and filed on SEDAR under Orezone’s profile;

“Articles of Arrangement” means the articles of arrangement of Orezone in respect of the Arrangement required by the CBCA to be filed with the Director after the Final Order is made;

“Bridge Facility Agreement” means the Secured Bridge Facility Agreement for U.S.$40,000,000 dated August 29, 2008 and made between Orezone Essakane Limited and The Standard Bank of South Africa Limited;

“Bridge Loan Documents” means the Bridge Facility Agreement and each of the Finance Documents (as defined in the Bridge Facility Agreement) collectively;

“Business Day” means a day which is not a Saturday, Sunday or a civic or statutory holiday in Toronto, Ontario;

“Canadian GAAP” means the generally accepted accounting principles in effect in Canada, including the accounting recommendations published in the Handbook of the Canadian Institute of Chartered Accountants;

“Canadian Securities Acts” means the securities acts or the equivalent securities legislation, resolution, and rules of each province and territory of Canada, as amended;

“Canadian Securities Authorities” means the securities commissions or other similar regulatory authorities in each of the provinces and territories of Canada;

“CBCA” means the Canada Business Corporations Act, as amended;

“Circular” means this management proxy circular, including the Notice of Meeting and all appendices hereto and all documents incorporated by reference herein, and all amendments hereof;

“Commissioner” means either the Commissioner of Competition appointed under the Competition Act or any Person duly authorized to exercise the powers and perform the duties of the Commissioner of Competition;

“Competition Tribunal” has the meaning ascribed thereto in the Competition Act;

“Competition Act” means the Competition Act (Canada), as amended;

“Confidentiality Agreement” means the confidentiality agreement dated July 22, 2008 between IAMGOLD and Orezone, as amended;

“Convertible Debenture Waiver Agreement” means the agreement among IAMGOLD, Orezone and the Debentureholder dated December 10, 2008 relating to the Orezone Convertible Debenture;

“Court” means the Ontario Superior Court of Justice;

“Debentureholder” means MinQuest Fund I, L.P.;

“Demand for Payment” has the meaning ascribed to it under the heading “Dissenting Shareholders’ Rights” in this Circular;

“Depositary” means Computershare Investor Services Inc.;

“Director” means the Director appointed under section 260 of the CBCA;

“Dissent Notice” means the written objection of a Registered Shareholder to the Special Resolution, submitted to Orezone in accordance with the Dissent Procedures;

“Dissent Procedures” means the dissent procedures, as described under the heading “Dissenting Holders’ Rights” in this Circular;

“Dissent Rights” has the meaning ascribed to it under the heading “Dissenting Holders’ Rights” in this Circular;

“Dissent Shares” has the meaning ascribed to it under the heading “Dissenting Holders’ Rights” in this Circular;

“Dissenting Shareholder” means a registered holder of Orezone Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Rights;

“Effective Date” means the date shown on the Certificate of Arrangement to be issued under the CBCA giving effect to the Arrangement, which date shall be determined in accordance with the Arrangement Agreement;

“Effective Time” means the first moment of time (Toronto time) on the Effective Date;

“Essakane Contracts” means the contracts listed in Schedule D attached to the Arrangement Agreement;

“Essakane Property” means the Essakane gold project in Burkina Faso held by Orezone, Essakane S.A. or Essakane s.a.r.l., as more particularly described in Schedule D attached to the Arrangement Agreement;

“Essakane Project” means the Essakane Property as defined in the Arrangement Agreement;

“Exchange Ratio” means 0.08;

“Fairness Opinion” means the opinion dated December 10, 2008 prepared by BMO Nesbitt Burns Inc. in connection with the Transaction, as described under “Fairness Opinion of BMO Capital Markets” in this Circular and attached as Appendix “F” hereto;

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court (with the consent of IAMGOLD and Orezone) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

“Financial Advisor” means BMO Capital Markets;

“Governmental Entity” means any applicable (i) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (ii) subdivision, agency, commission, board or authority of any of the foregoing, or (iii) quasi-governmental or private body (including any stock exchange or Securities Authority) exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“IAMGOLD” means IAMGOLD Corporation, a company existing under the CBCA;

“IAMGOLD Replacement Options” means fully-vested options granted by IAMGOLD exchanged for Orezone 1997 Options;

“IAMGOLD Shareholders” means, at the relevant time, the holders of IAMGOLD Shares;

“IAMGOLD Shares” means the common shares in the capital of IAMGOLD;

“IAMGOLD Subsidiaries” means the corporations identified as such in the Arrangement Agreement, collectively;

“Indicated Mineral Resource” means that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed;

“Inferred Mineral Resource” means that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes;

“Interim Order” means the interim order of the Court dated January 19, 2009, providing for, among other things, the calling of the Meeting, attached as Appendix “E” hereto;

“Intermediary” includes a broker, investment dealer, bank, trust company, nominee or other intermediary;

“IRS” means the United States Internal Revenue Service;

“Kossa Gold Rights Agreement” means the agreement to be entered into among Orezone, New Orezone and certain Orezone subsidiaries pursuant to which IAMGOLD, directly or indirectly, will have the right to own and operate any and all deposits or mines located on any property to which the Kossa Permit relates that has been estimated to have gold revenue representing at least 50% of the total revenue from such deposit or mine;

“Kossa Permit” means the exploration permit issued on October 26, 2007 to Orezone (BVI) Inc. as ARRETE N° 00155/MME/DM relating to the mineral exploration and development area located in the Tillabéri Province of the Republic of Niger;

“Lock-up Agreements” means the lock-up agreements dated December 10, 2008 and made between IAMGOLD and each of the Locked-up Shareholders, as such term is defined in the Arrangement Agreement;

“Material Adverse Change” means, in respect of IAMGOLD and the IAMGOLD Subsidiaries, New Orezone, Orezone and the Orezone Subsidiaries, or the Essakane Property, any one or more changes, events or occurrences, and “Material Adverse Effect” means, in respect of IAMGOLD and the IAMGOLD Subsidiaries, New Orezone, Orezone Subsidiaries or the Essakane Property, any state of facts, which, in either case, either individually or in the aggregate, are, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, prospects, properties, assets, liabilities or financial condition of IAMGOLD and the IAMGOLD Subsidiaries on a consolidated basis, or of New Orezone, or of Orezone and the Orezone Subsidiaries on a consolidated basis, or the Essakane Property of the right to explore, develop or exploit the Essakane Property, respectively, other than any change, effect, event or occurrence (i) relating to the global economy or securities markets in general, (ii) affecting the worldwide mining industry in general and which does not have a materially disproportionate effect on New Orezone or on IAMGOLD and the IAMGOLD Subsidiaries on a consolidated basis, or on Orezone, New Orezone, and the Orezone Subsidiaries on a consolidated basis, or the Essakane Property, respectively, (iii) resulting from changes in the price of gold, (iv) relating to the rate at which Canadian dollars can be exchanged for United States dollars or vise versa, or (v) a change in the trading price of the IAMGOLD Shares or the Orezone Shares following and reasonably attributable to the disclosure of the Arrangement and the other transactions contemplated in the Arrangement Agreement;

“Measured Mineral Resource” means that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity;

“Meeting” means the special meeting of Orezone Shareholders, including any adjournments or postponements thereof, called and to be held to consider, and if deemed advisable, to pass, with or without variation, the Special Resolution;

“Mineral Reserve” means that part of a Mineral Resource which, after the application of all mining factors, results in an estimated tonnage and grade which, in the opinion of the person making the estimate, is the basis of an economically viable project after taking account of all relevant processing, metallurgical, economic, marketing, legal, environment, socio-economic and government factors. Mineral Reserves are inclusive of diluting material that will be mined in conjunction with the Mineral Reserves and delivered to the treatment plant or equivalent facility. The term “Mineral Reserve” need not necessarily signify that extraction facilities are in place or operative or that all governmental approvals have been received. It does signify that there are reasonable expectations of such approvals;

“Mineral Resource” means a concentration or occurrence of diamonds, natural solid inorganic material or natural solid fossilized organic material, including base or precious metals, coal and industrial minerals, in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge;

“New Orezone” means Orezone Gold Corporation (formerly 7086130 Canada Inc.), a corporation existing under the laws of Canada;

“New Orezone Shares” means the common shares which New Orezone is authorized to issue as presently constituted;

“NI 43-101” means National Instrument 43-101, Standards of Disclosure for Mineral Projects, of the Canadian securities administrators;

“Non-Essakane Subsidiaries” means Orezone Inc., Channel Mining (Barbados) Inc., Burkina Resources Inc., Niger Resources Inc., Brighton Energy Limited, Orezone Inc. s.a.r.l. and Orezone Mali s.a.r.l.;

“Non-Registered Holder” means a non-registered beneficial holder of Orezone Shares whose shares are held through an Intermediary;

“Notice of Meeting” means the notice of the special meeting accompanying this Circular;

“NYSE” means the New York Stock Exchange, Inc.;

“Offer to Pay” means the written offer of IAMGOLD to each Dissenting Holder who has sent a Demand for Payment to pay for its Orezone Shares in an amount considered by the board of directors of IAMGOLD to be the fair value of the Orezone Shares, all in compliance with the Dissent Procedures;

“Orezone” means Orezone Resources Inc., a company existing under the CBCA;

“Orezone Board” means the board of directors of Orezone;

“Orezone Convertible Debenture” means the 6% convertible debenture dated July 1, 2008 and maturing July 1, 2011 in the principal amount of Cdn$10,000,000 issued by Orezone to the Debentureholder, as amended by the Convertible Debenture Waiver Agreement;

“Orezone Disclosure Letter” means the letter dated December 10, 2008 delivered by Orezone to IAMGOLD in the form accepted by IAMGOLD;

“Orezone Options” means the Orezone 1997 Options and the Orezone 2008 Options;

“Orezone Shareholder Approval” means 66 2/3% of the votes cast, in person or by proxy, on the Special Resolution by Orezone Shareholders at the Meeting;

“Orezone Shareholders” means, at the relevant time, the holders of Orezone Shares;

“Orezone Shares” means the common shares in the capital of Orezone;

“Orezone Subsidiaries” means the corporations identified as such in the Arrangement Agreement, collectively;

“Orezone Warrants” means the warrants to purchase up to 2,000,000 Orezone Shares issued by Orezone to Standard Bank plc under the warrant agreement dated August 29, 2008;

“Orezone 1997 Options” means the outstanding options to acquire Orezone Shares and which have been issued pursuant to the stock option plan of Orezone as approved by the directors of Orezone and by the Orezone Shareholders in 1997;

“Orezone 2008 Options” means the outstanding options to acquire Orezone Shares and which have been issued pursuant to the stock option plan of Orezone as approved by the directors of Orezone on April 24, 2008 and by the Orezone Shareholders on May 29, 2008;

“Party” means any one of IAMGOLD, Orezone and New Orezone, and “Parties” means more than one of them as the context requires;

“Permitted Royalty Discussions” means the discussions relating to a potential granting of a royalty in respect of the Essakane Property disclosed to IAMGOLD in the Orezone Disclosure Letter;

“Person” means any individual, corporation, firm, partnership (including, without limitation, a limited partnership), sole proprietorship, syndicate, joint venture, trustee, trust, any unincorporated organization or association, any government or instrumentality thereof and any tribunal;

“Plan of Arrangement” means the plan of arrangement to be substantially in the form and content of Appendix “C” attached hereto as amended or varied pursuant to the terms hereof and thereof;

“Pre-Acquisition Reorganization” means has the meaning given such term in the Arrangement Agreement;

“Private Placement” means the purchase of 71,428,571 Orezone Shares by IAMGOLD which was completed on December 31, 2008;

“pro rata portion” means, when used in connection with the distribution of New Orezone Shares to Orezone Shareholders under the Arrangement, one (1) New Orezone Share for each eight (8) Orezone Shares (or 0.125 of a New Orezone Share for each Orezone Share), disregarding fractions;

“Probable Mineral Reserve” means the economically mineable part of an Indicated and, in some circumstances, a Measured Mineral Resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified;

“Proven Mineral Reserve” means the economically mineable part of a Measured Mineral Resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction is justified;

“Qualified Person” means a “qualified person” as defined in NI 43-101;

“Registered Shareholder” means a registered holder of Orezone Shares as recorded in the shareholder register of Orezone maintained by the Transfer Agent;

“Regulation S” means Regulation S promulgated under the U.S. Securities Act;

“SEC” means the United States Securities and Exchange Commission;

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the U.S. Securities Act provided under Section 3(a)(10) thereof;

“Securities Authority” means the appropriate securities commissions or similar regulatory authorities in the United States (including the SEC) and in each of the provinces of Canada;

“Securities Laws” means the Canadian Securities Acts, the U.S. Exchange Act, the U.S. Securities Act and the “blue sky” or securities laws of the states of the United States, each as now enacted or as amended, and the applicable rules, regulations, rulings, orders, instruments and forms made or promulgated under such laws, as well as the rules, regulations, by-laws and policies of the TSX, the NYSE, and Alternext, as applicable;

“SEDAR” means the System for Electronic Document Analysis and Retrieval described in National Instrument 13-101 of the Canadian Securities Administrators and available for public view at www.sedar.com;

“Share Consideration” means 0.08 of an IAMGOLD Share plus a pro rata portion of New Orezone for each Orezone Share;

“Special Committee” means the special committee of the Orezone Board established to consider, among other things, the Transaction;

“Special Resolution” means the special resolution substantially in the form attached as Appendix “A” to this Circular;

“Superior Proposal” means a written Acquisition Proposal in respect of Orezone, if such Acquisition Proposal is not conditional on obtaining financing and the directors of Orezone have determined, in good faith, after consultation with and receiving advice (which may include written opinions, a copy of which shall have been provided to IAMGOLD) from, as appropriate, the financial, legal and other advisors to Orezone, to the effect that such Acquisition Proposal would, if consummated in accordance with the terms thereof, but without assuming away the risk of non-completion, result in a transaction that has a value per Orezone Share that is more favourable to Orezone Shareholders from a financial point of view than that contemplated by the Arrangement Agreement (including any alterations to the Arrangement Agreement agreed to in writing by IAMGOLD in response thereto in accordance with the relevant provisions of the Arrangement Agreement);

“Tax Act” means the Income Tax Act (Canada), as amended;

“Termination Deadline” means April 15, 2009 or such other date as the Parties hereto may otherwise agree upon in writing;

“Termination Fee” means the Cdn$4 million fee payable by Orezone to IAMGOLD on the termination of the Arrangement Agreement on the occurrence of certain events prescribed therein;

“Transaction” means the Arrangement;

“Transfer Agent” means Computershare Investor Services Inc.;

“TSX” means the Toronto Stock Exchange;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations made thereunder, as promulgated or amended from time to time;

“U.S. GAAP” means generally accepted accounting principles in effect in the United States;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations made thereunder, as promulgated or amended from time to time;

“Voting Agreements” means the agreements among IAMGOLD and the executive officers and directors of Orezone and MinQuest Fund I, L.P. pursuant to which such shareholders of Orezone have agreed to, among other things, vote their Orezone Shares in favour of the Arrangement and all related matters at the Meeting as described in this Circular under “The Transaction – Voting Agreements”.

CONSENT OF DELOITTE & TOUCHE LLP

We have read the Notice and Management Proxy Circular (the “Circular”) of Orezone Resources Inc. (the “Company”) dated January 19, 2009 relating to the special meeting of shareholders of the Company to approve the Arrangement involving the Company, Orezone Gold Corporation and IAMGOLD Corporation. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the Circular of our report to the shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2007 and 2006 and the consolidated statements of operations and deficit, deferred exploration expenses, comprehensive loss and cash flows for each of the years in the two-year period ended December 31, 2007. Our report is dated March 26, 2008, except as to note 5 and 16 which are as of April 4, 2008.

We consent to the inclusion in the Circular of our report to the board of directors of 7086130 Canada Inc. (Orezone Gold Corporation) on the balance sheet of 7086130 Canada Inc. (Orezone Gold Corporation) as at December 31, 2008 and the statements of operations and retained earnings and cash flows for the 31 day period then ended. Our report is dated January 12, 2009.

We consent to the inclusion in the Circular of our report to the board of directors of Orezone Resources Inc. on the consolidated balance sheets of Non-Essakane Exploration Operations as at December 31, 2007 and 2006 and the consolidated statements of operations and changes in owner’s net investment, deferred exploration costs, comprehensive loss and cash flows for each of the years in the two-year period ended December 31, 2007. Our report is dated January 15, 2009.

Signed “Deloitte & Touche LLP”

Chartered Accountants

Licensed Public Accountants

Toronto, Canada

January 19, 2009

CONSENT OF PRICEWATERHOUSE COOPERS LLP

We have read the Notice of Meeting and Management Proxy Circular (the “Circular”) of Orezone Resources Inc. (the “Company”) dated January 19, 2009 relating to the special meeting of shareholders of the Company to approve the Arrangement between the Company, Orezone Gold Corporation and IAMGOLD Corporation. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the inclusion in the Circular of our report to the shareholders of the Company on the consolidated balance sheet of the Company as at December 31, 2005 and the consolidated statements of operation and deficit and cash flows for the year then ended. Our report is dated February 10, 2006.

Signed “PricewaterhouseCoopers LLP”

Chartered Accountants, Licensed Public Accountants

Ottawa, Ontario

January 19, 2009

CONSENT OF KPMG LLP

We have read the Notice of Meeting and Management Proxy Circular (the “Circular”) of Orezone Resources Inc. (the “Company”) dated January 19, 2009 relating to the special meeting of shareholders of the Company to approve the Arrangement between the Company, Orezone Gold Corporation and IAMGOLD Corporation. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the inclusion in the Circular of our report to the shareholders of IAMGOLD Corporation on the consolidated balance sheets of IAMGOLD Corporation as at December 31, 2007 and 2006 and the consolidated statements of earnings, comprehensive income (loss), retained earnings and cash flows for each of the years in the three-year period ended December 31, 2007. Our report is dated March 27, 2008.

Signed “KPMG LLP”

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

January 19, 2009

CONSENT OF LEGAL COUNSEL

We hereby consent to the reference to our opinion contained under “Certain Canadian Federal Income Tax Considerations” in the management proxy circular of Orezone Resources Inc. dated January 19, 2009 (the “Circular”), to the inclusion of the foregoing opinion in the Circular and to the reference to the name of our firm contained under the section “Legal Matters.”

January 19, 2009

(signed) “Stikeman Elliott LLP”

We hereby consent to the reference to the name of our firm contained under the section “Legal Matters.”

January 19, 2009

(signed) “Dorsey & Whitney LLP”

CONSENT OF BMO NESBITT BURNS INC.

To: The Directors of Orezone Resources Inc.

We hereby consent to the reference under the heading “Fairness Opinion of BMO Capital Markets” to the opinion of our firm dated December 10, 2008, which we prepared for the Board of Directors and the Special Committee of Orezone Resources Inc. in connection with the arrangement agreement entered into between Orezone Resources Inc., IAMGOLD Corporation and Orezone Gold Corporation (formerly 7086130 Canada Inc.) In providing such consent, except as may be required by securities laws, we do not intend that any person other than the Board of Directors and the Special Committee rely upon such opinion.

Toronto, Ontario

(Signed) “BMO Nesbitt Burns Inc.”

January 19, 2009

APPENDIX “A”

SPECIAL RESOLUTION

BE IT RESOLVED THAT:

1. The arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act (the “CBCA”) involving Orezone Resources Inc. (the “Corporation”), IAMGOLD Corporation and Orezone Gold Corporation (formerly 7086130 Canada Inc.) (as the Arrangement may be modified or amended in accordance with its terms) and the transactions described under “The Transaction – The Arrangement” in the management proxy circular of the Corporation accompanying the notice of this meeting, all as more particularly described and set forth in the management proxy circular, are hereby ratified, authorized, confirmed, approved and adopted.

2. The plan of arrangement (the “Plan of Arrangement”) involving the Corporation, the full text of which is set out as Appendix A to the arrangement agreement (the “Arrangement Agreement”) made as of December 10, 2008 as amended on January 12, 2009 among the Corporation, IAMGOLD Corporation and Orezone Gold Corporation (formerly 7086130 Canada Inc.) (as the Plan of Arrangement may be modified or amended in accordance with its terms) is hereby ratified, authorized, confirmed, approved and adopted.

3. Notwithstanding that this resolution has been passed, and the Arrangement adopted by the holders of common shares of the Corporation (“Common Shares”), or that the Arrangement has been approved by the Ontario Superior Court of Justice, the directors of the Corporation are hereby authorized and empowered without further notice to or approval of the holders of Common Shares (i) to amend the Arrangement Agreement or the Plan of Arrangement, to the extent permitted by the Arrangement Agreement, as amended, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

4. Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute, under the seal of the Corporation or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the CBCA in accordance with the Arrangement Agreement for filing and to take all such other steps or actions as may be necessary or desirable in connection with the Arrangement and the transactions described in the management proxy circular and to execute under the seal of the Corporation or otherwise, all such other certificates, instruments, agreements, documents and notices, and to take such further actions in such officer’s or director’s opinion as may be necessary or desirable to carry out the purposes and intent of the foregoing resolutions.

A-1

APPENDIX “B”

INFORMATION CONCERNING IAMGOLD

Capitalized terms used in this Appendix “B” that are not defined herein shall have the meaning ascribed to such terms in the management information circular (the “Circular”) of Orezone to which this Appendix “B” is attached. All references to dollar amounts in this Appendix “B” are to U.S. dollars unless expressly stated otherwise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Appendix “B” contains or incorporates by reference certain information that may constitute “forward-looking statements”. All statements, other than statements which are reporting results as well as statements of historical fact, set forth or incorporated herein by reference are forward-looking statements that may involve a number of known and unknown risks, uncertainties and other factors; forward-looking statements include, without limitation, statements regarding strategic plans, future production, sales targets (including market share evolution in regard to niobium), cost estimates and anticipated financial results; potential mineralization and evaluation and evolution of mineral reserves and resources (including but not limited to, Rosebel’s potential for further increases) and expected mine life; expected exploration results, future work programs, capital expenditures and objectives, evolution of development projects, including, but not limited to, the Westwood, Quimsacocha, Buckreef and La Arena projects, and exploration budgets and targets; construction and production targets and timetables, as well as anticipated timing of grant of permits and governmental incentives including, but not limited to, the Camp Caiman Project; outcome of negotiations with the Government of Ghana regarding fiscal stability agreements for the Damang and Tarkwa Gold Mines; expected continuity of a favourable gold market; contractual commitments, royalty payments, litigation matters and measures of mitigating financial and operational risks; anticipated liabilities regarding site closure and employee benefits; continuous availability of required manpower; possible exercise of outstanding warrants and, more generally, continuous access to capital markets; and IAMGOLD’s global outlook and that of each of its mines. These statements relate to analysis and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Statements concerning actual mineral reserves and resources estimates are also deemed to constitute forward-looking statements to the extent that they involve estimates of the mineralization that will be encountered if the relevant project or property is developed, and in the case of mineral reserves, such statements reflect the conclusion based on certain assumptions that the mineral deposit can be economically exploited. Forward-looking statements, which involve assumptions and describe IAMGOLD’s future plans, strategies and expectations, are generally identifiable by use of the words “may”, “will”, “should”, “continue”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “plan” or “project” or the negative of these words or other variations on these words or comparable terminology. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The following are some of the important factors that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements: hazards normally encountered in the mining business including unusual or unexpected geological formations, rock bursts, cave-ins, floods and other conditions; delays and repair costs resulting from equipment failure; liability under environmental legislation; uncertainties as to estimation of mineral reserves and resources; competition for qualified manpower and mining properties with Canadian and foreign companies that may have substantially greater financial and other resources; requirement of additional financing; risk related to hedging and non-hedge derivative instruments; fluctuations in the market price of gold, niobium, bauxite and fuel and in the exchange rates of currencies; labour strikes; community relations; risks involved with investments in emerging countries including stability of legislation and policy, unilateral revocation of mining or property rights and political instability; obtaining or the denial of permits; federal, state and provincial legislation governing the acquisition and ownership of mining and property rights; mining duties; income taxes; labour, health, and safety standards; and exports and other related matters.

Although IAMGOLD has attempted to identify important factors that could cause actual results to differ materially from expectations, intentions, estimates or forecasts, there may be other factors that could cause results to differ from what is anticipated, estimated or intended. Those factors are described or referred to under the heading “Risk Factors” in this Appendix “B” and under the heading “Risk Factors” in the annual information form of IAMGOLD dated March 28, 2008 for the year ended December 31, 2007 (the “IAMGOLD AIF”) and the heading “Risks and Uncertainties” in the management’s discussion and analysis of IAMGOLD for the year ended December 31, 2007, both of which are incorporated herein by reference, and are available on SEDAR at www.sedar.com. Recent unprecedented events in global financial and credit markets have resulted in high market and commodity price volatility and contraction in credit markets. These on-going events could impact forward-looking statements contained in this Appendix “B” and in the documents incorporated herein by reference in an unpredictable and possibly detrimental manner. Accordingly, readers should not place undue reliance on forward-looking statements. Forward-looking statements made in a document incorporated by reference in this Appendix “B” are made as at the date of such document, and have not been updated by IAMGOLD except as expressly provided for in this Appendix “B”. Except as required under applicable securities legislation, IAMGOLD undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in any securities of IAMGOLD involves a high degree of risk due to the nature of the business of IAMGOLD. The following risk factors, as well as risks not currently known to IAMGOLD, could materially adversely affect the future business, operations and financial condition of IAMGOLD and could cause them to differ materially from the estimates described in forward-looking statements relating to IAMGOLD. Before deciding to invest in any securities of IAMGOLD, investors should consider carefully the risks described herein and in other documents incorporated herein by reference.

Financial Risks

Commodity Prices

Revenues depend on the market prices for the mine production. The gold market is highly volatile and is subject to various factors including political stability, general economic conditions, mine production, and intent of governments who own significant above-ground reserves. The business of IAMGOLD is strongly affected by the world market price of gold. If the world market price of gold was to drop and the prices realized by IAMGOLD on gold sales were to decrease significantly and remain at such a level for any substantial period, the profitability of IAMGOLD and cash flow would be negatively affected. The world market price of gold has fluctuated widely during the last several years. On January 16, 2009, the London pm fix price for gold was $833.75 per ounce. Historically, gold prices ranged from $712.50 to $1011.25 per ounce in 2008 and $608.40 to $841.10 per ounce in 2007.

The factors that may affect the world market price of gold include industry factors such as: industrial and jewellery demand; the level of demand for gold as an investment; central bank lending, sales and purchases of gold; speculative trading; and costs of and levels of global gold production by producers of gold. The world market price of gold may also be affected by macroeconomic factors, including: expectations of the future rate of inflation; the strength of, and confidence in, the U.S. dollar, the currency in which the world market price of gold is generally quoted, and other currencies; interest rates; and global and regional, political or economic uncertainties. IAMGOLD cannot predict the effect of these factors on the world market price of gold.

The profitability and economic viability of IAMGOLD’s niobium producing property, the Niobec mine, is subject to market fluctuations in the price of niobium. The niobium market is characterized by a dominant producer whose actions may affect the price of niobium. IAMGOLD is a new entrant in the niobium market and could be negatively affected by its lack of market share.

General Economic Conditions

The recent unprecedented events in global financial markets have had a profound impact on the global economy. Many industries, including the gold mining industry, are impacted by these market conditions. Some of the key impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations and high volatility in global equity, commodity, foreign exchange and precious metal markets, and a lack of market liquidity. A continued or worsened slowdown in the financial markets or other economic conditions, including, but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates and tax rates may adversely affect IAMGOLD’s growth and profitability. Specifically the global credit/liquidity crisis could impact the cost and availability of financing and IAMGOLD’s overall liquidity; the volatility of gold prices impacts IAMGOLD’s revenues, profits and cash flow; volatile energy, commodity and consumables prices and currency exchange rates impact IAMGOLD’s production costs; and the devaluation and volatility of global stock markets impacts the valuation of IAMGOLD’s equity securities. These factors could have a material adverse effect on IAMGOLD’s financial condition and results of operations.

Recent Market Events and Conditions

In 2007 and into 2008, the U.S. credit markets began to experience serious disruption due to a deterioration in residential property values, defaults and delinquencies in the residential mortgage market (particularly, sub-prime and non-prime mortgages) and a decline in the credit quality of mortgage backed securities. These problems led to a slow-down in residential housing market transactions, declining housing prices, delinquencies in non-mortgage consumer credit and a general decline in consumer confidence. These conditions continued and worsened in 2008, causing a loss of confidence in the broader U.S. and global credit and financial markets and resulting in the collapse of, and government intervention in, major banks, financial institutions and insurers and creating a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions. Notwithstanding various actions by the U.S. and foreign governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to further deteriorate and stock markets to decline substantially. In addition, general economic indicators have deteriorated, including declining consumer sentiment, increased unemployment and declining economic growth and uncertainty about corporate earnings.

These unprecedented disruptions in the current credit and financial markets have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies. These disruptions could, among other things, make it more difficult for IAMGOLD to obtain, or increase its cost of obtaining, capital and financing for its operations. IAMGOLD’s access to additional capital may not be available on terms acceptable to it or at all.

Replacement of Depleted Reserves

IAMGOLD must continually replace reserves depleted by production to maintain production levels over the long term. Reserves can be replaced by expanding known ore bodies, locating new deposits or making acquisitions. Exploration is highly speculative in nature. IAMGOLD’s exploration projects involve many risks and are frequently unsuccessful. Once a site with mineralization is discovered, it may take several years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish proven and probable reserves and to construct mining and processing facilities. As a result, there is no assurance that current or future exploration programs will be successful. There is a risk that depletion of reserves will not be offset by discoveries or acquisitions. The mineral base of IAMGOLD may decline if reserves are mined without adequate replacement and IAMGOLD may not be able to sustain production beyond the current mine lives, based on current production rates.

Projects

The ability of IAMGOLD to sustain or increase its present levels of gold production is dependent in part on the success of its projects. Risks and unknowns inherent in all projects include: the accuracy of reserve estimates; metallurgical recoveries; capital and operating costs of such projects; and the future prices of the relevant minerals. Projects have no operating history upon which to base estimates of future cash flow. The capital expenditures and time required to develop new mines or other projects are considerable and changes in costs or construction schedules can affect project economics. Actual costs and economic returns may differ materially from IAMGOLD’s estimates or IAMGOLD could fail to obtain the governmental approvals necessary for the operation of a project, in which case, the project may not proceed, either on its original timing, or at all. In January 2008, IAMGOLD’s application to begin construction of the Camp Caiman project in French Guiana was refused by the French Government. IAMGOLD developed a conceptual plan for the project, entitled Project Harmonie, which was designed to address concerns about the proximity of milling and processing facilities to the Kaw Mountain Reserve. The Government of France is creating a new mining framework to allow for responsible mining that is respectful of the bio-diversity of French Guiana. IAMGOLD has continued to work with the French mining and environmental administration as well as key stakeholders in French Guiana to explain the benefits of Project Harmonie and to develop cooperative working relationships. Until the mining framework is completed and the new fiscal and regulatory requirements are assessed, IAMGOLD is not able to confirm the economic feasibility of Project Harmonie or the likelihood that a new application for a mining permit would be granted. IAMGOLD’s Quimsacocha project is located in Ecuador. A mandate passed by the Constituent Assembly of Ecuador in April 2008 resulted in a moratorium on mining activities in the country for 180 days pending the completion of new mining legislation. The government of Ecuador has advanced the process of revising the mining law of Ecuador by conducting an extensive review of the policy recommendations made by the Constitutional assembly and through dialogue with international mining experts.

Financing and Interest Rates

A portion of IAMGOLD’s activities is directed to the search for and the development of new mineral deposits. There is a risk of failure to obtain financing as and when required for exploration and development. IAMGOLD is subject to movements in interest rates. Interest payments under IAMGOLD’s revolving credit facility with the Bank of Nova Scotia are subject to fluctuation based on changes to specified interest rates. A copy of the credit agreement dated April 15, 2008 between, among others, IAMGOLD, as borrower, and the Bank of Nova Scotia and Société Générale, as lead arrangers, in connection with the credit facility is available under IAMGOLD’s profile on SEDAR at www.sedar.com.

Currency

Metal sales are mainly transacted in U.S. dollars. Movement in the Canadian dollar against the U.S. dollar therefore has a direct impact on IAMGOLD’s Canadian divisions and executive office cost base. International operations have exposure to currency; however, a significant portion of each international operation’s cost base is denominated in U.S. dollars. The Euro is the functional currency for IAMGOLD’s activities in French Guiana. From time to time, IAMGOLD may enter into foreign exchange contracts to fix the exchange rate.

Taxation

Mining tax regimes in foreign jurisdictions are subject to change and may include fiscal stability guarantees. See the discussion relating to the audit claim received by IAMGOLD from the Department of Taxation in Mali under the heading “IAMGOLD Corporation — Legal Proceedings” below.

Access to Capital Markets

To fund growth, IAMGOLD may depend on securing the necessary capital through loans or permanent capital. The availability of this capital is subject to general economic conditions and lender and investor interest in IAMGOLD and its projects. To ensure the availability of capital, IAMGOLD maintains a relationship with key financial participants and has an investor relations program to communicate with and inform institutional and retail investors, as well as other stakeholders.

Valuation of Mineral Interests (Including Goodwill)

IAMGOLD evaluates the carrying amount of mineral interests (including goodwill) to determine whether current events and circumstances indicate such carrying amount may no longer be supportable, which becomes more of a risk in the global economic conditions that exist currently. The fair values of its reporting units are based, in part, on certain factors that may be partially or totally outside of IAMGOLD’s control. This evaluation involves a comparison of the estimated fair value of IAMGOLD’s reporting units to their carrying values. IAMGOLD’s fair value estimates are based on numerous assumptions and may differ from actual fair values and these differences may be significant and could have a material effect on IAMGOLD’s financial position and results of operation. If IAMGOLD fails to achieve its valuation assumptions or if any of its reporting units experiences a decline in its fair value, then this may result in an impairment charge, which would reduce IAMGOLD’s earnings.

Operational Risks

Mineral Reserves, Extractions and Mineral Resources

Reserves are statistical estimates of mineral content and ore based on limited information acquired through drilling and other sampling methods and require judgmental interpretations of geology. Successful extraction requires safe and efficient mining and processing.

IAMGOLD’s mineral reserves and mineral resources are estimates, and no assurance can be given that the estimated reserves and resources are accurate or that the indicated level of gold will be produced. Such estimates are, in large part, based on interpretations of geological data obtained from drill holes and other sampling techniques. Actual mineralization or formations may be different from those predicted. Further, it may take many years from the initial phase of drilling before production is possible, and during that time the economic feasibility of exploiting a discovery may change.

The SEC does not permit mining companies in their filings with the SEC to disclose estimates other than mineral reserves. However, because IAMGOLD prepares its disclosure in accordance with Canadian disclosure requirements, IAMGOLD’s disclosure contains resource estimates in addition to reserve estimates, in accordance with NI 43-101. Mineral resource estimates for properties that have not commenced production are based, in many instances, on limited and widely spaced drill hole information, which is not necessarily indicative of the conditions between and around drill holes. Accordingly, such mineral resource estimates may require revision as more drilling information becomes available or as actual production experience is gained. You should not assume that all or any part of IAMGOLD’s mineral resources constitute or will be converted into reserves.

Market price fluctuations of gold or niobium, as applicable, as well as increased production and capital costs or reduced recovery rates, may render IAMGOLD’s proven and probable reserves unprofitable to develop at a particular site or sites for periods of time or may render mineral reserves containing relatively lower grade mineralization uneconomic. Moreover, short-term operating factors relating to the mineral reserves, such as the need for the orderly development of ore bodies or the processing of new or different ore grades, may cause mineral reserves to be reduced or IAMGOLD to be unprofitable in any particular accounting period. Estimated reserves may have to be recalculated based on actual production experience. Any of these factors may require IAMGOLD to reduce its mineral reserves and resources, which could have a negative impact on IAMGOLD’s financial results. Failure to obtain necessary permits or government approvals could also cause IAMGOLD to reduce its reserves. There is also no assurance that IAMGOLD will achieve indicated levels of gold or niobium recovery or obtain the prices for gold or niobium production assumed in determining the amount of such reserves. Level of production may also be affected by weather or supply shortages.

To minimize the risks, reserves are estimated in accordance with accepted guidelines and standards within the mining industry, quality control programs are established, and competent personnel are employed. IAMGOLD also employs experienced mining engineers and a trained workforce to extract the ore from deposits.

Title to Properties and Competition

The validity of mining interests held by IAMGOLD, which constitute most of IAMGOLD’s property holdings, can be uncertain and may be contested. Although IAMGOLD has attempted to acquire satisfactory title to its properties, some risk exists that some titles, particularly title to undeveloped properties, may be defective. IAMGOLD competes with other mining companies and individuals for mining interests on exploration properties and the acquisition of mining assets, which may increase its cost of acquiring suitable claims, properties and assets, and IAMGOLD also competes with other mining companies to attract and retain key executives and employees. There can be no assurance that IAMGOLD will continue to be able to compete successfully with its competitors in acquiring such properties and assets or in attracting and retaining skilled and experienced employees. The mining industry has been impacted by increased worldwide demand for critical resources such as input commodities, drilling equipment, tires and skilled labour and these shortages have caused unanticipated cost increases and delays in delivery times, thereby impacting operating costs, capital expenditures and production schedules.

Insurance

Where economically feasible and based on availability of coverage, a number of operational, financial and political risks are transferred to insurance companies. The availability of such insurance is dependent on IAMGOLD’s past insurance loss and records and general market conditions. IAMGOLD utilizes the services of its insurance advisors and insurance underwriters to identify potential risks and mitigation measures.

Safety and Other Hazards

The mining industry is subject to significant risks and hazards, including environmental hazards, industrial accidents, unusual or unexpected geological conditions, labour force disruptions, unavailability of materials and equipment, weather conditions, pit wall failures, rock bursts, groundfalls, slope failures, cave-ins, flooding, seismic activity, water conditions and gold bullion losses and other natural or man-provoked incidents that could affect the mining of ore, most of which are beyond IAMGOLD’s control. These risks and hazards could result in: damage to, or destruction of, mineral properties or production facilities; personal injury or death; environmental damage; delays in mining; and monetary losses and possible legal liability. As a result, production may fall below historic or estimated levels and IAMGOLD may incur significant costs or experience significant delays that could have a material adverse effect on IAMGOLD’s financial performance, liquidity and results of operation. To minimize risks in these areas, IAMGOLD provides training programs for employees and has joint management-worker committees to review work practices and environment.

Energy and Availability of Other Commodities

The profitability of IAMGOLD’s business is affected by the market prices and availability of commodities which are consumed or otherwise used in connection with IAMGOLD’s operations and projects, such as diesel fuel, electricity, steel, concrete and cyanide. Prices of such commodities also can be subject to volatile price movements, which can be material and can occur over short periods of time, and are affected by factors that are beyond IAMGOLD’s control. Operations consume significant amounts of energy and are dependent on suppliers to meet these energy needs. In some cases, no alternative source of energy is available. An increase in the cost, or decrease in the availability, of construction materials such as steel and concrete may affect the timing and cost of IAMGOLD’s projects. If the costs of certain commodities consumed or otherwise used in connection with IAMGOLD’s operations and projects were to increase significantly, and remain at such levels for a substantial period of time, IAMGOLD may determine that it is not economically feasible to continue commercial production at some or all of IAMGOLD’s operations or the development of some or all of IAMGOLD’s current projects, which could have a material adverse impact on IAMGOLD.

Labour and Strikes

IAMGOLD is dependent on its workforce to extract and process minerals. IAMGOLD has programs to recruit and train the necessary manpower for its operations and endeavours to maintain good relations with its workforce in order to minimize the possibility of strikes, lock-outs and other stoppages at its work sites. A prolonged labour disruption at any of its material properties could have a material adverse impact on its operations as a whole.

Communities

Surrounding communities may affect the mining operations through the restriction of access of supplies and workforce to the mine site. Active community outreach and development programs are maintained to mitigate the risk of blockades or other restrictive measures by the communities.

Environment, Health and Safety

IAMGOLD’s mining and processing operations and exploration activities are subject to extensive laws and regulations governing the protection of the environment, waste disposal, worker safety, mine development and protection of endangered and other special status species. IAMGOLD’s ability to obtain permits and approvals and to successfully operate in particular communities may be adversely impacted by real or perceived detrimental events associated with IAMGOLD’s activities or those of other mining companies affecting the environment, human health and safety of the surrounding communities. Delays in obtaining or failure to obtain government permits and approvals may adversely affect IAMGOLD’s operations, including its ability to explore or develop properties, commence production or continue operations. Failure to comply with applicable environmental and health and safety laws and regulations may result in injunctions, fines, suspension or revocation of permits and other penalties. The costs and delays associated with compliance with these laws, regulations and permits could prevent IAMGOLD from proceeding with the development of a project or the operation or further development of a mine or increase the costs of development or production and may materially adversely affect IAMGOLD’s business, results of operations or financial condition. IAMGOLD may also be held responsible for the costs of addressing contamination at the site of current or former activities or at third party sites. IAMGOLD could also be held liable for exposure to hazardous substances. The costs associated with such responsibilities and liabilities may be significant. In certain of the countries in which IAMGOLD has operations, it is required to submit, for government approval, a reclamation plan for each of its mining sites that establishes IAMGOLD’s obligation to reclaim property after minerals have been mined from the site. In some jurisdictions, bonds or other forms of financial assurances are required as security for these reclamation activities. IAMGOLD may incur significant costs in connection with these reclamation activities, which may materially exceed the provisions IAMGOLD has made for such reclamation. In addition, the unknown nature of possible future additional regulatory requirements and the potential for additional reclamation activities create further uncertainties related to future reclamation costs, which may have a material adverse effect on IAMGOLD’s financial condition, liquidity or results of operation. Various environmental incidents can have a significant impact on operations. To mitigate these risks, an ISO 14001-certified environmental management system that covers all aspects of the mining cycle is in place. In high-risk areas, such as the design and operation of tailings dams, IAMGOLD contracts independent review boards to oversee design and ongoing operating practices and has emergency plans to deal with any incidents.

Political Risk

Mining investments are subject to the risks normally associated with any conduct of business in foreign countries including: uncertain political and economic environments; war, terrorism and civil disturbances; changes in laws or policies of particular countries, including those relating to imports, exports, duties and currency; cancellation or renegotiation of contracts; royalty and tax increases or other claims by government entities, including retroactive claims; risk of loss due to disease and other potential endemic health issues; risk of expropriation and nationalization; delays in obtaining or the inability to obtain necessary governmental permits;

currency fluctuations; restrictions on the ability of local operating companies to sell gold offshore for U.S. dollars, and on the ability of such companies to hold U.S. dollars or other foreign currencies in offshore bank accounts; import and export regulations, including restrictions on the export of gold; limitations on the repatriation of earnings; and increased financing costs.

These risks may limit or disrupt operating mines or projects, restrict the movement of funds, cause IAMGOLD to have to expend more funds than previously expected or required, or result in the deprivation of contract rights or the taking of property by nationalization or expropriation without fair compensation, and may materially adversely affect IAMGOLD’s financial position or results of operations.

Operations, particularly those located in emerging countries, are subject to a number of political risks. Political risk insurance is maintained for some jurisdictions.

Operations in Mali, Guyana and Suriname are governed by mineral agreements with local governmental authorities that establish the terms and conditions under which IAMGOLD’s affairs are conducted. These agreements are subject to international arbitration and cover a number of items, including: duration of mining licenses/operating permits; right to export production; labour matters; right to hold funds in foreign bank accounts and foreign currencies; taxation rates; and right to repatriate capital and profits.

IAMGOLD maintains active communications programs with host governmental authorities and the Canadian government.

Legislation

IAMGOLD is subject to continuously evolving legislation in the areas of labour, environment, land titles, mining practices and taxation. New legislation may have a negative impact on operations. IAMGOLD participates in a number of industry associations to monitor changing legislation and maintains a good dialogue with governmental authorities in that respect. IAMGOLD is unable to predict what legislation or revisions may be proposed that might affect its business or when any such proposals, if enacted, might become effective. Such changes, however, could require increased capital and operating expenditures and could prevent or delay certain operations of IAMGOLD.

Joint Ventures

Certain of the properties in which IAMGOLD has an interest are operated through joint ventures with other mining companies. Any failure of such other companies to meet their obligations to IAMGOLD or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on the joint ventures or their respective properties. In addition, IAMGOLD may be unable to exert control over strategic decisions made in respect of such properties.

Litigation

IAMGOLD is subject to litigation arising in the normal course of business and may be involved in disputes with other parties in the future which may result in litigation. The results of litigation cannot be predicted with certainty. If IAMGOLD is unable to resolve these disputes favourably, it may have a material adverse impact on IAMGOLD’s financial performance, cash flow and results of operations. See the discussion under the heading “IAMGOLD Corporation — Legal Proceedings” below.

Internal Controls over Financial Reporting

IAMGOLD has invested resources to document and analyze its system of internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance with respect to the reliability of financial reporting and financial statement preparation.

Acquisitions and Integration

Any acquisition that IAMGOLD may choose to complete may be of a significant size, may change the scale of IAMGOLD’s business and operations and may expose IAMGOLD to new geographic, political, operating, financial and geological risks. IAMGOLD’s success in its acquisition activities depends on its ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition and integrate the acquired operations successfully with those of IAMGOLD.

Risks Related to the Operations of IAMGOLD after the Transaction

Integration of Operations, Technologies and Personnel of Orezone and IAMGOLD

The success of IAMGOLD after the Transaction will depend in large part on the success of management of IAMGOLD in integrating the operations, technologies and personnel of Orezone with those of IAMGOLD after the Effective Date. The failure of IAMGOLD to achieve such integration could result in the failure of IAMGOLD to realize any of the anticipated benefits of the Transaction and could impair the results of operations, profitability and financial results of IAMGOLD.

In addition, the overall integration of the operations, technologies and personnel of Orezone into IAMGOLD may result in unanticipated operational problems, expenses, liabilities and diversion of management’s attention.

Construction and Start-up of the Essakane Property

Following the Effective Date, IAMGOLD intends to continue with the construction and development of the Essakane Property. The success of the construction, development and start-up of Orezone’s Essakane Property by IAMGOLD after the Effective Date is subject to a number of factors including the availability and performance of engineering and construction contractors, mining contractors, suppliers and consultants, the receipt of required governmental approvals and permits (including environmental permits) in connection with the construction of mining facilities and the conduct of mining operations and other operational elements at the Essakane Property. Any delay in the performance of any one or more of the contractors, suppliers, consultants or other persons on which IAMGOLD is dependent in connection with its construction activities, a delay in or failure to receive the required governmental approvals and permits in a timely manner or on reasonable terms, or a delay or failure in connection with the completion and successful operation of the operational elements in connection with the Essakane Property could delay or prevent the construction and start-up of the Essakane Property, as planned. There can be no assurance that current or future construction and start-up plans to be implemented by IAMGOLD in connection with the Essakane Property will be successful; that IAMGOLD will be able to obtain sufficient funds to finance the construction and start-up activities in connection with the Essakane Property; that available personnel and equipment will be available in a timely manner or on reasonable terms to successfully complete the construction of the Essakane Property; that IAMGOLD will be able to obtain all necessary governmental approvals and permits; and that the completion of the construction, the start-up costs and the ongoing operating costs associated with the development of the Essakane Property will not be significantly higher than anticipated by IAMGOLD. Any of the foregoing factors could materially adversely impact the business, results of operations and financial condition of IAMGOLD.

Production and Cost Estimates

A decrease in the amount of, or a change in the timing of the production outlook for, or in the prices realized for, precious and other metals of IAMGOLD after the Transaction, particularly in relation to the production of gold will directly affect the amount and timing of IAMGOLD’s cash flow from operations. The actual effect of such a decrease on IAMGOLD’s cash flow from operations would depend on the timing of any changes in production and on actual prices and costs. Any change in the timing of these projected cash flows that would occur due to production shortfalls or labour disruptions would, in turn, result in delays in receipt of such cash flows and in using such cash to reduce debt levels, and may require additional borrowings to fund capital expenditures, including capital for IAMGOLD’s development projects, in the future. Any such financing requirements could adversely affect IAMGOLD’s ability to access capital markets in the future to meet any external financing requirements or increase its debt financing costs. In addition, a number of these and other developments or events, including changes in product mix, demand for IAMGOLD’s products, and production disruptions, could make historic trends in IAMGOLD’s cash flows lose their predictive value.

The level of production and capital and operating cost estimates relating to development projects, which are used in establishing mineral reserve and mineral resource estimates for determining and obtaining financing and other purposes, are based on certain assumptions and are inherently subject to significant uncertainty. It is very likely that actual results for IAMGOLD’s projects will differ from current estimates and assumptions, and these differences may be material. In addition, experience from actual mining or processing operations may identify new or unexpected conditions which could reduce production below, or increase capital or operating costs above, current estimates. If actual results are less favourable than currently estimated, IAMGOLD’s business, results of operations, financial condition and liquidity could be materially adversely affected.

Risks related to the IAMGOLD Shares

Dilution of Present and Prospective Shareholdings

In order to finance future operations and development efforts, IAMGOLD may raise funds through the issue of IAMGOLD Shares or the issue of securities convertible into IAMGOLD Shares. IAMGOLD cannot predict the size of future issues of IAMGOLD Shares or securities convertible into IAMGOLD Shares or the effect, if any, that future issues and sales of IAMGOLD Shares or securities convertible into IAMGOLD Shares will have on the market price of IAMGOLD Shares. Due to recent market volatility and devaluation of global stock markets there may be an increased risk of dilution for existing shareholders should IAMGOLD need to issue additional IAMGOLD Shares at a lower share price to meet its capital requirements. Any transaction involving the issue of previously authorized but unissued IAMGOLD Shares, or securities convertible into IAMGOLD Shares, would result in dilution, possibly substantial, to present and prospective holders of IAMGOLD Shares.

History of Volatile Share Price

The IAMGOLD Shares are listed on the TSX, NYSE and the Botswana Stock Exchange. The trading price of the IAMGOLD Shares has been, and may continue to be, subject to large fluctuations. The trading price of the IAMGOLD Shares may increase or decrease in response to a number of events and factors, including:

•	IAMGOLD’s operating performance and the performance of competitors and other similar companies;

•	volatility in gold and other metal prices;

•	the public’s reaction to IAMGOLD’s press releases, other public announcements and IAMGOLD’s filings with the various securities regulatory authorities;

•	changes in earnings estimates or recommendations by research analysts who track the IAMGOLD Shares or the shares of other companies in the resource sector;

•	changes in general economic and/or political conditions;

•	the number of IAMGOLD Shares to be publicly traded after an offering of IAMGOLD Shares;

•	the arrival or departure of key personnel; and

•

acquisitions, strategic alliances or joint ventures involving IAMGOLD or its competitors, which, if involving the issue of IAMGOLD Shares, or securities convertible into IAMGOLD Shares, would result in dilution to present and prospective holders of IAMGOLD Shares.

In addition, the market price of the IAMGOLD Shares is affected by many variables not directly related to IAMGOLD’s success and are, therefore, not within IAMGOLD’s control, including other developments that affect the market for all resource sector securities, the breadth of the public market for the IAMGOLD Shares and the attractiveness of alternative investments. The effect of these and other factors on the market price of the IAMGOLD Shares on the exchanges on which the IAMGOLD Shares trade has historically made IAMGOLD’s share price volatile and suggests that IAMGOLD’s share price will continue to be volatile in the future. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. IAMGOLD may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

Bringing Actions and Enforcing Judgments

IAMGOLD is organized under the laws of Canada and its registered and principal office is located in the Province of Ontario. A majority of its directors and officers, and some of the experts named in this Appendix “B”, are residents of Canada, and all or a substantial portion of their assets, and all of IAMGOLD’s assets, are located outside the U.S. As a result, it may be difficult for investors in the U.S. or outside Canada to bring an action against directors, officers or experts who are not resident in the U.S. or in another jurisdiction of residence. It may also be difficult for an investor to enforce a judgment obtained in a U.S. court or a court of another jurisdiction of residence predicated upon the civil liability provisions of federal securities laws or other laws of the U.S. or any state thereof or the equivalent laws of other jurisdictions of residence against those persons or IAMGOLD.

IAMGOLD CORPORATION

Summary Description of Business

IAMGOLD is a corporation governed by the Canada Business Corporations Act. IAMGOLD’s registered and principal office is located at 401 Bay Street, Suite 3200, P.O. Box 153, Toronto, Ontario, Canada M5H 2Y4. IAMGOLD’s telephone number is (416) 360-4710 and its website address is www.iamgold.com.

The following chart illustrates IAMGOLD’s principal subsidiaries (collectively the “Subsidiaries”), together with the jurisdiction of incorporation of each subsidiary and the percentage of voting securities beneficially owned or over which control or direction is exercised by IAMGOLD.

As used in this Appendix “B”, except as otherwise required by the context, reference to “IAMGOLD” means IAMGOLD Corporation and the Subsidiaries.

IAMGOLD is engaged primarily in the exploration for, and the development and production of, mineral resource properties throughout the world. Through its holdings, IAMGOLD has interests in various operations and exploration properties as well as a royalty interest on a property that produces diamonds. As at the date hereof, IAMGOLD’s principal holdings are the following:

(a)	a 100% interest in IAMGOLD-Québec Management Inc. (“IMG-Qc”), the owner of the mining leases in the Province of Québec, Canada, on which the Doyon and Mouska gold mines (the Doyon and Mouska gold mines comprise the “Doyon Division”) are located. IMG-Qc also owns the leases in the Province of Québec on which is located the Niobec mine (the “Niobec Mine”). IMG-Qc is the operator of each mine named above;

(b)	an indirect 95% interest in Rosebel Gold Mines N.V., the owner of the mining rights and assets comprising the Rosebel gold mine (the “Rosebel Gold Mine”), in Suriname, and manager of the operations thereat;

(c)	an indirect 38% interest in La Société d’Exploitation des Mines d’Or de Sadiola S.A., the owner of the mining rights for the mining permit area (the “Sadiola Mining Permit”) in Mali on which the Sadiola gold mine (the “Sadiola Gold Mine”) is located;

(d)	an indirect 50% interest in Sadiola Exploration Limited which holds an 80% interest in Yatela Exploitation Company Limited, the owner of the mining rights for the mining permit area in Mali, immediately to the north of the Sadiola Mining Permit, on which the Yatela gold mine (the “Yatela Gold Mine”) is located;

(e)	an indirect 18.9% interest in Gold Fields Ghana Limited, the holder of the mineral rights to the Tarkwa concession in Ghana on which the Tarkwa gold mine (the “Tarkwa Gold Mine”) is located;

(f)	an indirect 18.9% interest in Abosso Goldfields Limited, the holder of the mineral rights to the Damang concession, which is contiguous with the Tarkwa concession in Ghana and on which the Damang gold mine (the “Damang Gold Mine”) is located;

(g)	an indirect 100% interest in Mupane Gold Mining (Pty) Ltd., the owner of the mining rights for the mining permit area in Botswana on which the Mupane gold mine (the “Mupane Gold Mine”) is located;

(h)	an indirect 100% interest in the Camp Caiman project (the “Camp Caiman Project”) in French Guiana;

(i)	an indirect 100% interest in the Quimsacocha project (the “Quimsacocha Project”) in Ecuador;

(j)	an indirect 100% interest in La Arena S.A., the owner of the mining concessions of the La Arena project (the “La Arena Project”) in Peru;

(k)	an indirect 100% interest in IAMGOLD Tanzania Limited, the owner of 75% to 80% of the prospecting and mining licenses relating to the Buckreef exploration project (the “Buckreef Project”) in Tanzania; and

(l)	a 1% royalty on the Diavik diamond property located in the Northwest Territories, Canada.

With its acquisitions of Gallery Gold Limited and Cambior Inc. in 2006, IAMGOLD became a mine operator and the tenth largest publicly-traded gold company in the world with an annual production rate of close to one million ounces. Further information regarding the business of IAMGOLD, its operations and its mineral properties can be found in the IAMGOLD AIF and other documents incorporated herein by reference. See “Documents Incorporated by Reference” below.

Recent Developments

As of October 31, 2008, IAMGOLD completed the sale of the Sleeping Giant gold mine and related milling facilities and the Flordin property claims to Cadiscor Resources Inc. The Sleeping Giant gold mine had ended its current reserve life as of the end of October 2008.

On December 23, 2008, the French Autorité des marchés financiers published the final results for IAMGOLD’s public offer for Euro Ressources S.A. (“EURO”), including the re-opened offer. As a result of the offer, IAMGOLD controls 52,838,639 shares representing 84.55% of the current share capital of EURO. EURO has a participation right royalty on production from the Rosebel Gold Mine that entitles EURO to payments of 10% of the gold price above $300 per ounce for production from soft rock and above $350 per ounce for production from hard rock. As at September 30, 2008, the remaining number of ounces of gold covered by the royalty agreement was 5,567,000 ounces.

Consolidated Capitalization

There has been no material change in the share and loan capital of IAMGOLD since September 30, 2008. Orezone Shareholders are referred to the financial statements of IAMGOLD that are incorporated herein by reference.

Authorized and Issued Share Capital

IAMGOLD is authorized to issue an unlimited number of first preference shares (“First Preference Shares”), issuable in series, an unlimited number of second preference shares (“Second Preference Shares”), issuable in series, and an unlimited number of IAMGOLD Shares, of which 295,792,935 IAMGOLD Shares and no First Preference Shares or Second Preference Shares were issued and outstanding as at January 16, 2009.

Each IAMGOLD Share entitles the holder thereof to one vote at all meetings of shareholders other than meetings at which only holders of another class or series of shares are entitled to vote. Each IAMGOLD Share entitles the holder thereof, subject to the prior rights of the holders of the First Preference Shares and the Second Preference Shares, to receive any dividends declared by the directors of IAMGOLD and the remaining property of IAMGOLD upon dissolution.

The First Preference Shares are issuable in one or more series. Subject to the articles of IAMGOLD, the directors of IAMGOLD are authorized to fix, before issue, the designation, rights, privileges, restrictions and conditions attaching to the First Preference Shares of each series. The First Preference Shares rank prior to the Second Preference Shares and the IAMGOLD Shares with respect to the payment of dividends and the return of capital on dissolution of IAMGOLD. Except with respect to matters as to which the holders of First Preference Shares are entitled by law to vote as a class, the holders of First Preference Shares are not entitled to vote at meetings of shareholders of IAMGOLD. The holders of First Preference Shares are not entitled to vote separately as a class or series or to dissent with respect to any proposal to amend the articles of IAMGOLD to create a new class or series of shares ranking in priority to or on parity with the First Preference Shares or any series thereof, to effect an exchange, reclassification or cancellation of the First Preference Shares or any series thereof or to increase the maximum number of authorized shares of a class or series ranking in priority to or on parity with the First Preference Shares or any series thereof.

The Second Preference Shares are issuable in one or more series. Subject to the articles of IAMGOLD, the directors of IAMGOLD are authorized to fix, before issue, the designation, rights, privileges, restrictions and conditions attaching to the Second Preference Shares of each series. The Second Preference Shares rank junior to the First Preference Shares and prior to the IAMGOLD Shares with respect to the payment of dividends and the return of capital on dissolution of IAMGOLD. Except with respect to matters as to which the holders of Second Preference Shares are entitled by law to vote as a class, the holders of Second Preference Shares are not entitled to vote at meetings of shareholders of IAMGOLD. The holders of Second Preference Shares are not entitled to vote separately as a class or series or to dissent with respect to any proposal to amend the articles of IAMGOLD to create a new class or series of shares ranking in priority to or on parity with the Second Preference Shares or any series thereof, to effect an exchange, reclassification or cancellation of the Second Preference Shares or any series thereof or to increase the maximum number of authorized shares of a class or series ranking in priority to or on parity with the Second Preference Shares or any series thereof.

Trading Price and Volume of IAMGOLD Shares

The IAMGOLD Shares are listed on the TSX under the symbol “IMG”, on the NYSE under the symbol “IAG” and on the Botswana Stock Exchange. The following tables set forth the market price range and the trading volume of the IAMGOLD Shares on the TSX and NYSE for the 12 month period prior to the date hereof.

TSX
	High	Low	Volume
Month	(Cdn$)	(Cdn$)
January 2008	10.25	7.92	64,235,661
February 2008	8.30	7.11	30,310,398
March 2008	8.63	7.32	31,553,397
April 2008	7.70	5.80	33,046,506
May 2008	6.50	5.82	31,593,295
June 2008	6.57	5.69	30,312,169
July 2008	6.93	5.82	29,958,930
August 2008	7.00	5.10	37,263,882
September 2008	6.80	4.79	34,767,539
October 2008	6.14	2.93	41,539,327
November 2008	5.89	3.50	30,976,896
December 2008	7.60	4.51	36,393,690
January 2009 (to January 16, 2008)	7.80	6.35	25,144,449

The closing price of the IAMGOLD Shares on the TSX on December 10, 2008, the last trading day immediately before the announcement of the Arrangement, was Cdn$6.10. The closing price of the IAMGOLD Shares on the TSX on January 16, 2009 was Cdn$7.64.

NYSE
	High	Low	Volume
Month	(U.S.$)	(U.S.$)
January 2008	10.07	7.80	39,577,385
February 2008	8.48	7.09	30,835,829
March 2008	8.66	7.15	37,361,821
April 2008	7.64	5.71	36,468,719
May 2008	6.68	5.79	33,668,935
June 2008	6.45	5.59	35,369,895
July 2008	6.84	5.70	38,652,105
August 2008	6.90	5.16	32,166,702
September 2008	6.36	4.45	45,905,093
October 2008	5.79	2.22	45,381,913
November 2008	4.70	2.69	35,826,053
December 2008	6.24	3.48	51,262,350
January 2009 (to January 16, 2008)	6.36	5.25	25,448,582

The closing price of the IAMGOLD Shares on the NYSE on December 10, 2008, the last trading day immediately before the announcement of the Arrangement, was U.S.$4.73. The closing price of the IAMGOLD Shares on the NYSE on January 16, 2009 was U.S.$6.09.

Prior Sales

The following table summarizes the issuances by IAMGOLD of IAMGOLD Shares and securities convertible into IAMGOLD Shares within the 12 months prior to the date hereof.

Date of Issue/Grant	Price per Security		Number of Securities
	(Cdn$)
IAMGOLD Shares
January 24, 2008	7.79		4,200	(1)
January 24, 2008	5.24		4,200	(1)
January 24, 2008	4.65		4,200	(1)
January 30, 2008	8.00		25,899	(2)
February 6, 2008	7.79		1,500	(1)
February 8, 2008	7.43		20,250	(2)
February 28, 2008	5.48		6,300	(1)
February 28, 2008	5.24		6,300	(1)
February 28, 2008	4.65		6,300	(1)
March 5, 2008	9.15		928,962	(3)
March 18, 2008	7.79		2,100	(1)
March 18, 2008	5.48		2,100	(1)
March 18, 2008	5.24		1,470	(1)
March 18, 2008	4.65		2,100	(1)
March 28, 2008	1.22		4,200	(1)
March 31, 2008	7.61		5,000	(2)
April 8, 2008	3.75		60,000	(1)
May 22, 2008	1.22		12,600	(1)
May 26, 2008	5.48		1,000	(1)
June 16, 2008	6.40		135,000	(4)
June 30, 2008	6.10		5,000	(2)
July 10, 2008	5.48		2,100	(1)
July 15, 2008	5.24		8,400	(1)
July 17, 2008	4.09		3,463	(1)
August 7, 2008	6.51		2,886	(1)
September 30, 2008	5.87		5,000	(2)
December 5, 2008	1.28		10,667	(1)
December 18, 2008	4.65		630	(1)
December 24, 2008	5.24		4,200	(1)
December 24, 2008	4.65		4,200	(1)
December 29, 2008	4.65		46,800	(1)
December 31, 2008	7.60		5,000	(2)

Options to Purchase IAMGOLD Shares
May 16, 2008	6.40	(5)	50,000
May 16, 2008	6.40	(5)	1,931,000
May 16, 2008	6.40	(5)	2,500
May 16, 2008	6.40	(5)	9,000
September 4, 2008	6.17	(5)	38,000
September 15, 2008	5.33	(5)	10,000
December 22, 2008	6.63	(5)	190,000

(1)	Issued upon exercise of previously granted options to purchase IAMGOLD Shares.
(2)	Issued under the share bonus plan comprising part of the share incentive plan of IAMGOLD.
(3)	Issue of flow-through IAMGOLD Shares on a private placement basis.
(4)	Issued under the deferred share plan comprising part of the share incentive plan of IAMGOLD.
(5)	This is the exercise price per IAMGOLD Share of the options to purchase IAMGOLD Shares granted under the stock option plan comprising part of the share incentive plan of IAMGOLD.

Legal Proceedings

In October 2007, audit claims for the years 2005 and 2006 were received from the Department of Taxation in Mali for the Sadiola Gold Mine and the Yatela Gold Mine. IAMGOLD has recorded a provision regarding the audit claims. IAMGOLD is presently negotiating with the Government of Mali regarding the receipt of balances of VAT and fuel tax receivables due from the Government of Mali. Such negotiations may result in additional provisions with respect to the audit claims and balances of VAT and fuel tax receivables.

Auditors

KPMG LLP, Chartered Accountants, are the current auditors of IAMGOLD.

Transfer Agent and Registrar

IAMGOLD’s transfer agent and registrar is Computershare Trust Company of Canada, 100 University Ave., 9th Floor, North Tower, Toronto, Ontario.

Available Information

IAMGOLD files reports and other information with the Canadian Securities Authorities. These reports and information are available to the public free of charge through the internet under IAMGOLD’s profile on SEDAR, which can be accessed online at www.sedar.com.

IAMGOLD is subject to the reporting requirements of the U.S. Exchange Act and in accordance therewith files periodic reports and other information with the SEC. Reports and other information filed by IAMGOLD with the SEC may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the SEC’s Public Reference Room located at 100 F. Street NE, Washington, D.C. 20549 and are available for viewing at the SEC’s website at www.sec.gov. Prospective investors may call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities or visit the SEC’s website at www.sec.gov.

Interest of Experts

Information concerning the mineral reserve and mineral resource estimates for IAMGOLD’s mineral properties is contained in the IAMGOLD AIF, which is incorporated herein by reference.(1) The following table sets out the individuals who are the qualified persons, as defined by NI 43-101, responsible for such mineral reserve and mineral resource estimates for IAMGOLD’s mineral properties set out opposite their name(s).

Mines	Location	Name	Title
Doyon Gold Mine	Québec, Canada	P. Simard F. Ferland	Chief of the Geology Department Chief Engineer
Mouska Gold Mine	Québec, Canada	P. Lévesque E. Williams	Chief of the Geology Department Chief Engineer
Mupane Gold Mine	Botswana	N. Chouinard E. Belzile(2)	Manager – Engineering Manager – Mine Geology
Tarkwa Gold Mine	Ghana	G. Chapman	Manager, Mine Planning and Resources Management, with Gold Fields Ghana Limited
Damang Gold Mine	Ghana	M. Brewster	Minerals Resources Manager with Abosso GoldFields Limited
Sadiola Gold Mine	Mali	K. Bartsch S. Robins	Senior LT Planning Manager (Anglo Gold) Geology Manager with SEMOS
Yatela Gold Mine	Mali	K. Bartsch S. Robins	Senior LT Planning Manager (Anglo Gold) Geology Manager with SEMOS
Rosebel Gold Mine	Suriname	G. Voicu P. Pecek	Geology Superintendant Senior Mine Engineer

Projects	Location	Name	Title
Buckreef Project	Tanzania	N. Johnson F. Clouston	Consulting Geologist – Hellman & Schofield Associates Manager Project Evaluations
Camp Caiman Project	French Guiana	F. Clouston E. Belzile(2)	Manager Project Evaluations Manager – Mine Geology
Quimsacocha Project	Ecuador	F. Clouston	Manager Project Evaluations
La Arena Project	Peru	F. Clouston	Manager Project Evaluations
Westwood Project	Québec, Canada	E. Belzile(2)	Manager – Mine Geology
Various projects	Tanzania	K. Bischoff Richard Bray	Project Manager – Exploration Resource Geologist with Resolute Mining Ltd.
Industrial Minerals
Niobec Mine	Québec, Canada	D. Villeneuve S. Thivierge	Chief of the Geology Department Engineering Superintendant

(1)

Information regarding the Sleeping Giant gold mine has not been included herein as IAMGOLD sold the Sleeping Giant gold mine in 2008. In addition, three qualified persons referred to in the IAMGOLD AIF relating to the Mupane Gold Mine, the Camp Caiman Project, the La Arena Project, the Dayon gold mine and the Westwood project are no longer employed by IAMGOLD.

(2)	Mr. Belzile left IAMGOLD during the first quarter of 2008.

The following are the technical reports prepared in accordance with NI 43-101 from which certain technical information relating to IAMGOLD’s principal mineral projects contained in the IAMGOLD AIF was derived:

(a)	Mupane Gold Mine – Marcus Tomkinson and Linton Putland, both of Gallery Gold Limited, prepared a report in accordance with NI 43-101 for IAMGOLD entitled “Technical Report on the Mupane Gold Project” dated January 18, 2006.

(b)	Tarkwa Gold Mine – John Arthur, Principal Consulting Mining Geologist, Neil Holloway, Associate Principal Process Engineer, Ian Brackley, Principal Engineer and Rick Skelton, Principal Consulting Mining Engineer, all of Steffen, Robertson and Kirsten (UK) Limited prepared a report in accordance with NI 43-101 for Gold Fields Limited and IAMGOLD entitled “An Independent Technical Report on the Tarkwa Gold Mine” dated July 1, 2004.

(c)	Damang Gold Mine – Lee Barnes, Senior Mining Geologist, Neil Holloway, Associate Principal Process Engineer, Ian Brackley, Principal Engineer and Rick Skelton, Principal Consulting Mining Engineer, all of Steffen, Robertson and Kirsten (UK) Limited prepared a report in accordance with NI 43-101 for Gold Fields Limited and IAMGOLD entitled “An Independent Technical Report on the Damang Gold Mine” dated July 1, 2004.

(d)	Buckreef Project – Marcus Tomkinson and Linton Putland, both of Gallery Gold Limited, prepared a report in accordance with NI 43-101 for IAMGOLD entitled “Technical Report on the Buckreef Gold Project” dated January 18, 2006.

(e)	Rosebel Gold Mine – Paul M. Johnson prepared a report in accordance with NI 43-101 for Cambior Inc. entitled “Cambior – Rosebel Project Technical Report – Suriname, South America” dated September 2002.

(f)	Camp Caiman Project – Patrick Godin prepared a report in accordance with NI 43-101 for Cambior Inc. entitled “Cambior – Rapport Technique – Projet Camp Caiman – Norme Canadienne 43-101” dated September 2005.

(g)	Quimsacocha Project – Wayne Valliant, Associate Geologist, William Roscoe, Consulting Geologist, and David Ross, Senior Geologist, all of Roscoe Postle Associates Inc. prepared a report in accordance with NI 43-101 for IAMGOLD entitled “Technical Report on the Quimsacocha Gold Project, Azuay Province, Ecuador” dated November 25, 2005.

To the knowledge of IAMGOLD, after reasonable enquiry, each of the foregoing persons and companies beneficially owns, directly, or indirectly, or exercises control or direction over less than one per cent of the outstanding IAMGOLD Shares.

KPMG LLP is IAMGOLD’s external auditor and has reported to the shareholders of IAMGOLD on the consolidated financial statements of IAMGOLD for the year ended December 31, 2007 in its report dated March 27, 2008. In connection with its audit, KPMG LLP has confirmed that it is independent within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario.

Material Contracts

In addition to the material contracts listed in the IAMGOLD AIF, the Arrangement Agreement and the credit agreement dated April 15, 2008 between, among others, IAMGOLD, as borrower, and the Bank of Nova Scotia and Société Générale, as lead arrangers, are material contracts of IAMGOLD.

Documents Incorporated by Reference

The following documents, filed by IAMGOLD with the Canadian Securities Authorities, are specifically incorporated by reference into, and form an integral part of, this Appendix “B”:

(a)	the annual information form of IAMGOLD dated March 28, 2008 for the year ended December 31, 2007;

(b)	the audited consolidated balance sheets of IAMGOLD as at December 31, 2007 and 2006 and the consolidated statements of earnings, comprehensive income (loss), retained earnings and cash flows for each of the years ended December 31, 2007, 2006 and 2005, together with the auditors’ report thereon and the notes thereto;

(c)	management’s discussion and analysis of the financial condition and results of operations of IAMGOLD for the year ended December 31, 2007;

(d)	the unaudited interim consolidated financial statements of IAMGOLD as at and for the three months and nine months ended September 30, 2008 and 2007, together with the notes thereto;

(e)	management’s discussion and analysis of the financial condition and results of operations of IAMGOLD for the three and nine month periods ended September 30, 2008; and

(f)	the management information circular of IAMGOLD dated April 11, 2008 in connection with the annual general meeting of shareholders held on May 15, 2008.

Any documents of the type referred to in Section 11.1 of Form 44-101F1 of National Instrument 44-101 – Short Form Prospectuses filed by IAMGOLD with the Canadian Securities Authorities after the date hereof and prior to the Meeting shall be deemed to be incorporated herein by reference.

Any statement contained in this Appendix “B” or in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded, for the purposes of this Appendix “B”, to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies, replaces or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Appendix “B”. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Information has been incorporated by reference in this Appendix “B” from documents filed with securities commissions or similar regulatory authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of IAMGOLD by mail at 401 Bay Street, Suite 3200, P.O. Box 153, Toronto, Ontario M5H 2Y4 or by telephone at (416) 360-4710 and are also available electronically at www.sedar.com.

IAMGOLD AFTER THE ARRANGEMENT

General

On completion of the Arrangement, Orezone and a wholly-owned subsidiary of IAMGOLD, incorporated for the purposes of the Arrangement, will be amalgamated to form IAMGOLD Amalco, which will continue as a wholly-owned subsidiary of IAMGOLD. IAMGOLD Amalco will own 100% of Essakane (BVI) Limited (currently a wholly-owned subsidiary of Orezone) which indirectly has a 90% interest in the Essakane Property.

On completion of the Arrangement, IAMGOLD’s primary properties will consist of the following:

Canada

•	a 100% interest in the Doyon Division in Québec;

•	a 100% interest in the Niobec Mine in Québec;

•	a 1% royalty on the Diavik diamond property in the Northwest Territories;

Africa

•	a 90% interest in the Essakane Project in Burkina Faso;

•	a 38% interest in the Sadiola Gold Mine in Mali;

•	a 40% interest in the Yatela Gold Mine in Mali;

•	an 18.9% interest in the Tarkwa Gold Mine in Ghana;

•	an 18.9% interest in the Damang Gold Mine in Ghana;

•	a 75% to 80% interest in the Buckreef Project in Tanzania;

•	a 100% interest in the Mupane Gold Mine in Botswana;

Central and South America

•	a 100% interest in the Quimsacocha Project in Ecuador;

•	a 100% interest in the Camp Caiman Project in French Guiana;

•	a 100% interest in the La Arena Project in Peru; and

•	a 95% interest in the Rosebel Gold Mine in Suriname.

Organization Following the Arrangement

Following the completion of the Arrangement, IAMGOLD Amalco will be a direct wholly-owned subsidiary of IAMGOLD, and Essakane (BVI) Limited (which indirectly has a 90% interest in the Essakane Property) will be a direct wholly-owned subsidiary of IAMGOLD Amalco.

Directors and Officers

The directors and officers of IAMGOLD will remain the same following completion of the Arrangement. Orezone Shareholders are referred to the IAMGOLD AIF, which is incorporated herein by reference, for information concerning the directors and officers of IAMGOLD as of the date thereof. In addition to those directors and officers that are named in the IAMGOLD AIF, the following persons have been appointed officers of IAMGOLD since that date:

Name	Position	Effective Date
Timothy Bradburn	Assistant Corporate Secretary	May 15, 2008
Pierre Pelletier	Vice President, Metallurgy	May 15, 2008
Elaine Ellingham	Senior Vice President, Investor Relations & Communications	October 14, 2008
Brian Chandler	Senior Vice President, African Operations	December 1, 2008

Capital Structure

The share capital of IAMGOLD will remain unchanged as a result of the completion of the Transaction, other than for the issuance of IAMGOLD Shares contemplated pursuant to the Transaction (including IAMGOLD Shares issuable in connection with the exercise of the IAMGOLD Replacement Options, the Orezone 2008 Options, the Orezone Warrants and the Orezone Convertible Debenture).

The authorized capital of IAMGOLD following the completion of the Transaction will continue to consist of an unlimited number of IAMGOLD Shares, First Preference Shares and Second Preference Shares.

IAMGOLD Shares

Each IAMGOLD Share entitles the holder thereof to one vote at all meetings of shareholders other than meetings at which only holders of another class or series of shares are entitled to vote. Each IAMGOLD Share entitles the holder thereof, subject to the prior rights of the holders of the First Preference Shares and the Second Preference Shares, to receive any dividends declared by the directors of IAMGOLD and the remaining property of IAMGOLD upon dissolution.

Stock Exchange Listings

On completion of the Transaction, the IAMGOLD Shares will continue trading on the TSX, the NYSE and the Botswana Stock Exchange. The Orezone Shares are expected to be de-listed from the TSX and the Alternext as soon as practicable following the Effective Date. Orezone will also seek to be deemed to have ceased to be a reporting issuer (or the equivalent) under the securities legislation of each of the provinces and territories in Canada and of the U.S.

The TSX has conditionally approved the listing of the IAMGOLD Shares to be issued in connection with the transaction and upon exercise of the IAMGOLD Replacement Options, the Orezone 2008 Options, the Orezone Warrants and the Orezone Convertible Debenture, subject to satisfaction of the customary listing requirements of the TSX. In addition certain filings will be required to be made with the NYSE in respect of IAMGOLD.

Dividends

The following table outlines the dividends paid per IAMGOLD Share for the four most recently completed financial years:

	2008	2007	2006	2005
Dividend per IAMGOLD Share	$0.06	$0.06	$0.06	$0.06

IAMGOLD maintains a dividend policy with the timing, payment and amount of dividends paid by IAMGOLD to shareholders to be determined by the directors of IAMGOLD from time to time based upon, among other things, the cash flow, results of operations and financial condition of IAMGOLD, the need for funds to finance ongoing operations and development, exploration and capital projects and such other business considerations as the directors of IAMGOLD may consider relevant.

Post-Arrangement Shareholdings

Immediately after completion of the Arrangement, assuming that no Orezone Shareholder exercises Dissent Rights, current Orezone Shareholders will own approximately 9% and current IAMGOLD Shareholders will own approximately 91% of the then outstanding IAMGOLD Shares.

IAMGOLD will, on completion of the Transaction, hold a 16.6% interest in New Orezone following the distribution of New Orezone Shares to Orezone Shareholders.

Auditors

KPMG LLP, Chartered Accountants, the current auditors of IAMGOLD, are expected to continue as the auditors of IAMGOLD following the Effective Date.

Transfer Agent and Registrar

IAMGOLD’s transfer agent and registrar is, and is expected after completion of the Arrangement to remain, Computershare Investor Services Inc., 100 University Ave., 9th Floor, North Tower, Toronto, Ontario.

APPENDIX “C”

INFORMATION CONCERNING NEW OREZONE

Incorporation

Orezone Gold Corporation, formerly 7086130 Canada Inc. (“New Orezone”) is a Canadian corporation incorporated under the Canada Business Corporations Act by articles of incorporation dated December 1, 2008. The registered and principal office of New Orezone will be located at 290 Picton Avenue, Suite 201, Ottawa ON, K1Z 8P8. The Company will also have field offices in the cities of Ouagadougou, Burkina Faso and Niamey, Niger, both of which are in West Africa.

Inter-Corporate Relationships

Pursuant to the Arrangement Agreement, Orezone, IAMGOLD and New Orezone will undergo the following pre-Arrangement reorganization prior to the Effective Date of the Arrangement (the “Reorganization”):

Orezone Inc. will transfer to Orezone Resources Inc. (i) all of the outstanding shares of Essakane (BVI) Limited, and (ii) the indebtedness of Orezone Essakane Limited to Orezone Inc., in partial satisfaction of the indebtedness of Orezone Inc. to Orezone (the “OINC Debt”) (collectively, the “Essakane Transfer”). Orezone will then transfer to New Orezone (i) all of the outstanding shares of Orezone Inc. and the balance of the OINC Debt in exchange for New Orezone Shares (collectively the “Orezone Inc. Transfer”). Orezone will also contribute to New Orezone an amount equal to Cdn$10,000,000 less certain sums to fund the administration and exploration activities of New Orezone.

The effect of the Essakane Transfer will be to transfer the assets, liabilities, property, rights, contracts and permits of Orezone that pertain to the Essakane Property. Pending approval of the Arrangement, after the Reorganization is complete, IAMGOLD will incorporate a wholly-owned subsidiary (“IAMGOLD Subco”). IAMGOLD Subco will merge with Orezone and continue as a wholly-owned subsidiary of IAMGOLD. The net effect of the Reorganization and the Arrangement is that IAMGOLD will acquire Essakane (BVI) Limited, which is currently a wholly-owned subsidiary of Orezone. By acquiring Essakane (BVI) Limited, IAMGOLD will acquire the Essakane Property.

The Orezone Inc. transfer will effectively transfer the Non-Essakane projects to New Orezone. Currently, New Orezone has no material subsidiaries. Upon completion of the Reorganization, New Orezone will have the following directly held material subsidiaries:

Name	Jurisdiction of Establishment	% of Votes Attaching to All Voting Securities of the Subsidiary
Orezone Inc.	British Virgin Islands (May 15, 2002)	100%
Orezone Inc. SARL	Burkina Faso (September 18, 2003)	100%
Niger Resources Inc.	British Virgin Islands (March 1, 2006)	100%

Upon completion of the Reorganization, New Orezone will be engaged in the investigation, acquisition, exploration and development of mineral properties and the advancement of the Séguénéga, Bombore and Bondigui projects. New Orezone will focus on further developing the Bomboré, Séga and Bondi projects with a focus on putting Bomboré and Séga through a scoping study prior to further drilling for resource expansion. New Orezone will also investigate possible accretive acquisitions of other projects or companies in the region which hold significant gold assets.

Description of the Business

General

Subsequent to the completion of the Reorganization, the principal business of New Orezone will be the investigation, acquisition, exploration, development and ultimately operation of resource properties, primarily precious metals. New Orezone will commit its own resources to the initial evaluation of mineral properties, and in select situations if, and when warranted, New Orezone will enter into joint ventures with other businesses to continue the development of such properties. In the course of its activities, New Orezone may enter into different types of agreements common in the mineral resource industry such as purchase agreements, option agreements to purchase mining properties and/or joint venture agreements.

New Orezone’s principal exploration activities after the Reorganization will be focused on the country of Burkina Faso, in West Africa. The Non-Essakane Subsidiaries hold the rights to explore three project areas in Burkina Faso, which are made up of 4 exploration permits covering a total of 787 km². A subsidiary of New Orezone also has a gold permit of 999 km² in Niger.

New Orezone will have approximately eight full time employees at its head office in Ottawa, Ontario, Canada. New Orezone will also maintain administrative offices in Ouagadougou, the capital of Burkina Faso and Niamey, the capital of Niger, as well as regional exploration camps near the Bondi, Bomboré and Séga projects in Burkina Faso, and on the gold permit held in Niger. The Company will have a full time staff of approximately 35 in Burkina Faso and 10 in Niger, all of whom are either employees or contractors.

Overview of Burkina Faso

Burkina Faso, formerly known as Upper Volta and part of French West Africa until August 5, 1960, is an independent republic with a democratic government. President Blaise Compaoré took power in 1987 and a draft constitution was instituted in 1991 following a national referendum. President Compaoré was elected to office in 1991 along with an Assembly of People’s Deputies. He was re-elected through a democratic process for another five years in 2005.

Burkina Faso is a landlocked country that lies just to the south of the Sahara Desert and to the west of Niger, to the north of Ghana and to the southeast of Mali. The capital city is Ouagadougou, while the industrial centre lies in Bobo-Dioulasso.

Burkina Faso has a population of approximately 14 million. French is the official language of government and business; however languages belonging to the Sudanic family are spoken by 90% of the population. There is a wide range of ethnic and religious groups in Burkina Faso with Mossi (24%) being the largest ethnic group and Islam (50%) the most practiced religion. Burkina Faso has two airports with paved runways and 31 airports with unpaved runways, 622 km of rail lines, 12,506 km of highways of which 16% are paved, and electricity production totalling 516 million kwh.

Following the West African franc currency (“CFA”) devaluation in January 1994, the government updated its development program in conjunction with international agencies, and exports and economic growth have increased. The country’s GDP was estimated at $6.9 billion in 2007 making Burkina Faso one of the poorest countries in the world on a per capita basis. Exports from Burkina Faso totalled $676 million with imports at $1,390 million in 2007 (est.). Cotton accounts for 65% of exports while capital goods (32%), fuel (20%) and food (12%) are the main imports. Inflation was estimated to be at 0.7% in 2007.

Although impoverished and highly reliant on agriculture and small scale local mining for survival, Burkina Faso has also received substantial assistance from the international community which has helped to bolster the economy.

The climate is characteristically tropical with warm, dry winters and hot, wet summers. Agriculture is the main economic activity, employing the majority of the population and accounting for approximately one-third of the GDP. Cotton is the most important agricultural commodity and largest export. Livestock was once Burkina Faso’s major export but it currently ranks far behind cotton and is followed by gold.

Mining Legislation and Taxation

All of New Orezone’s Burkina Faso properties are subject to The Mining Law #031-2003 (the “Mining Law”) of Burkina Faso, dated May 8, 2003 and are considered to be exploration permits as defined under the Mining Law. The Mining Law gives the exploration permit holder the exclusive right to explore for the minerals requested on the surface and in the subsurface within the boundaries of the exploration permit. Exploration expenditures are required on each permit at the rate of 270,000 CFA (approximately $575) per km², and excess expenditures can be carried over to subsequent years. Annual taxes due at the beginning of the year and at the anniversary date of the permit are assessed at a per km² rate of 2,500 CFA ($5.30) for the first year, 3,000 CFA ($6.40) for the second year, 4,500 CFA ($9.60) for the third year and 7,500 CFA ($16.00) for the fourth and each succeeding year.

The exploration permit also gives the holder the exclusive right, at any time, to convert the exploration permit into a mining exploitation permit in accordance with the law. Exploration permits are valid for a period of three years from date of issue and may be renewed for two more consecutive terms of three years each for a total of nine years. Mining permits are valid for an initial period of twenty years and are renewable for five-year periods on an exclusive basis, until the deposit is exhausted. Pursuant to article 20 of the Mining Law, mining permits are treated as real property rights with complete right of mortgage and liens. Both exploration and mining permits are transferable rights. Pursuant to article 78 of the law, only holders of exploitation (mining) permits are required to maintain a fiduciary account with an accredited bank to hold funds for reclamation of mining properties. The Mining Law also guarantees a stable fiscal regime for the life of any mine developed.

All exploitation permits in Burkina Faso are subject to a 10% carried net profit interest and a 3% royalty on gold produced in favour of the Burkina Faso government once a mining convention is signed and an exploitation license is awarded by the government. The mining convention guarantees stabilization of financial and customs regulations and rates during the period of the exploitation to reflect the rates in place at the date of signing. The law states that no new taxes can be imposed. However, the title holder can benefit from any reductions of tax rates during the life of the exploitation license.

Profits derived from mineral exploitation are taxed at a rate of 20% (amended from 25% in January 2008). Imports are subject to custom duties which are applied at a rate of 7.5%.

Material Mineral Projects

The information below relating to the Séga project is based upon a NI 43-101 report entitled “Technical Report on Mineral Resource Estimation of the Séga (Tiba) Gold Project” dated October 2007, prepared by Met-Chem Canada Inc. (“Met-Chem”), a copy of which can be found online at www.sedar.com.

The information below relating to the Bomboré project is based on a NI 43-101 report entitled “Technical Report on the Bomboré Gold Project in Burkina Faso, West Africa” dated November 2008, prepared by SRK Consulting (Canada) Inc. (“SRK Consulting”), a copy of which can be found online at www.sedar.com.

The information below relating to the Bondigui project is based on a NI 43-101 report entitled “Technical Report on the Mineral Resource of the Bondigui Gold Project” dated March 2008, prepared by Met-Chem, a copy of which can be found online at www.sedar.com.

Bondigui (“Bondi”)

In 1998, Orezone, optioned the right to earn a 60% interest in the Bondi permit by spending $1.2 million on exploration over four years. Orezone subsequently bought out the other 40% interest and acquired an undivided 100% interest in the project, subject to the right of the Burkina Faso government to retain a 10% carried interest at the exploitation phase. The project consists of one exploration permit, Djarkadougou, granted in 2006, that can be renewed for two additional three-year tenures in 2009 and 2012. A NI 43-101 compliant resource estimate report has been prepared by Met-Chem using data available to August, 2007 and indicates that the property contains Measured and Indicated resources of 282,000 ounces of gold and Inferred resources of 149,700 ounces gold.

Project Description and Location

The Bondi project is 224 km² in size and is located approximately 275 km southwest of the capital of Burkina Faso, Ouagadougou, and 90 km east of the second largest city and industrial centre, Bobo-Dioulasso. The closest town is Diébougou which has a population of approximately 10,000. The project is accessible by paved and laterite roads on a year-round basis. The construction of a new paved road is in progress between Diébougou and Bobo-Dioulasso, through the project area. A permanent office is on site and an all weather road was built in 2004 to enable drilling to be carried out during the rainy season. The area around the Bondi project is sparsely inhabited and it is not anticipated that New Orezone would have any difficulty obtaining the space, or the surface rights, to carry out a potential mining operation.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The climate in this part of Burkina Faso is typical Sahelian with six months of dry season and a rainy season from May to October. The average daily temperature is 32° C with average rainfall of 111 cm. Local agriculture occupies 20% of the permit area but no fields are located on the Zone 2 discovery. Lateritic cuirasse is visible over 30% of the project area, with alluvium and saprolite covering the remainder. Outcrop is rare within the Bondi project area.

Water is available from shallow surface wells and from the Bougouriba River, five km from Zone 2, which flows year-round and is a tributary to the Mouhoun (White Volta) River. Diesel generated electrical power is available in Bobo-Dialasso and Diébougou although it would have to be supplemented for a mining operation. A World Bank sponsored hydro-electric generation plant is planned for Diébougou but the completion date is unknown.

Exploration History

The Bondi project started in 1998 as a grassroots exploration project that had not been the subject of previous modern exploration programs by other companies. In 1999, a high resolution aeromagnetic survey was completed, soil sampling was carried out over the most prospective targets and two large gold-in-soil anomalies were identified. In the first quarter of 2003, trenching confirmed the existence of gold mineralization in the Zone 2 target area, and a second quarter drill program in 2003 returned a number of intersections with potentially economic widths and grades. A major exploration and definition drilling program was undertaken between November, 2003 and September, 2004 resulting in the definition of two deposits, Zone 2 and Zone 2S, both along the same structure which at the time was defined over more than 2.5 km.

The gradient IP coverage initiated in 2004 was extended in 2005, and the interpreted southern and northern extensions of Zone 2 drill tested, leading to the discovery of Zone 2N about 800 m north of Zone 2, and extending Zone 2S further to the south. The Bondi permit expired in May 2006, and a new permit (Djarkadougou) was granted during the second half of 2006 over part of the original Bondi permit area. The new Djarkadougou permit covers the Zone 2 structure that hosts the four deposits discovered by Orezone since 2003.

The main focus in 2006 was directed at exploring the Zone 2 structure on the Djarkadougou permit, where 182 RC holes (13,290 m) and 13 DD holes (2,696m) were completed. The 2006 Poyo program returned negative results. The 2006 Zone 2 program also included expanded gradient IP coverage, metallurgical drilling (4 holes for 320 m), implantation of trigonometric beacons in the project area, a photogrammetric survey, a high-resolution resistivity survey along the auriferous structure, and the 3D geological modeling of the gold resource. The new targets defined by the program resulted in the discovery during Q4 2006 of another mineralized structure in Zone 2N area, the further extension of the Zone 2S structure, and the recognition of a new mineralized zone called Zone 372.

In 2007, definition drilling of the known deposits along the Zone 2 structure continued, including core drilling programs in the Zone 2N, Zone 2S and Zone 372 areas. All existing reverse circulation (“RC”) and core (“DD”) drilling collars were surveyed with a total station. The geological model was updated and a new resource estimate was completed subsequent to year end.

Summary of Drilling in the Bondi Project Area

Type	2003	2004	2005	2006	2007	Total
DD		7,929	310	3,016	2,746	14,002
RC	6,210	25,732	5,774	13,290	6,687	57,693
Total	6,210	33,661	6,084	16,306	9,433	71,965

Geological Setting and Mineralization

The Bondi project is located in the Houndé greenstone belt, of Birimian age, which trends north-south for over 400 km. The belt is cut by the Houndé fault, a major structural break that hosts most of the major discoveries in the region. The Houndé belt is one of only two locations in Burkina Faso known to have Tarkwaian sediments, a prospective litho-stratigraphic assemblage for gold mineralization in West Africa. The volcano-sedimentary units that make up the belt wrap around the nose of a large intrusive to the west, which could be a source of mineralized fluids, and straddle one of two main structural breaks in Burkina Faso which would act as the conduit for the fluids. The combination of a potential fluid source, a conduit and a trap makes this area highly prospective for economic concentrations of gold mineralization.

The narrow belt of Tarkwaian micro-conglomerates that run the length of the Houndé belt separate the basic extrusive rocks of the Eastern Volcanic Domain from the more felsic and pyroclastic rocks of the Western Volcanic Domain. The mature Tarkwaian clastic rocks are made up of thickly bedded arkosic to quartzitic gritstones and pebbly conglomerates and could represent a major Temiskaming-type strike-slip, pull-apart basin. As such, the Bondi project has many common features with the classic gold-producing areas of the Timmins and Kirkland Lake camps in Canada. Gold mineralization in Zone 2 is finely disseminated throughout a pyritic and silicified shear zone within the sedimentary unit.

Mineral Resources

In March 2008, Met-Chem delivered an updated resource estimate for the Bondi project based on all drill data up to August 2007. The total resources are contained within three contiguous zones: Zone 2 (Z2), Zone 2 North (Z2N) and Zone 2 South (Z2S) to an average depth of 125 m.

2008 Met-Chem NI 43-101 Resource Estimate for the Bondi Deposit

	Measured Resources			Indicated Resources			Inferred Resources
Cutoff (g/t)	Mt	g/t	Moz	Mt	g/t	Moz	Mt	g/t	Moz
0.5	0.92	2.17	0.064	3.22	2.10	0.218	2.54	1.84	0.150

Séguénéga (“Séga”)

The Séga exploration permit was granted to Mutual Burkina by the Ministry of Energy and Mines in July 1995. Golden Knight Resources Inc. subsequently purchased all the shares of Mutual in October 1995 and then merged with Repadre Capital Corporation (“Repadre”) in 1999. The permit was transferred to Repadre in July 2000. In September of the same year, Placer Dome Inc. (“Placer Dome”) signed a purchase option agreement with Repadre but relinquished the option in 2001.

In 2001, Orezone signed a purchase option agreement with Repadre and acquired the Séga permit. The original 400 km² permit was reduced to 164 km² when renewed on June 28, 2002, as required by the mining laws. The permit was transferred to Orezone Inc. on September 24, 2003. Orezone obtained an 18-month extension for the Séga permit on July 6, 2005. The permit expired on January 4, 2007 and during the first quarter of 2007 Orezone Inc. was granted the Tiba permit, which covers 124 km² within the expired Séga permit.

Repadre discovered mineralization in the Gambo zone in 1997 and Orezone Inc. subsequently discovered mineralization with potentially economic widths and grades in drilling programs on the nearby RZ and Bakou zones and in a number of other zones on the Séga permit.

In June 2006 a subsidiary of Orezone was granted the Namasa permit (189 km²), located southwest of the expired Séga permit and adjacent to the Kalsaka Nord permit of Cluff Gold.

Project Description and Location

The Séga project is located in the north central part of Burkina Faso, West Africa, about 120 km NNW of Ouagadougou. The project is accessible from Ouagadougou by paved National Highway N2 toward the NNW to Ouahigouya (181 km) and via a well-maintained lateritic gravel road (N15) 52 km toward the southeast, to the village of Séguénéga. Access to the different prospects on the project is provided by local trails or roads constructed by Orezone for the purpose of exploration activities. The village of Séguénéga is at an elevation of 307 m above sea level and the project lies between 250 and 450 m. The undulating topography consists of hills cored by greenstones and by lateritic cuirasse dominating alluvial plains. There is a reasonable amount of rock outcrop.

In the Séga project area water is collected by two dams, at Séguénéga and at Kossouka (15 km SE of Séguénéga). Diesel generated electrical power is available in Ouahigouya. The Ouahigouya grid is expected to be extended to the Séga area in 2007-2008. The region is not connected to the national railway system.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The climate of the Séguénéga region is of Sudano-Sahelian type. A dry season extending from October to May alternates with a rainy season for the rest of the year, with maximum precipitation occurring during the month of August. Annual rainfalls recorded at Séguénéga for the last 30 years averaged 675 mm and ranged from 400 to 800 mm. The prevailing winds are from the S to SW during the rainy season (monsoon winds), reach speeds of 13 to 15 m/s, and from the N and NE during the dry season, with average velocities of 2-4 m/s, seldom exceeding 10 m/s. The harmattan winds carry large amounts of fine air-suspended particles during the months of November-February. Temperatures vary between 15° C and 42° C, reach peaks in April and in October, and drop to their minimum in January and August. Vegetation consists of savannah shrubs and sparse trees, with a gradual increase in density toward the low grounds, and abundant shrubs along the rivers. Inexistent or stunted vegetation prevails at the top of some hills due to the erosion processes and the presence of lateritic cuirasse. Fifteen out of the 64 woody plant species encountered on the project are included in some environmental protection plan. Fauna within the permit area has all but disappeared, owing to the pressure from human presence, activities and hunting. Rabbits, porcupines, pythons, crocodiles, hyenas, bats and long-tail monkeys (patas) have been observed. Bird diversity is relatively poor.

The local populations depend on subsidence farming and cattle breeding for their livelihood. The farmers tend fields with low levels of soil fertility, degraded by erosion and overgrazing. Gold mining is somewhat used to compensate for poor crops. Artisanal mine workings are scattered over the Séga project area. Sacred grounds represented by hills, thickets, streams or burying grounds are present on the project. Some 30 sacred places have been counted in villages like Bakou or Guibou. One such major site is the Sacred Mountain located to the South of the RZ prospect. Land is largely managed by traditional chiefs, although it is regulated by the Law on “Agrarian and Land Reform” (Loi sur la réforme agraire et foncière) enacted in 1984.

Exploration History

Historical soil surveys by the United Nations delineated a broad zone of anomalous gold that followed the regional structural trends on the Séga project area. Artisanal mining activities (orpaillage) started in 1985 and spread all over the permit area. However, the project remained largely unexplored by modern techniques until Mutual Burkina carried out ground and airborne geophysical surveys, trenching and RC drilling in 1996-1998. Initially, the exploration work focused on the areas of artisanal mine workings but was eventually successful in identifying economic grade gold mineralization at Gambo I (South extremity of Bakou), Gambo II (Gambo), Bakou and Tiba, although most of the work was concentrated on Gambo II where the best results were obtained.

The work performed by Placer Dome included a photo-geology interpretation map, aeromagnetic and radiometric interpretation, limited soil sampling, IP over selected areas, and a RAB drilling program. The results of these programs identified anomalies in the Gambo, Bakou, and Tiba areas. Placer Dome drilled 632 widely spaced RAB holes, representing 14,033 m of drilling in the Tiba, Bakou, Gambo, and Kamense areas. Placer Dome’s expenditures were approximately $1.0 million but Placer Dome decided to abandon the project in 2001.

Since its involvement in 2002, Orezone has discovered the RZ zone (November 2003) and delineated mineral resources within the Bakou, Gambo, RZ and Tiba deposits.

Summary of Drilling in the Séga Project Area

Type	2002	2003	2004	2005	2006	2007	2008	Total
DD				4,831	3,585	4,066	1,005	13,487
RC	2694	3,334	34,639	34,212	11,347	7,630	6,912	100,768
Total	2694	3,334	34,369	39,043	14,932	11,696	7,917	114,255

In 2003, a RC drill program concentrated on the previously drilled Gambo zone, the new Bakou zone and several other high priority targets. A new zone of mineralization, the RZ zone, was discovered. At the Bakou zone, infill drilling was completed over a 500 m section of the mineralized structure. Thirteen holes were drilled for a total of 1,034 m. Results indicated that the zone consisted of a 15 to 25 m wide halo (0.5 g/t Au cut-off) with a higher-grade central core between five and nine meters wide.

The drilling campaign from May 2004 to March 2005 focused on upgrading the resources to the Indicated category and providing sufficient data, including structural information from DD holes, for initial resource estimation. In 2004, exploration expenditures by Orezone on the Séga project were $1.9 million and these included 34,461 m of RC drilling (380 holes) to infill and expand the Gambo and Bakou zones and better define the newer RZ discovery. In 2005, an additional $3.2 million was spent, principally on 34,212 m of RC drilling (384 holes) and 4,831 m of diamond drilling (37 holes). Drilling was halted in March 2005, in part because the rigs were required on Orezone’s Essakane project and in part to provide laboratories with the opportunity to catch up with a mounting backlog of samples. Field work resumed in August, 2005 with ground geophysics, limited soil geochemistry and RC and core drilling programs. New targets were investigated including Guibou, Gambo SW, Tiba eastern extensions, the gap between RZ and Bakou, and Kyébelga. Metallurgical drilling of the Séga deposits also commenced during the fourth quarter of 2005, and several new mineralized structures were delineated. An environmental base line study was carried out for Orezone during the year, and a NI 43-101 compliant resource estimate was initiated during the second half of the year.

About 15,000 m of exploration and definition drilling was completed during the first half of 2006 and metallurgical drilling was completed on the new zones discovered at the end of 2005 in the Tiba area. New mineralized extensions were found around the RZ and Bakou zones, with good grade extensions still open at depth. All drill hole collars were surveyed along with a photogrammetric survey. A resource calculation was released in the first quarter of 2006, based on work completed up to June 15, 2005. A new 3D geological model was completed during the third quarter, integrating the drill results obtained between July, 2005 and June, 2006. The results of this study along with a new NI 43-101 compliant resource estimate were released in October 2007.

Definition and exploration drilling continued in 2008 on the Tiba and Namasa permits as 6,912 m of RC and 1,005 m of DD drilling were completed, resulting in the discovery of new mineralized zones on both permits and confirming the resource model and depth potential on the Bakou and RZ East deposits.

Geological Setting and Mineralization

The supracrustal rocks of the Séga project are part of the Proterozoic Birimian Supergroup that is over two billion years in age. The Birimian Supergroup is generally subdivided into lower and upper sequences, with the lower sequence comprising wackes, argillites, some volcaniclastic rocks, and the upper sequence comprising basalts and interflow sedimentary rocks. Younger Tarkwaian medium to coarse grained sedimentary rocks unconformably overlie the Birimian rocks. The specific units found on the project include metapelitic sediments, including graphitic schists, and mafic metavolcanic and related intrusive rocks. Tonalitic intrusives are abundant. The Séga project is host to many gold occurrences, usually developed by local artisanal miners. Gold is typically associated with shear zone related quartz veins and stringers within mafic volcanic and sedimentary sequences. The majority of the gold showings are related to contacts and/or major structures

Mineral Resources

In the fourth quarter of 2007, Orezone announced an increase in the NI 43-101 compliant gold resource on the Séga project. Met-Chem validated the resource estimate performed by Orezone, which includes an Indicated resource of 446,000 oz contained in 7.2 Mt at a grade of 1.9 g/t Au along with an Inferred resource of 64,000 oz contained within 1.3 Mt at a grade of 1.5 g/t. This resource estimate does not include drill results from 2007. Total resources are contained within four (4) principal zones: Bakou, Gambo and Tiba to an average depth of 120 m and RZ to a depth of 200 m.

2007 Met-Chem NI 43-101 Resource Estimate for Séga Deposits

	Indicated Resources			Inferred Resources
Cutoff (g/t)	Mt	g/t	Moz	Mt	g/t	Moz
0.5	7.15	1.94	0.45	1.32	1.50	0.06

Bomboré

Orezone earned a 50% interest in the Bomboré project during the fourth quarter of 2006 and in the three months ended September 30, 2008 the remaining 50% interest in the Bomboré permit was acquired from the joint owners, as well as their net smelter royalty on the property.

Project Description, Location, Accessibility, Climate, Local Resources, Infrastructure and Physiography

The Bomboré gold project now covers an area of 250 km². It is located in Ganzourgou Province, to the southwest of the village of Mogtedo, about 80 km to the east of Ouagadougou. The property is readily accessible from Ouagadougou along paved national highway RN-4. All of the property is easily accessed during the dry season by four-wheel drive vehicles using well-travelled roads and trails. Access during the rainy season is restricted, as parts of the permit are waterlogged and flooded by overflowing rivers.

The climate is semi-arid, with a rainy season from July to October and a dry season which is mild to warm from November to February and hot from March to June. Temperature ranges from a low of about 15°C in December to highs of about 45°C in March-April. Annual rainfalls in the property area total 50 to 80 cm.

Artisanal gold miners (“orpailleurs”) have been active at several sites for the last fifteen years. The orpailleurs win gold from the saprolite horizon but also sink shafts as deep as 45 m to recover gold from quartz veins.

The Bomboré River crosses the permit along a NNE-SSW course and its tributaries follow NE and NW directions. The river is a tributary of the White Volta River. The Southwest corner of the property is about 5-7 km away from the classified forest of the White Volta River (“Volta Blanche” or Nakambé). The White Volta River flows generally southwards toward Ghana and marks the border of that protected area. The property can be characterized by low hills, in the order of 50 m in elevation, underlain by outcrops, sub-crops and hard ferruginous lateritic cuirasse that dominate a gently south-western sloping plateau.

Vegetation in uncultivated areas comprises mostly savannah woodlands, with dense bush growing only along some of the watercourses. Farmers are cultivating staple crops such as millet, rice, sorghum, maize corn and cash crops like, cotton and groundnuts. Deforestation is widespread over the permit area. As a consequence, wildlife is mostly restricted to small game and birds, but snakes are common, and a few monkeys have been seen.

Exploration History

Initial exploration work performed by Channel Resources Ltd. (“Channel”), along with its partner Solomon Resources Ltd., began at Bomboré in early 1994 and continued through and ended with Placer Dome in 2000. A substantial amount of work was performed by Channel and its partners over that period of time, including SPOT satellite imagery interpretation, 8,548 line km of airborne geophysics, a 5,666 sample regional geochemical soil survey, a 9,521 sample semi-detailed soil survey, surface rock sampling with 4,893 samples and 5,398 m of surface trenching in 21 surface trenches. Drilling on the project included over 34,000 m of RAB drilling in 1,000 holes, 19,348 m of RC drilling in 259 holes and 1,080 m of diamond core drilling in 10 holes.

Summary of Drilling in the Bomboré Project Area

Type	2003	2004	2005	2006	2007	2008	Total
DD					1,716	3,995	5,771
RC	1,994	0	13,829	7,187	1,583	19,662	44,255
Total	1,994	0	13,829	7,187	3,299	23,657	49,966

Channel identified a wide, low grade gold resource with a 14 km strike length and widths of up to several hundreds of metres and named it the Bomboré first target (“BFT”). The gold resources that have been identified are contained in six separate zones within the BFT. Several other regional areas were recognized as potential gold resource targets and have been explored to various degrees.

In 2003, Orezone Inc. performed a limited 1,994 m RC drilling program to assess higher grade areas identified by previous operators, such as the Kiin Tanga and P8/P9 areas. Due to a shortage of drill rigs in West Africa and a higher priority being placed on Orezone’s other projects, a very limited amount of work was carried out on Bomboré in 2004.

In 2005, Orezone investigated the continuity of previously indicated mineralization over wide spaced sections. The RC drilling confirmed both the continuity and the lower grade nature of mineralization. In 2006, Orezone completed 160 km of gradient IP surveys over the BFT on the Bomboré permit. Trigonometric beacons were installed to complete a photogrammetric survey and a reconnaissance RC drilling program was carried out to identify new extensions to the known gold bearing zones.

Reconnaissance and definition RC drilling continued in 2007, followed by 3D geological modeling, resource modeling, metallurgical test work, and diamond drilling to validate the geological and resource models. This project remains one of the largest low grade geological footprints in the country and is located very close to the capital city of Ouagadougou which gives it better infrastructure than much of West Africa. Bomboré is potentially a large tonnage, heap-leachable surface oxide resource with low stripping ratios and low production costs that would be very attractive in a high gold price environment.

Between November 2007 and May 2008, Orezone Inc. completed 5,711 m of DD and 19,662 m of RC drilling to further advance the definition of the Bomboré deposit and confirm the 2007 geological and resource models. This work led to an updated NI 43-101 resource estimate that was delivered by SRK Consulting in November 2008.

Geological Setting and Mineralization

The Bomboré permit covers parts of at least two Birimian greenstone belts which strike roughly northeast-southwest. The greenstone belt in the northwest corner of the project is underlain mainly by mafic to intermediate metavolcanic rocks and dioritic to granodioritic intrusions. The greenstone belt that extends across the Bomboré permit for 50 km from the southwest corner to the village of Meguet, in the northeast, is underlain by moderately to well sheared metavolcanics and volcaniclastics.

The Bomboré deposit is underlain by intrusive units, ranging in composition from felsic to ultramafic as well as by felsic to ultramafic schist units. Dioritic and gabbroic intrusions are very abundant, tabular and continuous. They are oriented subparallel to the foliation. Felsic intrusions occur mainly as dykes intruding schist and other intrusive units. Fine grained (rhyolitic) to coarse grained (quartz feldspar porphyry and granitic) dykes are noted. They are generally affected by the deformation and also trend sub-parallel to the foliation. Locally, undeformed diorite is observed. Sericitic, chloritic, graphitic and talc schist units envelope the intrusions. The protolith of the most common sericite schist is interpreted to be felsic to intermediate volcanic and/or intrusive rocks. Graphitic schist occurs in the western part of the Maga area and in the eastern sector of the P23 and P13 grids. Ultramafic units (peridotite and talc schist) are observed locally in the Maga sector, the Colline de Fusille area and from the western parts of P8/P9 to the P13 grid area.

Mineral Resources

The gold mineralization at Bomboré is disseminated within a 500m to 1,000m wide high-strain corridor. Although the grade seems virtually unchanged from the oxide zone to the fresh zone, the current resource models focus on the first 60 m below surface. Based on limited work completed by Channel, the oxide mineralization is amenable to low cost heap leach extraction. Although Channel produced a resource estimate that included Indicated and Inferred resources, their work was not independently verified and no NI 43-101 report was prepared.

In March 2008, the first Bomboré NI 43-101 resource estimate was delivered to Orezone Inc. The estimate performed by Orezone and verified by Met-Chem confirmed a total indicated resource of 576,000 oz contained in 29.6 million tonnes (Mt) at a grade of 0.61 g/t along with Inferred resources of 501,000 oz contained within 23.7 Mt at a grade of 0.66 g/t. This resource estimate is based on RC and core drilling data compiled up to March 2007 to a depth of 60 m using a 0.4 g/t lower cut off and 3.0 g/t top cut. The resources occur in five zones contained within the Bomboré geochemical anomaly. This gold-in-soil anomaly overlying the resources extends virtually uninterrupted at a level of +0.1 g/t for more than 14 km and represents one of the largest gold anomalies in Burkina Faso.

In November 2008, a new NI 43-101 resource estimate was delivered for the Bomboré project. The estimate performed by SRK Consulting, confirms a total Indicated resource of 926,600 oz contained in 49.4 Mt at a grade of 0.59 g/t along with Inferred resources of 1,781,000 oz contained within 91.8 Mt at a grade of 0.61 g/t. This resource estimate is based on RC and core drilling data compiled up to May 2008 using a lower cut off of 0.24 g/t in oxide material, 0.25 g/t in transition material and 0.52 g/t in fresh material, and a 5.0 g/t top cut applied to individual samples (on average 1m length). The resources occur at surface to a depth of 100m in five zones contained within the Bomboré geochemical anomaly.

November 2008 SRK Consulting 43-101 Resource Estimate for the Bomboré Deposit

	Indicated Mineral Resource			Inferred 1 Mineral Resource			Inferred 2 Mineral Resource
Weathering Profile	Tonnage	Grade	Gold	Tonnage	Grade	Gold	Tonnage	Grade	Gold
	(Mt)	(g/t)	(Moz)	(Mt)	(g/t)	(Moz)	(Mt)	(g/t)	(Moz)
Oxide¹	30.6	0.53	0.52	32.0	0.46	0.48	2.3	0.33	0.02
Transition²	13.0	0.56	0.23	15.3	0.50	0.25	5.1	0.34	0.05
Fresh³	5.7	0.93	0.17	16.8	0.96	0.52	20.3	0.71	0.46

Total	49.4	0.59	0.93	64.1	0.61	1.24	27.7	0.61	0.54

*	Mineral Resources are not mineral reserves and do not have demonstrated economic viability. All figures have been rounded to reflect the relative accuracy of the estimates. The cut-off grades are based on a gold price of US$800 per ounce with heap leach processing recoveries of 85% for oxide, 81% for transitional and 65% for fresh material. Indicated and Inferred 1 Mineral Resources are reported within conceptual optimized open pit shells, while Inferred 2 Mineral Resources are all remaining resource blocks located outside the pit shell. Weathering profiles: ¹ reported at a cut-off of 0.24g/t, ² reported at a cut-off of 0.25g/t, ³ reported at a cut-off of 0.52g/t. Mt= million metric tonnes. Moz= million troy ounces; g/t= grams gold per tonne

Other Mineral Projects

New Orezone will have other exploration properties in West Africa, mainly in Niger, which are at earlier stages of exploration.

Kossa

The Kossa permit is located in Niger, immediately adjacent to the Essakane project, which is across the border in Burkina Faso. The Kossa permit will be 100% owned by a subsidiary of New Orezone. The permit was renewed for three years in October 2007 and its area reduced by 50%, as required by law, to 999 km².

An extensive surface sampling program was carried out during 2005 and 13,646 samples were collected and assayed for gold and 5,406 samples were analysed for multi-element geochemistry. This program identified ten high priority target areas and a gradient IP survey was commenced on these areas to better define drill targets. The best targets are located on the western side of the permit, close to the border with Burkina Faso.

Summary of Drilling on the Kossa Permit Area

Type	2006	2007	2008	Total
DD		1,556	179	1,735
AC			2,175	2,715
RC	14,925	2,711	1,212	18,848
Total	14,925	4,267	4,106	23,298

In 2006, gradient IP surveys were completed on a series of regional targets and followed by scout drilling programs between late January and early May, resulting in the discovery of gold mineralization hosted in metasedimentary rocks at the Fatatako, KBF and Kossa South target areas. The first follow-up drill program was completed in May, 2006, and a second follow-up program was initiated in the fourth quarter of 2006.

Follow up RC drilling and limited diamond drilling was completed on the Fatatako, Kossa South and Kossa targets in 2007. Work on a large Mo-Cu anomaly (the Kourki prospect) identified during the 2005 regional program advanced with additional pit sampling, detailed mapping, ground geophysics surveys and scout diamond drilling during the last quarter of 2007 to better assess the potential of this target. Expenditures on the Kossa permit to December 31, 2007 totalled approximately $3.2 million.

Under the Kossa Rights Agreement IAMGOLD will have the right to explore, own and operate any and all deposits found on Kossa which have estimated gold revenues that exceed 50 per cent of total revenues from such deposits.

Drilling Quality Control and Security of Samples

Samples from destructive drilling programs are collected at every one meter interval down the hole and analyzed using a one kilogram LeachWellTM (accelerated) cyanide leach at the SGS, ALS-Chemex or BIGS analytical laboratories in Ouagadougou, all of which are internationally recognized laboratories that are widely used by the industry in West Africa. Samples from core drilling programs are typically collected at one meter intervals down the hole and analyzed using a 60 g aliquot by fire assay at the SGS or ALS-Chemex analytical laboratories in Ouagadougou, Burkina Faso, ALS-Chemex laboratory in Bamako, Mali, or ALS-Chemex laboratory in Vancouver, Canada. Check assays have been performed by the same analytical laboratories. A minimum of 10% of the samples are inserted for quality control / quality assurance purposes, which include duplicates, triplicates, standards and blanks. Sampling programs for Orezone are carried out under the supervision of Pascal Marquis, formerly President of Orezone. Mr. Marquis will be the Qualified Person for New Orezone.

Dividends

New Orezone’s current policy is to retain earnings to finance the growth and the development of its business and not pay dividends until it has established revenue and income generating assets. This policy will be reviewed in the future should New Orezone be successful in establishing a commercial mining operation. New Orezone is not aware of any restriction that could prevent it from paying dividends.

Management Discussion and Analysis of Non-Essakane Exploration Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Nine Month Period Ended September 30, 2008

January 19, 2009

Note that this MD&A should be read in conjunction with the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Note to United States Shareholders” appearing elsewhere in this Circular.

Introduction

On December 11, 2008, Orezone Resources Inc. (“Orezone”) announced the signing of a definitive agreement to sell 100% of its interest in the Essakane project to IAMGOLD Corporation (“IAMGOLD”) pursuant to a plan of arrangement whereby IAMGOLD will acquire each outstanding common share of Orezone in exchange for 0.08 of an IAMGOLD Share and 0.125 of a common share of a new company, Orezone Gold Corporation, formed to hold all of the non-Essakane exploration assets and liabilities of Orezone (the “Non-Essakane Exploration Operations” or “the Company” in this MD&A) and to provide shareholders with continued participation in, and exposure to, these operations (“the Transaction”). The Transaction is subject to certain conditions including the affirmative vote of Orezone shareholders at a special meeting to be held on February 18, 2009.

Pursuant to the Transaction, the unaudited interim consolidated financial statements for the nine month period ended September 30, 2008 have been prepared on a carve-out basis as if the Non-Essakane Exploration Operations had been a stand alone company.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is provided to enable the reader to assess material changes in financial condition and results of operations for the Company for the nine month periods ended September 30, 2008, and September 30, 2007 (collectively, the “Interim Financial Statements”). This MD&A is also intended to supplement and complement the audited annual consolidated financial statements and accompanying notes for the fiscal year ended December 31, 2007 (collectively, the “Annual Financial Statements”). As a result, this MD&A should also be read in conjunction with the Annual Financial Statements and Interim Financial Statements regarding the Non-Essakane Exploration Operations included within the Management Proxy Circular of Orezone filed with the SEC and Canadian provincial securities regulatory authorities on or about January 19, 2009. All dollar amounts in this report are in United States dollars, unless otherwise specified.

The Annual Financial Statements and Interim Financial Statements have been prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”) and would differ in certain material respects had they been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”).

Nature of Operations

The Company is engaged in the acquisition, exploration and development of precious metal properties, primarily in Burkina Faso and Niger, West Africa. The Company is in the exploration stage and has not yet determined whether any of its properties contain mineral deposits that are economically recoverable. The Company’s objective is to identify and develop commercially exploitable deposits of minerals (principally precious metals) and thereby become a gold producing company.

The Company has concentrated its activities in Burkina Faso, West Africa since 1996, but has also spent part of its annual exploration budget in Niger. The Company made a decision to focus on Burkina Faso because it has similar geology, but is relatively unexplored, compared to the neighboring countries of Mali and Ghana, where a number of major discoveries have been made and a number of large mines have been built. In addition, Burkina Faso has been politically stable for many years, has good infrastructure relative to much of West Africa, and has provided the opportunity to acquire both relatively large unexplored tracts of land, as well as more advanced stage assets, on reasonable terms.

The Company is also actively exploring a number of projects, which are at various stages of exploration, and is looking at potential investments and synergies, mergers, or acquisitions within the mining sector.

Significant developments in the nine months ended September 30, 2008 were:

•

An initial NI 43-101 compliant resource estimate was released for the Bomboré project in Burkina Faso. Met-Chem Canada Inc. (“Met-Chem”) estimated an indicated resource of 576,000ozs of gold contained in 29.6 million tonnes (“Mt”) at a grade of 0.61g/t along with an inferred resource of 501,000ozs contained in 23.7Mt at a grade of 0.66g/t. This resource estimate is based on reverse circulation (“RC”) and diamond drilling (“DD”) data compiled to March 2007, to a vertical depth of 60m, and using a 0.4g/t lower cutoff and 3.0g/t top cut. The resources occur in five zones contained within the Bomboré geochemical anomaly. This gold-in-soil anomaly extends virtually uninterrupted for more than 14 kms and represents the largest gold anomaly in Burkina Faso;

•

the Company released the results of two drilling programs designed to improve and expand the Bomboré NI 43-101 resource model. Infill drilling returned values that exceeded estimated grades within the coincident block model, and expansion drilling identified several new zones outside of the current model. The Company also received the results of a preliminary metallurgical program which concluded that there are no indications of elements that would negatively affect the recovery of gold or result in high cyanide consumption;

•

the Company announced an increase in the NI 43-101 compliant gold resource for its Bondi Project in Burkina Faso. The estimate by Met-Chem confirms a 73% increase in the measured and indicated mineral resource and a 333% increase in the inferred resource as compared to the November 2004 Met-Chem Report. Met-Chem estimated a measured resource of 64,300ozs of gold contained in 0.92Mt at a grade of 2.17g/t and an indicated resource of 217,700ozs contained in 3.2Mt at a grade of 2.10g/t. An additional inferred resource contains 149,700ozs in 2.5 Mt at a grade of 1.84g/t. This resource estimate is based on RC and DD drilling data compiled up to March 2008 using a 0.5g/t cutoff. Resources are contained in three contiguous zones to an average depth of 125 meters;

•	the Company purchased from Channel Resources Ltd. and Solomon Resources Ltd. their 50% interest in the Bomboré project and their Bomboré net smelter royalty;

•

exploration expenditures of $6.2 million were focused on the Bomboré property, for which an updated resource model and 23,657m of drilling were completed, and the Séguénéga property, where 12,145m of drilling was completed;

•	the Company announced the discovery of a large Molybdenum (“Mo”)/Copper (“Cu”) porphyry-style system (incl. 150 m of 0.032% Mo and 0.04% Cu) from its Kourki prospect on the Kossa permit; and

•

the Company abandoned five exploration permits, mainly in the Bondigui and Niger areas, two options were terminated in the Séga project area, and one in Niger due to poor exploration results. Associated deferred exploration costs of $4,458,005 were written off.

Important events which occurred subsequent to September 30, 2008 include:

•

the Company released an updated NI 43-101 resource estimate for the Bomboré project. Indicated resources now total 926,000 oz contained in 49.4Mt at a grade of 0.59g/t along with inferred resources of 1,781,000 oz contained within 91.8Mt at a grade of 0.61g/t;

•

In November 2008, the Company abandoned the three remaining permits under option on the Séga property. Related deferred exploration costs, which totaled $1,567,390 as at September 30, 2008, will be written off in the three months ended December 31, 2008; and

•	On December 11, 2008, IAMGOLD and Orezone jointly announced a business combination whereby IAMGOLD will acquire all of the outstanding common shares of Orezone.

Qualified Persons

Dr. Pascal Marquis, P. Geo., President of Orezone, the Company’s qualified person under NI 43-101, supervises all work associated with exploration and development programs in West Africa. Mr. Ron Little, P. Eng., the Chief Executive Officer of Orezone, is also a qualified person under NI 43-101.

Reserves and resources on the Company’s projects are as follows:

Category	Tonnes (millions)	Grade (Au g/tonne)*	Contained Gold (ozs)*
Bomboré
Measured and indicated resources	49.4	0.59	926,600
Inferred resources	91.8	0.61	1,781,000
Séga
Measured and indicated resources	7.2	1.94	446,000
Inferred resources	1.3	1.50	64,000
Bondi
Measured and indicated resources	4.1	2.12	282,000
Inferred resources	2.5	1.84	149,700

*	- using a 0.5 g/tonne cut-off except for Bomboré which uses a cut-off of 0.24 g/tonne for the oxide material, 0.25 g/tonne for the transition material and 0.52 g/tonne for the fresh material

Properties

Permits

In the nine months ended September 30, 2008 the Company purchased the remaining 50% interest in the Bomboré exploration permit, terminated three exploration permit option agreements (Zomkalga and Koussouka in the Séguenéga project area and Koyria in Niger) and abandoned the Poyo and Nicéo exploration permits (in the Bondigui project area) and the Nabéré, Tankiédougou and Komkara exploration permits (in the Niger and other project areas) due to poor exploration results.

Exploration activity

Exploration expenditures and drilling activity on the Company’s exploration properties were as follows:

	Nine months ended September 30, 2008		Nine months ended September 30, 2007
	$	Drilling (m)	$	Drilling (m)
Bomboré	2,940,788	23,657	423,495	1,583
Séguenéga	2,026,721	12,145	2,821,347	15,164
Bondigui	142,983	—	1,642,978	15,413
Niger and Other	1,083,631	6,103	2,715,737	17,894

	6,194,123	41,905	7,603,557	50,054
Write-off of deferred exploration costs	4,458,005		2,047,162

Bomboré Property

In the nine months ended September 30, 2008, the Company purchased the remaining 50% interest in the Bomboré project from its joint owners, as well as their net smelter royalty, for consideration of approximately $809,335.

The Company is advancing the Bomboré deposit as a large-tonnage, low-grade, heap leachable oxide resource that has the benefits of a low strip ratio and favorable infrastructure. The potential also exists to treat the deeper and higher grade sulphide material through a conventional mill.

Activity on the Bomboré property in the nine months ended September 30, 2008 included:

•	advancing the resource update modeling;

•

receipt of a third party technical review of the Company’s metallurgical test program which concluded there was no indication of elements that would negatively affect the recovery of gold or result in high cyanide consumption; and

•	completion of a multi-element litho-geochemistry sampling program and ore petrography investigation.

The Bomboré resource model was updated with the most recent drill data. SRK Consulting (Toronto) audited the new model and resource estimate procedures and the results were released on November 10, 2008.

The updated resource estimate consists of an indicated resource of 926,600oz contained in 49.4Mt at a grade of 0.59g/t along with inferred resources of 1,781,000oz contained within 91.8Mt at a grade of 0.61g/t (Table 1). This resource estimate is based on RC and core drilling data compiled up to May 2007 using a lower cut off of 0.24 g/t in oxide material, 0.25g/t in transition material and 0.52g/t in fresh material, and a 5.0g/t top cut applied to individual samples (on average 1m length). The resources occur at surface to a depth of 100m in five zones contained within the Bomboré geochemical anomaly. This gold-in-soil anomaly overlying the resources extends virtually uninterrupted at a level of +0.1g/t for more than 14km and represents the largest gold anomaly in Burkina Faso. Resources are totally open at depth and for the most part still open along strike.

Table 1 - 2008 Audited Mineral Resource Statement* for the Bomboré deposit, Burkina Faso,

West Africa, SRK Consulting, September 20, 2008

	Indicated Mineral Resource			Inferred 1 Mineral Resource			Inferred 2 Mineral Resource
Weathering Profile	Tonnage	Grade	Gold	Tonnage	Grade	Gold	Tonnage	Grade	Gold
	(Mt)	(g/t)	(Moz)	(Mt)	(g/t)	(Moz)	(Mt)	(g/t)	(Moz)
Oxide¹	30.6	0.53	0.52	32.0	0.46	0.48	2.3	0.33	0.02
Transition²	13.0	0.56	0.23	15.3	0.50	0.25	5.1	0.34	0.05
Fresh³	5.7	0.93	0.17	16.8	0.96	0.52	20.3	0.71	0.46

Total	49.4	0.59	0.93	64.1	0.61	1.24	27.7	0.61	0.54

*	The cut-off grades are based on a gold price of US$800 per ounce with heap leach processing recoveries of 85% for oxide, 81% for transitional and 65% for fresh material. Indicated and Inferred 1 Mineral Resources are reported within conceptual optimized open pit shells, while Inferred 2 Mineral Resources are all remaining resource blocks located outside the pit shell. Weathering profiles: ¹ reported at a cut-off of 0.24g/t, ² reported at a cut-off of 0.25g/t, ³ reported at a cut-off of 0.52g/t. Mt= million metric tonnes. Moz= million troy ounces; g/t= grams gold per tonne

There was limited drilling at Bomboré in the nine month period ended September 30, 2007 which accounts for the lower level of exploration expenditures as compared to the corresponding 2008 period.

Séguénéga (“Sega”) Property

The Sega property is being advanced toward potential production as a small heap leach operation. During the nine months ended September 30, 2008 there were 1,005m of DD and 11,140m of RC infill and exploratory drilling completed. All the RC and DD results were received and they support or expand the modeled resources.

Exploration expenditures for the Sega project area in the nine months ended September 30, 2008 decreased compared to the corresponding 2007 period. The decrease is attributable to lower levels of drilling activity and the initial costs associated with signing the five exploration permit option agreements in 2007.

The Company terminated the Zomkalga and Koussouka option agreements due to poor exploration results. Deferred exploration costs of $966,659 related to these optioned permits were written off in the nine months ended September 30, 2008.

Bondigui (“Bondi”) Property

The Bondi deposit is a shallow, structurally controlled shear zone hosted gold deposit that contains 282,000 ounces of gold at a grade of 2.12 g/t in the measured and indicated category and 149,700ozs of gold at a grade of 1.84 g/t in the inferred category. A petrographic study on a suite of rock samples was completed in the three months ended September 30, 2008. There was no drilling activity on the Bondi project area in the nine months ended September 30, 2008. As a result, exploration expenditures have decreased from the comparative prior year periods.

The Company abandoned the Poyo and Nicéo permit due to poor exploration results. Deferred exploration costs of $587,018 related to this permit were written off in the nine months ended September 30, 2008.

Niger and Other Burkina Faso Properties

Lower drilling activity in the nine months ended September 30, 2008 contributed to a decrease in exploration expenditures compared to the corresponding 2007 period. Drilling in the nine months ended September 30, 2008 was limited to the Kossa permit and the optioned Koyria permit in Niger (6,103 m), while in the 2007 period drilling was focused on the Company’s Kossa permit in Niger, the optioned Koyria and Namaga permits in Niger (12,601 m), and other Burkina Faso permits (5,293 m). Also contributing to the decreases in exploration expenditures in Niger and on other Burkina Faso project areas in the 2008 periods were the abandonment of options and permits in the 2008 (Nabéré, Tankiédougou, Komkara and Koyria) and corresponding 2007 (Markoye and Mali permits, Namaga option) periods.

The Company abandoned the Nabéré, Tankiédougou and Komkara permits in Burkina Faso and the Koyria permit under option in Niger due to poor exploration results. Deferred exploration costs of $2,904,328 related to these permits and options were written off in the nine months ended September 30, 2008.

Summary of Quarterly Results

	2008			2007				2006
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4
	$	$	$	$	$	$	$	$
Revenue	—	—	—	—	—	—	—	—
Net loss	(2,805,819)	(400,328)	(2,406,831)	(764,834)	(515,133)	(1,003,823)	(237,442)	(612,679)

As at September 30, 2008, the Company was in the development stage with no operating business segment and no revenue generating activities. Variations in net losses over the seven quarters presented above mainly resulted from quarterly fluctuations in the level of write-offs of deferred exploration costs, financial instrument fair value adjustments and administrative expenses.

Statement of Operations

The Company recorded a net loss of $5.6 million for the nine month period ended September 30, 2008, compared to a net loss of $1.8 million for the corresponding 2007 period. The increased losses were due to higher write-offs of deferred exploration costs, higher administrative expenses, and decreases in foreign exchange gains, all in 2008.

Administrative expenses increased by $1 million in the nine months ended September 30, 2008, due to:

•	A $445,287 increase in salaries, benefits and consulting fees resulting from the addition of senior level employees, particularly in the finance and investor relations areas;

•	A $259,923 increase in audit, legal, and professional fees resulting from higher costs of complying with Sarbanes-Oxley; and

•	A $228,245 increase in office, general and administrative expenses resulting from increased insurance, information technology and communications costs.

Net losses consist of administrative expenses in combination with other non-operating items including gains on the sale of investments, write-offs of deferred exploration costs, other income, interest income, and gains and losses on the fair value of investments held for trading. On a net basis, other items contributed $3.1 million to expenses and losses in the nine months ended September 30, 2008. On a net basis, other items contributed $211,127 to expenses and losses in the nine months ended September 30, 2007.

The most significant changes in other items in the nine months ended September 30, 2008 compared to the corresponding 2007 period were:

•	a $1.1 million increase in gains on the sale of investments in the nine months ended September 30, 2008;

•	a $2.4 million increase in write-offs of deferred exploration costs in the nine months ended September 30, 2008; and

•

$687,072 decrease in foreign exchange gains in the nine months ended September 30, 2008 mainly due to the significant appreciation of the Canadian dollar relative to the US dollar affecting the 2007 periods.

Liquidity and Capital Resources

The Company had cash and cash equivalents of $6.1 million as at September 30, 2008, a decrease of $2.1 million compared to $8.2 million in cash and cash equivalents as at December 31, 2007. The decrease was mainly due to cash expenditures of $2.6 million on operations made in the nine months ended September 30, 2008. Exploration property expenditures of $6.5 million in the nine months ended September 30, 2008 were more than offset by proceeds from the sale of investments of $6.9 million.

Off Balance Sheet Agreements

The Company does not have any off balance sheet arrangements.

Transactions with Related Parties

One of the Company’s available-for-sale investments is common shares of a publicly traded company of which Orezone’s Chief Executive Officer is a director. The carrying and fair values of this investment were $114,021 and $481,227 as at September 30, 2008 and December 31, 2007, respectively.

In the nine months ended September 30, 2008 the Company charged $11,003 in administrative fees to San Anton Resource Corporation (“San Anton”) for rent and other administrative services that were provided by the Company ($7,322 and $50,383 in fees were charged in the three and nine months ended September 30, 2007, respectively). During these periods, Orezone’s Chief Executive Officer was a director of San Anton and San Anton’s President and Chief Executive Officer was a director of Orezone. On April 1, 2008, San Anton ceased to be a related party to the Company.

All of the Company’s operations are managed by Orezone. Accordingly, all administrative costs and expenses were charged to the Company by Orezone.

Proposed Transactions

On December 11, 2008, Orezone announced the signing of a definitive agreement to sell 100% of its interest in the Essakane project to IAMGOLD pursuant to a plan of arrangement whereby IAMGOLD will acquire each outstanding common share of Orezone in exchange for 0.08 of an IAMGOLD Share and 0.125 of a common share of Orezone Gold Corporation (which will acquire the Company in the Transaction). Orezone Gold Corporation was formed to hold all of the non Essakane exploration assets and liabilities of Orezone and provide shareholders with continued participation in, and exposure to, these operations. The Transaction is subject to certain conditions including the affirmative vote of Orezone Shareholders at a special meeting to be held on February 18, 2009. Orezone’s executive team will continue to operate the Company upon completion of the Transaction.

Risks and Uncertainties

The Company is in the business of exploring for minerals and if successful, ultimately mining them. The natural resource industry is by its nature, both cyclical and risky. There is no assurance that economic deposits will be found and in fact, most companies are unsuccessful due to the very low odds of finding an economic deposit. Once a potentially economic deposit is identified, the Company’s ability to establish a profitable mining operation is subject to a host of variables including technical considerations, economic factors, the ability to raise financing and regulatory issues. Many of these are beyond the control of the Company. Please see Appendix “C” “Information Concerning New Orezone – Risk Factors.”

Critical Accounting Estimates

The Company’s critical accounting estimates were identified and described in the Company’s 2007 Annual Financial Statements and the 2007 MD&A. For the nine month period ended September 30, 2008, there were no changes to the descriptions of the Company’s critical accounting estimates found in the 2007 Annual Financial Statements and 2007 MD&A.

Changes in Accounting Policies

Changes in accounting policies

In the nine months ended September 30, 2008, the Company adopted four new accounting standards (Handbook Sections 1535, 3031, 3862 and 3863) and amendments to Handbook Section 1400 issued by the Canadian Institute of Chartered Accountants (CICA). The adoption of these new accounting standards is described in the Interim Financial Statements.

Recently issued accounting pronouncements

In February 2008, the CICA issued CICA Handbook Section 3064, Goodwill and Intangible Assets, replacing Section 3062, Goodwill and Other Intangible Assets, and Section 3450, Research and Development Costs. The Company will adopt this standard in its financial statements for the year ended December 31, 2009. Standards concerning goodwill are unchanged from the standards included in the previous Section 3062. The Company expects this new Section to have no effect on its consolidated financial statements.

In February 2008, the Canadian Accounting Standards Board confirmed that use of International Financial Reporting Standards (“IFRS”) will be required in 2011 for publicly accountable profit-oriented enterprises such as the Company. The Company must report its consolidated financial statements in accordance with IFRS no later than for the first quarter of 2011, with restatement of the 2010 comparative information presented. The Company is evaluating accounting policy differences between Canadian GAAP and IFRS. However, the financial reporting impact of the transition to IFRS has not yet been determined.

Internal Control over Financial Reporting

The operations of the Company are managed by Orezone. Accordingly, all processes and critical internal controls over financial reporting are executed by employees and management of Orezone.

Management of Orezone is responsible for establishing and maintaining adequate internal control over financial reporting. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As at December 31, 2007, Orezone had identified and reported certain material weaknesses regarding entity-level controls, segregation of duties and knowledge of US GAAP.

Changes in Internal Control over Financial Reporting

Since January 1, 2008, Orezone has hired six qualified accounting professionals, including a Vice-President of Finance and Administration, who holds the CA and CPA designations, with direct responsibilities for financial reporting and the implementation of appropriate accounting procedures.

Orezone’s Chief Financial Officer (“CFO”) resigned on April 4, 2008. Effective April 18, 2008, Orezone appointed Gregory Bowes as Orezone’s new CFO. Mr. Bowes has almost 30 years of experience in the mining industry and has previous experience with Orezone as both a director and CFO.

Orezone has implemented several improvements to its system of internal controls in remediation of its material weaknesses. However, the effectiveness of the remediation efforts has yet to be confirmed through testing.

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Year Ended December 31, 2007 of Non-Essakane Exploration Operations

January 19, 2009

Note that this MD&A should be read in conjunction with the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Note to United States Shareholders” appearing elsewhere in this Circular.

Introduction

On December 11, 2008, Orezone Resources Inc. (“Orezone”) announced the signing of a definitive agreement to sell 100% of its interest in the Essakane project to IAMGOLD Corporation (“IAMGOLD”) pursuant to a plan of arrangement whereby IAMGOLD will acquire each outstanding common share of Orezone in exchange for 0.08 of an IAMGOLD Share and 0.125 of a common share of a new company, Orezone Gold Corporation, formed to hold all of the non-Essakane exploration assets and liabilities of Orezone (the “Non-Essakane Exploration Operations” or “the Company” in this MD&A) and to provide shareholders with continued participation in, and exposure to, these operations (“the Transaction”). The Transaction is subject to certain conditions including the affirmative vote of Orezone Shareholders at a special meeting to be held on February 18, 2009.

Pursuant to the Transaction, the audited annual consolidated financial statements and accompanying notes for the Company for the fiscal year ended December 31, 2007 (collectively, the “Financial Statements”) have been prepared on a “carve-out” basis as if the Non-Essakane Exploration Operations had been a stand alone company.

Management’s discussion and analysis of financial condition and results of operations (“MD&A”) is provided to enable the reader to assess material changes in financial condition and results of operations for the Company for the fiscal years ended December 31, 2007 and December 31, 2006.

The MD&A is intended to supplement and complement the Financial Statements and should be read in conjunction with the Financial Statements regarding the Non-Essakane Exploration Operations for the year ended December 31, 2007, included within the Management Proxy Circular of Orezone filed with the SEC and Canadian provincial securities regulatory authorities on or about January, 19, 2008. All dollar amounts in this report are in United States dollars, unless otherwise specified.

The Financial Statements have been prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”) and would differ in certain material respects had they been prepared in accordance with US GAAP.

This discussion and analysis is prepared in conformity with NI 51-102F1 and has been approved by the Board of Directors prior to release.

Nature of Operations

The Company is engaged in the acquisition, exploration and development of precious metal properties, primarily in Burkina Faso and Niger, West Africa. The Company is in the exploration stage and has not yet determined whether any of its properties contain mineral deposits that are economically recoverable. The Company’s objective is to identify and develop commercially exploitable deposits of minerals (principally precious metals) and thereby become a gold producing company.

The Company has concentrated its activities in Burkina Faso, West Africa since 1996, but has also spent part of its annual exploration budget in Niger. The Company made a decision to focus on Burkina Faso because it has similar geology, but is relatively unexplored, compared to the neighboring countries of Mali and Ghana, where a number of major discoveries have been made and a number of large mines have been built. In addition, Burkina Faso has been politically stable for many years, has good infrastructure relative to much of West Africa, and has provided the opportunity to acquire both relatively large unexplored tracts of land, as well as more advanced stage assets, on reasonable terms.

The Company is actively exploring a number of projects, which are at various stages of exploration and is looking at potential investments and synergies, mergers, or acquisitions within the mining sector.

Significant developments in 2007 included:

•	exploration expenditures of $10.2 million and results were received from the Séguénéga, Bondigui, and Bomboré properties in Burkina Faso; and

•

the Company was granted two uranium exploration permits in Niger totaling 980 km². They are located adjacent to Areva’s exploration permits and within 40 km of its SOMAÏR and COMINAK uranium mines which have been in production since the early seventies.

Important events that occurred in 2008 that will have an effect on the Company included:

•	on December 11, 2008, IAMGOLD and Orezone jointly announced a business combination whereby IAMGOLD will acquire all of the outstanding common shares of Orezone;

•

in the nine months ended September 30, 2008, exploration expenditures were $6.2 million in Burkina Faso and Niger. Exploration activities focused on the Bomboré property, for which an updated resource model and drilling of 23,657 m were completed, and the Séguénéga property, where drilling of 12,145 m was completed;

•	the Company purchased from Channel Resources Ltd. and Solomon Resources Ltd. their 50% interest in the Bomboré project and their Bomboré net smelter royalty;

•	the Company released an initial NI 43-101 compliant resource estimate for the Bomboré project in Burkina Faso and updated it before year end. Indicated resources now total 926,000 oz contained in

49.4Mt at a grade of 0.59g/t along with inferred resources of 1,781,000 oz contained within 91.8Mt at a grade of 0.61g/t.

•

the Company announced an increase in the NI 43-101 compliant gold resource of its Bondi Project in Burkina Faso. The estimate by Met-Chem confirms a 73% increase in the measured and indicated mineral resource and a 333% increase in the inferred resource as compared to the November 2004 Met-Chem Report. Met-Chem estimated a measured resource of 64,300ozs of gold contained in 0.92Mt at a grade of 2.71g/t and an indicated resource of 217,700ozs contained in 3.2Mt at a grade of 2.10g/t. Inferred resources total 149,600ozs in 2.5 Mt at a grade of 1.84g/t. This resource estimate is based on RC and DD drilling data compiled up to March 2008 using a 0.5g/t cutoff. Resources are contained in three contiguous zones to an average depth of 125 meters.

•	the Company announced the discovery of a large Molybdenum (“Mo”)/Copper (“Cu”) porphyry-style system (incl. 150 m of 0.032% Mo and 0.04% Cu) from its Kourki prospect on the Kossa permit; and

•

in the nine months ended September 30, 2008, the Company abandoned five exploration permits, mainly in the Bondigui and Niger areas, three options were terminated, two in the Séga project area and one in Niger, due to poor exploration results. Associated deferred exploration costs of $4,458,005 were written off. In November 2008, the Company abandoned the three remaining permits under option in the Sega project area. Related deferred exploration costs, which totaled $1,567,390 as at September 30, 2008, will be written off in the three months ended December 31, 2008.

Qualified Persons

Dr. Pascal Marquis, P. Geo., President of Orezone, the Company’s qualified person under NI 43-101, supervises all work associated with exploration and development programs in West Africa. Mr. Ron Little, P. Eng., the Chief Executive Officer of Orezone, is also a qualified person under NI 43-101.

Exploration Permits

Burkina Faso

All of the Company’s properties in Burkina Faso are comprised of exploration permits, as defined by The Burkina Mining Act #031-2003/AN (the “Mining Act”), dated May 8, 2003. At December 31, 2007, the Company had nine permits covering approximately 1,514 km2 in Burkina Faso. Exploration permits in Burkina Faso give the holder the exclusive right to explore for minerals requested on the surface and subsurface within the boundaries of the permit. Exploration permits are generally valid for a period of three years from date of issue, and may be renewed for two more consecutive terms of three years for a total of nine years. The Government of Burkina Faso has been amenable to issuing new permits after the expiration of nine years in certain circumstances. The permit holder has the exclusive right, at any time, to convert the exploration permit to a mining exploitation license (“mining permit”).

Niger

In the Republic of Niger, exploration permits are also granted for an initial three year period and are renewable twice with permit size reductions. For exploitation licenses, the government has the right to a 10% carried interest in any Nigerian corporation formed for the purpose of mining, can increase its interest to 40% by participating in development for the permits granted under the 2006-026 Décret dated 9 August 2006, and receives a 5.5% royalty on gold produced. The Company presently has one exploration permit (Kossa) covering 999 km2 in Niger, and an option enabling it to earn an interest in another permit (Koyria) that covers 1,045 km2; both were granted prior to the 2006-026 Décret. The Company, through a wholly owned subsidiary, also holds two uranium exploration permits (Zelinel and Zeline) covering 983 km2, which were granted in the second quarter of 2007 by the Government of the Republic of Niger. In the second quarter of 2007, the Company decided to abandon one of the permits (Namaga) in which it was earning an interest.

The Company has a signed a Mining Convention for each of the permits held in Niger, which Mining Convention specifies the precise terms of any exploration or mining activity on each permit should the Company elect to take a project into operation. It provides guarantees of exclusivity and fiscal and legal regime. This Convention has a term of 30 years. If the mining life is greater than 30 years, the Convention provides for re-negotiation. The Convention grants fiscal incentives only available to the mining industry in Niger, including a five year income tax holiday.

Reserves and Resources on the Company’s projects, using information as of the date of filing, are as follows:

Category	Tonnes (millions)	Grade (Au g/tonne)*	Contained Gold (ozs)*
Bomboré
Measured and indicated resources	49.4	0.59	926,600
Inferred resources	91.8	0.61	1,781,000
Séga
Measured and indicated resources	7.2	1.94	446,000
Inferred resources	1.3	1.50	64,000
Bondi
Measured and indicated resources	4.1	2.12	282,000
Inferred resources	2.5	1.84	149,700

*	- using a 0.5 g/tonne cut-off except for Bomboré which uses a cut-off of 0.24 g/tonne for the oxide material, 0.25 g/tonne for the transition material and 0.52 g/tonne for the fresh material

Exploration activity

Exploration expenditures and drilling activity on the Company’s exploration properties for the years ended December 31 were as follows:

	2007		2006
	$	Drilling (m)	$	Drilling (m)
Bomboré	1,116,846	3,299	762,542	7,187
Séguenéga	3,919,565	25,962	2,479,355	14,932
Bondigui	1,648,595	15,414	2,023,482	17,595
Niger and Other	3,483,834	19,450	3,311,389	30,013

	10,168,840	64,125	8,576,768	69,727
Write-off of deferred exploration costs	(2,039,175)		(202,520)

Bomboré Project Area

In 2007, exploration expenditures on Bombore were $1.1 million compared to $0.8 million in 2006. Drilling decreased to 3,299 m in 2007 (1,716 of DD, and 1,583 m of RC) from 7,187 m of RC in 2006. A resource model was produced subsequent to this RC drilling and an initial metallurgical test work program was completed during 2008. A 6,000 m diamond drilling program commenced in November 2007 to validate the resource model developed during the year. It was followed by a 20,000 m reverse circulation definition drilling program during the first half of 2008 in order to build resource ounces by expanding previous mineralized zones.

Séguénéga Project Area

Exploration expenditures for the Séguénéga project increased to approximately $3.9 million in 2007 compared to approximately $2.5 million over the same period in 2006 due to greater drilling activity The costs in 2006 relate to exploration and definition drilling, as well as preliminary assessment studies. Most of the costs in 2007 relate to exploration and definition drilling, a preliminary assessment report, geophysical surveys, and prospecting and mapping programs conducted on five new permits optioned by the Company in the first quarter of 2007. A new NI 43-101 compliant resource update report was completed in the fourth quarter of 2007.

Tiba

Work in 2007 consisted of regional sampling, mapping, ground geophysics and airborne geophysical surveys, and drilling focused on infill work with core holes to confirm previous RC results and some new RC work to test extensions and new anomalies.

In the fourth quarter of 2007, the Company announced an increase in the NI 43-101 compliant gold resources of the Séguénéga project. Met-Chem, validated the resource estimate performed by the Company, which includes an indicated resource of 446,000 oz contained in 7.2 Mt at a grade of 1.9 g/t Au along with an inferred resource of 64,000 oz contained within 1.3 Mt at a grade of 1.5 g/t. This resource estimate does not include all drill results from 2007. Total resources are contained within four principal zones: Bakou, Gambo and Tiba to an average depth of 120 m and RZ to a depth of 200 m. This represents a 44% increase in the indicated mineral resource at Séguénéga from the March 2006 Met-Chem Report (March 22, 2006 press release) and provides a substantial foundation for advancing the Séguénéga Deposit to the feasibility stage under a small heap leach scenario.

2007 Met-Chem NI 43-101 resource estimate for the Séguénéga deposit.

Category	Tonnes*	Au Grade (g/t)	Ounces
Indicated	7,150,000	1.94	446,000
Inferred	1,320,000	1.50	64,000

*	0.5 g/t Cutoff

2006 Met-Chem NI 43-101 resource estimate for the Séguénéga deposit.

Category	Tonnes*	Au Grade (g/t)	Ounces
Indicated	4,844,000	1.99	310,000
Inferred	1,413,000	1.61	73,000

*	0.5 g/t Cutoff

Later in the fourth quarter, following the completion of follow up definition drilling programs (3,416 m of diamond drilling and 3,067 m of reverse circulation drilling) on targets in the RZ, Gambo, Bakou and Tiba zones, the Company announced positive results including 24 m of 3.1 g/t at Bakou and 29.5 m of 3.31 g/t at Tiba 1E.

Namasa

Work in 2007 consisted of RC definition and scout drilling (4,563 m) on the zones discovered at the end of 2006 and on new targets, and 650 m of diamond drilling on new zones discovered in late 2006. Regional mapping and sampling, ground geophysical surveys; and magnetic and radiometric airborne surveys were also carried out.

Several targets were advanced to the drilling stage, but the results were mixed, with poor continuity or structural complexity on the 2006 discoveries. A number of new geophysical and soil geochemistry anomalies have been generated and will be tested in 2008.

Zomkalga Option

Under the option agreement the Company can earn a 51% interest by spending about $200,000 on exploration and option payments over a four year period and can earn an additional 29% interest by spending an additional $825,000. The Company has the option to buy the residual 20% interest for about $550,000 or dilute the current permit holder to a 10% interest that would be converted to a 1.8% NSR, which can be bought for about $2,000,000. The Zomkalga permit covers an area of 98 square kilometers immediately to the east of the Company’s Tiba and Namasa permits.

Work in 2007 consisted of scout drilling programs targeting known prospects (148 m of RC) and new geophysical target areas (2,859 m of shallow Rotary Air Blast “RAB”), regional mapping and sampling, ground geophysical surveys, and magnetic and radiometric airborne surveys. The RAB drilling program identified several gold anomalies warranting follow-up work.

Kossouka Option

The option agreement enables the Company to earn a 51% interest by spending about $600,000 on exploration and option payments to the permit holder over a four year period. The Company can earn an additional 29% interest by spending an additional $890,000 and has the option to buy the residual 20% interest from the current permit holder for about $655,000, or to dilute the current permit holder to a 10% interest that would be converted to a 1.8% NSR, which can be bought back for about $2,000,000. The Kossouka permit covers an area of 241 square kilometers immediately to the east of the Zomkalga Option permit.

Work in 2007 consisted of scout drilling programs targeting known prospects (302 m of RC) and new geophysical targets (4,376 m of RAB), regional mapping and sampling, ground geophysical surveys, and magnetic and radiometric airborne survey. The RAB drilling program identified several gold anomalies warranting follow-up work.

Tanlili Option

The option agreement enables the Company to earn a 51% interest by spending approximately $445,000 on exploration and option payments over a 3-year period. The Company can earn an additional 39% interest by spending an additional $775,000. The Company has the option to convert the residual 10% interest into a 3% NSR, which can be bought back for $2,750,000. The Tanlili permit covers an area of 161 square kilometers immediately to the west of the Tiba permit.

Work in 2007 consisted of scout drilling programs targeting known prospects (2,341 m of RC) and new geophysical targets, regional mapping and sampling, ground geophysical surveys, and magnetic and radiometric airborne surveys.

The scout drilling program tested several targets. Results were poor on two prospects (Koudma and Margo), but low grade gold mineralization was intersected in five of the eleven holes drilled on the Péllé South prospect.

Zanna Option

The option agreement allows the Company to earn a 51% interest by spending approximately $445,000 on exploration and option payments over a three year period. The Company can earn an additional 39% interest by spending an additional $ 775,000 and has the option to convert the residual 10% interest into a 3% NSR, which can be bought back for $2,750,000. The Zanna permit covers an area of 154 square kilometers immediately to the north of the Tanlili Option permit.

Work in 2007 consisted of scout drilling programs targeting known prospects (2,074 m of RC) and new geochemical target areas, and regional mapping and geochemical sampling.

The scout drilling program tested several targets. Results were poor on Mogombouli prospect, but significant low grade gold mineralization was intersected on Nongfaire South, Nongfaire Main, and Péllé North targets.

Tougouya Option

The option agreement allows the Company to earn a 51% interest by spending $445,000 on exploration and option payments over a three year period. The Company can earn an additional 39% interest by spending an additional $775,000 on the property and has the option to convert the residual 10% interest into a 3% NSR, which can be bought back for $2,750,000. The Tougouya permit covers an area of 200 square kilometers immediately to the north of the Namasa permit.

Work in 2007 consisted of scout drilling programs targeting known prospects (2,167 m of RC) and new geophysical targets, regional mapping and sampling, ground geophysical surveys, and magnetic and radiometric airborne surveys.

The scout drilling program tested several targets along the Zouma-Koukabako trend. Results were generally disappointing.

Bondigui Project Area

This project is currently comprised of three permits. The Djarkadougou and Nicéo permits were granted in the third and fourth quarters of 2006 over part of the original Bondigui permit area. The Djarkadougou permit covers the Zone 2 structure that hosts the four deposits discovered by the Company since 2003. The Nicéo permit covers a shear zone that could be an analog to Zone 2 structure, but on the opposite side of the Bondigui batholith. The Poyo permit is located south of the Djarkadougou permit.

Expenditures in 2007 were $1.6 million versus $2 million in 2006 and $651,000 million in 2005. There was a decline in expenditures and drilling in 2007 due to delays in the availability of the drilling rigs in the first quarter.

Djarkadougou

Work in 2007 consisted of drilling (2,746 m of DD and 6,687 m of RC) which confirmed multiple mineralized zones and an improved understanding of the structural controls on mineralization. The systematic character of the distribution of the mineralization is now better understood. Mineralized zones at depth can now be inferred with respect to the current mineralization and structures.

Nicéo

Work in 2007 consisted of drilling (2,262 m of RC) targeted on an interpreted shear zone and geochemical anomalies. The results were generally negative; however, only a very small target area was tested with respect to the total area of the permit.

Poyo

Work in 2007 consisted of drilling (3,566 m of RB and 152 m of RC) targeting structural and stratigraphic contacts, largely from airborne interpretations. Results were negative.

Limited work is planned in 2008 for all permits. A small drilling program will be used to infill areas identified by the resource model as under-explored and a limited program of holes will test new structural interpretations for controls on mineralization. A petrographic study will be undertaken to improve the Company’s understanding of the lithology, alteration and structural controls on the deposit. This will also include major and trace element analysis of samples to establish provenance and deposit signature.

A new NI 43-101 compliant report on the Bondigui resources was completed in the first quarter of 2008.

Niger and Other Project Areas

The Kossa, Namaga and Koyria permits were the focus of the Company’s exploration activities in Niger in 2007. Exploration expenditures on these Niger permits were approximately $1.5 million, net of the write-offs of approximately $971,000 in 2007. On a gross basis, total expenditures for Niger permits were approximately $2.4 million in 2007 compared to $2.3 million in 2006. The majority of these expenditures relate to follow-up and reconnaissance drilling programs carried out on the Kossa and Koyria permits in the first half of 2007.

Kossa

Follow-up and reconnaissance drilling was carried out on the Kossa permit during the first half of 2007. In the fourth quarter of 2007, 1,556 m of DD drilling was carried out on two targets. 326 m of drilling was completed at Kossa South which confirmed previous RC results albeit with somewhat lower grades. 1,200 m of diamond drilling was focussed on the Kourki Mo/Cu prospect in the southern portion of the permit. A follow diamond drilling program has been reserved for the Kourki prospect in the second quarter of 2008 pending receipt of analytical results.

Koyria

The Koyria permit was optioned from Greencastle in the first quarter of 2006, and is located between Niamey and the Namaga permit on the Sirba Birimian Belt, which is host to the only commercial gold mine (Samira Hill) in the country. The M’banga gold prospect, the second most important artisanal gold mining site in the country, is located on the Koyria permit. Work completed in 2007 included follow-up and reconnaissance drilling (1,631 m of AC and 3,546 m of RC). In the third quarter of 2007, an airborne geophysical survey was completed over the northeastern portion of the permit. The results will be compiled and processed in the first quarter of 2008 and used to generate potential drilling targets for follow-up in 2008.

Namaga

The Namaga permit was also optioned from Greencastle in the first quarter of 2006 and is located between Niamey and the Company’s Kossa Project on the Téra Birimian Belt. During the year, the Company terminated the JV agreement with Greencastle on this permit. Deferred exploration expenses of approximately $971,000 were written off in the second quarter of 2007 as a result.

Golden Hill

In 2007, exploration expenditures on this project were $0.7 million compared to $0.2 million in 2006. Costs and meters drilled have increased on this project due to RC and diamond drill programs that were completed on the Tankiédougou permit. During 2007, 4,641m of drilling was completed which is a significant increase over the

548m completed in 2006. Approximately 728m of DD drilling was completed in 2007 to validate the geological model. Approximately 3,913m of definition and scout RC drilling was completed following the resource modeling phase and regional interpretation. These programs confirmed the Company’s previous data, extended the Peksou zone to the west, and identified new low grade mineralized zones about 500m north of Peksou. Approximately 652m of RC drilling was completed on the Nabéré permit during 2007. This effort was intended to assess the interpreted contact and possible northern extension of the Bonigui shear zone. Results were negative and did not intersect similar structure or stratigraphy.

Mali Project Areas

There was no significant activity in Mali in 2007. In the third quarter of 2007, management decided to abandon its permits.

Selected Annual Information

	2007	2006
Consolidated Statements of Operations and Deficit (Summary)	$	$
Revenue	—	—
Total administrative expenses	2,672,847	2,130,894
Net loss	(2,521,232)	(1,064,722)

Consolidated Statements of Deferred Exploration Costs (Summary)	$	$
Deferred exploration expenses—additions	10,168,840	8,576,678
Write off of deferred exploration expenses	2,039,175	202,520

Consolidated Statements of Cash Flows (Summary)	$	$
Cash flows from (used) in operating activities	167,001	(589,260)
Cash flows used in investing activities	(14,084,161)	(11,496,550)
Cash flows from financing activities	478,900	246,694

Net decrease in cash and cash equivalents	(13,438,260)	(11,839,116)

Consolidated Balance Sheets (Summary)	$	$
Cash and cash equivalents	8,228,608	21,666,866
Investments	7,065,335	1,244,819
Exploration properties, at cost	29,813,439	21,713,638
Owner’s Net Investment	43,839,111	43,412,105
Total assets	45,624,002	45,091,849

Results of Operations

In 2007, the Company was still in a development stage with no operating business segment and no revenue generating activities.

For the year ended December 31, 2007, the Company recorded a net loss of approximately $2.5 million, The principal reasons for the loss in 2007 were administrative expenses and write-offs of deferred exploration costs, partially offset by income from non-operating items.

The Company’s financial performance is largely a function of the level of administrative expenses required to operate and carry out its exploration activities.

Administrative expenses are offset by interest income and other non-operating items. In 2007, administrative expenses were offset significantly by the following items:

•

gain on disposal of investments of $822,887 due to sales of investments that had appreciated significantly since acquisition. Since these investments are classified as available-for-sale, increases in their market value are only recognized in income upon disposition; and

•	exchange gains due to changes in foreign exchange rates between US dollars and both Canadian dollars and the CFA.

Total deferred exploration costs increased to $29.1 million for 2007 compared to $20.9 million in 2006. This is due to continued exploration work on the Company’s projects in Burkina Faso and Niger, West Africa. The Company was engaged in significant exploration activities on the Séguénéga, Bomboré, Bondigui, and Kossa properties.

Approximately $2 million of deferred exploration expenses were written off in 2007 and these expenses related to permits that expired or were abandoned in the year.

Investments, at cost, increased by over $5.8 million in 2007 because the Company acquired units in StreetTRACKS and Platmin in the year. The majority of this investment (approximately $5 million) was in StreetTRACKS, an exchange traded fund that holds gold as investments and therefore, is designed to mirror the performance of the price of gold bullion, less the fund’s expenses. As a result, this investment is exposed to fluctuations in gold prices.

Summary of quarterly results and fourth quarter

	2007
	Q4	Q3	Q2	Q1
Revenue	$—	$—	$—	$—
Net loss	$(764,834)	$(515,133)	$(1,003,823)	$(237,442)

	2006
	Q4	Q3	Q2	Q1
Revenue	$—	$—	$—	$—
Net loss	$(612,679)	$(16,540)	$(231,658)	$(203,845)

The Company’s quarterly financial performance is a function of the level of administrative expenses required to operate a public company and manage its exploration activities. In certain quarters, these expenses have been offset by exchange gains, interest income and gains on the sale of listed shares.

The Company reported a loss of $764,834 in the fourth quarter of 2007 compared to a loss of $515,133 in the third quarter of 2007. The increase in the fourth quarter loss is due to the following items:

•	the fourth quarter reflects year-end bonuses and a full quarter of new management salaries. Salaries and bonuses increased by approximately $280,000 over the third quarter of 2007;

•	public company costs increased by approximately $94,000; and

•

decrease in exchange gains of approximately $154,000 due to changes in foreign exchange rates between US dollars and both Canadian dollars and the CFA in the fourth quarter versus the third quarter of 2007.

The items above were offset by:

•	gains on the disposal of investments increased by approximately $134,000 due to the sale of listed shares held by the Company; and

•	there were approximately $708,000 in write-offs of deferred exploration expenditures in the third quarter of 2007 and none in the fourth quarter.

Liquidity and Capital Resources

The Company had cash and cash equivalents of approximately $8.2 million as at December 31, 2007, a decrease of $13.5 million compared to the $21.7 million cash position at December 31, 2006. The decrease is primarily attributable to investing activities undertaken in the year. In 2007 approximately $10.5 million was expended on exploration activities and investments of approximately $5.0 million were also made.

The Company has no cash flow generating operations, and its long-term financial success is highly dependent on management’s ability to discover economically viable mineral deposits. The Company has sufficient capital resources to pursue its exploration programs on its projects in 2008 based on its cash and cash equivalent balance at December 31, 2007. However, additional financing will be required in the future to bring one of the Company’s properties into production, or to make additional acquisitions or investments within the mining sector. Although the Company has been successful in the past in obtaining such financing, there can be no assurance that it will be able to obtain adequate financing in the future or that the terms of such financing will be favorable.

Contractual Commitments

The Company has entered into a long-term lease agreement expiring in September 2008. The lease calls for total payments of Cdn$50,544 for the rental of office space. Minimum lease payments for 2008 are Cdn$37,908.

Off Balance Sheet Agreements

The Company does not have any off balance sheet arrangements.

Transactions with Related Parties

One of the Company’s available-for-sale investments is common shares of a publicly traded company of which the Company’s CEO is a director. The carrying and fair values of this investment were $481,227 as at December 31, 2007.

During the 2007 fiscal year, the Company charged $78,581 in administrative fees to San Anton Resource Corporation (“San Anton”) for rent, administrative services, and office supplies that were provided by the Company. San Anton’s President and Chief Executive Officer was a director of Orezone during 2007. Orezone’s CEO was also a director of San Anton during 2007. These transactions took place during the normal course of business and at fair market values.

All of the Company’s operations are managed by Orezone, a related party. Accordingly, all administrative costs and expenses were charged to the Company by Orezone.

Proposed Transactions

The Company continually reviews potential merger, acquisition, investment and other joint venture transactions that could enhance shareholder value. As at December 31, 2007 there were no reportable proposed transactions.

On December 11, 2008, Orezone announced the signing of a definitive agreement to sell 100% of its interest in the Essakane project to IAMGOLD pursuant to a plan of arrangement whereby IAMGOLD will acquire each outstanding common share of Orezone in exchange for 0.08 of an IAMGOLD Share and 0.125 of a common share of Orezone Gold Corporation (which will acquire the Company in the Transaction). Orezone Gold Corporation was formed to hold all of the non Essakane exploration assets and liabilities of Orezone and provide shareholders with continued participation in, and exposure to, these operations. The Transaction is subject to certain conditions including the affirmative vote of Orezone shareholders at a special meeting to be held on February 18, 2009.

Orezone’s executive management team will continue to operate the Company upon completion of the Transaction.

Risks and Uncertainties

The Company is in the business of exploring for minerals and if successful, ultimately mining them. The natural resource industry is by its nature, both cyclical and risky. There is no assurance that economic deposits will be found and in fact, most companies are unsuccessful due the very low odds of finding an economic deposit. Once a potentially economic deposit is identified, the Company’s ability to establish a profitable mining operation is subject to a host of variables including technical considerations, economic factors and regulatory issues. Many of these are beyond the control of the Company. Please see Appendix “C” — “Information Concerning New Orezone — Risk Factors”.

Critical Accounting Estimates

The preparation of consolidated financial statements in accordance with Canadian GAAP requires management to make estimates and assumptions that affect the amounts recorded in the Financial Statements and relevant notes. These estimates are based on management’s best knowledge of current events, and actions that the Company may undertake in the future. Significant estimates include those related to the fair value of financial instruments, the recoverability of the carrying value of mineral exploration properties and deferred exploration expenses, the useful life of fixed assets and the impairment of long-lived assets and inventory. Management has also made estimates of the fair value of stock-based compensation that would have been granted to employees if the Company were operated as a stand-alone public entity. Actual results may differ from those estimates.

The Consolidated Statement of Operations includes all costs directly attributable to the Company, including allocations of Orezone’s administrative expenses. Orezone allocates administrative costs to specific projects when there is a direct relationship between the activity giving rise to the expense and the project. Unallocated costs remain as administrative expenses on the Statement of Operations. Administrative expenses are primarily comprised of head office salaries and stock-based compensation, legal, accounting, tax, insurance, public relations, advertising, human resources, IT services and public company costs.

In preparing these Consolidated Financial Statements, management has allocated a portion of Orezone’s administrative expenses to the Company. Management believes the allocation is a reasonable representation of the costs that would have been incurred if the Company had performed these functions on a stand-alone basis. Following the transaction, the Company will perform these functions using its own resources or through purchased services.

All administrative expenses recorded in the Consolidated Statement of Operations which were performed by Orezone for the Company have been deemed to have been paid by the Company to Orezone, in cash, with the exception of stock-based compensation costs (non-cash) which are reflected as part of Owner’s Net Investment.

The Company reviews the carrying value of a mineral property when events or changes in circumstances indicate that the carrying value may not be recoverable. Where information is available and conditions suggest impairment, estimated future cash flows from a project are calculated using estimated future prices, reserves and resources, and operating, capital and reclamation costs on an undiscounted basis. If the carrying value of the project exceeds estimated future cash flows, the project is written down to fair value.

Where estimates of future cash flows are not available and where other conditions suggest impairment, management assesses whether the carrying value can be recovered. This assessment may be estimated by using quantifiable evidence of a geological resource or reserve or the Company’s assessment of its ability to sell the project for an amount greater than the carrying value. An impairment is also recorded when management determines that it will discontinue exploration or development on a project or when exploration rights or permits expire. Management, Directors and Technical Advisors review the merits of each project interest to assess whether the project merits further exploration and development expenditure and whether the carrying value of the properties is recoverable. Empirical evidence such as geochemical analysis, drilling results, assays, mapping and field observation are the primary evidence that is assessed against other factors such as commodity markets, exchange rates, political risk and closeness to other known operations. Any write downs are reflected as a separate line item on the statement of deferred exploration costs.

The Company does not have a stock-based compensation plan. The Company estimated stock compensation expense and cash proceeds from stock option exercises using the share price, volatility and grant dates of options granted under Orezone’s stock option plan under the assumption that the Company’s stock would have similar characteristics if it were publicly traded and stock options existed. Compensation costs are measured at the grant date based on the fair value of the award using the Black-Scholes option pricing model, and are recognized over the related service period as an expense or deferred exploration, depending on the responsibilities of the employee, with a corresponding increase to owner’s net investment.

Changes in Accounting Policies

Effective January 1, 2007, the Company adopted five new accounting standards issued by the Canadian Institute of Chartered Accountants (CICA). The new standards and accounting policy changes are as follows:

Financial Instruments — Recognition and Measurement (Section 3855)

This Section describes the standards for recognizing and measuring financial instruments in the balance sheet and the standards for reporting gains and losses in the financial statements. Under the new standard, financial assets and liabilities are initially recorded at fair value. Subsequently, financial instruments classified as financial assets or liabilities held for trading, financial assets available-for-sale and derivative financial instruments, whether part of a hedging relationship or not, have to be measured at fair value on the balance sheet at each reporting date, whereas other financial instruments are measured at amortized cost using the effective interest method.

The Company has made the following classifications:

•	Cash and cash equivalents are classified as financial assets held for trading and are measured at fair value.

•	Other receivables are classified as loans and receivables and are recorded at amortized cost using the effective interest method.

•	Investments in common shares are classified as financial assets available-for-sale and are measured at fair value with unrealized gains or losses recorded in other comprehensive income.

•	Investments in share purchase warrants and options are classified as held for trading and are measured at fair value with changes recorded in earnings.

•	Accounts payable and accrued liabilities are classified as other liabilities and are measured at amortized cost using the effective interest method.

Hedges (Section 3865)

These recommendations expand the guidelines outlined in Accounting Guideline 13 (“AcG-13”), Hedging Relationships. This Section describes when and how hedge accounting may be applied, as well as disclosure requirements. Hedge accounting enables the recording of gains, losses, revenue and expenses from the derivative financial instruments in the same period as for those related to the hedged item. The Company currently does not have any hedges in place, and therefore this policy has no impact on the Financial Statements.

Comprehensive Income (Section 1530)

This Section describes reporting and disclosure recommendations with respect to comprehensive income and its components. Comprehensive income is the change in Shareholders’ equity, which results from transactions and other events and circumstances from non-shareholder sources. These transactions and events include unrealized gains and losses resulting from changes in the fair value of investments classified as available-for-sale, from foreign currency translation on self-sustaining foreign subsidiaries and from changes in gains and losses on derivative instruments.

In accordance with this new standard, the Company now reports a consolidated statement of comprehensive loss. Accumulated other comprehensive income is included as part of owner’s net investment on the consolidated balance sheet.

Financial Instruments — Disclosure and Presentation (Section 3861)

This Section establishes standards for presentation of financial instruments and non-financial derivatives, and identifies the information that should be disclosed about them.

Equity (Section 3251)

This Section establishes standards for the presentation of equity and changes in equity during the reporting period.

Accounting Policy Choice for Transaction Costs (EIC-166)

To comply with CICA 3855, an entity must decide on the initial measurement of financial assets and liabilities (other than those classified as held for trading) and whether transaction costs will be added to the investment cost or expensed in net income. EIC-166 provides guidance on whether an entity must make one accounting policy choice for all qualifying financial assets and financial liabilities classified as other than held for trading or whether transaction costs can be added to the cost base for some instruments and expensed for others. The EIC reached a consensus that the same accounting policy choice should be made for all similar financial instruments classified as other than held for trading, but that a different accounting policy choice might be made for financial instruments that are not similar. This accounting treatment should be applied retrospectively to transaction costs accounted for in accordance with CICA 3855 in the financial statements for interim and annual reporting periods ending on or after September 30, 2007. The Company has applied EIC-166 to transaction costs incurred during the current fiscal year. The Company has adopted the policy of recognizing transaction costs on all financial assets classified as available for sale in net income.

These new standards were applied retroactively as of January 1, 2007 without restatement of prior years’ figures. Upon adoption of the new standards on January 1, 2007, owner’s net investment increased by $301,846 and $606,634 for held for trading and available-for-sale investments, respectively.

The impacts of these changes in accounting policies on the Financial Statements for the year ended December 31, 2007 and as at that date are summarized in the following table:

$
Net loss	(126,666)
Other comprehensive income	1,431,103
Investments	(481,550)

Owner’s net investment	822,887

Recently issued accounting pronouncements

In December 2006, the CICA issued CICA Handbook Section 3862, Financial Instruments — Disclosures and CICA Handbook Section 3863, Financial Instruments — Presentation to replace CICA Handbook Section 3861, Financial Instruments — Disclosure and Presentation. Section 3862 establishes standards for disclosures about financial instruments and non-financial derivatives. This standard places increased emphasis on disclosures about risks associated with both recognized and unrecognized financial instruments and how these risks are managed. Section 3863 carries forward unchanged the presentation requirements of Handbook Section 3861. Section 3862 is effective for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007. Except for additional disclosures, the Company expects the adoption of these standards to have no effect on its Financial Statements.

In December 2006, the CICA issued CICA Handbook Section 1535, Capital Disclosures, which requires disclosure of information about an entity’s objectives, policies and processes for managing capital, as well as quantitative data about capital and whether the entity has complied with any capital requirements. Section 1535 is effective for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007. Except for additional disclosures, the Company expects the adoption of these standards to have no effect on its Financial Statements.

In June 2007, the CICA issued an amendment to CICA Handbook Section 1400, General Standards of Financial Statement Presentation, to incorporate going concern guidance with respect to management’s assessment of whether an entity is a going concern, and related disclosures. These amendments apply to interim and annual financial statements relating to fiscal years beginning on or after January 1, 2008. Except for additional disclosures, the Company expects the adoption of these standards to have no effect on its Financial Statements.

In June 2007, the CICA issued CICA Handbook Section 3031, Inventories, replacing Section 3030, Inventories. The new Section will be applicable to financial statements relating to fiscal years beginning on or after January 1, 2008. Accordingly, the Company will adopt the new standard for its fiscal year beginning January 1, 2008. It provides more guidance on the measurement and disclosure requirements for inventories. The Company expects the adoption of these standards to have no effect on its Financial Statements.

In February 2008, the CICA issued CICA Handbook Section 3064, Goodwill and Intangible Assets, replacing Section 3062, Goodwill and Other Intangible Assets, and Section 3450, Research and Development Costs. The Company will adopt this standard in its Financial Statements for the year ended December 31, 2009. Standards concerning goodwill are unchanged from the standards included in the previous Section 3062. The Company expects this new Section to have no effect on its Financial Statements.

In February 2008, the Canadian Accounting Standards Board confirmed that use of International Financial Reporting Standards (“IFRS”) will be required in 2011 for publicly accountable profit-oriented enterprises such as the Company. The Company must report its consolidated financial statements in accordance with IFRS no later than for the first quarter of 2011, with restatement of the 2010 comparative information presented. The Company is evaluating accounting policy differences between Canadian GAAP and IFRS. However, the financial reporting impact of the transition to IFRS has not yet been determined.

Financial Instruments

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The Company’s financial instruments include cash and cash equivalents, taxes and other receivables, accounts payable and accrued liabilities. The fair value of these instruments is equivalent to the carrying value, given the short maturity period.

The Company also holds purchase share warrants and share options in other junior public resource-based companies that were not previously shown separately on the balance sheet. These purchase warrants have been recorded on the Balance Sheet at fair value using the Black Scholes model, and various assumptions such as historical volatility and dividend rate were used to derive the value.

Management’s Report on Internal Control over Financial Reporting

The operations of the Company are managed by Orezone. Accordingly, all processes and critical internal controls over financial reporting are executed by employees and management of Orezone.

In the year ended December 31, 2007, Orezone was required to fully comply with the reporting requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Orezone has historically been a junior explorer with limited resources and, as a result, Orezone’s financial statements have been relatively simple with respect to financial accounting issues. Certain internal control weaknesses exist that will be remediated over time as the Orezone adds more personnel.

Management of Orezone is responsible for establishing and maintaining adequate internal control over financial reporting. This is defined as a process designed by, or under the supervision of, Orezone’s Chief Executive Officer and Chief Financial Officer and effected by Orezone’s Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (GAAP), and includes these policies and procedures that:

•	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of assets;

•

provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and Orezone’s Board of Directors; and

•	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of assets that could have a material effect on the financial statements.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to error, collusion, or improper override. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis. It is possible to design into the financial reporting process safeguards to reduce, though not eliminate, this risk.

Management of Orezone assessed the effectiveness of internal controls over the financial reporting of Orezone as of December 31, 2007 using the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

Orezone’s assessment of internal controls over financial reporting identified material weaknesses with certain entity level controls, segregation of duties, and knowledge of US Generally Accepted Accounting Principles (GAAP), as more fully described below. Because of the material weaknesses described below, management has concluded that the internal control over financial reporting of Orezone was not effective as of December 31, 2007.

Entity Level Controls

Orezone did not have adequate formal policies and procedures for some of its key processes such as governance, record-keeping, disclosure controls, human resources matters including executive performance evaluation, information technology, and general administration.

The Chief Executive Officer of Orezone, in his oversight role, has significant influence over all processes, decisions, transactions, and authorizations.

There was a lack of continuity in the role of Orezone’s Chief Financial Officer.

Segregation of Duties

As a result of insufficient personnel, Orezone did not have adequate segregation of duties with respect to many functions performed by accounting staff.

Knowledge of US GAAP

Orezone lacked personnel with appropriate knowledge, experience and training in US GAAP.

Orezone’s auditors, Deloitte & Touche LLP, issued an adverse opinion on the effectiveness of Orezone’s internal control over financial reporting as of December 31, 2007.

Changes in Internal Controls over Financial Reporting

Since January 1, 2008, Orezone has hired six qualified accounting professionals, including a Vice-President of Finance and Administration, who holds the CA and CPA designations, with direct responsibilities for financial reporting and the implementation of appropriate accounting procedures.

Orezone’s Chief Financial Officer (“CFO”) resigned on April 4, 2008. Effective April 18, 2008, Orezone appointed Gregory Bowes as Orezone’s new CFO. Mr. Bowes has almost 30 years of experience in the mining industry and has previous experience with Orezone as both a director and CFO.

Orezone has implemented several improvements to its system of internal controls in remediation of its material weaknesses. However, the effectiveness of the remediation efforts has yet to be confirmed through testing.

Description of the Securities Being Distributed

The New Orezone Shares consist of common shares of New Orezone. The authorized capital of New Orezone consists only of an unlimited number of common shares. Holders of common shares are entitled to receive notice of, attend and vote at all meetings of the shareholders of New Orezone. Each common share carries the right to one vote in person or by proxy at all shareholder meetings of New Orezone. The holders of common shares are entitled to receive dividends as and when declared by the board of directors of New Orezone and, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of New Orezone, are entitled to receive the remaining property of New Orezone in the event of liquidation, dissolution or winding-up.

Options to Purchase Securities

At or prior to the Effective Time, New Orezone proposes to establish a new stock option plan – the 2009 Stock Option Plan, which will have the following featuers:

•	The maximum number of common shares reserved for issuance under the plan at any time will be equal to • % of the issued and outstanding New Orezone shares from time to time.

•

The maximum number of New Orezone shares which may be issued to insiders of New Orezone within a one year period; and issuable to insiders of New Orezone at any time, under the plan, or when combined with all other security based compensation arrangements, shall not exceed 10% of the Company’s total outstanding common shares.

•

Options to acquire New Orezone shares may be granted to eligible participants from time to time, who include: o officers of New Orezone, present and future; and directors of New Orezone, present and future; and employees and consultants providing ongoing services to New Orezone or a subsidiary thereof, present and future, who are not otherwise an officer or director of New Orezone.

•

In addition, options may be granted to affiliates established and controlled by an eligible participant, or to a registered retirement savings plan established and controlled by an eligible participant, provided that in each case they are an eligible participant of New Orezone at the time of the grant.

•

The exercise price for each option is fixed by the board of directors at the time of the grant in compliance with the plan, applicable law and the rules of any stock exchange upon which the New Orezone shares may be listed at such time.

•

Options will be exercisable in whole or in part, and from time to time, at any time following the date of grant prior to the expiry of their term, but provided that if an option expires during a black-out period, then the option shall remain exercisable until the period ending two trading days after the end of such black-out period.

•	Options cannot be granted for a term exceeding 10 years.

•	Options granted shall vest, and become exercisable, according to the terms in the plan and the discretion of the board of directors.

•

Options granted pursuant to the plan will be non-transferable and non-assignable, other than to an eligible participant, registered retirement savings plan or registered retirement income fund in certain circumstances.

•

Options are subject to early termination in the event that an optionee ceases to be an eligible participant. Subject to the discretion of the board of directors, if any eligible participant ceases to be an eligible participant of the New Orezone, for any reason, other than for cause or death, he or she may exercise any option issued under the plan for three months from the date he or she ceases to be an eligible participant of, or to New Orezone. In the case of cause or death, unexercised options are immediately cancelled and thereafter are of no force or effect.

•	In the event of the death of an eligible participant, options may continue to be exercised up to one year following the death, but not beyond the normal expiry of the term of the option.

•	The 2008 Plan allows the board of directors to amend the plan without the approval of shareholders, except under the plan the board of directors may not:

•	Amend the provisions of the plan addressing the determination of the exercise price of options; or

•	Amend the plan to increase the number of common shares that are issuable under it; or

•	Amend the requirements to be an eligible participant under the plan; or

•	Amend the amending provisions of the plan; or

•	Amend the exercise price of any option issued under the plan to an insider where the amendment reduces the exercise price; or

•	Amend as necessary or advisable because of any change in securities laws; or

•	Amend the term of any option issued to an insider under the plan where the amendment extends the term of the option;

without having first obtained shareholder approval, but excluding the votes of any insider benefiting from the proposed amendment.

•

Other than the foregoing seven amendments, the board of directors can make any other change to the plan without shareholder approval. Such amendments may include, without limitation, amendments related to the vesting provisions of the plan, the termination provisions of the plan, the addition of any form of financial assistance by New Orezone for the acquisition of common shares under the plan, the transferability of options, relating to the administration of the plan, or any other amendment, fundamental or otherwise, not requiring shareholder approval under applicable laws or the rules of any stock exchange upon which the shares of New Orezone may be listed, including amendments of a clerical or “housekeeping” nature.

•

The board of directors also has the over-riding discretion under the plan to extend the period of time within which an option held by a deceased participant may be exercised or within which an option may be exercised by a participant who has ceased to be an eligible participant (notwithstanding the default provisions of the plan) but any such extension cannot extend beyond the original expiry date of the option, and are subject to any applicable regulatory or stock exchange approvals required at such time.

•

If a bona fide offer to purchase all of the issued common shares of New Orezone is made by a third party, New Orezone proposes to sell all or substantially all of its assets and undertaking, or New Orezone, in certain circumstances, proposes to merge or amalgamate (save and except for a subsidiary) or New Orezone proposes an arrangement as a result of which all of the outstanding common shares would be acquired by a third party, then an option granted under the plan may be exercised (whether or not such option has vested) at any time up to and including (but not after) thirty (30) days following the completion of the transaction or prior to the close of business on the expiry date of the option, whichever is the earlier; but provided that if an employment agreement between an eligible participant and New Orezone provides for a longer period, such longer period but not to exceed one (1) year, and New Orezone may require the acceleration of the time for the exercise of the option and of the time for the fulfillment of any conditions or restrictions on such exercise.

•	No financial assistance is made available to eligible participants under the plan.

No options are expected to be issued by New Orezone prior to the Effective Date. At and from the Effective Date, New Orezone anticipates that up to 5,000,000 options will be issued to Eligible Participants.

Principal Securityholders and Selling Security Holders

Following completion of the Arrangement, the only person or company that is expected to own, or have control or direction over more than 10% of the shares of New Orezone is IAMGOLD Corporation, which is expected to hold approximately 8,928,571 shares representing approximately 16.6% of the outstanding shares.

Directors and Executive Officers

The following table sets forth the name, municipality of residence, position to be held with New Orezone, principal occupation and number of common shares that will be beneficially owned by each person who will be a director and/or an executive officer of New Orezone after the Reorganization. The statement as to the common shares beneficially owned, directly or indirectly, or over which control or direction is exercised by the directors and executive officers hereinafter named is in each instance based upon information furnished by the person concerned and is as of the date of this Circular.

Name, Office Held Residence	Start Date	Beneficially Owned, Directly or Indirectly, or Shares of New Orezone Over Which Control or Direction is Exercised	Principal Occupation
Ronald Little President, Chief Executive Officer and Director Ottawa, Ontario	December 1, 2008	(1)	President and Chief Executive Officer of the Company

Michael Halvorson*†^(2) Director Edmonton, Alberta	Effective time of the Arrangement	(1)	President of Halcorp Capital Ltd.

Paul Carmel*^ Director Montreal, Quebec	Effective time of the Arrangement	(1)	President and Managing Director Partner of MinQuest Capital Inc.

Alain Krushnisky*† Director Beaconsfield, Quebec	Effective time of the Arrangement	(1)	Chartered Accountant Consultant

Sean Homuth Chief Financial Officer Ottawa, Ontario	N/A	(1)	Chief Financial Officer

Gregory B. Bowes Senior Vice President Carleton Place, Ontario	N/A	(1)	Senior Vice President

Pascal Marquis Vice President Exploration Saint-Roch-Des-Aulnaies, Quebec	N/A	(1)	Vice President Exploration

*	Member of the audit committee.

†	Member of the governance committee

^	Member of the compensation committee

(1)	Each person will participate in the Arrangement and receive a pro rata portion of New Orezone. As a result it is expected New Orezone’s directors and executive officers will acquire and hold, an aggregate of 1,730,573 New Orezone Shares, approximately 4% of the issued and outstanding New Orezone Shares at the Effective Time (calculated on an un-diluted basis).

(2)	Mr. Halvorson will hold 145,771 in his personal capacity and 48,000 New Orezone Shares through Halcorp Capital Ltd., in which he owns a 100% interest.

Ronald N. Little is a professional engineer, a geologist and the founder of Orezone in 1995. Mr. Little has more than twenty years of experience, at senior levels, in mining exploration, mine development, mine operations and capital markets. Half of this experience was gained with major Canadian mining companies and included several international projects.

Michael H. Halvorson has been involved in various aspects of the securities industry since 1967. Since 1980, he has been the President of Halcorp Capital Ltd., a private investment corporation. Mr. Halvorson also serves as a director of Strathmore Minerals Corporation, Esperanza Silver Corporation, Galena International Resources Ltd., Fission Energy Corporation and Pediment Exploration Ltd. Notable past directorships include Western Silver Inc., Gentry Resources Ltd. and Viceroy Exploration Ltd.

Paul Carmel is a professional mining engineer who graduated from McGill University in Montreal. Mr. Carmel has over 20 years of experience in the mining sector, both in industry and in the capital markets. He is currently President and Managing Partner of MinQuest Capital Inc., the sole manager and General Partner of MinQuest Fund I L.P., a global private equity mining fund sponsored by the Caisse de dépôt et placement du Québec. He was previously Vice President and Director of Sentient Asset Management Canada Ltd., a global mining investment fund, and Vice President and Senior Gold Analyst at UBS Securities.

Gregory B. Bowes has over 25 years of experience in the resource and engineering industries. He holds an MBA from Queens University and an Honours B.Sc., Geology degree from the University of Waterloo. Mr. Bowes was Vice President, Corporate Development of Orezone from January 2004 until September 2005 and was Chief Financial Officer from October 2005 to March 2007 and again from April 2008 to present.

Pascal Marquis is a graduate in geology from the University of Montreal and earned a PhD for his study of the La Ronde gold mine in 1990. He has over 25 years of experience in mineral exploration, most of which with companies such as Agnico-Eagle, Trillion Resources and Orezone Resources, including extensive experience in Africa.

Alain Krushnisky is a chartered accountant with 25 years of experience in financial reporting and controls, corporate finance and treasury. He is currently Chief Financial Officer of various resource-related companies including Reunion Gold Corporation, Queensland Minerals Ltd., Odyssey Resources Limited and Bear Lake Gold Ltd. and past CFO of Palmarejo Silver and Gold Corporation. For over 10 years, Mr. Krushnisky was a financial executive for a mid-tier gold producer, Cambior Inc. Mr. Krushnisky holds a Bachelor of Commerce (Honours) degree from the University of Ottawa and is a member of the Canadian Institute of Chartered Accountants.

Mr. Homuth is a Chartered Accountant and a Certified Public Accountant with several years of financial accounting and public company reporting experience with Ernst & Young LLP and Nortel Networks. He has a strong background in Canadian and U.S. financial accounting and public company reporting, Sarbanes-Oxley compliance and external audit. Mr. Homuth holds a Bachelor of Commerce (Highest Honours) degree from Carleton University and is a member of the Institute of Chartered Accountants of Ontario, the Canadian Institute of Chartered Accountants and is registered as a Certified Public Accountant in the State of Illinois.

Corporate Cease Trading Orders or Bankruptcies

No person who will be a director or executive officer of New Orezone, or a shareholder holding a sufficient number of shares to materially affect control of New Orezone is, or has been within the ten years prior to that date, a director or executive officer of any company, that while that person was acting in that capacity was the subject of a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days or became, or within a year of a director or executive officer ceasing to act in that capacity became, bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangements or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Penalties or Sanctions

No person who will be a director or executive officer of New Orezone, or a shareholder holding a sufficient number of shares to materially affect control of New Orezone, has been subject to any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority or has entered into a settlement agreement with a Canadian securities regulatory authority; or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Personal Bankruptcies

No person who will be a director or officer of New Orezone, or a shareholder holding a sufficient number of shares to materially affect control of New Orezone, or a personal holding company of any such persons has, within ten years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or become subject to or instituted any proceedings, arrangements or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, officer or shareholder.

Conflicts of Interest

There are no existing or potential material conflicts of interest between New Orezone, and a person who will be a director or officer of New Orezone.

Executive Compensation

As a result of the sale of the Essakane Project assets and liabilities, New Orezone will change from an emerging intermediate producer to a junior exploration and development stage company. Accordingly, both the size of the executive management team and salary levels will be reduced. It is expected that total senior executive salaries will decline from approximately $1.1 million in aggregate, to approximately $600,000.

Executive Employment Agreements

New Orezone will enter into executive employment agreements with Ron Little as President and Chief Executive Officer, Pascal Marquis as Vice President Exploration, Gregory Bowes as Senior Vice President and Sean Homuth as Chief Financial Officer at annualized salaries of Cdn $200,000, $182,000, $165,000 and $150,000 respectively. Niel Marotta will join the New Orezone Advisory Committee with a consulting retainer as the Lead Strategic Financial Advisor. It is estimated that in 2009 Mr. Bowes and Mr. Marquis will devote approximately 60% to 75% of their time to New Orezone. The executive employment agreements will provide for severance of one year salary plus two months for each year of service in the event of termination without cause (unless such termination is related to insufficient funds in the treasurey and appropriate notice is provided), and a lump sum severance payment in the event of termination pursuant to a change of control of $900,000 for Mr. Little, $500,000 for Mr. Marquis, and $250,000 for each Mr. Bowes and Mr. Homuth.

Composition of the Compensation Committee

New Orezone’s executive compensation program and stock options will be administered by the compensation committee, made up of independent members of the board of directors. The members of the compensation committee will be Michael Halvarson and Paul Carmel, who will chair the committee.

Report on Executive Compensation

The compensation committee will review New Orezone’s executive compensation and stock option policies and the compensation paid to the Chief Executive Officer and other officers of New Orezone. The committee reports to the board of directors in its entirety for final approval. The compensation committee will also review the design and competitiveness of New Orezone’s compensation, stock option and benefit programs generally.

The compensation of executive officers will be composed primarily of three elements: a base salary, potential bonuses and the allocation of incentive stock options. The compensation committee will establish the levels of remuneration taking into consideration level of expertise, length of service to New Orezone, responsibilities, individuals’ performance and salaries paid for similar executive positions of other companies of comparable size and at the same stage of development.

Compensation of Directors

Cash compensation paid to directors who are not also employed by New Orezone or its subsidiaries will be $15,000 per director per year. A director who serves as Chair of the audit committee will receive an additional $5,000 per year. Each member of the audit committee will receive an additional $2,500 per year. A director who serves as Chair of the compensation or corporate governance committees will receive an additional $1,500 per year. Each member of the compensation committee and the corporate governance committee will receive an additional $1,000 per year. Directors will also be reimbursed for out-of-pocket expenses for attending board and committee meetings or other expenses incurred for New Orezone purposes.

Indebtedness of Directors, Executive Officers and Senior Officers

No director, executive officer or senior officer of New Orezone, (or a person who will be a director, executive officer or senior officer) or any associates of such persons, are or will be indebted to New Orezone and no indebtedness of such persons is the subject of a guarantee, support agreement, letter of credit or other similar arrangement provided by New Orezone.

Audit Committee and Corporate Governance

Audit Committee

The Audit Committee’s Charter

1.	MANDATE AND AUTHORITY

The mandate of the audit committee of the Company (the “Committee”) is to assist the board of directors of the Company (the “Board”) in fulfilling its financial oversight responsibilities with respect to ensuring the quality and integrity of:

(i)	financial reports and other financial information provided by the Company to regulatory authorities and shareholders;

(ii)	the Company’s systems of internal controls regarding finance and accounting;

(iii)	the Company’s auditing, accounting and financial reporting processes;

(iv)	the Company’s compliance with legal and regulatory requirements;

(v)	the Company’s compliance with corporate policies and procedures. The Committee is empowered to:

(vi)	make such inquiry and investigation and require such information and explanation from management as it considers reasonably necessary;

(vii)	require management to promptly inform the Committee and the auditor of any material misstatement or error in the financial statements following discovery of such situation.

(viii)	engage outside advisors where appropriate.

(ix)	investigate any activity of the Company and or its subsidiaries.

In performing its duties the Committee will serve as an independent and objective party to monitor the Company’s financial reporting and internal control system and review the Company’s financial statements, ensure the independence of the Company’s external auditors and maintain an effective working relationship between the Company’s auditors, its management and the Board.

2.	COMPOSITION

The Committee shall be comprised of at least three (3) Directors, as determined by the Board, all of whom shall be independent within the meaning of MI 52-110.

At least one (1) member of the Committee shall have accounting or related financial management expertise and all members of the Committee shall be financially literate or will undertake to become so. Financially literate shall mean the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can presumably be expected to be raised by the Company’s financial statements.

The members of the Committee shall be elected by the Board at its first meeting following each annual shareholders’ meeting. Unless a Chairman is elected by the Board, the members of the Committee may designate a Chairman by a majority vote of all the Committee members.

Other than director’s fees for service as a member of the Board and any committees thereof, no directors including members of the Audit Committee shall receive any compensation from the Company or any of its affiliates including fees paid directly or indirectly for any consulting or any legal, financial or other advisory services.

3.	MEETINGS AND PROCEDURES

The Committee shall meet at least four (4) times a year or more frequently if required.

3.1	At all meetings of the Committee, every question shall be decided by a majority of the votes cast. In the case of an equality of votes, the Chairman shall not be entitled to a second vote.

3.2	A quorum for meetings of the Committee shall be a majority of its members and the rules for calling, holding, conducting and adjourning meetings of the Committee shall be the same as those governing meetings of the Board.

3.3	The Committee may invite such other persons (e.g. the President and CEO) to its meetings as it deems appropriate.

3.4	External auditors shall either be present in person or by teleconference at each quarterly meeting.

3.5	The secretary of the Committee shall be the Corporate Secretary or such other person as nominated by the Chairman.

4.	ROLES AND RESPONSIBILITIES

The following are the general roles and responsibilities of the Committee:

4.1	Annual review and revision of this Charter as appropriate and with the approval of the Board of Directors.

4.2	Review the Company’s financial statements, MD&A, Annual Information Form and any press releases regarding annual and interim earnings prior to public disclosure of such information, including any reports or other financial information which are submitted to any governmental body or to the public;

4.3	With respect to the external auditors the Committee will:

(a)	recommend to the Board the selection and, where applicable, the replacement of the external auditors to be nominated annually as well the compensation of such external auditors;

(b)	oversee the work and review annually the performance and independence of the external auditors who shall be ultimately accountable to the Board and the Committee as representatives of the shareholders of the Company;

(c)	annually review and discuss with the external auditors all significant relationships they may have with the Company that may impact their objectivity and independence;

(d)	consult with the external auditors about the quality of the Company’s accounting principles, internal controls and the completeness and accuracy of the Company’s financial statements;

(e)	review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditors of the Company;

(f)	review and pre-approve all audit and audit-related services and the fees and other compensation related thereto, as well as any non-audit services provided by the external auditors to the Company or its subsidiary entities.

(g)	Take such action as necessary to assure the rotation of the lead audit partner at least every five years or such other period as may be required.

The Committee may delegate to one or more independent members of the Committee the aforementioned authority to pre-approve non-audited services, provided the pre-approval of the non-audit services is presented to the Committee at its first Scheduled meeting following such approval.

4.4	Gain an understanding of:

(a)	areas of greatest risk to the Company including business, political, financial and control risks;

(b)	legal matters that could significantly impact on the financial statements, and;

(c)	complex or unusual transactions and judgemental issues such as the valuation of assets or liabilities, or commitments and contingencies.

4.5	Assess financial and operational results relative to budgeted or projected results.

4.6	In consultation with the external auditors, review with management the integrity of the Company’s financial reporting process, both internal and external.

4.8	Consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the external auditors and management.

4.9	Review any significant disagreement among management and the external auditors in connection with the preparation of the financial statements.

4.10	Review with the external auditors and management the extent to which changes and improvements in financial or accounting practices have been implemented.

4.11	Establish procedures for the confidential, anonymous submission by employees to the Company of concerns regarding questionable accounting or auditing matters and the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

Composition of the Audit Committee

The members of New Orezone’s audit committee will be Alain Krushnisky, Chairman, Paul Carmel, and Michael Halvorson.

Alain Krushnisky is a chartered accountant with 25 years of experience in financial reporting and controls, corporate finance and treasury. He is currently Chief Financial Officer (“CFO”) of various resource-related companies including Reunion Gold Corporation, Queensland Minerals Ltd., Odyssey Resources Limited and Bear Lake Gold Ltd. and past CFO of Palmarejo Silver and Gold Corporation. For over 10 years, Mr. Krushnisky was financial executive for a mid-tier gold producer, Cambior Inc. Mr. Krushnisky holds a Bachelor of Commerce (Honours) degree from the University of Ottawa and is a member of the Canadian Institute of Chartered Accountants.

Mr. Carmel is a professional mining engineer who graduated from McGill University in Montreal. Mr. Carmel has over 20 years of experience in the mining sector, both in industry and in the capital markets. He is currently President and Managing Partner of MinQuest Capital Inc., the sole manager and General Partner of MinQuest Fund I L.P., a global private equity mining fund sponsored by the Caisse de dépôt et placement du Québec. He was previously Vice President and Director of Sentient Asset Management Canada Ltd., a global mining investment fund, and Vice President and Senior Gold Analyst at UBS Securities.

Mr. Halvorson has been involved in various aspects of the securities industry since 1967. Since 1980, he has been the President of Halcorp Capital Ltd., a private investment corporation. Mr. Halvorson also serves as a director of Strathmore Minerals Corporation, Esperanza Silver Corporation, Pediment Exploration Ltd., Galena International Resources Ltd. and Fission Energy Corporation. Notable past directorships include Western Silver Inc., Viceroy Exploration Ltd. and Gentry Resources Ltd.

Corporate Governance

New Orezone’s corporate governance practices will be as follows:

Board of Directors

The majority of the board of directors of New Orezone are independent including Michael Halvorson, Paul Carmel and Alain Krushnisky. Ronald Little is Chairman and Chief Executive Officer and therefore is not independent.

Ronald Little is a director of Platmin Limited.

Michael Halvorson is a director of Strathmore Minerals Corp., Esperanza Silver Corporation, Galena International Resources Ltd., Fission Energy Corp., and Pediment Exploration Ltd.

Board Mandate and Position Descriptions

The board of directors intends to adopt a written mandate and position descriptions for the chair of each board committee including the roles and responsibilities of the chief executive officer.

Orientation and Continuing Education

New directors will be provided with an information package regarding the business and operations of New Orezone which will fully apprise each of them of such matters and of the duties and responsibilities of the directors pursuant to applicable law and policy.

New directors will also receive access to senior management through an orientation session to discuss operations, current business strategies and historical information about New Orezone.

New Orezone will encourage and support members of the board of directors to pursue available continuing education opportunities, including opportunities within the mineral industry and with respect to their corporate governance responsibilities.

Ethical Business Conduct

A copy of New Orezone’s Code of Business Conduct can be obtained by contacting New Orezone. New Orezone also plans to institute a ‘whistleblower’ program whereby infractions can be reported to the Chair of the audit committee. This policy will be distributed to employees and can be viewed on New Orezone’s website.

Any director or executive officer that has a material interest in a transaction or agreement that is being considered by New Orezone is required to declare a conflict of interest and is excluded from voting and from the decision making process with respect to that issue.

Nomination of Directors

The board of directors as a whole, which will consist of three independent directors and one non-independent director, will review the composition of the board and its committees and recommend changes, if appropriate, evaluate potential candidates and propose nominees.

Compensation

New Orezone’s compensation committee will consist of Mr. Carmel and Mr. Halvorson, both of whom will be independent directors. In determining compensation levels for directors and officers, the compensation committee will assess the age, experience and qualifications of the individuals involved, review industry standards for companies at a comparable stage of development and evaluate these factors in light of corporate resources, objectives and performance. The compensation committee will then make a recommendation to the full board with respect to salaries, bonuses and director’s fees and the full board will make the final decision with all conflicts declared in advance.

No compensation consultant or advisor has been retained by New Orezone to date.

Other Board Committees

New Orezone will also have a corporate governance committee which will consist of Mr. Halvorson, chairman and Mr. Carmel, and an audit committee which will consist of Mr. Krushnisky, Mr. Carmel and Mr. Halvorson, all of whom will be independent directors. The corporate governance committee will be responsible for monitoring New Orezone’s Code of Business Conduct and Board Mandate, for reviewing the board’s performance and related party transactions, and for engaging outside consultants when deemed necessary.

Assessments

New Orezone will have a relatively small board of directors which will provide the opportunity for all directors to actively interact and to become familiar with one another. Any issues with respect to effectiveness and contribution readily become apparent in this environment and will be brought to the attention of the board by the director concerned.

Risk Factors

New Orezone’s business at the present stage of exploration and development of its mineral properties involves a high degree of risk and uncertainty. The following risk factors, as well as risks not currently known to

New Orezone, could materially adversely affect New Orezone’s future business, operations and financial condition and could cause them to differ materially from the estimates described in forward-looking statements relating to New Orezone. Shareholders should give careful consideration to the following factors. These risk factors assume completion of the Arrangement.

There can be no assurance that New Orezone will successfully establish mining operations or profitably produce gold.

New Orezone has no history of producing gold from its portfolio of mineral exploration properties. All of New Orezone’s properties are in the exploration and/or development stage. The future development of any properties found to be economically feasible will require board approval, the construction and operation of mines, processing plants and related infrastructure. As a result, New Orezone is subject to all of the risks associated with establishing new mining operations and business enterprises including:

•	the timing and cost and risks, which can be considerable, of the construction of mining and processing facilities;

•	the availability and costs of skilled labour, consultants, mining equipment and supplies;

•	the availability and cost of appropriate smelting and/or refining arrangements;

•	the need to obtain necessary environmental and other governmental approvals and permits, and the timing of those approvals and permits; and

•	the availability of funds to finance construction and development activities.

The costs, timing and complexities of mine construction and development are increased by the remote location of New Orezone’s mineral exploration properties. It is common in new mining operations to experience unexpected problems and delays during construction, development, and mine start-up. In addition, delays in the commencement of mineral production often occur. Accordingly, there are no assurances that New Orezone’s activities will result in profitable mining operations or that New Orezone will successfully establish mining operations or profitably produce gold at any of its properties.

Gold price volatility may affect the profitability and financial position of New Orezone.

A principal factor that will affect New Orezone’s ability to successfully execute its business plan is the price of gold, over which New Orezone has no control.

There are numerous factors outside of New Orezone’s control that may affect the price of gold including industrial and retail demand, central bank lending, sales and purchases of gold, forward sales of gold by producers and speculators, levels of gold production, short-term changes in supply and demand because of speculative hedging activities, confidence in the global monetary system, expectations of the future rate of inflation, the availability and attractiveness of alternative investment vehicles, the strength of the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates, terrorism and war, and other global or regional political or economic events or conditions.

The future trend in the price of gold cannot be predicted with any degree of certainty. The market price of gold affects the economics of any potential development project, as well as having an impact on the perceptions of investors with respect to gold equities, and therefore, the ability of New Orezone to raise capital. A decrease in the market price of gold and other metals could affect the exploration and development of New Orezone’s mineral properties, which would have a material adverse effect on New Orezone’s financial condition and results of operations. There can be no assurance that the market price of gold will remain at current levels or that such prices will improve or that market prices will not fall.

If the market price of gold falls and remains below variable production costs of any of New Orezone’s planned mining operations for a sustained period, losses may be sustained and, under certain circumstances, there may be a curtailment or suspension of some or all of the mining and exploration activities. New Orezone would also have to assess the economic impact of any sustained lower gold prices on recoverability and, therefore, the cut-off grade and level of gold reserves and resources. These factors could have an adverse impact on future cash flows, earnings, results of operations, stated reserves and financial condition.

Foreign investments and operations are subject to numerous risks associated with operating in foreign jurisdictions.

New Orezone’s principal assets are located in Burkina Faso, West Africa, and therefore its foreign mining and exploration operations are subject to the risks normally associated with the conduct of business in foreign countries. The occurrence of one or more of these risks could have a material and adverse effect on New Orezone’s profitability or the viability of its affected foreign operations, which could have a material and adverse effect on New Orezone’s future cash flows, earnings, results of operations and financial condition.

New Orezone’s ability to carry on its business in the normal course may be adversely affected by political and economic considerations such as civil and tribal unrest, war (including in neighbouring states), terrorist actions, labour disputes, corruption, sovereign risk, political instability, the failure of foreign parties or governments to honour contractual relations, consents, rejections or waivers granted, changing government regulations with respect to mining including environmental requirements, taxation, land tenure, foreign investments, income repatriation and capital recovery, fluctuations in currency exchange and inflation rates, import and export restrictions, challenges to New Orezone’s title or permits to properties, problems renewing or obtaining future licenses and permits, opposition to mining from environmental or other non-governmental organizations, increased financing costs, instability due to economic under-development, inadequate infrastructure, and the expropriation of property interests. In addition, the enforcement by New Orezone of its legal rights to exploit its properties may not be recognized by the government of Burkina Faso or by its court system. Any of these events could result in conditions that delay or prevent New Orezone from exploring or ultimately developing its properties even if economic quantities of minerals are found.

While the government of Burkina Faso has modernized its Mining Code and is considered by New Orezone’s management to be mining friendly, no assurances can be provided that this will continue in the future. The economy and political system of Burkina Faso should be considered by investors to be less predictable than in countries such as Canada and the U.S. The possibility that the current, or a future, government may adopt substantially different policies or take arbitrary action which might halt exploration, extend to the re-nationalization of private assets or the cancellation of contracts, the cancellation of mining and exploration rights and/or changes in taxation treatment cannot be ruled out, the happening of any of which could result in a material and adverse effect on New Orezone’s results of operations and financial condition. New Orezone does not plan to maintain “political risk” insurance.

Gold exploration and development projects may not be successful and are highly speculative in nature.

The exploration for and development of mineral deposits involves significant risks that even a combination of careful evaluation, experience and knowledge may not eliminate or adequately mitigate. While the discovery of an ore body may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenditures may be required to locate and establish mineral reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which are highly volatile and cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, allowable production, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in New Orezone not receiving an adequate return on invested capital or in mineral projects failing to achieve expected project returns. There is no assurance that commercial quantities of gold or other minerals will be discovered on any of New

Orezone’s exploration properties. There is no assurance that, even if commercial quantities of gold or other minerals are discovered, a mineral property will be brought into commercial production. In addition, assuming discovery of a commercial ore body, depending on the type of mining operation involved, many years can elapse from the initial phase of drilling until commercial operations are commenced. The above factors are largely beyond New Orezone’s control.

Government regulations and permitting may have an adverse effect on New Orezone’s operations.

New Orezone’s exploration and development activities are subject to laws and regulations governing health and worker safety, employment standards, exports, price controls, taxation, waste disposal, management and use of toxic substances and explosives, protection of the environment, mine development, protection of endangered and protected species, reclamation, historic and cultural preservation and other matters. Each jurisdiction in which New Orezone has properties regulates mining activities. Failure to comply with applicable laws, regulations and permits may result in enforcement actions thereunder, including the forfeiture of claims, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or costly remedial actions. New Orezone may be required to compensate those suffering loss or damage by reason of its exploration activities and may have civil or criminal fines or penalties imposed for violations of such laws, regulations and permits.

It is possible that future changes in applicable laws, regulations, agreements or changes in their enforcement or regulatory interpretation could result in changes in legal requirements or in the terms and conditions of existing permits and agreements applicable to New Orezone or its properties, which could have a material and adverse effect on New Orezone’s current operations or planned exploration and development projects. Where required, obtaining necessary permits can be a complex, time consuming process and New Orezone cannot ensure that any necessary permits will be obtainable on acceptable terms, in a timely manner or at all. The costs and delays associated with obtaining necessary permits and complying with these permits and applicable laws and regulations could stop or materially delay or restrict New Orezone from proceeding with the development of an exploration project or the operation or further development of a mine. Any failure to comply with applicable laws and regulations or permits, even if inadvertent, could result in interruption or closure of exploration, development or mining operations or material fines, penalties or other liabilities.

New Orezone’s mineral resource estimates are only estimates and may not reflect the actual deposits or the economic viability of gold extraction.

The figures presented for mineral resources are only estimates. New Orezone has no mineral reserves. The estimating of mineral resources is a subjective process and the accuracy of mineral resource estimates is a function of the quantity and quality of available data, the accuracy of statistical computations, and the assumptions used and judgments made in interpreting engineering and geological information. There is significant uncertainty in any mineral resource estimate, and the actual deposits encountered and the economic viability of, and returns from, mining a deposit may differ materially from New Orezone’s estimates.

Estimated mineral resources may require adjustments or downward revisions based on changes in gold prices, further exploration or development activity or actual future production experience. This could materially and adversely affect estimates of the volume or grade of mineralization, estimated recovery rates or other important factors that influence mineral resource estimates. Market price fluctuations for gold, increased production costs or reduced recovery rates, or other factors may render the then current mineral resources and reserves of New Orezone uneconomical or unprofitable to develop at a particular site or sites. A reduction in estimated mineral reserves or estimated resources as a result could require material write downs in investment in the affected mining property and increased amortization, reclamation and closure charges.

New Orezone has not established the presence of any proven and probable reserves at any of its mineral properties. There can be no assurance that subsequent testing or future studies will establish proven and probable reserves on New Orezone’s properties. The failure to establish proven and probable reserves would severely restrict New Orezone’s ability to successfully implement its strategies for long-term growth.

New Orezone expects to incur losses for the foreseeable future.

New Orezone has incurred losses since its inception and New Orezone expects to incur losses for the foreseeable future.

Further exploration and development of New Orezone’s properties will require the commitment of substantial financial resources. The amount and timing of expenditures will depend on a number of factors, including the progress of ongoing exploration and development, the results of consultants’ analyses and recommendations, the rate at which operating losses are incurred, the execution of any joint venture agreements with strategic partners, and New Orezone’s acquisition of additional properties, some of which are beyond New Orezone’s control. There can be no assurance that New Orezone will ever achieve profitability.

New Orezone relies on its management team and outside contractors, and the loss of one or more of these persons may adversely affect Orezone.

New Orezone’s activities will be managed by a very small number of key individuals who are intimately familiar with its operations. Consequently, the success of the operations and activities of New Orezone will be dependent to a significant extent on the efforts and abilities of this management team. Shareholders must be willing to rely to a significant extent on management’s discretion and judgment, as well as the expertise and competence of outside contractors. New Orezone will not have formal programs for succession of management and training of management. The loss of one or more of these key employees or contractors, if not replaced, could adversely affect New Orezone’s profitability, results of operations and financial condition. Should any or all of the management resign from New Orezone, there can be no assurance that the directors will be able to replace such persons, or replace them in a timely manner. Any such occurrence may materially and adversely affect New Orezone’s profitability, results of operations and financial condition. New Orezone does not plan to maintain any “key man” life insurance.

New Orezone’s operations are subject to financing risks.

New Orezone will not have any producing projects or sources of revenue. New Orezone’s ability to explore for and find potential economic properties, and then to bring them into production, is highly dependent upon its ability to raise equity and debt capital in the financial markets. Any properties that New Orezone develops will require significant capital expenditures. There is no assurance that New Orezone will be able to raise the funds required to continue its exploration programs and finance the development of any potentially economic deposit that is identified on acceptable terms or at all. The failure to obtain the necessary financing could have a material adverse effect on New Orezone’s growth strategy and results of operations and financial condition.

New Orezone’s properties are subject to title risks.

New Orezone has taken all reasonable steps to ensure that it has proper title to its properties. However, New Orezone cannot provide any guarantees that there are no prior unregistered agreements, claims or defects that may result in New Orezone’s title to its properties being challenged. A successful challenge to the precise area and location of these claims could result in New Orezone being unable to operate on its properties as permitted or being unable to enforce its rights with respect to its properties.

Health risks associated with the mining workforce in Burkina Faso.

Malaria and other diseases such as HIV/AIDS represent a serious threat to maintaining a skilled workforce in the mining industry throughout Africa and are a major healthcare challenge faced by New Orezone’s operations in Burkina Faso. There can be no assurance that New Orezone will not lose members of its workforce or workforce man-hours or incur increased medical costs as a result of these high health risks, which may have a material adverse effect on New Orezone’s operations.

New Orezone’s properties are subject to environmental risks.

Both exploration programs and potential future mining operations have inherent risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Laws and regulations involving the protection and remediation of the environment, including those addressing emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations and the governmental policies for implementation of such laws and regulations are constantly changing and are generally becoming more restrictive, with the trend towards stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and increasing responsibility for companies and their officers, directors and employees. Compliance with environmental laws and regulations may require significant capital outlays on behalf of New Orezone and may cause material changes or delays in New Orezone’s intended activities. There can be no assurance that future changes in environmental regulations will not adversely affect New Orezone’s business, and it is possible that future changes in these laws or regulations could have a significant adverse impact on some portion of New Orezone’s business, causing New Orezone to re-evaluate those activities at that time. New Orezone cannot give any assurance that, notwithstanding its precautions and history of activities, breaches of environmental laws (whether inadvertent or not) or environmental pollution will not materially and adversely affect its financial condition and its results from operations.

New Orezone’s potential future mining operations will be subject to operational risks and hazards inherent in the mining industry.

While New Orezone’s primary objective is to establish a producing mining operation, none of the Non-Essakane Subsidiaries at present have any properties that are in production. Potential future mining operations will be subject to the risks inherent in the mining industry, including fluctuations in fuel prices, commodity prices, exchange rates, metal prices, costs of constructing and operating a mine as well as processing and refining facilities in a specific environment, the availability of economic sources of energy and the adequacy of water supplies, adequate access to the site, unanticipated transportation costs, delays and repair costs resulting from equipment failure, changes in the regulatory environment (including regulations relating to prices, royalties, duties, taxes, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands), and industrial accidents and labour actions or unrest. The occurrence of any of these factors could materially and adversely affect the development of a project, and, as a result, materially and adversely affect New Orezone’s business, financial condition, results of operations and cash flow. Hazards such as the discharge of pollutants or hazardous chemicals, unanticipated grade and tonnage of ore to be mined and processed, unusual or unexpected adverse geological or geotechnical formation, or unusual or unexpected adverse operating conditions, slope failure, rock bursts, cave-ins, failure of pit walls or dams, fire, and natural phenomena and “acts of God” such as inclement weather conditions, floods, earthquakes or other conditions may be encountered in the drilling and removal of ore. These occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. New Orezone may incur liability as a result of pollution and other casualties, and may not be able to insure fully or at all against such risks, due to political reasons, unavailability of coverage in the market place or other reasons, or may decide not to insure against such risks as a result of high premiums or for other reasons. This can result in delayed production, increases in production costs or liability. Paying compensation for obligations resulting from such liability may be very costly and could have an adverse effect on New Orezone’s financial position.

Interference in the maintenance of infrastructure could adversely affect the development of mineral properties.

Mining, processing, development and exploration activities depend, to some degree, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in or neglect of the maintenance or provision of such infrastructure could adversely affect the development and operation of certain projects, and the financial condition and results of operations of New Orezone.

Insurance Coverage

Insurance coverage will not cover all of New Orezone’s potential losses, liabilities and damages related to its business and certain risks are uninsured or uninsurable.

Insurance will be maintained to protect New Orezone against certain risks related to its current operations in amounts that it believes are reasonable depending upon the circumstances surrounding each identified risk. New Orezone may elect, however, not to insure against certain risks due to high premiums or for various other reasons. These risks include, in the course of exploration, development and production of mineral properties, unexpected or unusual geological operating conditions including, environmental damage, employee injuries and deaths, rock bursts, cave-ins, fire, flooding and earthquakes.

Although New Orezone’s insurance will cover some of these risks and hazards in amounts it believes to be reasonable, such insurance may not provide adequate coverage in all circumstances. No assurance can be given that such insurance will continue to be available at economically feasible premiums or that it will provide sufficient coverage for losses related to these or other risks and hazards. Should liabilities arise as a result of insufficient or non-existent insurance, any future profitability could be reduced or eliminated and result in increasing costs and a decline in the value of New Orezone’s securities.

The mining industry is extremely competitive.

The competition to discover and acquire mineral properties considered to have commercial potential is intense. New Orezone will compete with other mining companies, many of which are larger and have greater financial resources than New Orezone, with respect to the discovery and acquisition of interests in mineral properties and the recruitment and retention of qualified employees and other personnel to carry on its mineral exploration and exploitation activities. There can be no assurance that New Orezone will be able to successfully compete against such companies.

Currency fluctuations may affect New Orezone’s financial performance.

Currency fluctuations may affect costs of New Orezone’s operations. Gold is sold throughout the world based principally on a U.S. dollar price, but a portion of New Orezone’s operating expenses are in non-U.S. dollar currencies. Any appreciation of these non-U.S. dollar currencies against the U.S. dollar could negatively affect New Orezone’s profitability, cash flows and financial position. New Orezone does not currently have a hedging policy and could adopt such a policy in the context of the senior and subordinated debt it may raise to finance its projects. Accordingly, New Orezone currently has no protection from declines in mineral prices and currency fluctuations.

Shareholders’ interest in Orezone may be diluted in the future.

New Orezone may undertake additional offerings of its common shares or of securities convertible into common shares including stock options and similar incentive plans in the future. The increase in the number of common shares issued and outstanding and the possibility of the issuance of common shares on conversion of convertible securities may have a depressive effect on the price of common shares. In addition, as a result of such additional common shares, the voting power of New Orezone’s existing shareholders will be diluted.

Investors in the United States or in other jurisdictions outside of Canada may have difficulty bringing actions and enforcing judgments against New Orezone, its directors, its executive officers and some of the experts named in this Circular based on civil liability provisions of federal securities laws or other laws of the United States or any state thereof or the equivalent laws of other jurisdictions of residence.

New Orezone is organized under the laws of Canada and its principal executive office is located in the Province of Ontario. All of New Orezone’s directors and officers, and some of the experts named herein, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and a substantial portion of New Orezone’s assets, will be located outside of the United States. As a result, it may be difficult for investors in the United States or outside of Canada to bring an action against directors, officers or experts who are not resident in the United States or in the other jurisdiction of residence. It may also be difficult for an investor to enforce a judgment obtained in a United States court or a court of another jurisdiction of residence predicated upon the civil liability provisions of federal securities laws or other laws of the United States or any state thereof or the equivalent laws of other jurisdictions of residence against those persons or New Orezone.

New Orezone Financial Statements

The acquisition of the subsidiaries of Orezone that hold the rights to the Bondigui, Séguénéga and Bomboré projects (the “Non-Essakane Exploration Operations”) constitutes the significant acquisition of a business by New Orezone for purposes of NI 51-102 — Continuous Disclosure Obligations — of the Canadian Securities Administrators. Accordingly, included as Appendix “D” are the following financial statements:

•	Unaudited interim consolidated financial statements of the Non-Essakane Exploration Operations for the nine month periods ended September 30, 2008 and September 30, 2007;

•	Audited annual consolidated financial statements of the Non-Essakane Exploration Operations for the years ended December 31, 2007 and 2006, together with the auditors’ report thereon;

(collectively the “Historical Financial Statements of the Non-Essakane Exploration Operations”)

•

Annual audited Balance Sheet and the statements of operation and retained earnings and cash flows of 7086130 Canada Inc. (Orezone Gold Corporation) as at and for the 31 day period ended December 31, 2008;

No pro forma presentation of Orezone Gold Corporation is included as there would be no significant difference in presentation from the Historical Financial Statements of the Non-Essakane Exploration Operations.

Legal Proceedings and Regulatory Actions

There are no legal proceedings to which New Orezone is a party, or to which any of its properties are subject, nor are there any such proceedings known or contemplated, that are of a material nature.

Transfer Agent

New Orezone’s Transfer Agent and Registrar is Computershare Investor Services Inc., 1500 University Avenue, Montreal PQ H3A 3S8.

Auditors

It is anticipated that New Orezone’s auditors would be Orezone’s auditors, Deloitte & Touche LLP, Chartered Accountants, 181 Bay Street, Suite 1400, Toronto ON M5J 2V1.

APPENDIX “D”

FINANCIAL STATEMENTS OF NEW OREZONE AND

THE NON-ESSAKANE EXPLORATION OPERATIONS

NON-ESSAKANE EXPLORATION OPERATIONS

(A Development Stage Company)

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(in U.S. dollars)

For the nine month periods ended September 30, 2008 and 2007

NON-ESSAKANE EXPLORATION OPERATIONS

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

(Expressed in United States dollars)

		September 30, 2008	December 31, 2007
		(unaudited)	(audited)
		$	$
ASSETS
Current assets
Cash and cash equivalents		6,106,656	8,228,608
Sales taxes and other receivables		67,312	104,144
Prepaid expenses and other assets		524,348	412,476

		6,698,316	8,745,228
Investments	2	121,752	7,065,335
Exploration properties	3	32,900,854	29,813,439

		39,720,922	45,624,002

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities		1,230,971	1,784,891

OWNER’S EQUITY
Owner’s net investment		38,489,951	43,839,111

		39,720,922	45,624,002

Background and Basis of Presentation (Note 1)

The accompanying notes are an integral part of the consolidated financial statements

Signed on behalf of the Board of Directors of Orezone Resources Inc.

“Ronald N. Little”	“Alain Krushnisky”
Director	Director

NON-ESSAKANE EXPLORATION OPERATIONS

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS AND CHANGES IN OWNER’S NET INVESTMENT

(Unaudited, Expressed in United States dollars)

	Notes	Nine months ended September 30, 2008	Nine months ended September 30, 2007
		$	$
Administrative expenses
Salaries, benefits and consulting fees		(816,447)	(371,160)
Stock-based compensation	4	(501,963)	(525,900)
Public relations and travel		(301,808)	(231,670)
Office, general and administrative		(399,814)	(171,569)
Audit, legal and professional fees		(319,852)	(59,929)
Public company costs		(197,646)	(174,008)
Amortization of capital assets		(14,883)	(11,035)

		(2,552,413)	(1,545,271)
Other items
Write-off of deferred exploration costs	3	(4,458,005)	(2,047,162)
Write-off of mineral property acquisition costs		—	(35,000)
Foreign exchange (loss) gain		(168,784)	518,288
Other income		12,791	145,814
Interest income		84,151	588,095
Gain on sale of available-for-sale Investments		1,680,650	592,188
(Loss) gain in fair value of investments held for trading		(211,368)	26,650

Net loss		(5,612,978)	(1,756,398)

Owner’s net investment, beginning of period		43,839,111	43,412,105
Adjustment to opening owner’s net investment:
Unrealized gain in fair value of investments held for trading upon adoption of new accounting standard at January 1, 2007		—	301,846
Unrealized gain in fair value of available-for-sale investments upon adoption of new accounting standard at January 1, 2007		—	606,634
Other comprehensive loss		(1,522,726)	(853)
Stock-based compensation		980,559	1,197,824
Issuance of ownership interest for mineral property		805,985	—

Owner’s net investment, end of period		38,489,951	43,761,158

The accompanying notes are an integral part of the consolidated financial statements.

NON-ESSAKANE EXPLORATION OPERATIONS

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF DEFERRED EXPLORATION COSTS

(Unaudited, Expressed in United States dollars)

	Note	Nine months ended September 30, 2008	Nine months ended September 30, 2007
		$	$
Balance, beginning of period	3	29,059,599	20,929,934

Additions
Drilling and assaying		2,706,902	2,947,561
Engineering and consultants		619,082	1,026,789
Salary and employee costs		865,325	934,176
Stock-based compensation	4	73,556	193,024
Fuel and oil		290,305	308,482
Freight		31,978	32,868
Field supplies and equipment		216,568	281,746
Food and water		114,212	131,426
Vehicles		107,912	128,880
Facilities		208,590	155,594
Head office support		442,929	488,700
General office and administration		452,629	647,637
Amortization of capital assets		60,418	216,088
Foreign exchange loss		3,717	110,586

Total additions		6,194,123	7,603,557
Deductions
Write-off of deferred exploration costs	3	(4,458,005)	(2,047,162)

Balance, end of period	3	30,795,717	26,486,329

The accompanying notes are an integral part of the consolidated financial statements.

NON-ESSAKANE EXPLORATION OPERATIONS

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, Expressed in United States dollars)

	Nine months ended September 30, 2008	Nine months ended September 30, 2007
	$	$
OPERATING ACTIVITIES
Net loss	(5,612,978)	(1,756,398)
Non-cash items:
Amortization of capital assets	14,883	11,035
Loss (gain) in fair value of investments held for trading	211,368	(26,650)
Gain on sale of available-for-sale investments	(1,680,650)	(592,188)
Write-off of deferred exploration costs	4,458,005	2,047,162
Write-off of mineral property acquisition costs	—	35,000
Stock-based compensation	501,963	525,900
Changes in non-cash working capital	(521,042)	62,815

Cash (used in) provided by operating activities	(2,628,451)	306,676
INVESTING ACTIVITIES
Expenditures on exploration properties	(6,522,434)	(8,225,099)
Proceeds from sale of investments	6,890,142	1,169,041
Purchase of investments	—	(5,043,755)
Advances to Gold Fields Limited	—	(498,779)

Cash provided by (used in) investing activities	367,708	(12,598,592)
FINANCING ACTIVITIES
Increase in owner’s net investment due to cash proceeds from exercise of stock options	251,658	478,900

Cash provided by financing activities	251,658	478,900
Effect of exchange rate changes on cash and cash equivalents	(112,867)	—

Decrease in cash and cash equivalents	(2,121,952)	(11,813,016)
Cash and cash equivalents, beginning of period	8,228,608	21,666,866

Cash and cash equivalents, end of period	6,106,656	9,853,850

Supplemental information:
Cash paid for interest	—	—
Cash paid for income taxes	—	—
Cash and cash equivalents consist of:
Cash	6,106,656	5,610,995
Highly liquid investments with terms to maturity of less than three months	—	4,242,855

	6,106,656	9,853,850

The accompanying notes are an integral part of the consolidated financial statements.

NON-ESSAKANE EXPLORATION OPERATIONS

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited, Expressed in United States dollars)

	Nine months ended September 30, 2008	Nine months ended September 30, 2007
	$	$
Net loss	(5,612,978)	(1,756,398)
Other comprehensive (loss) income, net of tax:
Unrealized gain in fair value of available-for-sale investments	157,924	508,452
Realized cumulative gain on sale of available-for-sale investments	(1,680,650)	(509,305)

Comprehensive loss	(7,135,704)	(1,757,251)

The accompanying notes are an integral part of the consolidated financial statements.

NON-ESSAKANE EXPLORATION OPERATIONS

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in United States dollars)

1 – BACKGROUND AND BASIS OF PRESENTATION

BACKGROUND

Non-Essakane Exploration Operations (“the Company”) are currently managed through a wholly-owned subsidiary of Orezone Resources Inc. (“Orezone”). On December 11, 2008, Orezone announced the signing of a definitive agreement to sell 100% of its interest in the Essakane project to IAMGOLD Corporation (“IAMGOLD”) pursuant to a plan of arrangement whereby IAMGOLD will acquire each outstanding common share of Orezone in exchange for 0.08 IAMGOLD shares and 0.125 shares of Orezone Gold Corporation (“the Transaction”). On December 1, 2008, 7086130 Canada Inc. (subsequently renamed “Orezone Gold Corporation”) was incorporated to hold all of the non-Essakane exploration assets and liabilities of Orezone and provide shareholders with continued participation in, and exposure to, these operations. Upon closing of the Transaction, which is expected to take place by February 28, 2009, the assets and liabilities of the Company will be transferred to Orezone Gold Corporation, and the shares of Orezone Gold Corporation will be listed on the Toronto Stock Exchange and distributed to the shareholders of Orezone of record as of January 19, 2009. The Transaction is subject to certain conditions including the affirmative vote of Orezone shareholders at a special meeting to be held on February 18, 2009. These carve-out financial statements have been prepared to show the historical results of the Company prior to the Transaction.

The Company is engaged in the acquisition, exploration and development of precious metal properties, primarily in Burkina Faso and Niger, West Africa. The Company is in the exploration stage and has not yet determined whether any of its properties contain mineral deposits that are economically recoverable. The recovery of costs incurred on the Company’s exploration properties is subject to a number of factors including the discovery of economically recoverable reserves, the ability to secure financing sufficient to develop the reserves, the ability to achieve profitable operations, the ability to secure and maintain title, and/or the ability to dispose of the properties on favorable terms.

These consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business. The Company has no revenue generating operations and while it has been successful in securing financing to continue operations in the past, there can be no assurance that it will continue to do so in the future. These consolidated financial statements do not include adjustments to the carrying value of assets and liabilities, reported expenses, and balance sheet classifications that would be required if the going concern assumption was no longer appropriate.

BASIS OF PRESENTATION

The accompanying consolidated financial statements, which are presented in US dollars, have been derived from Orezone’s historical accounting records and are presented on a carve-out basis under the assumption that the Company operated as a separate entity based on the non-Essakane assets and liabilities. Certain Orezone expenses, assets, and liabilities have been allocated to the Company in the consolidated financial statements, including the items described below, based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Company had been operated as a separate entity.

No direct ownership relationship currently exists among all the various units comprising the Company; accordingly, Orezone’s net investment in the Company (“Owner’s Net Investment”) is shown in lieu of Stockholder’s Equity in the consolidated financial statements.

The accompanying unaudited interim consolidated financial statements (the “Financial Statements”) do not include all of the information and notes required for annual financial statements, and should be read in conjunction with the Company’s audited consolidated financial statements and notes for the year ended December 31, 2007 (the “Annual Financial Statements”).

The accounting policies used in preparing the Financial Statements are consistent with those used in preparing the Annual Financial Statements, except for the adoption on January 1, 2008 of amendments to handbook section 1400 and new accounting handbook sections 1535, 3031, 3862 and 3863 issued by the Canadian Institute of Chartered Accountants (CICA).

General Standards of Financial Statement Presentation (Section 1400)

The amendment to Section 1400 relates to management’s required assessment of an entity’s ability to continue as a going concern. Except for additional disclosures, the adoption of this standard did not have any effect on the Financial Statements for the current or prior periods.

Capital Disclosures (Section 1535)

Section 1535 requires the disclosure of information about an entity’s objectives, policies and process for managing capital, as well as quantitative data about capital and whether the entity has complied with any capital requirements. Except for additional disclosures, the adoption of this standard did not have any effect on the Financial Statements for the current or prior periods. Note 7 contains the required capital disclosures.

Inventories (Section 3031)

Section 3031 replaced Section 3030, Inventories. Section 3031 provides more guidance on the determination of the cost, measurement and disclosure of inventory. The adoption of this standard did not have any effect on the Financial Statements for the current or prior periods.

Financial Instruments – Disclosures (Section 3862) and Financial Instruments – Presentation (Section 3863)

Sections 3862 and 3863 replaced Section 3861, Financial Instruments – Disclosure and Presentation. The presentation requirements of Section 3861 have carried forward to Section 3863 unchanged. The disclosure requirements of Section 3862 establish standards for enhanced disclosures about financial instruments. The standard requires the disclosure of qualitative and quantitative information about the exposure to risks associated with both recognized and unrecognized financial instruments and how these risks are managed. Except for additional disclosures, the adoption of these standards did not have any effect on the Financial Statements for the current or prior periods. Note 6 contains the financial instruments disclosures required by Sections 3862 and 3863.

Recently issued accounting pronouncements

In February 2008, the CICA issued CICA Handbook Section 3064, Goodwill and Intangible Assets, replacing Section 3062, Goodwill and Other Intangible Assets, and Section 3450, Research and Development Costs. The Company will adopt this standard in its Financial Statements for the year ending December 31, 2009. Standards concerning goodwill are unchanged from the standards included in the previous Section 3062. The Company expects this new Section to have no effect on its consolidated Financial Statements.

In February 2008, the Canadian Accounting Standards Board confirmed that use of International Financial Reporting Standards (“IFRS”) will be required in 2011 for publicly accountable profit-oriented enterprises such as the Company. The Company must report its consolidated financial statements in accordance with IFRS no later than for the first quarter of 2011, with restatement of the 2010 comparative information presented. The

Company is evaluating accounting policy differences between Canadian GAAP and IFRS. However, the financial reporting impact of the transition to IFRS has not yet been determined.

2 – INVESTMENTS

Investments were comprised of:

	September 30, 2008	December 31, 2007
	$	$
Available-for-sale investments	121,752	6,853,967
Investments held for trading	—	211,368

	121,752	7,065,335

As at September 30, 2008, the Company’s available-for-sale investments consisted of common shares of publicly traded mining companies (see Notes 6 and 8).

3 – EXPLORATION PROPERTIES

	September 30, 2008	December 31, 2007
	$	$
Assets not subject to amortization
Mineral property acquisition costs	1,024,251	214,916

Deferred exploration costs	30,795,717	29,059,599

Construction-in-progress	596,240	84,199

Assets subject to amortization
Property, plant and equipment, net
Land and buildings	398,240	392,482
Accumulated amortization	(21,924)	(20,303)
Office and field equipment	496,451	398,055
Accumulated amortization	(397,416)	(364,563)
Moveable equipment	635,813	635,813
Accumulated amortization	(626,518)	(586,759)

	484,646	454,725

	32,900,854	29,813,439

The Company held the following exploration permits for mineral properties in the exploration stage:

	September 30, 2008
	Number of permits	Area (km2)	Expiry dates(1)
Séguénega (“Séga”)	2	313	June 2009 and March 2010
Bomboré	1	250	February 2010
Bondigui (“Bondi”)	1	224	August 2009
Niger and other	3	1,981	November 2010 – April 2027

	7	2,768

(1)

– in Burkina Faso and Niger, exploration permits are valid for a period of three years from the date of issue and may be renewed for two more consecutive terms of three years each (permit size reductions accompany permit renewals in Niger).

Mineral property acquisition costs and deferred exploration costs for properties in the exploration stage were as follows:

	September 30, 2008		December 31, 2007
	Acquisition Cost	Deferred Exploration Costs	Acquisition Cost	Deferred Exploration Costs
	$	$	$	$
Séguénega (“Séga”)	11,410	13,093,018	11,410	12,032,956
Bomboré	866,656	5,964,617	57,321	3,023,829
Bondigui (“Bondi”)	146,185	7,482,746	146,185	7,926,781
Niger and other	—	4,255,336	—	6,076,033

	1,024,251	30,795,717	214,916	29,059,599

Séga, Burkina Faso

In addition to the permits noted in the above table, the Company also has option agreements with three separate owners holding exploration permits to the west of the Company’s Sega permits. The permits under option cover an aggregate area of 515 km2. The Company can earn an interest of up to 100% in each of the permits by making certain annual payments to the owners and by funding and executing exploration programs during the option periods, which expire between March and December 2009. As at September 30, 2008, the Company had made sufficient exploration expenditures to earn 51% interests under the option agreements, but had not made the payments required to exercise any of the options. In the nine months ended September 30, 2008, the Company wrote off $966,659 in deferred exploration costs due to negative exploration results relating to two permits under option.

Bomboré, Burkina Faso

In the nine months ended September 30, 2008, the Company purchased the remaining 50% interest in Bomboré from the joint owners as well as their net smelter royalty on Bomboré. Orezone issued 1,000,000 common shares in consideration for the purchase, which resulted in an acquisition cost of $809,335. The purchase is reflected in these Financial Statements as an increase to owner’s net investment.

Bondi, Burkina Faso

In the nine months ended September 30, 2008 deferred exploration costs of $587,018, representing all deferred exploration costs relating to the Nicéo and Poyo permits, were written off due to negative exploration results.

Niger and other

Two permits (982 km2) in Niger are uranium exploration permits which have terms of 20 years.

In the nine months ended September 30, 2008 deferred exploration costs of $2,904,328, representing all deferred exploration costs relating to the to the Nabéré, Tankiédougou and Komkara permits (all located in Burkina Faso) and the optioned Koyria permit (located in Niger), were written off due to negative exploration results. In the nine months ended September 30, 2007 deferred exploration costs of $2,047,162, representing all deferred exploration costs relating to the Markoye permit (located in Burkina Faso), Namaga permit (located in Niger), and the Dag Dag Est and Farabantourou permits (located in Mali).

4 – STOCK-BASED COMPENSATION

The Company does not have a stock-based compensation plan. The Company estimated stock compensation expense and cash proceeds from stock option exercises using the share price, volatility and grant dates of options granted under Orezone’s stock option plan under the assumption that the Company’s stock would have similar characteristics if it were publicly traded and stock options existed. Compensation costs are measured at the grant date based on the fair value of the award using the Black-Scholes option pricing model, and are recognized over the related service period as an expense or deferred exploration cost, depending on the responsibilities of the employee, with a corresponding increase to owner’s net investment.

Stock options granted, exercised, forfeited and outstanding under Orezone’s stock option plan, on which the Company’s stock-based compensation has been based, were as follows:

	Nine months ended September 30, 2008
	Number of options	Weighted average exercise price
		CAD$
Outstanding, beginning of period	7,280,700	1.03
Granted	395,000	1.20
Exercised	(885,000)	0.31
Forfeited	(250,000)	1.82

Outstanding, end of period	6,540,700	1.12

Options exercisable, September 30, 2008		4,930,700

Orezone stock options outstanding as at September 30, 2008, on which the Company’s stock-based compensation is based, had the following characteristics:

	Outstanding			Exercisable
Range of exercise prices	Outstanding Options	Weighted average remaining contractual life	Weighted average outstanding exercise price	Vested options	Weighted average vested exercise price
CAD$		(in years)	CAD$		CAD$
$0.00 to $0.49	1,600,000	3.81	0.30	1,600,000	0.30
$0.50 to $0.99	780,000	3.24	0.50	780,000	0.50
$1.00 to $1.49	1,977,500	7.08	1.28	1,652,500	1.28
$1.50 to $1.99	1,675,000	8.36	1.70	687,500	1.61
$2.00 to $2.50	508,200	7.87	2.03	210,700	2.01

	6,540,700	6.21	1.11	4,930,700	0.92

The weighted average exercise price and fair value of options granted for Orezone options, on which the Company’s stock-based compensation is based, for the nine months ended September 30 were as follows:

	Number of options granted	Weighted average exercise price	Weighted average grant date fair value
		CAD$	CAD$
2008	395,000	1.20	1.24
2007	1,550,000	1.75	1.61

The fair value of each Orezone option award, on which the Company’s stock-based compensation is based, was estimated on the grant date using the Black-Scholes option valuation model, with the following weighted average assumptions:

	Nine months ended September 30,
	2008	2007
Expected option life	7.5 years	7.5 years
Expected volatility	95%	123%
Risk-free interest rate	3.65%	4.20%
Expected dividend yield	0.00%	0.00%

Stock-based compensation which relates to the Company and has been allocated for the purposes of these carve-out financial statements is reflected in the Financial Statements as follows:

	Nine months ended September 30,
	2008	2007
	$	$
Statements of Operations	501,963	525,900
Statements of Deferred Exploration Costs	223,585	193,024

	725,548	718,924

For the nine months ended September 30, 2008, stock-based compensation costs of $150,029 are classified in head office support in the statement of deferred exploration costs.

5 – SEGMENTED INFORMATION

The Company operates in one business segment being the acquisition, exploration and potential development of precious metals properties. Operations are carried out through a wholly owned subsidiary, Orezone Inc., incorporated in the British Virgin Islands. Total assets segmented by geographic area were as follows:

	September 30, 2008	December 31, 2007
	$	$
Canada	4,109,526	3,942,470
British Virgin Islands	12,322,427	18,538,146
Burkina Faso	19,560,476	18,772,011
Niger	3,728,493	4,371,375

	39,720,922	45,624,002

6 – FINANCIAL INSTRUMENTS AND RISKS

The Company’s financial instruments consist of cash and cash equivalents, other receivables, accounts payable and accrued liabilities and investments in common shares of publicly traded companies. The fair value of other receivables, accounts payable and accrued liabilities are equivalent to their carrying amounts given their short maturity period.

As described in Note 2, the Company holds common shares in publicly traded companies. These investments are recorded on the Balance Sheet at fair value, which was determined directly by reference to the published share prices in the active markets in which they trade.

Financial instruments risks

(a) Currency risk

In the normal course of operations, the Company is exposed to currency risk because of business transactions in foreign countries. The Company mainly transacts in United States dollars (USD), Canadian dollars (CAD), Euros (EUR), Communauté Financière Africaine francs (XOF) and South Africa rand (ZAR). Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates.

The US dollar equivalent of the Company’s financial instruments by currency of denomination were as follows:

	September 30, 2008
	USD	CAD	EUR	XOF	ZAR	Total
Financial assets
Cash and cash equivalents	2,814,979	1,765,244	1,418,235	108,198	—	6,106,656
Investments	—	121,752	—	—	—	121,752

	2,814,979	1,886,996	1,418,235	108,198	—	6,228,408
Financial liabilities
Accounts payable and accrued liabilities	159,925	541,039	374,817	—	155,190	1,230,971

Net financial assets (liabilities)	2,655,054	1,345,957	1,043,418	108,198	(155,190)	4,997,437

A 10% weakening against the U.S. dollar of the currencies to which the Company had significant exposure at September 30, 2008 would have had the following effects in the nine months ended September 30, 2008 (a 10% strengthening against the U.S. dollar would have had the opposite effect):

	Foreign exchange gains (losses)	Increase in other comprehensive loss
CAD	(122,421)	(12,175)
EUR	(104,341)	—
XOF	(10,819)	—
ZAR	15,519	—

	(222,062)	(12,175)

(b) Other price risk

The Company’s available-for-sale investments (investments in common shares of publicly traded mining companies) are exposed to other price risk. The Company has not hedged or mitigated its exposure to other price risk.

(c) Credit risk

The Company’s other receivables are exposed to credit risk, which is the risk that the counterparties to the Company’s receivables will fail to discharge their obligations to the Company. The amount of credit risk to which the Company is exposed is insignificant due to the limited amount of other receivables.

7 – CAPITAL MANAGEMENT

As at September 30, 2008, the Company’s capital consisted of owner’s equity.

The Company’s primary objectives of managing its capital are to maintain sufficient levels of capital to continue its current exploration, development and other operating activities, and to maintain sufficient financial strength and flexibility to support additional future investments in the development of the Company’s mining properties. The Company achieves its objectives by rationally allocating capital in accordance with management’s strategies and periodically raising capital from investors.

8 – RELATED PARTY TRANSACTIONS

One of the Company’s available-for-sale investments is in common shares of a publicly traded company of which Orezone’s CEO is a director. The carrying and fair values of this investment were $114,021 and $481,227 as at September 30, 2008 and December 31, 2007, respectively.

In the nine months ended September 30, 2008 the Company charged $11,003 in administrative fees to San Anton Resource Corporation (“San Anton”) for rent and other administrative services that were provided by the Company ($50,383 in fees were charged in nine months ended September 30, 2007). During these periods, Orezone’s CEO was a director of San Anton and San Anton’s President and Chief Executive Officer (“CEO”) was a director of Orezone. On April 1, 2008, San Anton ceased to be a related party to the Company.

9 – SUBSEQUENT EVENTS

In November 2008, the Company abandoned the three remaining permits under option on the Sega property. Related deferred exploration costs, which totalled $1,567,390 as at September 30, 2008, will be written off in the three months ended December 31, 2008.

On December 11, 2008, IAMGOLD Corporation and Orezone jointly announced a business combination whereby IAMGOLD will acquire all of the outstanding common shares of Orezone (see Note 1).

On January 2, 2009, Orezone announced the closing of a CAD$20 million private placement with IAMGOLD Corporation. Under the terms of the Transaction described in Note 1, a portion of the placement will be used to provide the Company with a cash balance of CAD$10 million upon closing.

NON-ESSAKANE EXPLORATION OPERATIONS

(A Development Stage Company)

ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

(in U.S. dollars)

For the years ended December 31, 2007 and 2006

Auditors’ Report

To the Board of Directors of

Orezone Resources Inc.

We have audited the consolidated balance sheets of Non-Essakane Exploration Operations (the “Company”) as at December 31, 2007 and 2006, the consolidated statements of operations and changes in owner’s net investments, deferred exploration costs, cash flows and comprehensive loss for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2007 and 2006 and the results of its operations, and its cash flows for the years then ended, in accordance with Canadian generally accepted accounting principles.

Chartered Accountants

Licensed Public Accountants

Toronto, Ontario

January 15, 2009

NON-ESSAKANE EXPLORATION OPERATIONS

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

(Audited, Expressed in United States dollars)

	Notes	December 31, 2007	December 31, 2006
		$	$
ASSETS
Current assets
Cash and cash equivalents		8,228,608	21,666,866
Sales taxes and other receivables		104,144	100,156
Prepaid expenses and other assets		412,476	366,370

		8,745,228	22,133,392
Investments	3	7,065,335	1,244,819
Exploration properties	4	29,813,439	21,713,638

		45,624,002	45,091,849

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities		1,784,891	1,679,744

OWNER’S EQUITY
Owner’s net investment		43,839,111	43,412,105

		45,624,002	45,091,849

Background and Basis of Presentation (Note 1)

The accompanying notes are an integral part of the consolidated financial statements

Signed on behalf of the Board of Directors of Orezone Resources Inc.

“Ronald N. Little”	“Alain Krushnisky”
Director	Director

NON-ESSAKANE EXPLORATION OPERATIONS

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS AND CHANGES IN OWNER’S NET INVESTMENT

(Audited, Expressed in United States dollars)

	Notes	Year ended December 31, 2007	Year ended December 31, 2006
		$	$
Administrative expenses
Salaries, benefits and consulting fees		(815,823)	(616,170)
Stock-based compensation	5	(726,671)	(424,159)
Public relations and travel		(321,597)	(457,000)
Office, general and administrative		(259,961)	(139,182)
Audit, legal and professional fees		(213,794)	(150,570)
Public company costs		(321,595)	(310,442)
Amortization of capital assets		(13,406)	(33,371)

		(2,672,847)	(2,130,894)
Other items
Write-off of deferred exploration costs	4	(2,039,175)	(202,520)
Write-off of mineral property acquisition costs	4	(35,000)	—
Foreign exchange gain		651,062	4,784
Other income		155,045	64,676
Interest income		723,462	1,150,037
Gain on sale of available-for-sale investments		822,887	49,195
Loss in fair value of investments held for trading		(126,666)	—

Net loss		(2,521,232)	(1,064,722)

Owner’s net investment, beginning of the year		43,412,105	43,698,310
Adjustment to opening owner’s net investment:
Unrealized gain in fair value of investments held for trading upon adoption of new accounting standard at January 1, 2007		301,846	—
Unrealized gain in fair value of available-for-sale investments upon adoption of new accounting standard at January 1, 2007		606,634	—

Owner’s net investment, January 1		44,320,585	43,698,310
Other comprehensive income		608,216	—
Stock-based compensation		1,431,542	778,517

Owner’s net investment, end of year		43,839,111	43,412,105

The accompanying notes are an integral part of the consolidated financial statements.

NON-ESSAKANE EXPLORATION OPERATIONS

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF DEFERRED EXPLORATION COSTS

(Audited, Expressed in United States dollars)

	Note	Year ended December 31, 2007	Year ended December 31, 2006
		$	$
Balance, beginning of year	4	20,929,934	12,555,776

Additions
Drilling and assaying		3,848,367	4,073,043
Engineering and consultants		1,409,066	1,282,838
Salary and employee costs		1,355,259	1,106,108
Stock-based compensation	5	225,971	107,664
Fuel and oil		410,349	375,065
Freight		50,125	67,493
Field supplies and equipment		436,474	355,610
Food and water		169,136	131,270
Vehicles		168,313	186,145
Facilities		268,246	224,395
Head office support		651,600	298,774
General office and administration		798,823	255,226
Amortization of capital assets		256,514	234,687
Foreign exchange loss (gain)		120,597	(121,640)

Total additions		10,168,840	8,576,678
Deductions
Write-off of deferred exploration costs	4	(2,039,175)	(202,520)

Balance, end of year	4	29,059,599	20,929,934

The accompanying notes are an integral part of the consolidated financial statements.

NON-ESSAKANE EXPLORATION OPERATIONS

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Audited, Expressed in United States dollars)

	Year ended December 31, 2007	Year ended December 31, 2006
	$	$
OPERATING ACTIVITIES
Net loss	(2,521,232)	(1,064,722)
Non-cash items:
Amortization of capital assets	13,406	33,371
Loss in fair value of investments held for trading	126,666	—
Gain on sale of available-for-sale investments	(822,887)	(49,195)
Write-off of deferred exploration costs	2,039,175	202,520
Write-off of mineral property acquisition costs	35,000	—
Stock-based compensation	726,671	424,159
Changes in non-cash working capital	570,202	(135,393)

Cash provided by (used in) operating activities	167,001	(589,260)
INVESTING ACTIVITIES
Expenditures on exploration properties	(10,476,561)	(10,428,594)
Purchase of investments	(5,043,755)	(1,128,676)
Proceeds from sale of investments	1,436,155	60,720

Cash used in investing activities	(14,084,161)	(11,496,550)
FINANCING ACTIVITIES
Increase in owner’s net investment due to cash proceeds from exercise of stock options	478,900	246,694

Cash provided by financing activities	478,900	246,694

Decrease in cash and cash equivalents	(13,438,260)	(11,839,116)
Cash and cash equivalents, beginning of year	21,666,868	33,505,982

Cash and cash equivalents, end of year	8,228,608	21,666,866

Supplemental information:
Cash paid for interest	—	—
Cash paid for income taxes	—	—
Cash and cash equivalents consist of:
Cash	8,228,608	16,713,595
Highly liquid investments with terms to maturity of less than three months	—	4,953,271

	8,228,608	21,666,866

The accompanying notes are an integral part of the consolidated financial statements.

NON-ESSAKANE EXPLORATION OPERATIONS

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Audited, Expressed in United States dollars)

	Year ended December 31, 2007	Year ended December 31, 2006
	$	$
Net loss	(2,521,232)	(1,064,722)
Other comprehensive (loss) income, net of tax:
Unrealized gain in fair value of available-for-sale Investments	1,431,103	—
Realized cumulative gain on sale of available-for-sale investments	(822,887)	—

Comprehensive loss	(1,913,016)	(1,064,722)

The accompanying notes are an integral part of the consolidated financial statements.

NON-ESSAKANE EXPLORATION OPERATIONS

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in United States dollars)

1 – BACKGROUND AND BASIS OF PRESENTATION

BACKGROUND

Non-Essakane Exploration Operations (“the Company”) are currently managed through a wholly-owned subsidiary of Orezone Resources Inc. (“Orezone”). On December 11, 2008, Orezone announced the signing of a definitive agreement to sell 100% of its interest in the Essakane project to IAMGOLD Corporation (“IAMGOLD”) pursuant to a plan of arrangement whereby IAMGOLD will acquire each outstanding common share of Orezone in exchange for 0.08 IAMGOLD shares and 0.125 shares of Orezone Gold Corporation (“the Transaction”). On December 1, 2008, 7086130 Canada Inc. (subsequently renamed “Orezone Gold Corporation”) was incorporated to hold all of the non-Essakane exploration assets and liabilities of Orezone and provide shareholders with continued participation in, and exposure to, these operations. Upon closing of the Transaction, which is expected to take place by February 28, 2009, the assets and liabilities of the Company will be transferred to Orezone Gold Corporation and the shares of Orezone Gold Corporation will be listed on The Toronto Stock Exchange and distributed to the shareholders of Orezone of record as of January 19, 2009. The Transaction is subject to certain conditions including the affirmative vote of Orezone shareholders at a special meeting to be held on February 18, 2009. These carve-out financial statements have been prepared to show the historical results of the Company prior to the Transaction.

The Company is engaged in the acquisition, exploration and development of precious metal properties, primarily in Burkina Faso and Niger, West Africa. The Company is in the exploration stage and has not yet determined whether any of its properties contain mineral deposits that are economically recoverable. The recovery of costs incurred on the Company’s exploration properties is subject to a number of factors including the discovery of economically recoverable reserves, the ability to secure financing sufficient to develop the reserves, the ability to achieve profitable operations, the ability to secure and maintain title, and/or the ability to dispose of the properties on favorable terms.

These consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business. The Company has no revenue generating operations and while it has been successful in securing financing to continue operations in the past, there can be no assurance that it will continue to do so in the future. These consolidated financial statements do not include adjustments to the carrying value of assets and liabilities, reported expenses, and balance sheet classifications that would be required if the going concern assumption was no longer appropriate.

BASIS OF PRESENTATION

The accompanying consolidated financial statements, which are presented in US dollars, have been derived from Orezone’s historical accounting records and are presented on a carve-out basis under the assumption that the Company operated as a separate entity comprising the non-Essakane assets and liabilities. Certain Orezone expenses, assets, and liabilities have been allocated to the Company in the consolidated financial statements, including the items described below, based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Company had been operated as a separate entity.

No direct ownership relationship currently exists among all the various units comprising the Company;; accordingly, Orezone’s net investment in the Company (“Owner’s Net Investment”) is shown in lieu of shareholder’s equity in the consolidated financial statements.

Administrative Expenses

The consolidated statements of operations include all costs directly attributable to the Company, including allocations of Orezone’s administrative expenses. Orezone allocates administrative costs to specific projects when there is a direct relationship between the activity giving rise to the expense and the project. Unallocated costs remain as administrative expenses on the statements of operations. Administrative expenses are primarily comprised of head office salaries and stock-based compensation, legal, accounting, tax, insurance, public relations, advertising, human resources, IT services and public company costs.

In preparing these consolidated financial statements (“the Financial Statements”), management has allocated a portion of Orezone’s administrative expenses to the Company. Management believes the allocation is a reasonable representation of the costs that would have been incurred if the Company had performed these functions on a stand-alone basis. Following the transaction, the Company will perform these functions using its own resources or through purchased services.

All administrative expenses recorded in the consolidated statements of operations which were performed by Orezone for the Company have been deemed to have been paid by the Company to Orezone in cash, with the exception of stock-based compensation costs (non-cash) which are reflected as part of Owner’s Net Investment.

Accounting estimates

The preparation of consolidated financial statements in accordance with Canadian GAAP requires management to make estimates and assumptions that affect the amounts recorded in the Financial Statements and relevant notes. These estimates are based on management’s best knowledge of current events, and actions that the Company may undertake in the future. Significant estimates include those related to the fair value of financial instruments, the recoverability of the carrying value of mineral exploration properties and deferred exploration expenses, the useful life of fixed assets and the impairment of long-lived assets and inventory. Management has also made estimates of the fair value of stock-based compensation that would have been granted to employees if the Company were operated as a stand-alone public entity. Actual results may differ from those estimates.

Principles of consolidation

The Financial Statements include certain majority owned subsidiaries and assets and liabilities of the Company’s businesses. All material intercompany transactions and balances between and among the Company’s businesses have been eliminated.

Cash and cash equivalents

Cash and cash equivalents include cash and highly liquid investments with a term to maturity at the date of acquisition of three months or less. The Company invests cash in interest bearing financial instruments with high credit quality financial institutions.

As part of the carve-out financial statement adjustments, the Company has made certain adjustments to cash balances to reflect cash which would not be in the Company on a stand-alone basis.

Foreign currency translation and measurement currency

Monetary assets and liabilities of the Company’s integrated foreign operations are translated into United States dollars at the exchange rate in effect at the balance sheet date.

Non-monetary assets and liabilities are translated at exchange rates in effect at transaction dates. Revenue and expenses are translated at the average rate in effect during the year, with the exception of amortization, which uses the same historical rates as the assets to which it relates. Gains and losses are included in the statements of operations for the year.

Investments

The Company’s investments are considered portfolio investments, and are accounted for at fair value with any unrealized gains and losses recorded in earnings or as other comprehensive (loss) income, as described in Note 2. These investments do not qualify for accounting under the equity method because the Company’s ownership interest in such investees is less than 20 percent, and the Company does not have the ability to exercise significant influence. The Company monitors its portfolio investments for impairment, and records a loss to the statement of operations when a decline in fair value is considered other than temporary.

Property, plant and equipment

Assets are amortized over their estimated useful service lives using the straight-line method at the following annual rates:

Buildings	20 years
Office and field equipment	2 – 5 years
Moveable equipment	2 – 5 years

Inventory

Inventory consists of materials and supplies to be consumed in development activities. Inventories are measured at the lower of cost and net realizable value and are included in prepaid expenses and other assets.

Mineral exploration properties and deferred exploration expenses

Mineral exploration property acquisition and exploration and development expenditures are capitalized and accounted for on either an individual property, or area of interest basis. Expenditures include directly attributable administrative and support costs. The recoverability of amounts shown as mineral exploration property acquisition costs and deferred exploration costs is dependent upon the discovery of economically recoverable mineral deposits on the properties, the ability of the Company to obtain the financing necessary to develop the properties, the ability of the Company to obtain the permits and approvals necessary to develop the properties, and future profitable production from the properties, or their disposition for proceeds in excess of their carrying value.

The Company follows the practice of capitalizing all costs related to the acquisition, exploration and development of mineral properties until such time as a mineral property is put into commercial production, sold or becomes impaired. If commercial production commences, capitalized costs will be amortized prospectively on a unit-of-production basis.

The Company assesses its mineral properties on a quarterly basis to determine whether indicators of impairment exist. It reviews the carrying value of mineral properties when events or changes in circumstances indicate that the carrying value may not be recoverable. Estimated future cash flows from a property are calculated using estimated future prices, reserves and resources, and operating, capital and reclamation costs on an undiscounted basis and are compared to the carrying value of the mineral property. An impairment is assessed if the undiscounted future cash flows do not exceed the property’s carrying value.

If the carrying value of a property exceeds estimated future cash flows, the property will be written down to fair value.

Where estimates of future cash flows are not available and where other conditions suggest impairment, management assesses whether the carrying value can be recovered. This assessment may be estimated by using quantifiable evidence of a geological resource or reserve or the Company’s assessment of its ability to sell the property for an amount greater than the carrying value. An impairment is also recorded when management determines that it will discontinue exploration or development on a property or when exploration rights or permits expire.

Each property is reviewed to assess whether the property merits further exploration and development expenditure and whether the carrying value of the property is recoverable. Empirical evidence such as geochemical analysis, drilling results, assays, mapping and field observation are the primary evidence that is assessed against other factors such as commodity markets, exchange rates, political risk and closeness to other known operations.

The amounts shown for mineral exploration properties represent costs incurred to date net of write-downs, and are not intended to reflect present or future values. Government assistance, and mining duty credits are applied against the deferred exploration expenses.

Stock-based compensation

The Company does not have a stock-based compensation plan. The Company estimated stock compensation cost and cash proceeds from stock option exercises using the share price, volatility and grant dates of options granted under Orezone’s stock option plan under the assumption that the Company’s stock would have similar characteristics if it were publicly traded and stock options existed. Compensation costs are measured at the grant date based on the fair value of the award using the Black-Scholes option pricing model, and are recognized over the related service period as an expense or deferred exploration cost, depending on the responsibilities of the employee, with a corresponding increase to owner’s net investment.

Income taxes

The Company uses the liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are determined based on the differences between the carrying amounts and tax bases of assets and liabilities. They are measured by applying enacted or substantively enacted tax rates and laws at the date of the financial statements for the years in which the temporary differences are expected to reverse. The Company establishes a valuation allowance against future income tax assets if, based on available information, it is likely that some or all of the future income tax assets will not be realized.

2 – CHANGES IN ACCOUNTING POLICIES

Effective January 1, 2007, the Company adopted five new accounting standards issued by the Canadian Institute of Chartered Accountants (CICA). The new standards and accounting policy changes are as follows:

Financial Instruments – Recognition and Measurement (Section 3855)

This Section describes the standards for recognizing and measuring financial instruments in the balance sheet and the standards for reporting gains and losses in the financial statements. Under the new standard, financial assets and liabilities are initially recorded at fair value. Subsequently, financial instruments classified as financial assets or liabilities held for trading, financial assets available-for-sale and derivative financial instruments, whether part of a hedging relationship or not, have to be measured at fair value on the balance sheet at each reporting date, whereas other financial instruments are measured at amortized cost using the effective interest method.

The Company has made the following classifications:

•	cash and cash equivalents are classified as financial assets held for trading and are measured at fair value;

•	other receivables are classified as loans and receivables and are recorded at amortized cost using the effective interest method;

•	investments in common shares are classified as financial assets available-for-sale and are measured at fair value with unrealized gains or losses recorded in other comprehensive income;

•	investments in share purchase warrants and options are classified as held for trading and are measured at fair value with changes recorded in earnings; and

•	accounts payable and accrued liabilities are classified as other liabilities and are measured at amortized cost using the effective interest method.

Hedges (Section 3865)

These recommendations expand the guidelines outlined in Accounting Guideline 13 (“AcG-13”), Hedging Relationships. This Section describes when and how hedge accounting may be applied, as well as disclosure requirements. Hedge accounting enables the recording of gains, losses, revenue and expenses from the derivative financial instruments in the same period as for those related to the hedged item. The Company currently does not have any hedges in place, and therefore this policy has no impact on the Financial Statements.

Comprehensive Income (Section 1530)

This Section describes reporting and disclosure recommendations with respect to comprehensive income and its components. Comprehensive income is the change in owner’s equity, which results from transactions and other events and circumstances from non-shareholder sources. These transactions and events include unrealized gains and losses resulting from changes in the fair value of investments classified as available-for-sale, from foreign currency translation on self-sustaining foreign subsidiaries and from changes in gains and losses on derivative instruments.

In accordance with this new standard, the Company now reports a consolidated statement of comprehensive loss. Accumulated other comprehensive income is included as part of Owner’s Net Investment on the consolidated balance sheet.

Financial Instruments – Disclosure and Presentation (Section 3861)

This Section establishes standards for presentation of financial instruments and non-financial derivatives, and identifies the information that should be disclosed about them.

Equity (Section 3251)

This Section establishes standards for the presentation of equity and changes in equity during the reporting period.

Accounting Policy Choice for Transaction Costs (EIC-166)

To comply with CICA 3855, an entity must decide on the initial measurement of financial assets and liabilities (other than those classified as held for trading) and whether transaction costs will be added to the investment cost or expensed in net income. EIC-166 provides guidance on whether an entity must make one accounting policy choice for all qualifying financial assets and financial liabilities classified as other than held for trading or whether transaction costs can be added to the cost base for some instruments and expensed for others. The EIC reached a consensus that the same accounting policy choice should be made for all similar financial instruments classified as other than held for trading, but that a different accounting policy choice might be made for financial instruments that are not similar. This accounting treatment should be applied retrospectively to transaction costs accounted for in accordance with CICA 3855 in the financial statements for interim and annual reporting periods ending on or after September 30, 2007. The Company has applied EIC-166 to transaction costs incurred during 2007. The Company has adopted the policy of recognizing transaction costs on all financial assets classified as available for sale in net income.

These new standards were applied retroactively as of January 1, 2007 without restatement of prior years’ figures. Upon adoption of the new standards on January 1, 2007, Owner’s Net Investment increased by $301,846 and $606,634 for held for trading and available-for-sale investments, respectively.

The impacts of these changes in accounting policies on the Financial Statements for the year ended December 31, 2007 and as at that date are summarized in the following table:

$
Net loss	(126,666)
Other comprehensive income	1,431,103
Investments	(481,550)

Owner’s net investment	822,887

Recently issued accounting pronouncements

In December 2006, the CICA issued CICA Handbook Section 3862, Financial Instruments – Disclosures and CICA Handbook Section 3863, Financial Instruments – Presentation to replace CICA Handbook Section 3861, Financial Instruments – Disclosure and Presentation. Section 3862 establishes standards for disclosures about financial instruments and non-financial derivatives. This standard places increased emphasis on disclosures about risks associated with both recognized and unrecognized financial instruments and how these risks are managed. Section 3863 carries forward unchanged the presentation requirements of Handbook Section 3861. Section 3862 is effective for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007. Except for additional disclosures, the Company expects the adoption of these standards to have no effect on its Financial Statements.

In December 2006, the CICA issued CICA Handbook Section 1535, Capital Disclosures, which requires disclosure of information about an entity’s objectives, policies and processes for managing capital, as well as quantitative data about capital and whether the entity has complied with any capital requirements. Section 1535 is effective for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007. Except for additional disclosures, the Company expects the adoption of these standards to have no effect on its Financial Statements.

In June 2007, the CICA issued an amendment to CICA Handbook Section 1400, General Standards of Financial Statement Presentation, to incorporate going concern guidance with respect to management’s assessment of whether an entity is a going concern, and related disclosures. These amendments apply to interim and annual financial statements relating to fiscal years beginning on or after January 1, 2008. Except for additional disclosures, the Company expects the adoption of these standards to have no effect on its Financial Statements.

In June 2007, the CICA issued CICA Handbook Section 3031, Inventories, replacing Section 3030, Inventories. The new Section will be applicable to financial statements relating to fiscal years beginning on or after January 1, 2008. Accordingly, the Company will adopt the new standard for its fiscal year beginning January 1, 2008. It provides more guidance on the measurement and disclosure requirements for inventories. The Company expects the adoption of these standards to have no effect on its Financial Statements.

In February 2008, the CICA issued CICA Handbook Section 3064, Goodwill and Intangible Assets, replacing Section 3062, Goodwill and Other Intangible Assets, and Section 3450, Research and Development Costs. The Company will adopt this standard in its Financial Statements for the year ended December 31, 2009. Standards concerning goodwill are unchanged from the standards included in the previous Section 3062. The Company expects this new Section to have no effect on its Financial Statements.

In February 2008, the Canadian Accounting Standards Board confirmed that use of International Financial Reporting Standards (“IFRS”) will be required in 2011 for publicly accountable profit-oriented enterprises such as the Company. The Company must report its consolidated financial statements in accordance with IFRS no later than for the first quarter of 2011, with restatement of the 2010 comparative information presented. The Company is evaluating accounting policy differences between Canadian GAAP and IFRS. However, the financial reporting impact of the transition to IFRS has not yet been determined.

3 – INVESTMENTS

Investments were comprised of:

	December 31, 2007	December 31, 2006
	$	$
Available-for-sale investments	6,853,967	865,354
Investments held for trading	211,368	379,465

	7,065,335	1,244,819

The Company’s available-for-sale investments include common shares of publicly traded mining companies and publicly traded trust units designed to track changes in the price of gold bullion. The Company’s investments held for trading are comprised entirely of share purchase warrants in a publicly traded junior resource company. See Notes 7 and 9.

The fair value of the investments held for trading at December 31, 2007 was estimated using the Black-Scholes valuation model, based on the following assumptions:

Expected option life	Actual warrant expiry date – May 1, 2008
Volatility	114%
Risk-free interest rate	3.91%
Dividend yield	0.00%

4 – EXPLORATION PROPERTIES

	December 31, 2007	December 31, 2006
	$	$
Assets not subject to amortization
Mineral property acquisition costs	214,916	249,916

Deferred exploration costs	29,059,599	20,929,934

Construction-in-progress	84,199	82,068

Assets subject to amortization
Property, plant and equipment, net
Land and buildings	392,482	190,658
Accumulated amortization	(20,303)	(18,142)
Office and field equipment	398,055	375,471
Accumulated amortization	(364,563)	(281,473)
Moveable equipment	635,813	587,069
Accumulated amortization	(586,759)	(401,863)

	454,725	451,720

	29,813,439	21,713,638

The Company held the following exploration permits for mineral properties in the exploration stage:

	December 31, 2007
	Number of permits	Area (km2)	Expiry dates(1)
Séguénega (“Séga”)	2	313	June 2009 and March 2010
Bomboré	1	250	February 2010
Bondigui (“Bondi”)	3	694	November 2009 – August 2009
Niger and other	6	2,238	August 2009 – April 2027

	12	3,495

(1)

– in Burkina Faso and Niger, exploration permits are valid for a period of three years from the date of issue and may be renewed for two more consecutive terms of three years each (permit size reductions accompany permit renewals in Niger).

Mineral property acquisition costs and deferred exploration costs for properties in the exploration stage were as follows:

	December 31, 2007		December 31, 2006
	Acquisition Cost	Deferred Exploration Costs	Acquisition Cost	Deferred Exploration Costs
	$	$	$	$
Séguénega (“Séga”)	11,410	12,032,956	11,410	8,113,391
Bomboré	57,321	3,023,829	57,321	1,906,983
Bondigui (“Bondi”)	146,185	7,926,781	146,185	6,278,186
Niger and other	—	6,076,033	35,000	4,631,374

	214,916	29,059,599	249,916	20,929,934

Séga, Burkina Faso

In addition to the permits noted in the above table, the Company also has option agreements with five separate owners holding exploration permits to the west of the Company’s Sega permits. The permits under option cover an aggregate area of 854 km2. The Company can earn an interest of up to 100% in each of the permits by making certain annual payments to the owners and by funding and executing exploration programs during the option periods, which expire between March and December 2009.

Niger and other

Two permits (982 km2) in Niger are uranium exploration permits which have terms of 20 years.

In the year ended December 31, 2007 deferred exploration costs of $2,039,175, and mineral property acquisition costs of $35,000, representing the carrying value relating to the Namaga permit (located in Niger), and the Dag Dag Est and Farabantourou permits (located in Mali), were written off due to negative exploration results. In the year ended December 31, 2006 deferred exploration costs of $202,520 relating to the expired Kerboule, Sébédougou, Guéguére and two Mali reconnaissance permits, were written off.

5 – STOCK-BASED COMPENSATION

Stock options granted, exercised, forfeited and outstanding under Orezone’s stock option plan, on which the Company’s stock-based compensation has been based, were as follows:

	2007		2006
	Number of Options	Weighted average exercise price	Number of Options	Weighted average exercise price
		CAD$		CAD$
Outstanding, beginning of year	6,037,500	0.77	6,353,500	0.77
Granted	2,000,000	1.74	200,000	1.60
Exercised	(696,800)	0.78	(241,000)	1.08
Forfeited	(60,000)	1.27	(275,000)	0.85

Outstanding, end of year	7,280,700	1.03	6,037,500	0.77

Options exercisable at year end	5,563,200		5,375,000

Orezone stock options outstanding as at December 31, 2007, on which the Company’s stock-based compensation has been based, had the following characteristics:

	Outstanding			Exerciseable
Range of exercise prices	Outstanding Options	Remaining Contractual Life (in years)	Weighted Average Outstanding Exercise Price	Vested Options	Weighted Average Vested Exercise Price
(CAD$)			(CAD$)		(CAD$)
$0.00 to $0.49	2,470,000	4.05	$0.30	2,470,000	$0.30
$0.50 to $0.99	795,000	3.94	$0.50	795,000	$0.50
$1.00 to $1.49	1,632,500	7.06	$1.29	1,502,500	$1.30
$1.50 to $1.99	1,775,000	9.15	$1.71	597,500	$1.61
$2.00 to $2.50	608,200	8.82	$2.03	198,200	$2.00

$0.00 to $2.50	7,280,700	6.35	$1.03	5,563,200	$0.80

The weighted average exercise price and fair value of options granted for Orezone options, on which the Company’s stock-based compensation is based, for the years ended December 31 were as follows:

	Number of Options granted	Weighted average exercise price	Weighted average fair value
		CAD$	CAD$
2007	2,000,000	1.74	1.56
2006	200,000	1.60	1.45

The fair value of each Orezone option award, on which the Company’s stock-based compensation is based, was estimated on the grant date using the Black-Scholes option valuation model, with the following weighted average assumptions:

	2007	2006
Expected option life*	7.5 years	7.5 years
Volatility**	121%	127%
Risk-free interest rate***	4.23%	4.61%
Dividend yield	0.00%	0.00%

*	The expected option life (estimated period of time outstanding) of options granted was estimated using the historical exercise behaviour of employees with reference to the current weighted average life and intrinsic value of options outstanding as at December 31, 2007.

**	The expected volatility was based on historical volatility for a period equal to the stock option’s expected life.

***	The risk-free rate is based on the yield of a Government of Canada marketable bond in effect at the time of grant and with an expiry commensurate with the expected life of the award.

Stock-based compensation which relates to the Company and has been allocated for the purposes of these carve-out financial statements for the years ended December 31 is reflected in the financial statements as follows:

	2007	2006
	$	$
Statements of Operations	726,671	424,159
Statements of Deferred Exploration Costs	225,971	107,664

Total	952,642	531,823

6 – SEGMENTED INFORMATION

The Company operates in one business segment being the acquisition, exploration and potential development of precious metals properties. Operations are carried out through a wholly owned subsidiary, Orezone Inc., incorporated in the British Virgin Islands. Total assets segmented by geographic area were as follows:

	December 31, 2007	December 31, 2006
	$	$
Canada	3,942,470	1,749,238
British Virgin Islands	18,538,146	29,147,295
Burkina Faso	18,772,011	11,446,988
Niger	4,371,375	2,748,328

	45,624,002	45,091,849

7 – FINANCIAL INSTRUMENTS AND RISKS

The Company’s financial instruments consist of cash and cash equivalents, other receivables, accounts payable and accrued liabilities and investments. The fair value of other receivables, accounts payable and accrued liabilities are equivalent to their carrying amounts given their short maturity period.

As described in Note 3, the Company holds investments which are recorded on the Balance Sheet at fair value. Fair value of available for sale investments was determined directly by reference to the published share prices in the active markets in which they trade; fair value of investments held for trading was determined using the Black Scholes option pricing model using assumptions described in Note 3.

8 – INCOME TAXES

The Company’s income tax provision differs from the amount resulting from the application of the Canadian statutory income tax rate. A reconciliation of the combined Canadian federal and provincial income tax rates with the Company’s effective tax rate is as follows:

	2007	2006
	$	$
Loss before income taxes	(2,521,232)	(1,064,722)
Statutory rate	36.12%	36.12%

Estimated recovery of income taxes	(911,000)	(385,000)
Permanent differences	933,300	(168,000)
Change in valuation allowance	(153,000)	1,025,000
Other	130,700	(472,000)

Recovery for income taxes	—	—

The Canadian statutory income tax rate of 36.12% is comprised of the federal income tax rate at approximately 22.12% and the provincial income tax rate at approximately 14.00%.

The primary differences which give rise to the future income tax recoveries at December 31, 2007 and 2006 are as follows:

	2007	2006
	$	$
Future income tax assets
Mineral exploration properties	626,000	660,000
Share issuance costs	398,000	704,000
Operating losses carried forward	2,679,000	2,603,000
Property, plant and equipment	19,000	—

	3,722,000	3,967,000
Less: valuation allowance	(3,722,000)	(3,875,000)

Net future tax assets	—	92,000
Future tax liabilities
Property, plant and equipment	—	(92,000)

Net future taxes	—	—

The tax benefit of share issuance costs when recorded will increase share capital.

At December 31, 2007, the Company’s operations had generated income tax loss carry forwards of approximately $12,062,000 for Canadian income tax purposes. The Company’s operations also generated resource-related tax deductions of approximately $2,157,000 available to reduce future income taxes over an indefinite period. The unamortized balance, for income tax purposes, of share issuance fees amounts to approximately $10,082,000 and will be deductible over the next four years. These tax deductions and loss carryforwards reside in Orezone Resources Inc. Upon completion of the Transaction described in Note 1, the Company will not have the ability to realize the benefits associated with these items.

9 – RELATED PARTY TRANSACTIONS

One of the Company’s available-for-sale investments is common shares of a publicly traded company of which Orezone’s CEO is a director. The carrying and fair values of this investment were $481,227 as at December 31, 2007.

During the year, the Company charged $78,581 in administrative fees to San Anton Resource Corporation (“San Anton”) for rent and other administrative services that were provided by the Company. San Anton’s President and Chief Executive Officer (“CEO”) was a director of Orezone during 2007. Orezone’s CEO was also a director of San Anton during 2007.

10 – SUBSEQUENT EVENTS

On December 11, 2008, IAMGOLD Corporation and Orezone jointly announced a business combination whereby IAMGOLD will acquire all of the outstanding common shares of Orezone (see Note 1).

On January 2, 2009, Orezone announced the closing of a CAD$20 million private placement with IAMGOLD Corporation. Under the terms of the Transaction described in Note1, a portion of the placement will be used to provide the Company with a cash balance of CAD$10 million upon closing.

Bomboré, Burkina Faso

In the three months ended September 30, 2008, the Company purchased the remaining 50% interest in Bomboré from the joint owners as well as their net smelter royalty on Bomboré. Orezone issued 1,000,000 common shares in consideration for the purchase, which resulted in an acquisition cost of $809,335.

Séga

In the three months ended June 30, 2008, the Company wrote off $966,659 in deferred exploration costs due to negative exploration results relating to two permits under option. The options were terminated. In November 2008, the Company terminated its options on the three remaining permits. Related deferred exploration costs, which totalled $1,567,390 as at September 30, 2008, will be written off in the three months ended December 31, 2008.

Bondi

In the three months ended September 30, 2008 deferred exploration costs of $254,314, representing all deferred exploration costs relating to the Nicéo permit, were written off due to negative exploration results. In the three months ended March 31, 2008 deferred exploration costs of $332,704, representing all deferred exploration costs relating to the Poyo permit, were written off due to negative exploration results. The Nicéo and Poyo permits were abandoned.

Niger and other

In the three months ended September 30, 2008 deferred exploration costs of $1,707,091, representing all deferred exploration costs relating to the optioned Koyria permit (located in Niger), were written off due to negative exploration results. In the three months ended March 31, 2008 deferred exploration costs of $1,197,237, representing all deferred exploration costs relating to the Nabéré, Tankiédougou and Komkara permits (all located in Burkina Faso) were written off due to negative exploration results. The Koyria option and the Nabéré, Tankiédougou and Komkara permits were abandoned.

7086130 CANADA INC. (Orezone Gold Corporation)

AUDITED FINANCIAL STATEMENTS

(Expressed in United States Dollars)

As at and for the 31 day period ended December 31, 2008

Auditors’ Report

To the Board of Directors of

7086130 Canada Inc. (Orezone Gold Corporation)

We have audited the balance sheet of 7086130 Canada Inc. (Orezone Gold Corporation) (the “Company”) as at December 31, 2008 and the statements of operations and retained earnings and of cash flows for the 31 day period then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2008 and the results of its operations and its cash flows for the 31 day period then ended in accordance with Canadian generally accepted accounting principles.

Chartered Accountants

Licensed Public Accountants

Toronto, Canada

January 12, 2009

7086130 CANADA INC. (Orezone Gold Corporation)

BALANCE SHEET

(Expressed in United States Dollars)

	Notes	December 31, 2008
		(audited)
		$
ASSETS
Current assets
Cash		1

SHAREHOLDER’S EQUITY
Capital stock
Common shares, without par value	2	1

Description of the proposed Plan of Arrangement and Contingency	3 & 4

The accompanying notes are an integral part of the Balance Sheet.

Signed on behalf of the Board of Directors

“Ronald N. Little”

Director

7086130 CANADA INC. (Orezone Gold Corporation)

STATEMENT OF OPERATIONS AND RETAINED EARNINGS

(Expressed in United States Dollars)

31 day period ended December 31, 2008
$
Administrative expenses	—

Net income	—
Retained earnings, beginning of period	—
Retained earnings, end of period	—

Net income per common share
Basic and diluted	0.00
Weighted average number of shares outstanding
Basic and diluted	1

The accompanying notes are an integral part of the financial statements.

7086130 CANADA INC. (Orezone Gold Corporation)

STATEMENT OF CASH FLOWS

(Expressed in United States Dollars)

	Notes	31 day period ended December 31, 2008
		$
OPERATING ACTIVITIES
Net income		—
Non-cash items		—
Changes in non-cash working capital		—

Cash provided by operating activities		—
INVESTING ACTIVITIES
Cash provided by investing activities		—
FINANCING ACTIVITIES
Proceeds from issuance of common share	2	1

Cash provided by financing activities		1

Increase in cash		1
Cash, beginning of period		—

Cash, end of period		1

The accompanying notes are an integral part of the financial statements.

7086130 CANADA INC. (Orezone Gold Corporation)

NOTES TO THE FINANCIAL STATEMENTS

(Expressed in United States Dollars)

1 – INCORPORATION AND BASIS OF PRESENTATION

7086130 Canada Inc. (Orezone Gold Corporation) (the “Company”) was incorporated on December 1, 2008 under the Canada Business Corporations Act, with one common share issued to Orezone Resources Inc. (“Orezone”) for cash consideration of $1.00. Other than the issuance of the common share, there have been no other activities and the Company will be inactive until the execution of the Plan of Arrangement described in Note 3. The Company was formed to become the ultimate parent in the proposed Plan of Arrangement described below (Note 3). These financial statements have been prepared in accordance with Canadian generally accepted accounting principles.

2 – CAPITAL STOCK

Authorized:

An unlimited number of common shares, without par value.

Issued:

Issued and outstanding and amounts recorded as capital stock were as follows:

	Capital stock
	Shares	$
Balance December 31, 2008	1	1

3 – DESCRIPTION OF THE PROPOSED PLAN OF ARRANGEMENT

On December 11, 2008, Orezone Resources Inc. (“Orezone”) announced the signing of a definitive agreement to sell 100% of its interest in the Essakane project to IAMGOLD Corporation (“IAMGOLD”) pursuant to a plan of arrangement whereby IAMGOLD will acquire each outstanding common share of Orezone in exchange for 0.08 IAMGOLD shares and 0.125 shares of the Company (“the Transaction”). The Company was formed to hold all of the non-Essakane exploration assets and liabilities of Orezone and provide shareholders with continued participation in, and exposure to, these operations. The Transaction does not constitute a change of control for accounting purposes as there is a continuity of shareholder interest in the assets of the Company. Upon closing of the Transaction, 83.33% of the total outstanding common shares of the Company will be owned by Orezone’s previous shareholders. As a result, upon closing, the financial statements of the Company will be the continuation of the operations of the Non-Essakane Exploration Operations and the Company will be renamed Orezone Gold Corporation.

4 – CONTINGENCY

The Company has agreed to indemnify its directors and officers, to the extent permitted under corporate law, against costs and damages incurred by the directors and officers as a result of lawsuits or any other judicial, administrative or investigative proceeding in which the directors and officers are sued as a result of their services. The Company’s directors and officers are covered by directors’ and officers’ liability insurance. No amount has been recorded in these Financial Statements with respect to the indemnification agreement.

5 – SUBSEQUENT EVENT

On January 8, 2009, the Company changed its name to “Orezone Gold Corporation”.

APPENDIX “E”

PLAN OF ARRANGEMENT UNDER SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

1.	INTERPRETATION

(a)	Definitions: In this Plan of Arrangement, unless the context otherwise requires, the following words and terms shall have the meaning hereinafter set out:

(i)	“Amalgamation” means the amalgamation of IAMGOLD Subco and Orezone under the CBCA on the terms prescribed under this Plan of Arrangement;

(ii)	“Arrangement” means the arrangement under the provisions of section 192 of the CBCA, on the terms and conditions set forth in this Plan of Arrangement, subject to any amendment or supplement hereto made in accordance with the Arrangement Agreement and the provisions hereof or made at the direction of the Court in the Final Order;

(iii)	“Arrangement Agreement” means the Arrangement Agreement dated December 10, 2008 to which this Plan of Arrangement is attached as schedule A;

(iv)	“Arrangement Resolution” means the Special Resolution of Orezone Shareholders approving the Arrangement;

(v)	“Business Day” means a day which is not a Saturday, Sunday or a civic or statutory holiday in Toronto, Ontario;

(vi)	“CBCA” means the Canada Business Corporations Act, as amended;

(vii)	“Class A Shares” means the class A common shares of Orezone which are to be created in accordance with this Plan of Arrangement and which shall have attached thereto the right to vote at all meetings of Orezone Shareholders, the right to dividends as and when declared by the directors of Orezone, subject to the preferential right of the holders of Class B Shares to dividends and the right to participate in the remaining assets of Orezone upon a winding up of Orezone;

(viii)	“Class B Shares” means the Orezone Shares following their re-designation as Class B Shares in accordance with this Plan of Arrangement, such Class B Shares to bear the same rights and privileges as the Orezone Shares provided that such Class B Shares shall be entitled to dividends as and when declared by the directors of Orezone in preference to dividends to be paid on the Class A Shares;

(ix)	“Closing Date” means the Business Day that is three Business Days after the granting of the Final Order or such other date as the parties to the Arrangement Agreement may agree;

(x)	“Convertible Debenture Waiver Agreement” means the agreement among IAMGOLD, Orezone and the Debentureholder dated December 10, 2008 relating to the Orezone Convertible Debenture;

(xi)	“Court” means the Ontario Superior Court of Justice (Commercial List);

(xii)	“Debentureholder” means MinQuest Fund I, L.P.;

(xiii)	“Depositary” means any trust company, bank or financial institution agreed to in writing between IAMGOLD and Orezone for the purpose of, among other things, exchanging certificates representing IAMGOLD Shares and New Orezone Shares in connection with the Arrangement;

(xiv)	“Director” means the Director appointed pursuant to section 260 of the CBCA;

(xv)	“Dissent Procedures” means the procedures set forth in section 190 of the CBCA and the Interim Order required to be taken by an Orezone Shareholder to exercise the right of dissent in respect of Orezone Shares in connection with the Arrangement;

(xvi)	“Dissent Rights” means the rights of dissent of Orezone Shareholders in respect of the Arrangement Resolution as defined in section 4 hereof;

(xvii)	“Dissenting Orezone Shareholder” means an Orezone Shareholder who has duly exercised a Dissent Right in strict compliance with the Dissent Procedures;

(xviii)	“Effective Date” means the date shown in the certificate of arrangement issued in accordance with section 262 of the CBCA in respect of the Arrangement, being the Closing Date, or such other date as may be agreed to by the parties to the Arrangement Agreement;

(xix)	“Effective Time” means the time when the Arrangement will be deemed to have been completed, which shall be 12:01 a.m., Toronto time, on the Effective Date;

(xx)	“Encumbrance” means any mortgage, hypothec, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third Person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(xxi)	“Exchange Ratio” means 0.08;

(xxii)	“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court (with the consent of IAMGOLD and Orezone) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(xxiii)	“IAMGOLD” means IAMGOLD Corporation, a corporation existing under the laws of Canada;

(xxiv)	“IAMGOLD Amalco” means the corporation formed as a result of the amalgamation of Orezone and IAMGOLD Subco;

(xxv)	“IAMGOLD Replacement Options” has the meaning given to such term in paragraph 3(a)(xi) hereof;

(xxvi)	“IAMGOLD Shares” means the common shares which IAMGOLD is authorized to issue as presently constituted;

(xxvii)	“IAMGOLD Subco” means • , a wholly-owned subsidiary of IAMGOLD existing under the laws of Canada;

(xxviii)	“Interim Order” means the interim order of the Court providing for, among other things, the calling and holding of the Orezone Meeting, as such order may be amended, supplemented or varied by the Court;

(xxix)	“Letter of Transmittal” means the letter of transmittal to be delivered by Orezone to the Orezone Shareholders providing for the delivery of the Orezone Shares to the Depositary;

(xxx)	“New Orezone” means Orezone Gold Corporation, a corporation existing under the laws of Canada;

(xxxi)	“New Orezone Shares” means the common shares which New Orezone is authorized to issue as presently constituted;

(xxxii)	“Orezone” means Orezone Resources Inc., a corporation existing under the laws of Canada;

(xxxiii)	“Orezone Convertible Debenture” means the 6% convertible debenture dated July 1, 2008 and maturing July 1, 2011 in the principal amount of $10,000,000 issued by Orezone to the Debentureholder, as changed by the Convertible Debenture Waiver Agreement;

(xxxiv)	“Orezone Meeting” means the special meeting of Orezone Shareholders, including any adjournment or adjournments or postponement or postponements thereof, to be held for the purpose of obtaining approval by Orezone Shareholders of the Arrangement Resolution;

(xxxv)	“Orezone 1997 Options” means the outstanding options to acquire Orezone Shares and which have been issued pursuant to the stock option plan of Orezone as approved by the directors of Orezone and by the Orezone Shareholders in 1997;

(xxxvi)	“Orezone 2008 Options” means the outstanding options to acquire Orezone Shares and which have been issued pursuant to the stock option plan of Orezone as approved by the directors of Orezone on April 24, 2008 and by the Orezone Shareholders on May 29, 2008;

(xxxvii)	“Orezone Shareholder” means a Person who is a registered holder of Orezone Shares as shown on the share register of Orezone and for the purposes of the Orezone Meeting, is a registered holder of Orezone Shares as of the record date therefor, and for the purposes of the Arrangement, is a registered holder of Orezone Shares immediately prior to the Effective Time;

(xxxviii)	“Orezone Shares” means the common shares which Orezone is authorized to issue as presently constituted and following the re-designation of such common shares to Class B Shares in accordance with this Plan of Arrangement, means the Class B Shares which Orezone will be authorized to issue and, following the exchange of the Class B Shares for Class A Shares and New Orezone Shares in accordance with this Plan of Arrangement, means the Class A Shares which Orezone is authorized to issue;

(xxxix)	“Orezone Warrants” means the warrants to purchase up to 2,000,000 Orezone Shares issued by Orezone to Standard Bank plc under the warrant agreement dated August 29, 2008;

(xl)	“Person” means any individual, corporation, firm, partnership (including, without limitation, a limited partnership), sole proprietorship, syndicate, joint venture, trustee, trust, any unincorporated organization or association, any government or instrumentality thereof and any tribunal;

(xli)	“Special Resolution” has the meaning ascribed to such term in the CBCA; and

(xlii)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder as amended from time to time.

(b)	Interpretation Not Affected by Headings. The headings contained in this Plan of Arrangement are for convenience reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof’, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section, subsection, paragraph, subparagraph, clause or sub-clause hereof and include any agreement or instrument supplementary or ancillary hereto.

(c)	Date for any Action. If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

(d)	Number and Gender. In this Plan of Arrangement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders and neuter.

(e)	References to Persons. A reference to a Person includes any successor to that Person. A reference to any statute includes all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

(f)	Currency. Unless otherwise stated in this Plan of Arrangement, all references herein to amounts of money are expressed in lawful money of Canada.

2.	ARRANGEMENT AGREEMENT

This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement. At the Effective Time, the Arrangement shall be binding upon IAMGOLD, IAMGOLD Subco, IAMGOLD Amalco, Orezone, New Orezone and the Orezone Shareholders.

3.	THE ARRANGEMENT

(a)	The Arrangement. At the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

(i)	The holders of the Orezone 2008 Options, the Orezone Convertible Debenture and the Orezone Warrants shall not be entitled to receive Orezone Shares upon the exercise thereof.

(ii)	Each Orezone 2008 Option outstanding immediately prior to the Effective Time, whether vested or not, shall remain outstanding in accordance with its terms which provide that such Orezone 2008 Option may be exercised by the holder thereof at any time up to and including (but not after) the date that is 30 days after the Effective Time.

(iii)	The Orezone Warrants, if outstanding immediately prior to the Effective Time, will remain outstanding in accordance with their terms.

(iv)	The Orezone Convertible Debenture, if outstanding immediately prior to the Effective Time, will be terminated and the Debentureholder will receive from IAMGOLD as to 50 per cent of the principal and interest owing thereunder cash and, as to the remaining 50 per cent of the principal and interest owing thereunder, IAMGOLD Shares on the terms and conditions set out in the Convertible Debenture Waiver Agreement.

(v)	Orezone shall undertake a reorganization of capital within the meaning of section 86 of the Tax Act as follows, and in the following order:

A.	The authorized capital of Orezone will be amended by:

I.	re-designating the Orezone Shares as Class B Shares and each certificate representing such an outstanding Orezone Share shall, as and from the time such re-designation is effective, represent a Class B Share; and

II.	the creation of an unlimited number of Class A Shares;

and the articles of Orezone shall be deemed to be amended accordingly

B.	Each issued Class B Share, other than those held by Dissenting Orezone Shareholders, will be exchanged with Orezone for one Class A Share and 0.125 New Orezone Shares.

C.	The stated capital of Orezone for the outstanding Class A Shares will be an amount equal to the paid up capital (within the meaning of the Tax Act) of Orezone for the Class B Shares, less the paid up capital (within the meaning of the Tax Act) of Orezone that is attributable to each issued Class B Share held by Dissenting Orezone Shareholders and described in paragraph 3(a)(vi) hereof, and less the fair market value of the New Orezone Shares distributed to Orezone Shareholders.

(vi)	Each issued Class B Share held by a Dissenting Orezone Shareholder (for greater certainty, being an Orezone Shareholder who has complied with the Dissent Rights and is ultimately entitled to be paid for its Class B Shares) will be acquired by IAMGOLD in consideration for a debt claim against IAMGOLD to be paid fair value of such Class B Shares pursuant to the Dissent Procedures.

(vii)	The Class B Shares (including the Class B Shares held by Dissenting Orezone Shareholders and acquired by IAMGOLD pursuant to paragraph 3(a)(vi) hereof) will be cancelled.

(viii)	Each outstanding Class A Share will be transferred to IAMGOLD in consideration for IAMGOLD Shares on the basis of the Exchange Ratio.

(ix)	The holders of the Orezone 1997 Options shall not be entitled to receive Orezone Shares upon the exercise thereof and each Orezone 1997 Option outstanding immediately prior to the Effective Time, whether vested or not, shall be exchanged for a fully-vested option granted by IAMGOLD (each an “IAMGOLD Replacement Option” and collectively the “IAMGOLD Replacement Options”) to acquire that number of IAMGOLD Shares equal to the product of (A) the number of Orezone Shares subject to the Orezone 1997 Option immediately before the Effective Time and (B) the Exchange Ratio, and the exercise price per IAMGOLD Share subject to any IAMGOLD Replacement Option shall be equal to the quotient of (A) the exercise price per Orezone Share subject to such Orezone 1997 Option immediately before the Effective Time divided by (B) the Exchange Ratio. Except as set out above, the terms of each IAMGOLD Replacement Option shall be the same as the terms of the options of IAMGOLD issuable under the share incentive plan of IAMGOLD as amended and restated on April 11, 2007.

(x)	With respect to each Class A Share:

A.	each such Orezone Shareholder, other than IAMGOLD, shall cease to be the holder of such Class A Share on the Effective Date and such holder’s name shall be removed from the share register of Orezone as at the Effective Time; and

B.	IAMGOLD shall be deemed to be the transferee of such Class A Share (free and clear of any Encumbrance) on the Effective Date and shall be entered in the share register of Orezone as the holder thereof as at the Effective Time.

(xi)	Orezone and IAMGOLD Subco shall be amalgamated to form IAMGOLD Amalco and continue as one corporation under the CBCA on the terms prescribed in this Plan of Arrangement and, as a result, the property and liabilities of Orezone and IAMGOLD Subco will become the property and liabilities of IAMGOLD Amalco. Orezone and IAMGOLD Subco will merge with the same effect as if they were amalgamated under section 184(2) of the CBCA.

(xii)	Orezone and IAMGOLD Subco will continue as one company;

(xiii)	Following the amalgamation of Orezone and IAMGOLD Subco described in paragraph 3(a)(xi) hereof and from and after such time:

A.	IAMGOLD Amalco will own and hold all property of Orezone and IAMGOLD Subco, and, shall continue to be liable for the obligations of Orezone and IAMGOLD Subco and will be liable for the obligations of Orezone and IAMGOLD Subco, including civil, criminal and quasi-criminal liabilities and all contracts, disabilities, options, warrants and debts of each of Orezone and IAMGOLD Subco;

B.	all rights, contracts, permits and interests of Orezone and IAMGOLD Subco will continue as rights, contracts, permits and interests of IAMGOLD Amalco as if Orezone and IAMGOLD Subco continued and, for greater certainly, the merger will not constitute a transfer or assignment of the rights or obligations of either of Orezone or IAMGOLD Subco under any such rights, contracts, permits and interests;

C.	any existing cause of action, claim or liability to prosecution is unaffected;

D.	a civil, criminal or administrative action or proceeding pending by or against Orezone or IAMGOLD Subco may continue to be prosecuted by or against IAMGOLD Amalco;

E.	a conviction against, or ruling, order or judgment in favour of or against, Orezone or IAMGOLD Subco may be enforced by or against IAMGOLD Amalco;

F.	the name of IAMGOLD Amalco shall be • ;

G.	all outstanding Class A Shares shall be cancelled without any repayment of capital in respect thereof;

H.	all outstanding common shares of IAMGOLD Subco shall be cancelled and IAMGOLD shall receive on the Amalgamation one common share of IAMGOLD Amalco for the one common share of IAMGOLD Subco previously held by IAMGOLD;

I.	the registered and records office of IAMGOLD Amalco shall be located at • ;

J.	the head office of IAMGOLD Amalco will be located at • ;

K.	IAMGOLD Amalco shall be authorized to issue an unlimited number of common shares;

L.	the articles of amalgamation of IAMGOLD Amalco shall be substantially in the form attached as appendix • to this Plan of Arrangement;

M.	the by-laws of IAMGOLD Amalco shall be substantially in the form of the by-laws of IAMGOLD Subco;

N.	the first annual general meeting of IAMGOLD Amalco will be held within 18 months after the Effective Date; and

O.	the first directors of IAMGOLD Amalco following the Amalgamation shall be • ;

provided that none of the foregoing will occur or be deemed to occur unless all of the forgoing occurs.

(b)	No Fractional Shares. Following the Effective Time, if the aggregate number of IAMGOLD Shares or New Orezone Shares to which an Orezone Shareholder would otherwise be entitled, or to which a holder of IAMGOLD Replacement Options, Orezone 2008 Options or the Orezone Warrants is entitled on exercise or conversion (as the case may be) of IAMGOLD Replacement Options, the Orezone 2008 Options or the Orezone Warrants is not a whole number, then the number of IAMGOLD Shares or New Orezone Shares, as the case may be, shall be rounded down to the next whole number and no compensation will be paid to the Orezone Shareholder in respect of such fractional IAMGOLD Share or New Orezone Share, as the case may be.

4.	RIGHTS OF DISSENT

Orezone Shareholders shall be entitled to exercise dissent rights (“Dissent Rights”) with respect to the Orezone Shares pursuant to and in the manner set forth in section 190 of the CBCA as modified by the Interim Order and this section 4, but provided that notwithstanding subsection 190(5) of the CBCA, such Dissenting Orezone Shareholder delivers to Orezone written objection to the Arrangement by 5:00 p.m. (Toronto time) on the Business Day immediately prior to the date of the Orezone Meeting and otherwise complies with section 190 of the CBCA (the “Dissent Procedures”).

If the Arrangement is concluded, an Orezone Shareholder who exercises Dissent Rights in strict compliance with the Dissent Procedures shall be entitled to be paid by Orezone the fair value of the Orezone Shares held by such Dissenting Orezone Shareholder in respect of which such Dissenting Orezone Shareholder dissents, determined as provided for in the CBCA, as modified by the Interim Order and this section 4, provided that any such Dissenting Orezone Shareholder who exercises such right to dissent and who:

(a)	is ultimately entitled to be paid fair value for its Orezone Shares shall be deemed to have transferred its Orezone Shares to IAMGOLD in consideration for a debt claim against IAMGOLD to be paid fair value of such shares pursuant to the Dissent Procedures, and shall not be entitled to any other payment or consideration, including any payment under the Arrangement had such holders not exercised their Dissent Rights; or

(b)	is for any reason ultimately not entitled to be paid fair value for its Orezone Shares, shall be deemed to have participated in the Arrangement as of the Effective Time on the same terms and at the same time as a non-Dissenting Orezone Shareholder and shall be issued only the same consideration which an Orezone Shareholder is entitled to receive under the Arrangement as if such Dissenting Orezone Shareholder would not have exercised Dissent Rights.

In no case shall IAMGOLD, Orezone or New Orezone be required to recognize a Dissenting Orezone Shareholder as an Orezone Shareholder at and after the Effective Time, and the names of such Dissenting Orezone Shareholders shall be removed from the share register of Orezone at the Effective Time.

5.	DELIVERY OF IAMGOLD SHARES AND NEW OREZONE SHARES

(a)	Letter of Transmittal. The Depositary will forward to each Orezone Shareholder, at the address of such Orezone Shareholder as it appears on the register for Orezone Shares, a Letter of Transmittal and instructions for obtaining delivery of the certificates representing the New Orezone Shares and the IAMGOLD Shares allotted and issued to such Orezone Shareholder pursuant to the Arrangement.

(b)	Entitlement to New Orezone Certificates and IAMGOLD Certificates.

(i)	Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more Orezone Shares which were exchanged for IAMGOLD Shares and New Orezone Shares in accordance with section 3 hereof, together with a completed Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of the Orezone Shares formerly represented by such certificate under the CBCA and the by-laws of Orezone and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Orezone Shareholder following the Effective Time, certificates representing the IAMGOLD Shares and the New Orezone Shares to which such Orezone Shareholder is entitled to receive in accordance with section 3 hereof.

(ii)	After the Effective Time and until surrendered for cancellation as contemplated by paragraph 5(b)(i) hereof, each certificate which immediately prior to the Effective Time represented one or more Orezone Shares shall be deemed at all times to represent only the right to receive in exchange therefor a certificate representing the IAMGOLD Shares and the New Orezone Shares to which the holder of such certificate is entitled to receive in accordance with paragraph 5(b)(i) hereof.

(c)	Lost Certificates. In the event that any certificate which immediately prior to the Effective Time represented one or more Orezone Shares which were exchanged for IAMGOLD Shares and New Orezone Shares in accordance with section 3 hereof shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, certificates representing the IAMGOLD Shares and the New Orezone Shares which such Orezone Shareholder is entitled to receive in accordance with section 3 hereof. When authorizing such delivery of certificates representing the IAMGOLD Shares and the New Orezone Shares which such Orezone Shareholder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the Orezone Shareholder to whom certificates representing such IAMGOLD Shares and New Orezone Shares are to be delivered shall, as a condition precedent to the delivery of such IAMGOLD Shares and New Orezone Shares, give a bond satisfactory to IAMGOLD, New Orezone and the Depositary in such amount as IAMGOLD, New Orezone and the Depositary may direct, or otherwise indemnify IAMGOLD, New Orezone and the Depositary in a manner satisfactory to IAMGOLD, New Orezone and the Depositary, against any claim that may be made against IAMGOLD, New Orezone or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the by-laws of Orezone.

(d)	Termination of Rights. Any certificate formerly representing Orezone Shares that is not deposited, with all other documents as provided in this section 5 on or before the sixth anniversary of the Effective Date, shall cease to represent any claim or interest of any kind or nature against IAMGOLD, Orezone, New Orezone or the Depositary.

(e)	Dividends or other Distributions. No dividends or distributions declared or made after the Effective Date with respect to IAMGOLD Shares with a record date after the Effective Date will be payable or paid to the holder of any unsurrendered certificate or certificates which, immediately prior to the Effective Date, represented outstanding Orezone Shares unless and until the holder of such certificate shall have complied with the provisions of this section 5. Subject to Applicable Law and to section 5 hereof, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the IAMGOLD Shares and the New Orezone Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such IAMGOLD Shares and New Orezone Shares.

(f)	Withholding Rights. IAMGOLD, Orezone, New Orezone and the Depositary shall be entitled to deduct and withhold from all dividends or other distributions otherwise payable to any Orezone Shareholder such amounts as IAMGOLD, Orezone, New Orezone or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Orezone Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

6.	AMENDMENT

(a)	Amendment.

(i)	IAMGOLD, IAMGOLD Subco, Orezone and New Orezone reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that any amendment, modification or supplement must be contained in a written document which is filed with the Court and, if made following the Orezone Meeting, then: (i) approved by the Court, and (ii) if the Court directs, approved by the Orezone Shareholders and in any event communicated to them, and in either case in the manner required by the Court.

(ii)	Any amendment, modification or supplement to this Plan of Arrangement, if agreed to by Orezone and IAMGOLD, may be made at any time prior to or at the Orezone Meeting, with or without any other prior notice or communication and, if so proposed and accepted by Persons voting at the Orezone Meeting (other than as may be required under the Interim Order) shall become part of this Plan of Arrangement for all purposes.

(iii)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Orezone Meeting will be effective only if it is consented to by Orezone and IAMGOLD and, if required by the Court, by the Orezone Shareholders.

(iv)	Notwithstanding the foregoing provisions of this section 6, no amendment, modification or supplement of this Plan of Arrangement may be made prior to the Effective Time except in accordance with the terms of the Arrangement Agreement.

APPENDIX “F”

FAIRNESS OPINION OF BMO CAPITAL MARKETS

Investment & Corporate Banking 100 King Street West, 5th Floor Toronto, Ontario M5X 1H3 Tel : (416) 359-4001

December 10, 2008

Orezone Resources Inc.

290 Picton Street, Suite 201

Ottawa, Ontario

Canada K1Z 8P8

To the Board of Directors:

BMO Nesbitt Burns Inc. (“BMO Capital Markets” or “we”) understands that Orezone Resources Inc. (the “Company”) proposes to enter into an arrangement agreement dated December 10, 2008 (the “Arrangement Agreement”) with IAMGOLD Corp. (“IAMGOLD”), which provides for certain transactions (collectively, the “Proposed Transaction”) whereby, among other things: (i) pursuant to a court approved plan of arrangement under the Canada Business Corporations Act (the “Arrangement”) the shareholders of the Company (the “Shareholders”) will receive, in exchange for each common share of the Company (each an “Orezone Share”) held: (A) 0.08 of a IAMGOLD common share; and (B) a pro rata share of certain exploration assets of the Company through the distribution of shares of a subsidiary of the Company to the Shareholders (collectively, the “Consideration”); and (ii) IAMGOLD will acquire 71,428,571 Orezone Shares from treasury at a price of $0.28 per Orezone Share for total gross proceeds to the Company of approximately $20 million (the “Private Placement”), representing approximately 16.6% of the outstanding Orezone Shares. We understand that the Private Placement will be completed prior to, and is not conditional on, the completion of the Arrangement.

The above description is summary in nature. The specific terms and conditions of the Arrangement will be summarized in an information circular (the “Information Circular”) to be mailed by the Company to Shareholders in connection with a special meeting of Shareholders to be held to consider and, if deemed advisable, approve the Arrangement. The implementation of the Arrangement will be conditional upon, among other things: (i) the approval of the Arrangement by at least 66 2/3% of the votes cast at such special meeting; and (ii) the approval of the Arrangement by the Ontario Superior Court of Justice (Commercial List).

BMO Capital Markets has been retained to provide financial advice to the Company and its board of directors (the “Board of Directors”), including our opinion (the “Opinion”) as to the fairness, from a financial point of view, of the Consideration to be received by the Shareholders other than IAMGOLD and its affiliates or associates pursuant to the Arrangement.

Engagement of BMO Capital Markets

BMO Capital Markets was originally contacted by the Company regarding a potential advisory assignment in October 2008. BMO Capital Markets was formally engaged by the Company pursuant to a letter agreement dated October 16, 2008 (the “Engagement Agreement”).

Pursuant to the terms of the Engagement Agreement, BMO Capital Markets has agreed to provide the Company and the Board of Directors with various advisory services in connection with the Proposed Transactions, including, among other things, the provision of this Opinion.

BMO Capital Markets will receive a fee for its services as financial advisor, including fees contingent upon completion of the Arrangement. In addition, BMO Capital Markets is to be reimbursed for its reasonable out-of-pocket expenses and is to be indemnified by the Company in the manner set forth in the indemnity that forms part of the Engagement Agreement.

BMO Capital Markets consents to the inclusion of this Opinion in its entirety and a summary thereof (in a form acceptable to BMO Capital Markets) in the Information Circular.

Credentials of BMO Capital Markets

BMO Capital Markets is one of Canada’s largest investment banking firms, with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment research and investment management. BMO Capital Markets has been a financial advisor in a significant number of transactions throughout North America involving public and private companies in various industry sectors and has extensive experience in preparing fairness opinions.

The opinion expressed herein represents the opinion of BMO Capital Markets, the form and content of which have been approved for release by a committee of its directors and officers, who are collectively experienced in merger and acquisition, divestiture, restructuring, valuation, fairness opinion and capital market matters.

Independence of BMO Capital Markets

BMO Capital Markets is not an associated or affiliated entity or issuer insider (as such terms are defined in the Securities Act (Ontario) or the rules promulgated thereunder) of IAMGOLD, the Company, or any of their respective subsidiaries, associates or affiliates (collectively, the “Interested Parties”) and is not an advisor to any person or entity other than the Company and the Board of Directors with respect to the matters set forth herein and described in the Engagement Agreement.

Neither BMO Capital Markets nor its associated entities has provided any financial advisory services or participated in any financings involving the Interested Parties within the past two years, other than: (i) acting as financial advisor pursuant to the Engagement Agreement; (ii) acting as underwriter to the Company in connection with an equity issue which closed on November 26, 2007; (iii) acting as a financial advisor to the Company on the acquisition of Gold Fields’ interest in the Essakane project, which also closed on November 26, 2007; and (iv) acting as financial advisor to IAMGOLD in connection with the sale of Omai Bauxite to Bosai Minerals, which closed on March 21, 2007.

Other than as set forth above, there are no understandings, agreements or commitments between BMO Capital Markets and any of the Interested Parties with respect to any future business dealings. BMO Capital Markets may however, in the normal course of its business, provide financial advisory or investment banking services to the Interested Parties from time to time. In addition, in the ordinary course of business, BMO Capital Markets may actively trade the securities of the Interested Parties for its own account and for the accounts of BMO Capital Markets customers and accordingly has or may, at any time, hold a long or short position in such securities and has or may, from time to time, execute transactions in respect of such securities for which it has or may receive compensation. As an investment dealer, BMO Capital Markets conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Interested Parties and the Proposed Transactions.

Scope of Review

In connection with rendering the Opinion, among other things, we have reviewed and relied upon the following documents, or carried out the following investigations and review:

a)	a draft of the Arrangement Agreement dated December 10, 2008;

b)	the updated feasibility study on the Essakane Gold Project prepared by G Mining Services in June 2008;

c)	internal management forecasts prepared by or on behalf of the Company;

d)	certain other internal information prepared by or on behalf of the Company, concerning the business, operations, assets, liabilities and prospects of the Company;

e)	discussions with the management of the Company concerning the Company’s current business plan, its financial condition and its future business prospects;

f)	public information relating to the business, financial condition and trading history of the Company, IAMGOLD and other selected public issuers we considered relevant;

g)	discussions with a number of industry participants to ascertain their level of interest with respect to pursuing a potential transaction involving the Company;

h)	information with respect to selected precedent transactions we considered relevant;

i)	letters of representation as to certain factual matters and the completeness and accuracy of the information upon which the Opinion is based, addressed to us and dated the date hereof, provided by senior officers of the Company; and

j)	such other information, investigations, analyses and discussions (including discussions with the management of the Company, the Company’s technical consultants, the Company’s external legal counsel, and other third parties) as we considered necessary or appropriate in the circumstances.

BMO Capital Markets has not, to the best of its knowledge, been denied access by the Company to any information under its control requested by BMO Capital Markets. BMO Capital Markets did not meet with the auditors of the Company or IAMGOLD and has assumed the accuracy and fair presentation of the audited and unaudited financial statements of each of the Company and IAMGOLD. In addition, in respect of IAMGOLD, BMO Capital Markets relied exclusively on publicly available information and was not given confidential or non-public information relating to IAMGOLD.

Assumptions and Limitations

We have not been asked to prepare and have not prepared a formal valuation or appraisal of the Company or any of its respective securities or assets, and our opinion should not be construed as such. We have, however, conducted such analyses as we considered necessary in the circumstances to render the Opinion. In addition, the Opinion is not, and should not be construed as, advice as to the price at which the securities of the Company may trade at any future date. BMO Capital Markets was similarly not engaged to review any legal, tax or accounting aspects of the Proposed Transaction.

With your approval and agreement, we have relied upon the completeness, accuracy and fair presentation of all financial information, business plans, forecasts and other information, data, advice, opinions and representations obtained by us from public sources or provided to us by or on behalf of the Company, or any of its subsidiaries, associates or affiliates or their respective directors, officers, associates, affiliates, consultants, advisors and representatives, relating to the Interested Parties and the Proposed Transaction, or otherwise obtained by us pursuant to our engagement. We have assumed that all such information was complete and accurate and did not omit to state any material fact or any fact necessary to be stated to make that information not misleading. Our opinion is conditional upon such completeness, accuracy, fair presentation and non-omission of facts. Subject to the exercise of professional judgment, we have not independently verified the completeness, accuracy or fair presentation of any such information, business plans, forecasts, data, advice, opinions and representations.

In preparing this opinion, BMO Capital Markets has assumed that (i) the final executed form of the Arrangement Agreement does not differ in any material respect from the draft that BMO Capital Markets has examined; (ii) the Company and IAMGOLD will comply with all the material terms of the Arrangement Agreement; and (iii) the Arrangement will be consummated in accordance with the terms of the Arrangement Agreement without any adverse waiver or amendment of any material term or condition thereof.

With respect to forecasts, projections, estimates and/or budgets provided to BMO Capital Markets and used in its analyses, we note that projecting future results of any company is inherently subject to uncertainty. We have assumed, however, that such forecasts, projections, estimates and/or budgets were prepared using the assumptions identified therein, which, in the opinion of the management of the Company, are (or were at the time and continue to be) reasonable in the circumstances.

Senior officers of the Company have represented to BMO Capital Markets in a certificate delivered as of the date hereof, among other things, that: (i) the information, data, advice, opinions, representations and other material (financial and otherwise) (collectively, the “Information”) provided by or on behalf of the Company or any of its subsidiaries, associates or affiliates or their respective directors, officers, associates, affiliates, consultants, advisors and representatives, either orally or in writing, to BMO Capital Markets or obtained by BMO Capital Markets from the System for Electronic Document Analysis and Retrieval (SEDAR) or other public sources relating to the Company, or its subsidiaries, associates or affiliates, the Proposed Transaction or any other transaction, for the purpose of preparing the Opinion was, at the date such Information was provided to BMO Capital Markets, and is, as of the date hereof, complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Company, or its subsidiaries, associates or affiliates, the Proposed Transaction or any other transaction and did not and does not omit to state a material fact in respect of the Company, or its subsidiaries, associates or affiliates, the Proposed Transaction or any other transaction necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was provided or any statement was made; and that (ii) since the dates on which the Information was provided to BMO Capital Markets, except as disclosed in writing to BMO Capital Markets, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company, or any of its subsidiaries, associates or affiliates, taken as a whole and no material change has occurred in the Information or any part thereof.

In preparing the Opinion, we have made several assumptions, including that all of the conditions required to implement the Proposed Transaction will be met and that the information relating to the Interested Parties, and the Proposed Transaction is, and continues to be, accurate in all material respects. We also made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of the Interested Parties.

With respect to all legal and tax matters relating to the Proposed Transaction and the implementation thereof, we have relied upon the advice, opinions and representations provided to us by the Company’s external legal and tax counsel and have relied upon the completeness and accuracy of such advice, opinions and representations, including the validity and efficacy of the procedures being followed to implement the Proposed Transaction, and do not express any opinion thereon. We do not express any opinion with respect to the tax consequences to the Company or any security holder that may arise as a result of the Proposed Transaction and have assumed that no material negative tax consequences arise to security holders of the Company as a result of the Proposed Transaction.

The Opinion is rendered as at the date hereof and on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of the Company as they are reflected in the Information and as they were represented to us in our discussions with the management of the Company.

The Opinion is provided to the Board of Directors for its exclusive use only and may not be relied upon by any other person. Except as contemplated herein, the Opinion is not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without our prior written consent.

BMO Capital Markets disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of BMO Capital Markets after the date hereof. Without limiting the foregoing, in the event that there is any change in any fact or matter materially affecting the Opinion after the date hereof, BMO Capital Markets reserves the right to change, modify, amend, supplement or withdraw the Opinion.

The preparation of the Opinion is a complex process and is not necessarily capable of being partially analyzed or summarized. BMO Capital Markets believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Opinion. The Opinion should be read in its entirety.

The Opinion is not and should not be construed as a recommendation to any Shareholder as to whether to vote their Shares in favour of approving the Arrangement, or how to otherwise act with respect to the Arrangement. BMO Capital Markets is not expressing any opinion as to the value of the Consideration, if and when issued pursuant to or in connection with the Arrangement, or the prices at which common shares of IAMGOLD and the pro rata share of certain exploration assets of the Company will trade after completion of the Arrangement.

Conclusion

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Consideration to be received by the Shareholders pursuant to the Arrangement, other than IAMGOLD and its affiliates or associates, is fair, from a financial point of view.

Yours truly,

BMO NESBITT BURNS INC.

APPENDIX “G”

INTERIM ORDER

SUPERIOR COURT OF JUSTICE

Court File No. CV-09-7943-00CL

ONTARIO
SUPERIOR COURT OF JUSTICE--COMMERCIAL LIST

THE HONOURABLE	)	MONDAY THE 19th
	)	
	)	DAY OF JANUARY, 2009

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE *CANADA BUSINESS CORPORATIONS ACT*, R.S.C. 1985, c. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE *RULES OF CIVIL PROCEDURE*

AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT INVOLVING OREZONE RESOURCES INC., IAMGOLD CORPORATION AND OREZONE GOLD CORPORATION

OREZONE RESOURCES INC.

Applicant

INTERIM ORDER

THIS MOTION, made by the Applicant, Orezone Resources Inc. ("**Orezone**"), for an interim order for advice and directions of the Court in connection with an application (the "**Application**") to approve an arrangement under section 192 of the *Canada Business Corporations Act*, R.S.C. 1985, c. C-44, as amended (the "**CBCA**"), including as to service, was heard this day at 330 University Avenue, Toronto.

UPON READING the Notice of Application, the Notice of Motion, the affidavit of Ronald N. Little, sworn January 13, 2009 and the exhibits thereto (the "**Little Affidavit**");

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AND UPON BEING ADVISED that the staff of the Director appointed under the CBCA has determined that the Director does not need to appear or be heard on the Application, and on hearing the submissions of counsel for Orezone in the presence of counsel for IAMGOLD Corporation ("**IAMGOLD**");

THIS COURT makes the following order (the "**Interim Order**") under section 192 of the CBCA and the *Rules of Civil Procedure*:

DEFINITIONS

1. **THIS COURT ORDERS** that all capitalized terms not defined in this Interim Order shall have the meanings ascribed thereto in the draft management proxy circular of Orezone (the "**Circular**") attached as Exhibit "A" to the Little Affidavit, including the schedules and appendices thereto.

SPECIAL MEETING

2. **THIS COURT ORDERS** that Orezone is authorized and directed to call, hold and conduct a special meeting (the "**Meeting**") on February 18, 2009, or such later date as determined by the President and Chief Executive Officer of Orezone (but in any event no later than March 31, 2009 subject to the terms of the Arrangement Agreement), of the holders (the "**Shareholders**") of the common shares of Orezone (the "**Common Shares**"), as set forth in Orezone's securities register to, among other things, consider and, if deemed advisable, to pass, with or without variation, the special resolution (the "**Arrangement Resolution**") to approve, among other things, the Arrangement substantially in the form set forth in the plan of arrangement, which is attached as Appendix "E" to the Circular (the "**Plan of Arrangement**").

3. **THIS COURT ORDERS** that the Meeting shall be called, held and conducted in accordance with the Notice of Meeting (the "**Notice**"), which forms part of the Circular, the CBCA, and the articles and by-laws of Orezone (including

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the quorum requirements thereof), subject to the terms of this Interim Order and any further Order of this Honourable Court.

4. **THIS COURT ORDERS** that Orezone may also transact such other business as is described in the Circular or as otherwise may be properly brought before the Meeting.

PERMITTED ATTENDEES

5. **THIS COURT ORDERS** that the only persons entitled to attend the Meeting shall be:

(a) Shareholders or their respective proxyholders;

(b) Orezone directors, officers, auditors and advisors, including counsel;

(c) Representatives of IAMGOLD and its auditors and advisors, including counsel;

(d) The CBCA Director or a representative of the CBCA Director; and

(e) Other persons with the permission of the Chair of the Meeting;

6. **THIS COURT ORDERS** that the only persons entitled to vote at the Meeting shall be the Shareholders registered in Orezone's shareholders register as at the close of business on the Record Date (as defined in paragraph 10 herein), or their respective proxyholders (the "**Registered Shareholders**"), subject to the provisions of the CBCA and any further Order of this Court.

AMENDMENTS

7. **THIS COURT ORDERS** that, subject to the terms of the Arrangement Agreement dated December 10, 2008, as amended, among IAMGOLD, Orezone and New Orezone, and applicable securities laws, Orezone is authorized to amend, revise or supplement the Plan of Arrangement as it may determine without any additional notice to Shareholders, and the

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Arrangement as so amended, revised or supplemented shall be the Arrangement to be submitted to the Meeting and the subject of the Arrangement Resolution.

ADJOURNMENTS AND POSTPONEMENTS

8. **THIS COURT ORDERS** that Orezone, if it deems advisable and subject to the terms of the Arrangement Agreement, is specifically authorized to adjourn or to postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of the Registered Shareholders respecting the adjournment or postponement, provided that the Meeting may not be adjourned or postponed until a date that is after March 21, 2009.

9. **THIS COURT ORDERS** that, subject to any further Order of this Court, notice of any such adjournment or postponement shall be given by such method as Orezone may determine is appropriate in the circumstances.

RECORD DATE

10. **THIS COURT ORDERS** that the record date (the "**Record Date**") for determining the Shareholders entitled to receive the Notice, the Notice of Application, the Circular, form of proxy and the Letter of Transmittal (collectively, the "**Meeting Materials**") shall be the close of business on January 19, 2009.

11. **THIS COURT ORDERS** that the Record Date will not change in respect of any adjournments or postponements of the Meeting.

NOTICE OF MEETING

12. **THIS COURT ORDERS** that the Meeting Materials with such amendments, additional communications or documents as counsel for Orezone may advise are necessary or desirable, provided such amendments, communications or

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documents are not inconsistent with this Interim Order or the Arrangement Agreement, shall be disseminated, distributed, sent by one or more of the following methods not less than 21 days prior to the Meeting:

(a) to Registered Shareholders:

(i) by prepaid ordinary mail, addressed to each Registered Shareholder at his, her or its address, as shown on the security register of Orezone as at the Record Date;

(ii) by delivery, in person or by courier service, to the addresses specified in paragraph 12(a)(i) above; or

(iii) by facsimile or e-mail transmission to any Registered Shareholder who requests such facsimile or email transmission;

(b) to Shareholders who are not Registered Shareholders by Orezone complying with its obligations under National Instrument No. 54-101 of the Canadian Securities Administrators;

(c) to the directors and auditors of Orezone and to the Director appointed under the CBCA by facsimile transmission, e-mail, courier or delivery in person; and

(d) to IAMGOLD, by facsimile transmission, e-mail, courier or delivery in person to its solicitors.

13. **THIS COURT ORDERS** that the Notice of Application, this Interim Order and the Circular shall be given to:

(a) holders of Orezone 1997 Options and Orezone 2008 Options as of the Record Date;

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(b) the holder of the Orezone Warrants as of the Record Date; and

(c) the holder of the Orezone Convertible Debenture as of the Record Date;

by delivery of the Notice of Application, this Interim Order and the Circular by any method permitted for service to Registered Shareholders set forth in paragraph 12(a) herein to the addresses as they appear on the books and records of Orezone as of the Record Date.

14. **THIS COURT ORDERS** that substantial compliance with paragraphs 12 and 13 of this Order shall constitute good and sufficient notice of the Meeting and notice and service of the Notice of Application.

15. **THIS COURT ORDERS** that the accidental omission or delay in giving notice of the Meeting or the Meeting Materials, or the non-receipt of such notice or Meeting Materials, shall not constitute a breach of this Interim Order nor shall it invalidate any resolution passed or proceedings taken at the Meeting but if any such failure or omission is brought to the attention of Orezone, then Orezone shall use its reasonable best efforts to rectify it by the method and in the time determined by it to be most practicable in the circumstances.

16. **THIS COURT ORDERS** that Orezone is hereby authorized to make such amendments, revisions or supplements ("**Additional Information**") to the materials to be delivered pursuant to paragraphs 12 and 13 of this Interim Order as Orezone may determine, and Orezone shall, subject to any applicable securities laws, communicate such Additional Information by press release, news release, newspaper advertisement or by the method and in the time determined by it to be most reasonably practicable in the circumstances.

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DEEMED RECEIPT OF NOTICE

17. **THIS COURT ORDERS** that service for the purposes of this Interim Order and the Application shall be deemed effective, under Rules 16 and 17 of the *Rules of Civil Procedure*:

(a) in the case of mailing, three days after deposit with Canada Post Corporation;

(b) in the case of delivery in person, upon receipt thereof by the intended addressee;

(c) in the case of delivery by courier, one Business Day after receipt by the courier;

(d) in the case of facsimile transmission, upon obtaining a delivery receipt confirming the transmission thereof;

(e) in the case of e-mail transmission, upon the sending of same; and

(f) in all such cases, leave is granted for service outside Ontario to the extent such leave is required.

FORM OF PROXY

18. **THIS COURT ORDERS** that Orezone is authorized to use a form of proxy, substantially in the form accompanying the Circular, subject to Orezone's ability to insert dates and other relevant information in the final form of proxy, together with such amendments as Orezone may determine are necessary or desirable, provided such amendments are not inconsistent with this Interim Order or the Arrangement Agreement. The procedure for the use of proxies at the Meeting shall be as set out in the Circular.

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19. **THIS COURT ORDERS** that Orezone is authorized, at its expense, to solicit proxies, directly and through its officers, directors and employees, and through such agents or representatives as it may retain for that purpose, and by mail or such other form of personal or electronic communication as it may determine.

20. **THIS COURT ORDERS** that the Chairman of the Meeting may, in his or her discretion, waive generally the time limits for the deposit of proxies by the Registered Shareholders, if Orezone deems it advisable to do so.

VOTING

21. **THIS COURT ORDERS** that the Meeting shall be a meeting of Shareholders who shall vote as a single class and that votes shall be taken at the Meeting on the basis of one vote per Common Share. For this purpose, any spoiled votes, illegible votes, defective votes and abstentions shall be deemed not to be votes cast. Proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution.

22. **THIS COURT ORDERS** that subject to further Order of this Court, the vote required to pass the Arrangement Resolution shall be the affirmative vote of not less than 66 2/3% of the votes cast on the Arrangement Resolution by the Shareholders present in person or represented by proxy at the Meeting. Such vote shall be sufficient to authorize and direct Orezone to do all such acts and things as may be necessary or desirable to give effect to the Arrangement on a basis consistent with what is provided for in the Circular and the Arrangement Agreement without the necessity of any further approval by the Registered Shareholders, subject only to final approval of the Arrangement by this Honourable Court.

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23. **THIS COURT ORDERS** that the quorum for the Meeting (and any adjournment or postponement thereof) shall be at least two holders of Common Shares, present in person or by proxy entitled to vote at the Meeting and representing at least ten percent of the Common Shares eligible to vote.

DISSENT RIGHTS

24. **THIS COURT ORDERS** that each Registered Shareholder shall be entitled to exercise rights of dissent with respect to the Arrangement Resolution, in accordance with and in compliance with section 190 of the CBCA, as varied by this Interim Order and the Plan of Arrangement, provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by Orezone's corporate secretary at 290 Picton Avenue, Suite 201, Ottawa, Ontario, Canada K1Z 8P8 not later than 5 p.m. (Toronto time) on February 17, 2008 or the Business Day which is one Business Day preceding the date of any adjourned or postponed Orezone Meeting.

25. **THIS COURT ORDERS** that any Registered Shareholders who exercise their rights of dissent referred to in paragraph 24 herein (the "**Dissenting Shareholders**") and who:

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26. **THIS COURT ORDERS** that, from and after the Effective Time, the names of the Dissenting Shareholders shall be deleted from the register of holders of Common Shares and in no case shall any person be required to recognize a Dissenting Shareholder (whether or not ultimately entitled to be paid fair value for their Orezone Common Shares) as a holder of Common Shares or as a holder of any securities of any of Orezone, IAMGOLD or New Orezone or any of their respective subsidiaries.

APPROVAL HEARING AND SERVICE OF COURT MATERIALS

27. **THIS COURT ORDERS** that upon approval of the Arrangement by the Shareholders in the manner set forth in this Interim Order, Orezone may apply to this Honourable Court for approval of the Arrangement (the "**Approval Hearing**").

28. **THIS COURT ORDERS** that distribution of the Notice of Application and the Interim Order, in accordance with paragraphs 12 and 13 of this Interim Order, shall constitute good and sufficient service of such Notice of Application for the hearing of the Application and no other form of service need be made and no other material need be served on such persons in respect of these proceedings unless a Notice of Appearance is served in accordance with paragraph 29 at least three Business Days before the hearing of the Application.

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29. **THIS COURT ORDERS** that the only persons entitled to notice of any further proceedings herein, including any hearing to sanction and approve the Arrangement, and to appear and to be heard thereon, shall be (a) solicitors for Orezone, (b) solicitors for IAMGOLD, and (c) persons who have delivered a notice of appearance in accordance with the *Rules of Civil Procedure*, including service of said notice on Orezone's solicitors, Stikeman Elliott LLP, Commerce Court West, Suite 5300, P.O. Box 85, 199 Bay Street, Toronto, Ontario M5L 1B9, Attention: Alexander D. Rose.

30. **THIS COURT ORDERS** that in the event the Approval Hearing does not proceed on the date set forth in the Notice of Application and is adjourned, only those parties having previously filed a Notice of Appearance shall be entitled to be given notice of the adjourned date.

PRECEDENCE

31. **THIS COURT ORDERS** that, to the extent of any inconsistency or discrepancy with respect to the matters provided for in this Interim Order between this Interim Order and the terms of any instrument creating, governing or collateral to the Common Shares or the articles or by-laws of Orezone, this Interim Order shall govern.

32. **THIS COURT ORDERS** that any materials to be filed by Orezone in support of the within Application for final approval of the Arrangement may be filed up to one day prior to the hearing of the Application without further order of this Honourable Court.

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VARIANCE

33. **THIS COURT ORDERS** that Orezone shall be entitled, at any time, to bring a motion to amend or vary this Interim Order.

[signature]

ENTERED AT / INSCRIT A TORONTO
ON / BOOK NO:
LE / DANS LE REGISTRE NO.:

JAN 1 9 2009

PER / PAR: TV

Court File No. CV-09-7943-00CL

IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT INVOLVING OREZONE RESOURCES INC., IAMGOLD CORPORATION AND OREZONE GOLD CORPORATION.

ONTARIO
SUPERIOR COURT OF JUSTICE
COMMERCIAL LIST
Proceeding Commenced at Toronto

INTERIM ORDER

STIKEMAN ELLIOTT LLP
Barristers & Solicitors
5300 Commerce Court West
199 Bay Street
Toronto, Canada M5L 1B9

Alexander D. Rose LSUC#: 49415P
Tel: (416) 869-5261
Fax: (416) 947-0866

Lawyers for the Applicant

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APPENDIX “H”

NOTICE OF APPLICATION

CV-09-7943-00CL
Court File No.

**ONTARIO**
**SUPERIOR COURT OF JUSTICE – COMMERCIAL LIST**

**IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE *CANADA BUSINESS CORPORATIONS ACT*, R.S.C. 1985, c. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE *RULES OF CIVIL PROCEDURE***

**AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT INVOLVING OREZONE RESOURCES INC., IAMGOLD CORPORATION AND OREZONE GOLD CORPORATION**

**OREZONE RESOURCES INC.**

Applicant

# NOTICE OF APPLICATION

**TO THE RESPONDENTS:**

**A LEGAL PROCEEDING HAS BEEN COMMENCED** by the Applicant. The claim made by the Applicant appears on the following pages.

**THIS APPLICATION** will come on for a hearing before a Judge presiding over the Commercial List on **February 20, 2009 at 10:00 a.m.**, or as soon after that time as the application may be heard, at 330 University Avenue, Toronto, Ontario and thereafter as directed by the Court.

**IF YOU WISH TO OPPOSE THIS APPLICATION,** to receive notice of any step in the application or to be served with any documents in the application, you or an Ontario lawyer acting for you must forthwith prepare a Notice of Appearance in Form 38A prescribed by the *Rules of Civil Procedure*, serve it on the Applicant's lawyer or, where the Applicant does not have a lawyer, serve it on the Applicant, and file it, with proof of service, in this court office, and you or your lawyer must appear at the hearing.

**IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION,** you or your lawyer must, in addition to serving your Notice of

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Appearance, serve a copy of the evidence on the Applicant's lawyer or, where the Applicant does not have a lawyer, serve it on the Applicant, and file it, with proof of service, in the court office where the Application is to be heard as soon as possible, but not later than 2 p.m. on the day before the hearing.

**IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU. IF YOU WISH TO OPPOSE THIS APPLICATION BUT ARE UNABLE TO PAY LEGAL FEES, LEGAL AID MAY BE AVAILABLE TO YOU BY CONTACTING A LOCAL LEGAL AID OFFICE.**

Date: January 12, 2009

Issued by: [signature]

Local registrar
Christina Irwin
Registrar, Superior Court of Justice

Address of court office:
~~393~~ 330 University Avenue
~~10th~~ 7th Floor
Toronto, Ontario M5G ~~1E6~~ 1R7

**TO:** ALL HOLDERS OF COMMON SHARES OF OREZONE RESOURCES INC.

**AND TO:** ALL HOLDERS OF OPTIONS TO PURCHASE COMMON SHARES OF OREZONE RESOURCES INC.

**AND TO:** THE HOLDER OF WARRANTS TO PURCHASE COMMON SHARES OF OREZONE RESOURCES INC.

**AND TO:** ALL DIRECTORS OF OREZONE RESOURCES INC.

**AND TO:** THE AUDITOR FOR OREZONE RESOURCES INC.

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**AND TO:** **IAMGOLD CORPORATION**
401 Bay Street, Suite 3200
P.O. Box 130
Toronto, Ontario M5H 2Y4
Tel: (416) 360-4710

c/o **FRASER MILNER CASGRAIN LLP**
Barristers & Solicitors
First Canadian Place
100 King Street West
Toronto, Ontario M5X 1B2

Michael D. Schafler LSUC#: 39268J
Tel: (416) 863-4457

Matthew Fleming LSUC#: 48277D
Tel: (416) 863-4634
Fax: (416) 863-4592

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## APPLICATION

1. **THE APPLICANT MAKES APPLICATION FOR:**

(a) An interim order (the "**Interim Order**") for advice and directions pursuant to section 192(4) of the *Canada Business Corporations Act*, R.S.C. 1985, c. C-44, as amended (the "**CBCA**"), with respect to an arrangement (the "**Arrangement**") of Orezone Resources Inc. ("**Orezone**") arising out of proposed transactions with IAMGOLD Corporation and Orezone Gold Corporation, as proposed by Orezone and described in the Orezone management proxy circular (the "**Circular**");

(b) A final order approving the Arrangement pursuant to sections 192(3) and 192(4) of the CBCA; and

(c) Such further and other relief as to this Honourable Court seems just.

2. **THE GROUNDS FOR THE APPLICATION ARE:**

(a) Orezone is a corporation governed by the CBCA, with its registered office in Ottawa, Ontario and its shares listed and traded on the Toronto Stock Exchange and the NYSE Alternext US, LLC (formerly the American Stock Exchange);

(b) Section 192 of the CBCA;

(c) All statutory requirements under section 192 and other applicable provisions of the CBCA either have been fulfilled or will be fulfilled by the return date of this Application;

(d) Orezone wishes to effect a fundamental change in the nature of an arrangement under the provisions of the CBCA;

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(e) There is no practicable way to effect the Arrangement other than under section 192 of the CBCA;

(f) Orezone is not insolvent;

(g) The Arrangement is fair and reasonable;

(h) The directions set forth in any Interim Order this Court may grant and the shareholder approvals required will be followed and obtained by the date of the return of this Application;

(i) Rules 14.05, 17.02, 37 and 38 of the *Rules of Civil Procedure*; and

(j) Such further and other grounds as counsel may advise and this Honourable Court may permit.

3. **THE FOLLOWING DOCUMENTARY EVIDENCE WILL BE USED AT THE HEARING OF THE APPLICATION:**

(a) The Affidavit of Ronald N. Little on behalf of Orezone, to be sworn, and the exhibits thereto;

(b) A further or supplementary Affidavit to be sworn, and the exhibits thereto, on behalf of Orezone, reporting as to compliance with any Interim Order and the results of any meeting conducted pursuant to such Interim Order; and

(c) Such further and other materials as counsel may advise and this Honourable Court may permit.

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January 12, 2009

**STIKEMAN ELLIOTT LLP**
Barristers & Solicitors
5300 Commerce Court West
199 Bay Street
Toronto, Canada M5L 1B9

Alexander D. Rose LSUC#: 49415P
Tel: (416) 869-5261
Fax: (416) 947-0866

Lawyers for the Applicant

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CV-09-7943-00CL
Court File No.

IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT INVOLVING OREZONE RESOURCES INC., IAMGOLD CORPORATION AND OREZONE GOLD CORPORATION

ONTARIO
SUPERIOR COURT OF JUSTICE
COMMERCIAL LIST
Proceeding Commenced at Toronto

NOTICE OF APPLICATION

STIKEMAN ELLIOTT LLP
Barristers & Solicitors
5300 Commerce Court West
199 Bay Street
Toronto, Canada M5L 1B9

Alexander D. Rose LSUC#: 49415P
Tel: (416) 869-5261
Fax: (416) 947-0866

Lawyers for the Applicant

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APPENDIX “I”

DISSENT PROVISIONS OF THE CBCA

SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT

190. (1) Right to dissent – Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

(a)	amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(b)	amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

(c)	amalgamate otherwise than under section 184;

(d)	be continued under section 188;

(e)	sell, lease or exchange all or substantially all its property under subsection 189(3); or

(f)	carry out a going-private transaction or a squeeze-out transaction.

2.    Further right – A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

2.1    If one class of shares – The right to dissent described in subsection (2) applies even if there is only one class of shares.

3.    Payment for shares – In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

4.    No partial dissent – A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

5.    Objection – A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

6.    Notice of resolution – The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

7.    Demand for payment – A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

(a)	the shareholder’s name and address;

(b)	the number and class of shares in respect of which the shareholder dissents; and

(c)	a demand for payment of the fair value of such shares.

8.    Share certificate – A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

9.    Forfeiture – A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

10.    Endorsing certificate – A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

11.    Suspension of rights – On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

(a)	the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b)	the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c)	the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9).

in which case the shareholder’s rights are reinstated as of the date the notice was sent

12.    Offer to pay – A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

(a)	a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b)	if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

13.    Same terms – Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

14.    Payment – Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

15.    Corporation may apply to court – Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

16.    Shareholder application to court – If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

17.    Venue – An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

18.    No security for costs – A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

19.    Parties – On an application to a court under subsection (15) or (16),

(a)	all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b)	the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

20.    Powers of court – On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

21.    Appraisers – A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

22.    Final order – The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of his shares as fixed by the court.

23.    Interest – A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

24.    Notice that subsection (26) applies – If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

25.    Effect where subsection (26) applies – If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

(a)	withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b)	retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

26.    Limitation – A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)	the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b)	the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

Please direct all inquiries to:

Questions and Further Assistance

If you have any questions about the information contained in this document or require assistance in completing your proxy form, please contact the proxy solicitation agent at:

100 University Avenue

11th Floor, South Tower

Toronto, Ontario

M5J 2Y1

North American Toll Free Number: 1- 888-605-7628